As filed with the Securities and Exchange Commission on February 14, 2014

Registration No. 333-172165

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3

to

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LIGHTING SCIENCE GROUP CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	3646	23-2596710
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1227 South Patrick Drive, Building 2A

Satellite Beach, Florida 32937

(321) 779-5520

(Address and telephone number of principal executive offices)

Lighting Science Group Corporation

Attention: Thomas C. Shields, Chief Financial Officer

1227 South Patrick Drive, Building 2A

Satellite Beach, Florida 32937

(321) 779-5520

(Name, address and telephone number of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Greg R. Samuel, Esq. Ryan R. Cox, Esq. Haynes and Boone, LLP 2323 Victory Avenue, Suite 700 Dallas, TX 75219 (214) 651-5000 Fax: (214) 200-0577

Approximate date of proposed sale to public: As soon as practicable on or after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

Explanatory Note

As contemplated by Rule 479 promulgated under the Securities Act of 1933, as amended, this Pre-Effective Amendment No. 3 to our Registration Statement on Form S-1 (this “Amendment No. 3”) is filed to update the registration statement to comply with the applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder. We have not determined when, or if, we will make a public offering of our securities or whether any such offering will be pursuant to the prospectus contained herein. Accordingly, all statements in this Amendment No. 3 concerning our intention to offer for sale and list our securities, and our intended use of the proceeds from any such offer and sale, are subject to our determination to proceed with such offering.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated February 14, 2014

Shares

Common Stock

Lighting Science Group Corporation is offering                  shares of its common stock. We intend to apply to have our common stock listed on the NASDAQ stock market under the symbol “LSGC.” We anticipate that the public offering price will be between $          and $          per share.

Our common stock is currently traded on the Over-the-Counter Bulletin Board under the symbol “LSCG.OB.”

Investing in our common stock involves risks. See “Risk factors” beginning on page 8 of this prospectus.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to Lighting Science Group Corporation	$	$

(1)	We entered into an agreement with Moelis & Company LLC pursuant to which we agreed to pay Moelis & Company LLC a fee of $200,000 for financial advisory services in connection with this offering, and which we have not included in the underwriting discounts and commissions.

We have granted the underwriters the right to purchase up to                  additional shares of our common stock to cover over-allotments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares to purchasers on             , 2014.

            , 2014

Innovation **Technology** Value **Sustainability**

Lighting Science Group is a market leader in LED lighting technology.

LightingScience®

Changing the way the world experiences light.

LSG_052

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. If you receive any information not authorized by us, then you should not rely on it.

We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

i

Summary

This summary highlights certain information included elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in our common stock. You should read this entire prospectus carefully, including the risks discussed in “Risk factors” and our consolidated financial statements and related notes included elsewhere in this prospectus. Some of the statements in this summary constitute forward-looking statements. See “Forward-looking statements” for additional information.

As used in this prospectus, unless the context otherwise indicates, the references to “we,” “us,” “our,” “the company” or “Lighting Science Group” refer to Lighting Science Group Corporation, a Delaware corporation, or, as applicable, its predecessor entities and, where appropriate, its wholly-owned subsidiaries.

Overview

We are a leading provider of light emitting diode (“LED”) lighting technology. We design, develop, manufacture and market general illumination products that exclusively use LEDs as their light source. Our broad product portfolio includes LED-based retrofit lamps (replacement bulbs) used in existing light fixtures as well as purpose-built LED-based luminaires (light fixtures). Our lamps and luminaires are used for many common indoor and outdoor residential, commercial, industrial and public infrastructure lighting applications. We believe our proprietary technology, unique designs, and key relationships throughout the LED lighting supply chain position us favorably to capitalize on the expanding acceptance of LEDs as a light source.

Our in-house design of power supplies, thermal management solutions and optical systems, along with our detailed specification of the packaged LEDs incorporated into our products provides us with a distinctive ability to manage the interrelationships between components and subsystems. This system-based approach enables us to provide a broad range of products that deliver high quality lighting efficacy and reliability.

Our customers include leading retailers and original equipment manufacturers (“OEMs”) such as The Home Depot, Inc. (“The Home Depot”) and Standard Products, Inc. (“Standard Products”), which sell our products on a co-branded or private label basis. Notably, we are The Home Depot’s preferred product partner for LED retrofit lamps, which are currently sold under its EcoSmart® brand. We have also partnered with Google to develop intelligent lighting products controllable through the Android@Home platform. Large retail, hospitality and other corporate customers such as Harrah’s Operating Company, Hilton Hotels Corporation, Simon Property Group and Starbucks Corporation have also purchased products from us directly. In addition, our luminaires are installed in large-scale infrastructure projects throughout the world. During 2012 and through the third quarter of 2013, we sold approximately 9.2 million LED retrofit lamps.

Products and applications

We have an extensive product portfolio with three distinct offerings—lamps, fixtures and custom lighting solutions. The products in each of these offerings provide a lumen output and efficacy that leads to shorter payback periods. We also plan to enhance our lamp and fixture product offerings with several new products during 2014, which are designed to provide improved performance by incorporating components and subsystems that deliver enhanced light quality and energy efficiency at a more competitive price per unit.

Lamps. We offer a broad range of LED retrofit lamps designed to fit into existing light fixtures. These LED retrofit lamps are replacements for traditional incandescent and halogen lamps. Our range of dimmable LED retrofit lamps produce consistent color and deliver improved light distribution and brightness in commercial and residential settings as compared to traditional lighting products. Our product line includes DEFINITY® branded lamps which we sell directly to our customers and through distributors under the Lighting Science name, co-branded lamps which are currently sold under The Home Depot Eco Smart® brand.

                Fixtures. We offer LED luminaires that combine energy efficiency, long life span and enhanced light distribution, making them ideal for street lighting and parking garages, outdoor areas, warehouses and manufacturing areas. Our industrial product line includes: (i) PROLIFIC® Series Roadway Luminaires, (ii) C2D LowBay, BayLight, Flat LowBay and BayLume luminaires for use in parking garages and (iii) the Forefront® ShoeBox and WallPack luminaires for use in area, pathway and security lighting, respectively. Our SYMETRIE® line of LED luminaires is designed for retail display applications and is available in various profiles and lengths and in color temperatures ranging from cool to warm. The luminaires in our SYMETRIE line offer a broad range of color control to highlight the appearance of high value or perishable products, without generating excessive heat or UV light that may damage these products. We also offer LED-based spot, accent, recessed, pendant and track lighting for our commercial customers, which produce uniform illumination and an energy efficient alternative to incandescent halogen lighting.

Custom lighting solutions. We offer LED lighting solutions that combine project management, system integration, and advanced control systems and software to create custom lighting effects. Although our custom projects no longer generate significant revenues, these projects often elevate brand visibility and inform new product applications. Our notable custom solutions include the Times Square New Year’s Eve Ball, circadian lighting for the International Space Station and seasonal art displays at the Atlanta Botanical Gardens.

Industry background

In a 2013 report, McKinsey & Company estimated that in North America, Europe and Asia, the share of the lighting market, on a dollar value basis, represented by LEDs will rise to around 45% in 2016 and around 70% in 2020, including both new fixture installation and light source replacement. In Latin America, the Middle East, and Africa, LED market share on a dollar value basis is expected to rise to around 35% in 2016 and between 55- 60% in 2020.

According to the U.S. Department of Energy (“DOE”), LEDs are the most promising technology for reducing energy consumption—as lighting is estimated to account for at least 25% of all U.S. electricity consumption. We believe that the continuing improvements in LED product efficacy and light quality, coupled with reductions in the purchase price, will further reduce the total cost of ownership and accelerate adoption of LEDs for general illumination purposes. Other catalysts expected to play an increasing role in adoption are: (i) consumer and governmental focus on energy efficiency and environmental sustainability, (ii) demand for enhanced lighting functionality, (iii) design differentiation enabled by the smaller size, lower heat output, longer lifetime, dimmability, and wireless controllability, (iv) financial incentives for energy efficient technologies from government and utility rebates, and (v) government regulations restricting incandescent bulb sales in the United States and the European Union.

Risks that we face

Our business is subject to numerous risks, which are highlighted in the section entitled “Risk factors.” These risks represent challenges to the successful implementation of our strategy and to the growth and future profitability of our business. These risks include:

•	We have a history of operating losses and negative cash flow. We may be unable to continue operations unless we can generate sufficient cash flow in the future.

•	If we are unable to manage any future growth effectively, our profitability and liquidity could be adversely affected.

•	If our developed technology or technology under development does not achieve market acceptance, prospects for our growth and profitability would be limited. Further, if we fail to anticipate and adapt to the rapid technological changes in the LED lighting industry, the products we sell could become obsolete.

•	We rely on our relationship with The Home Depot and the loss of such relationship could have a material adverse effect on our financial results.

•	Our financial results may vary significantly from period-to-period, which may lead to volatility in our stock price.

•	Our industry is highly competitive and if we are not able to compete effectively, our prospects for future success will be jeopardized.

•	Our failure to maintain effective internal controls could have a material adverse effect on our operations and our stock price.

•	We rely upon key members of our management team and other key personnel and a loss of key personnel could prevent or significantly delay the achievement of our goals.

•	Our outstanding shares of preferred stock and our debt obligations contain restrictions that impact our business, may limit our ability to raise capital and/or take certain actions.

Relationship with Pegasus Capital

We are controlled by affiliates of Pegasus Capital Advisors, L.P. (“Pegasus Capital”), a U.S.-based private equity fund manager that provides capital and strategic solutions to middle market companies across a variety of industries. Established in 1995, Pegasus Capital currently manages approximately $2.2 billion in assets through several private equity funds and has made more than 86 investments since its inception. Historically, Pegasus Capital has invested in our capital stock through LSGC Holdings LLC (“LSGC Holdings”), Pegasus Partners IV, L.P. (“Pegasus IV”) and LED Holdings, LLC (“LED Holdings”). Additionally, as described in more detail in section “Certain relationships and related transactions” below, each of PCA LSG Holdings LLC (“PCA Holdings”) and LSGC Holdings II LLC (“Holdings II”), affiliates of Pegasus Capital, hold shares of our Series I Convertible Preferred Stock (“Series I Preferred Stock”) and Series J Convertible Preferred Stock (“Series J Preferred Stock”), which are each convertible into shares of our common stock, as described in the Certificate of Designation establishing the terms of the Series I Preferred Stock (the “Series I Certificate of Designation”) and Series J Preferred Stock (the “Series J Certificate of Designation”), respectively.

Relationship with Riverwood

On May 25, 2012, we entered into a Preferred Stock Subscription Agreement with RW LSG Holdings LLC, (“Riverwood Holdings”), an affiliate of RW LSG Management Holdings LLC (“Riverwood Management”) and Riverwood Capital Partners L.P. (“Riverwood Capital,” and together with Riverwood Holdings, Riverwood Management and their affiliates, “Riverwood”) and certain other purchasers (the “Preferred Subscription Agreement”), pursuant to which we issued an aggregate of 60,705 shares of our Series H Convertible Preferred Stock (“Series H Preferred Stock,” and together with the Series I Preferred Stock and Series J Preferred Stock, the “Preferred Shares”) and 6,364 shares of our Series I Preferred Stock at a price of $1,000 per share (the “Riverwood Offering”). The Company raised gross proceeds of approximately $67.1 million in the Riverwood Offering.

In connection with the Riverwood Offering, on May 25, 2012, we issued a warrant (the “Original Riverwood Warrant”) to Riverwood Management to purchase 18,092,511 shares of our common stock at an exercise price determined at the date of exercise pursuant to a formula as described therein.

In connection with a partial assignment of the Riverwood Warrant to certain third parties, the Original Riverwood Warrant was cancelled and we issued (i) Riverwood management a new warrant representing the right to purchase 12,664,760 shares of common stock (the “New Riverwood Warrant”) and (ii) such third parties warrants to purchase, in the aggregate, 5,427,751 shares of common stock (the “Transfer Warrants”). The terms of the reissued warrants are substantially the same as those of the Original Riverwood Warrant.

The Certificate of Designation establishing the terms of the Series H Preferred Stock (the “Series H Certificate of Designation,” and together with the Series I Certificate of Designation and Series J Certificate of Designation, the “Certificates of Designation”), the Series I Certificate of Designation and Series J Certificate of Designation each contain certain rights exercisable by Riverwood and Pegasus Capital, respectively, as the “primary investor” of the Series H Preferred Stock and Series I Preferred Stock, respectively and as joint “primary investors” of the Series J Preferred Stock (as such term is defined in the respective Certificates of Designation). As “primary investor,” each of Riverwood and Pegasus Capital have been granted certain preferential rights, including but not limited to, the right to designate the number of directors to our board of directors (the “Board”) equal to the greater of (a) two (2) directors and (b) product obtained by multiplying (1) the total number of directors that constitute the whole Board by (2) the applicable primary investor’s Pro Rata Share (as defined in the Certificates of Designation) of our outstanding shares of common stock and securities exercisable, convertible or exchangeable into or for shares of common stock for so long as Riverwood or Pegasus Capital (as applicable) or their respective affiliates continue to beneficially own at least 2,500 shares of Series H Preferred Stock or Series I Preferred Stock, respectively. As of February 13, 2014, Pegasus and Riverwood had the right to appoint five and two directors, respectively. The terms of the Certificates of Designation are described further in the section “Description of capital stock–Preferred stock” below.

September 2012 private offering

On September 25, 2012, we entered into Preferred Stock Subscription Agreements (together, the “September 2012 Subscription Agreements”) with (i) Portman Limited (“Portman”) and (ii) Cleantech Europe II (A) LP (“Cleantech A”) and Cleantech Europe II (B) LP (“Cleantech B” and together with Cleantech A, and Zouk Holdings Limited, “Zouk”).

Pursuant to the September 2012 Subscription Agreements, we issued an aggregate of 49,000 shares of Series H Preferred Stock, each at a price of $1,000 per share of Series H Preferred Stock (the “September 2012 Preferred Offering”). In the September 2012 Preferred Offering, we issued (i) 24,500 shares of Series H Preferred Stock to Portman, and (ii) 20,862 and 3,638 shares of Series H Preferred Stock to Cleantech A and Cleantech B, respectively, and we raised gross proceeds of $49 million.

Pursuant to the Series H Certificate of Designation, for so long as Zouk continues to beneficially own at least 2,500 shares of Series H Preferred Stock, it has the right to elect one director to the Board.

Each of Portman, Cleantech A and Cleantech B also received a warrant to purchase 4,000,000; 3,406,041; and 593,959 shares of common stock, respectively (the “September 2012 Warrants”). The September 2012 Warrants are exercisable on or after October 9, 2015 at an exercise price of $0.72 per share.

In connection with the issuance of the September 2012 Warrants, on September 25, 2012, we entered into a Commitment Agreement (the “Commitment Agreement”) with Pegasus IV pursuant to which we have the right and obligation to buy from Pegasus IV or its affiliates shares of common stock (the “Commitment Shares”) equal to the number of shares, if any, for which the September 2012 Warrants are exercised, up to an aggregate number of shares of common stock equal to the aggregate number of shares of common stock underlying all September 2012 Warrants. The purchase price for any Commitment Shares will be equal to the consideration paid to us pursuant to the September 2012 Warrants. Subject to certain limitations, Pegasus IV has the right to cancel its obligations to us pursuant to the Commitment Agreement with respect to all or a portion of the Commitment Shares at any time by indirectly purchasing the then outstanding September 2012 Warrants (a “Pegasus Call”). Upon the exercise of a Pegasus Call, the September 2012 Warrants provide us with the right, and the Commitment Agreement obligates us, to purchase all of the September 2012 Warrants subject to the Pegasus Call for an amount equal to the consideration paid by Pegasus IV pursuant to the Pegasus Call.

Additionally, on September 25, 2012, in connection with the September 2012 Preferred Offering, we amended and restated the Riverwood Registration Rights Agreement (as described in the section “Shares eligible for future sale–Registration rights” below) (the “Amended Registration Rights Agreement”), originally entered into between the Company, Riverwood Holdings and Riverwood Management (collectively, the “RRA Parties”). Pursuant to the Amended Registration Rights Agreement, we added Portman, Cleantech A and Cleantech B as parties and provided them with participation rights in any demand registrations initiated by the RRA Parties and unlimited piggyback registration rights. Such registration rights relate to (a) any shares of common stock issued upon (i) conversion of the shares of Series H Preferred Stock held by the RRA Parties or the other holders under the Amended Registration Rights Agreement or (ii) exercise of the warrant held by such RRA Parties or (b) such additional shares of common stock acquired by the RRA Parties or the other Holders under the Amended Registration Rights Agreement while any of them continues to hold any registrable securities (as such term is defined in the Amended Registration Rights Agreement).

Series J Preferred Offering

Between September 11, 2013 and January 14, 2014, we issued an aggregate of 37,394 units of our securities (the “Series J Securities”) at a purchase price of $1,000 per Series J Security and raised gross proceeds of $37.4 million (the “Series J Offering”). We issued an aggregate of 8,500 Series J Securities to PCA Holdings, 19,657 Series J Securities to Holdings II, 5,254 Series J Securities to Riverwood Holdings and 2,570 Series J Securities to Zouk. Each Series J Security consists of (A) one share of Series J Preferred Stock and (B) a warrant to purchase 2,650 at an exercise price of $0.001 per share shares of common stock (the “Series J Warrants”). The Company has offered each holder of shares of Series H Preferred Stock, Series I Preferred Stock and Series J Preferred Stock the right to purchase a pro-rata share of the Series J Securities issued in the Series J Offering.

Amendments to Certificates of Designation and Preferred Stock Subscription Agreements

On September 11, 2013, Riverwood Holdings, Holdings II, PCA Holdings and certain holders of shares of Series H Preferred Stock and Series I Preferred Stock agreed to make certain amendments to the agreements entered into in connection with the purchase of (i) the shares of Series H Preferred Stock and Series I Preferred Stock and (ii) the Company’s previously issued shares of Series F Preferred Stock and Series G Preferred Stock, which were subsequently converted into shares of Series H Preferred Stock and Series I Preferred Stock (collectively, the “Preferred Stock Subscription Agreements”).

The amendments to the Preferred Stock Subscription Agreements include the termination of the right of the holders to seek indemnification from the Company for certain breaches of the representations and warranties contained in the Preferred Stock Subscription Agreements.

Pegasus Warrant

As compensation for the advisory services provided by Pegasus, on September 11, 2013, we issued a warrant to Holdings II (the “Pegasus Warrant”) to purchase 10,000,000 shares of our common stock at an exercise price to be determined at the time of exercise pursuant to a formula as described therein. The Pegasus Warrant also provides for certain anti-dilution adjustments and, if unexercised, expires on May 25, 2022.

Corporate information

               We were incorporated in the state of Delaware in 1988 and our business today is the result of the combination of the products, intellectual property and businesses of four LED lighting companies, namely: (i) Lighting Science Group Corporation, an early entrant and leader in the application of LEDs for general illumination; (ii) LED Effects, Inc. (“LED Effects”), a California-based LED company specializing in the design, development and manufacturing of custom and architectural lighting systems, which was acquired in October 2007; (iii) Lighting Science Group, B.V. (“LSGBV”), formerly known as Lighting Partner B.V., a Netherlands-based manufacturer and marketer of LED retail shop lighting and other specialty LED lighting products, which was acquired in April 2008; and (iv) Lamina Lighting, Inc. (“Lamina”), a supplier of LED light engines and modules, which was acquired in July 2008. In addition, we have a Mexican subsidiary, Lighting Science Group S. de R.L. de C.V. (“LSG Mexico”), and a subsidiary in India, Lighting Science India Private Limited (“LSIPL”). Our principal executive offices are located at 1227 South Patrick Drive, Building 2A, Satellite Beach, Florida 32937, and our telephone number is (321) 779-5520. Our website address is www.lsgc.com. This reference to our website is an inactive textual reference only and is not a hyperlink. The contents of our website are not part of this prospectus, and you should not consider the contents of our website in making an investment decision with respect to our common stock.

The offering

Common stock offered by us	shares.

Common stock to be outstanding after this offering	shares.

Use of proceeds	We estimate that the net proceeds to us from this offering will be approximately $ million, based on an assumed public offering price of $ per share, which is the midpoint of the price range set forth on the cover page of this prospectus and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from this offering to repay any existing indebtedness on our asset-based lending facility (the “Wells Fargo Facility”) with Wells Fargo Bank, N.A. (“Wells Fargo”) and for general corporate purposes, including investments in research and development, expansion of our sales force and working capital needs in support of our planned business activities. See “Use of proceeds” for additional information.

Over-allotment option	We have granted the underwriters a 30-day option to purchase up to additional shares of our common stock from us at the public offering price.

Dividend policy	We do not currently intend to pay any cash dividends on our common stock. See “Dividend policy.”

Risk factors	You should carefully read and consider the information set forth in “Risk factors” beginning on page 9 of this prospectus and all other information included in this prospectus before investing in our common stock.

Proposed NASDAQ symbol	LSGC

The number of shares of our common stock outstanding after this offering is based on 208,144,318 shares outstanding as of September 30, 2013 (which excludes 2,505,000 treasury shares) and excludes:

•	35,279,262 shares of common stock issuable upon the exercise of outstanding options under our Amended and Restated Equity-Based Compensation Plan (“the Equity Plan”), as of September 30, 2013, at a weighted average exercise price of $1.13 per share;

•	2,235,603 shares of common stock issuable upon the vesting of shares of restricted stock previously awarded under the Equity Plan as of September 30, 2013;

•	14,929,524 shares of common stock reserved and available for future issuance under the Equity Plan as of September 30, 2013;

•	6,522,135 shares of common stock currently issuable upon the exercise of outstanding warrants as of September 30, 2013, at a weighted average exercise price of $2.17 per share;

•	12,664,760, 5,427,751 and 10,000,000 shares of common stock currently issuable upon the exercise of the New Riverwood Warrant, Transfer Warrants and Pegasus Warrant, respectively, at an exercise price to be determined at the time of exercise pursuant to a formula as described therein; and

•	shares of common stock issuable pursuant to the Preferred Conversion, as described under “Capitalization.”

Summary consolidated financial data

The following table presents our summary consolidated financial data as of the dates and for the periods indicated. The summary consolidated financial data for the years ended December 31, 2012, 2011 and 2010 are derived from our audited consolidated financial statements included elsewhere in this prospectus. We have derived the summary statement of operations data for the nine months ended September 30, 2013 and 2012 and our balance sheet data as of September 30, 2013 from our unaudited interim financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results to be expected in any future period. You should read this summary consolidated financial data in conjunction with “Management’s discussion and analysis of financial condition and results of operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	For the Nine Months Ended September 30,		For the Years Ended December 31,
	2013	2012	2012	2011	2010
Consolidated Statements of Operations Data:
Revenue	$61,925,643	$101,069,211	$127,111,351	$108,981,588	$53,169,013
Cost of goods sold	64,973,577	117,889,925	146,902,807	129,187,145	59,021,851

Gross margin	(3,047,934)	(16,820,714)	(19,791,456)	(20,205,557)	(5,852,838)

Operating expenses:
Selling, distribution and administrative	38,171,922	45,297,615	60,928,462	52,817,425	33,695,627
Research and development	7,774,273	7,371,527	10,071,839	10,670,455	10,246,511
Write-off of deferred offering costs	—	—	—	1,269,318	—
Restructuring expenses	184,107	5,759,814	6,212,936	598,037	1,101,992
Impairment of goodwill and other long-lived assets	—	379,537	379,537	4,121,349	11,548,650
Depreciation and amortization	6,886,110	6,564,516	8,411,187	4,895,742	2,867,866

Total operating expenses	53,016,412	65,373,009	86,003,961	74,372,326	59,460,646

Loss from operations	(56,064,346)	(82,193,723)	(105,795,417)	(94,577,883)	(65,313,484)

Total other income (expense)	(1,654,689)	(10,755,555)	(5,544,992)	4,143,315	(230,948,562)

Loss before income tax expense (benefit)	(57,719,035)	(92,949,278)	(111,340,409)	(90,434,568)	(296,262,046)

Income tax expense (benefit)	—	—	—	—	(1,123,107)

Net loss	(57,719,035)	(92,949,278)	(111,340,409)	(90,434,568)	(295,138,939)

Foreign currency translation gain (loss)	(107,179)	104,884	(69,734)	(89,486)	(912,296)

Comprehensive loss	$(57,826,214)	$(92,844,394)	$(111,410,143)	$(90,524,054)	$(296,051,235)

Dividend requirements
6% return on Series B Preferred Stock	—	—	—	—	784,142
8% return on Series C Preferred Stock	—	—	—	—	213,610

Net loss attributable to common stock	$(57,719,035)	$(92,949,278)	$(111,340,409)	$(90,434,568)	$(296,136,691)

Basic and diluted net loss per weighted average common share	$—	$—	$—	$(0.48)	$(6.69)

Basic and diluted net loss per weighted average common share attributable to controlling shareholders	$(0.46)	$(1.36)	$(1.47)	$—	$—

Basic and diluted net loss per weighted average common share attributable to noncontrolling shareholders	$(0.46)	$(1.81)	$(1.92)	$—	$—

Pro forma basic and dilutes as adjusted (1)

Basic and diluted weighted average number of common shares outstanding	—	—	—	189,671,299	44,274,077

Basic and diluted weighted average number of common shares outstanding attributable to controlling shareholders	170,645,985	171,573,632	171,336,891	—	—

Basic and diluted weighted average number of common shares outstanding attributable to noncontrolling shareholders	34,996,177	33,301,911	33,642,080	—	—

Pro forma basic and diluted as adjusted (1)

	As of September 30, 2013
Consolidated Balance Sheet Data:	Actual	As Adjusted (1)
Cash and cash equivalents	10,292,524
Working capital (2)	6,274,794
Total assets	67,803,053
Total liabilities	59,794,438
Total stockholders’ equity (deficit)	(378,804,561)

(1)	The pro forma as adjusted data gives effect to the Preferred Conversion, as described under the section “Capitalization,” and our issuance and sale of shares of our common stock in this offering at an assumed public offering price of $ per share, which is the midpoint of the price range set forth on the cover page of this prospectus and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters’ over-allotment option to purchase additional shares of common stock from us in this offering is exercised in full, we estimate that we will receive additional net proceeds of approximately $ million. Each $1.00 increase (decrease) in the assumed public offering price of $ per share would increase (decrease) each of cash, working capital, total assets and total stockholders’ equity by $ million after deducting underwriting discounts and commissions and estimated offering expenses payable by us and assuming that the number of shares offered by us in this offering, as set forth on the cover page of this prospectus, remains the same. Each increase (decrease) of 1.0 million in the number of shares offered by us in this offering would increase (decrease) each of cash, working capital, total assets and total stockholders’ equity by $ million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us and assuming a public offering price of $ per share, which is the midpoint of the price range set forth on the cover page of this prospectus.
(2)	Working capital is defined as our current assets minus current liabilities.

Risk factors

This offering and an investment in our common stock involve a high degree of risk. You should carefully consider the risks described below, together with the financial and other information contained in this prospectus, before you decide to purchase shares of our common stock. If any of the following risks actually occurs, our business, financial condition, results of operations, cash flows and prospects could be materially and adversely affected. As a result, the trading price of our common stock could decline and you could lose all or part of your investment in our common stock.

Risks related to our business and industry

We have a history of operating losses and may be unable to continue operations unless we can generate sufficient operating income from the sale of our products.

We have sustained operating losses since our inception, and as of September 30, 2013, we had an accumulated deficit of $702.6 million. As evidenced by these financial results, we may not be able to achieve or maintain profitability on a consistent basis. Continuing losses may exhaust our capital resources and force us to discontinue our operations.

We have yet to achieve positive cash flow, and our ability to generate positive cash flow is uncertain. If we are unable to obtain sufficient capital when needed, our business and future prospects will be adversely affected and we could be forced to suspend or discontinue operations.

Our operations have not generated positive cash flow for any reporting period since our inception, and we have funded our operations primarily through the issuance of common and preferred stock and short-term and long-term debt. The actual amount of funds that we will need to meet our operating needs will be determined by a number of factors, many of which are beyond our control. These factors include the timing and volume of sales transactions, the success of our marketing strategy, market acceptance of our products, the success of our research and development efforts and the transition of our product manufacturing (including any unanticipated delays or quality control issues), our manufacturing and labor costs, the costs associated with obtaining and enforcing our intellectual property rights, regulatory changes, competition, technological developments in the market, evolving industry standards and the amount of working capital investments we are required to make.

Our ability to continue to operate until our cash flow from operations turns positive will depend on our ability to continue to raise funds through public or private sales of shares of our capital stock or through debt issuances. We are currently party to the Wells Fargo Facility and a Second Lien Letter of Credit Facility (the “Ares Letter of Credit Facility”) with Ares Capital Corporation (“Ares Capital”). The Wells Fargo Facility provides us with borrowing capacity of up to a maximum of $50.0 million, which capacity is equal to the sum of (i) 85% of our eligible accounts receivable plus $7.5 million of eligible inventory less certain allowances established against such accounts receivable and inventory by Wells Fargo from time to time pursuant to the Wells Fargo Facility, plus (ii) unrestricted cash held in a Wells Fargo deposit account (“Qualified Cash”), plus (iii) the amount of pledged letters of credit provided by Ares Capital in favor of Wells Fargo under our Ares Letter of Credit Facility. On April 1, 2013, Wells Fargo agreed to extend the maturity date of the Wells Fargo Facility from November 22, 2013 to April 2, 2014. In addition, Ares Capital agreed to extend the maturity date of the Ares Letter of Credit Facility from February 20, 2014 to April 2, 2014. As of September 30, 2013, the balance outstanding on the Wells Fargo Facility was approximately $30.5 million and we had approximately $14.1 million of additional borrowing capacity.

We have experienced limited access to the capital and credit markets, and it remains uncertain whether we will be able to obtain outside capital when we need it or on terms that would be acceptable to us. We have historically been dependent on affiliates of Pegasus Capital for our liquidity needs because other sources of liquidity have been insufficient or unavailable to meet our needs. If we are able to raise funds by selling additional shares of our capital stock, the ownership interest of our existing stockholders will be diluted. If we are unable to obtain sufficient outside capital when needed, our business and future prospects will be adversely affected and we could be forced to suspend or discontinue operations.

If we are unable to manage any future growth effectively, our profitability and liquidity could be adversely affected.

Our growth in 2010, 2011, and 2012 placed a significant strain on our limited research and development, selling, distribution and administrative resources and our projected growth may continue to challenge these resources. To manage any future growth, we must continue to improve our operational and financial systems and expand, train and manage our employee base. We also need to continue to improve our supply chain management and quality control operations and hire and train new employees, including sales and customer service representatives and operations managers. If we are unable to manage our growth effectively, our profitability and liquidity could be adversely affected.

We may experience difficulties in the transfer of production capabilities to our contract manufacturers.

We continue to streamline our operations as we wind down operations at our manufacturing facility in Satellite Beach, FL and transfer our manufacturing processes to our contract manufacturers in China. However, we will only benefit from such transition to the extent that our contract manufacturers can produce our products at competitive prices with similar product quality. Uncertainty is inherent within the transfer of our manufacturing process, and unforeseen circumstances could offset the anticipated benefits, disrupt service to customers and impact product quality.

The LED lighting industry is characterized by constant and rapid technological change, product obsolescence, price erosion, evolving standards, short product life cycles and fluctuations in supply and demand. If we fail to anticipate and adapt to these changes and fluctuations, our sales, gross margins and profitability will be adversely affected.

In the LED lighting industry, rapid technological changes and short product life cycles often lead to price erosion and product obsolescence. Companies within the LED lighting industry are continuously developing new products with heightened performance and functionality, putting pricing pressure on existing products. Further, the industry has experienced significant fluctuations, often in connection with, or in anticipation of, product cycles and changes in general economic conditions. These fluctuations have been characterized by lower product demand, production overcapacity, higher inventory levels and increased pricing pressure. Our failure to accurately anticipate the introduction of new technologies or adapt to fluctuations in the industry can, as it has in the past, lead to our having significant amounts of obsolete inventory that can only be sold at substantially lower prices and profit margins than anticipated. Pricing pressure and obsolescence also cause the stated value of our inventory to decline. For the nine months ended September 30, 2013 and the years ended December 31, 2012 and 2011, we recorded an inventory valuation allowance of $5.7, $15.8 and $20.5 million, respectively, and a provision for expected losses on non-cancellable purchase commitments of $1.9, $5.6 and $8.5 million, respectively. In addition, if we are unable to develop planned new technologies or if the transition of our manufacturing operations are unsuccessful, we may be unable to compete effectively due to our failure to offer products most demanded by the marketplace. If any of these failures occur, our sales, gross margins and profitability will be adversely affected.

If we are unable to effectively develop, manage and expand our sales and distribution channels for our products, our operating results may suffer.

We sell a substantial portion of our products to retailers and OEMs who then sell our products on a co-branded or private label basis. Orders from our retail and OEM customers are dependent upon their internal target inventory levels for our products which can vary significantly based upon current and projected market cycles and other factors over which we typically have very little, if any, control. We rely on these retailers and OEMs to develop and expand the customer base for our products and to accurately forecast demand from their customers. If they are not successful in either task, our growth and profitability may be adversely impacted.

If our developed technology or technology under development does not achieve market acceptance, prospects for our growth and profitability would be limited.

Our future success depends on continued market acceptance of our LED technology and the technology currently under development. Despite the continued market acceptance of LED lighting, we believe that the adoption of LED lighting products for general illumination is in its early stages, is still limited and faces significant challenges. Potential customers may be reluctant to adopt LED lighting products as an alternative to traditional lighting technology because of its higher initial cost or perceived risks relating to its novelty, reliability, usefulness, light quality and cost-effectiveness when compared to other established lighting sources available in the market. Changes in economic and market conditions may also affect the marketability of some traditional lighting technologies such as declining energy prices in certain regions or countries may favor existing lighting technologies that are less energy efficient reducing the rate of adoption for LED lighting products in those areas. Moreover, if existing sources of light other than LED lighting products achieve or maintain greater market adoption, or if new sources of light are developed, our current products and technologies could become less competitive or obsolete. Even if LED lighting products continue to achieve performance improvements and cost reductions, limited customer awareness of the benefits of LED lighting products, lack of widely accepted standards governing LED lighting products and customer unwillingness to adopt LED lighting products in favor of entrenched solutions could significantly limit the demand for LED lighting products and adversely impact our results of operations.

We rely on our relationship with The Home Depot, and the loss of this material relationship or any other significant relationship would have a material adverse effect on our results of operations, our future growth prospects and our ability to distribute our products.

We form business relationships and strategic alliances with retailers and other lighting companies to market our products, generally under private or co-branded labels. In certain cases, such relationships are important to our introduction of new products and services, and we may not be able to successfully collaborate or achieve expected synergies with these retailers or lighting companies. We do not control these retailers or lighting companies and they may make decisions regarding their business undertakings with us that may be contrary to our interests, or may terminate their relationships with us altogether. If these retailers or lighting companies change their business strategies, for example, due to business volume fluctuations, our sales, revenues and margins are materially affected by fluctuations in the buying patterns of these customers. Change in general economic conditions, mergers and acquisitions and/or performance issues, fail to pay or terminate the relationship altogether, our business could be adversely affected.

For the nine months ended September 30, 2013 and for the year ended December 31, 2012, The Home Depot accounted 52% and 48% of our net sales, respectively.

While we anticipate The Home Depot will remain a significant customer in 2014, our contractual commitment with The Home Depot does not contain any minimum purchase obligations. Further, our Strategic Purchasing Agreement with The Home Depot expires in July 2016 and The Home Depot is not obligated to renew or extend such agreement. A loss of The Home Depot as a customer, a significant decline in their purchases, or their failure to pay us would have a material adverse effect on our results of operations, our future growth prospects and our product distribution.

The Home Depot has required, and we expect will continue to require, increased service and order accommodations as well as incremental promotional investments. We may face increased expenses to meet these demands, which would reduce our margins. In addition, we generally have little or no influence on The Home Depot’s promotional or pricing policies, which may impact our margins, and, if we are unable to accomodate their requests, sales volume to them. We issued a Warrant to The Home Depot that included incentive-based vesting conditions through 2015 based on annual 20% increases in product purchases made under the Strategic Purchasing Agreement. For both 2011 and 2012, the 20% volume increase was reached and The Home Depot vested in 40% of the warrants. However, The Home Depot did not purchase a sufficient quantity of products from us to achieve the incentive-based vesting condition for 2013.

We may be unable to profitably produce our products in this competitive pricing environment.

Aggressive pricing actions by our competitors may affect our growth prospects and profitability. We may not be able to increase prices to cover the rising costs of the production of our products or to improve our profitability or margins. Even if production costs were to decline, we may still need to reduce our prices to remain competitive, which could negatively impact both net sales and gross margins.

Our products may contain defects that could result in costs associated with the recall of those items, result in claims against us, damage our reputation in the market and reduce our sales.

The manufacture of our products involves highly complex processes. Despite testing by us, our contract manufacturers and our customers, defects have been and could be found in our existing or future products. These defects may cause us to incur significant warranty, support and repair costs. The costs associated with a recall may divert the attention of our engineering personnel from our product development efforts and harm our relationships with customers and our reputation in the marketplace. We generally provide a five year warranty on our products, and such warranty may require us to repair, replace or reimburse the purchaser for the purchase price of the product, at the customer’s discretion. Moreover, even if our products meet standard specifications, our customers may attempt to use our products in applications they were not designed for or in products that were not designed or manufactured properly, resulting in product failures and creating customer dissatisfaction. These problems could result in, among other things, a delay in the recognition or loss of revenue, loss of market share or failure to achieve market acceptance. Defects, integration issues or other performance problems in our products could also result in personal injury or financial or other damages to our customers for which they might seek legal recourse against us. We may be the target of product liability lawsuits and could suffer losses from a significant product liability judgment against us if the use of our products at issue is determined to have caused injury. A significant product recall or product liability claim could also adversely affect our results of operations and result in negative publicity, damage to our reputation and a loss of customer confidence in our products.

If we are unable to increase production capacity for our products with our contract manufacturer in a cost effective and timely manner, we may incur delays in shipment and our revenue and reputation in the marketplace could be harmed.

An important part of our business plan is the transfer and expansion of production capacity for our products. In order to fulfill anticipated demand for our products, we place orders with our contract manufacturers in advance of actual customer orders, typically based on preliminary, non-binding indications of future demand. As customer demand for our products changes, we must be able to secure modified production capacity to meet demand while keeping costs down. Unforeseen circumstances could offset the anticipated benefits of our transition to our contract manufacturers, disrupt our ability to provide products to our customers and impact the quality of our manufactured products.

Our ability to successfully obtain production capacity to increase our product output in a cost effective and timely manner will depend on a number of factors, including the following:

•	our ability to sustain relationships with our contract manufacturers without disruption and the ability of our contract manufacturers to allocate more of their existing capacity to us or their ability to add new capacity quickly;

•	the ability of any future contract manufacturers to successfully implement our manufacturing processes;

•	the availability of critical components and subsystems used in the manufacture of our products;

•	our ability to effectively establish adequate management information systems, demand forecasting, financial controls and supply chain management and quality control procedures; and

•	the occurrence of equipment failures, power outages, environmental risks or variations in the manufacturing process.

If we are unable to obtain increased production capacity for our products in a cost effective and timely manner while maintaining adequate quality, we may incur delays in shipment or be unable to meet any increased demand for our products which could harm our revenue and operating margins and damage our reputation and our relationships with current and prospective customers.

Our recent issuances of Series H Convertible Preferred Stock, Series I Convertible Preferred Stock and Series J Convertible Preferred Stock may limit our ability to raise additional capital and/or take certain corporate action.

Between May 25 and September 25, 2012, we issued an aggregate of 114,051 shares of our Series H Convertible Preferred Stock, par value $0.001 per share (“Series H Preferred Stock”) and 62,365 shares of our Series I Convertible Preferred Stock, par value $0.001 per share (“Series I Preferred Stock”). Between September 11, 2013 and January 14, 2014, we issued an aggregate of 37,430 shares of our Series J Convertible Preferred Stock, par value $0.001 per share (“Series J Preferred Stock”, and together with the Series H Preferred Stock and Series I Preferred Stock, the “Preferred Shares”). The Certificates of Designation governing the Preferred Shares limit our ability to take certain actions, including, among other things:

•	redeem, reacquire, pay dividends or make other distributions on our securities;

•	engage in any recapitalization, merger, consolidation, reorganization or similar transaction;

•	incur any indebtedness (A) in excess of $50.0 million; or (B) that includes any provision that would limit our ability to redeem any Preferred Shares for a period that exceeds that contained in the Wells Fargo Facility or Ares Letter of Credit Facility;

•	issue any equity securities having an aggregate value in excess of $15.0 million;

•	enter into any new agreements or transactions with any of our affiliates or any holder of five percent (5%) or more of our common stock or any affiliates of any such stockholder or amend or modify the terms of any such agreements then-existing; and

•	acquire, license, transfer, or sell any property, rights or assets or enter into any joint venture where (A) the aggregate consideration to be paid or received, or (B) the fair market value of the relevant property, rights or assets, exceeds $5.0 million.

Further, the Certificates of Designation governing the Series H Preferred Stock and Series I Preferred Stock require us to have consolidated earnings before interest, taxes, depreciation, and amortization (“EBITDA”) that is at least $20.0 million for the year ended December 31, 2015 and each fiscal year thereafter. A breach of the terms of the Preferred Shares could entitle each holder to redeem their Preferred Shares, which could have a material adverse effect on our liquidity and financial condition.

If we do not properly anticipate the need for our products, we may be unable to meet the demands of our customers and end-users, which could reduce our competitiveness, cause a decline in our market share and have a material adverse effect on our results of operations.

The lighting industry is subject to significant fluctuations in the availability of raw materials, components and subsystems. Our contract manufacturers depend on suppliers for certain standard electronic components as well as custom components critical to the manufacture of our lighting devices. The principal raw materials and components used in the manufacture of our products are packaged LEDs and printed circuit boards, MOSFETS, magnetic and standard electrical components such as capacitors, resistors and diodes, wire, plastics for optical systems and aluminum for housings and heat sinks. From time to time, packaged LEDs and electronic components have been in short supply due to demand and production constraints. If we do not accurately forecast demand for our products, our contract manufacturers may not be able to find an adequate alternative source of supply at an acceptable cost. Any significant interruption in the supply of these raw materials, components and subsystems or our products could have a material adverse effect on our results of operations.

We utilize contract manufacturers to manufacture our products and any disruption in these relationships may cause us to fail to meet our customers’ demands and may damage our customer relationships and adversely affect our business.

We depend on contract manufacturers to manufacture our products and provide the necessary facility and labor to manufacture our products, which are primarily high volume products and components that we intend to distribute to customers in North America. Our reliance on these contract manufacturers involve certain risks, including the following:

•	lack of direct control over production capacity and delivery schedules;

•	risk of equipment failures, natural disasters, civil unrest, industrial accidents, power outages and other business interruptions;

•	lack of direct control over quality assurance and manufacturing yield; and

•	risk of loss of inventory while in transit.

If our current contract manufacturers, or any other contract manufacturers we may engage in the future, were to terminate their arrangement with us or fail to provide the required capacity and quality on a timely basis, we would experience delays in the manufacture and shipment of our products until alternative manufacturing services could be contracted or offsetting internal manufacturing processes could be implemented. Any significant shortages or interruption may cause us to be unable to timely deliver sufficient quantities of our products to satisfy our contractual obligations and particular revenue expectations. Moreover, even if we timely locate substitute products, if their price materially exceeds the original expected cost of such products, our margins and results of operations would be adversely affected.

Furthermore, to qualify new contract manufacturers, familiarize them with our products, quality standards and other requirements and commence volume production may be a costly and time-consuming process. If we are required or choose to change contract manufacturers for any reason, our revenue, gross margins and customer relationships could be adversely affected.

Our industry is highly competitive and if we are not able to compete effectively, including against larger lighting manufacturers with greater resources, our prospects for future success will be jeopardized.

Our industry is highly competitive. We face competition from both traditional lighting technologies provided by numerous vendors as well as from LED-based lighting products provided by a growing roster of industry participants. The LED lighting industry is characterized by rapid technological change, short product lifecycles and frequent new product introductions, and a competitive pricing environment. These characteristics increase the need for continual innovation and provide entry points for new competitors as well as opportunities for rapid share shifts.

Currently, we view our primary competition to be from large, established companies in the traditional general lighting industry. Certain of these companies also provide, or have undertaken initiatives to develop, LED lighting products as well as other energy efficient lighting products. Additionally, we face competition from a fragmented group of smaller niche or low-cost offshore providers of LED lighting products. We also anticipate that larger LED chip manufacturers, including some of those that currently supply us, may seek to compete with us by introducing more complete retrofit lamps or luminaires. We also expect other large technology players with packaged LED chip technology that are currently focused on other end markets for LEDs, such as backlighting for LCD displays, to increasingly focus on the general illumination market as their existing markets saturate and LED use in general illumination grows. In addition, we may compete in the future with vendors of new technological solutions for energy efficient lighting.

Some of our current and future competitors are larger companies with greater resources to devote to research and development, manufacturing and marketing, as well as greater brand name recognition. Some of our more diversified competitors could also compete more aggressively with us by subsidizing losses in their LED lighting businesses with profits from other lines of business. Moreover, if one or more of our competitors or suppliers were to merge with one another, the change in the competitive landscape could adversely affect our customer, channel or supplier relationships, or our competitive position. Additionally, any loss of a key channel partner, whether to a competitor or otherwise, could severely and rapidly damage our competitive position. For the nine months ended September 30, 2013 and the year ended December 31, 2012, Osram Sylvania accounted for 0% and 21% of our net sales, respectively. Our Master Supply Agreement with Osram Sylvania expired in 2013. To the extent that competition in our markets intensifies, we may be required to reduce our prices in order to remain competitive. If we do not compete effectively, or if we reduce our prices without making commensurate reductions in our costs, our revenue, gross margins and profitability and our future prospects for success, may be harmed.

Our financial results may vary significantly from period-to-period due to unpredictable sales cycles in certain of the markets into which we sell our products, which may lead to volatility in our stock price.

The size and timing of our revenue from sales to our customers is difficult to predict and is market dependent. Our revenue in each period may also vary significantly as a result of purchases, or lack thereof, by The Home Depot or other significant customers. Because most of our operating and capital expenses are incurred based on the estimated number of product purchases and their timing, they are difficult to adjust in the short term. As a result, if our revenue falls below our expectations or is delayed in any period, we may not be able to proportionately reduce our operating expenses or contract manufacturing costs for that period. As a result of these factors, we believe that quarter-to-quarter comparisons of our operating results are not necessarily meaningful and that these comparisons cannot be relied upon as indicators of future performance.

Our debt obligations contain restrictions that impact our business and expose us to risks that could adversely affect our liquidity and financial condition.

On November 22, 2010, we entered into the Wells Fargo Facility, which has a term of three years and currently provides us with a maximum borrowing capacity of $50.0 million. On September 20, 2011, we entered into the Ares Letter of Credit Facility, which has a term of three years and provides us with a $25.0 million letter of credit issued in favor of Wells Fargo that is used in its entirety to support $25.0 million of the Wells Fargo Facility borrowing capacity. The Wells Fargo Facility borrowing base is comprised of: (i) up to 85% of our applicable and eligible inventory and accounts receivable plus qualified cash, plus (ii) the amount of pledged letters of credit provided by Ares Capital in favor of Wells Fargo under our Ares Letter of Credit Facility. As of September 30, 2013, the balance outstanding on the Wells Fargo Facility was $30.5 million and we had $14.1 million of additional borrowing capacity. Under the Wells Fargo Facility, we are required to pay certain fees to Wells Fargo, including an unused line fee ranging from 0.375% to 1.0% of the unused portion of the facility. Outstanding loans may be prepaid without penalty or premium, except that we are required to pay a termination fee ranging from $250,000 to $500,000 (depending on the date of termination) if the Wells Fargo Facility is terminated by us prior to the scheduled maturity date or by Wells Fargo during a default period. Under the Ares Letter of Credit Facility, we are required to pay certain fees to Ares Capital, including a fronting fee equal to 0.75% of the average daily undrawn face amount of the pledged letter of credit and a letter of credit fee of 10.0% of the average daily undrawn face amount of the pledged letter of credit. Borrowings under the Wells Fargo Facility and the Ares Letter of Credit Facility are secured by substantially all of our assets.

All of our existing and future domestic subsidiaries are required to guaranty our obligations and pledge their assets to secure the repayment of our obligations under the Wells Fargo Facility, on a first lien basis, and under the Ares Letter of Credit Facility, on a second lien basis. The Wells Fargo Facility contains customary covenants, which limit our and certain of our subsidiaries’ ability to, among other things:

•	incur additional indebtedness or guarantee indebtedness of others;

•	create liens on our assets;

•	enter into mergers or consolidations;

•	dispose of assets;

•	prepay indebtedness or make changes to our governing documents and certain of our agreements;

•	pay cash dividends or make other distributions on our capital stock, redeem or repurchase our capital stock;

•	make investments, including acquisitions; and

•	enter into transactions with affiliates.

We are also required to maintain a minimum of $5.0 million of qualified cash, minimum excess borrowing availability of $5.0 million and would be required to comply with certain specified EBITDA requirements in the event that we have less than $2.0 million available for borrowing on the Wells Fargo Facility. The Wells Fargo Facility also contains customary events of default and affirmative covenants. The Ares Letter of Credit Facility contains similar covenants but we are not required to separately comply with such covenants so long as the pledged letter of credit remains undrawn.

If we are unable to generate sufficient cash flow or otherwise obtain the funds necessary to make required payments under the Wells Fargo Facility and the Ares Letter of Credit Facility, or if we fail to comply with the requirements of our indebtedness, we could default under these facilities. Any default that is not cured or waived could result in the acceleration of the obligations under these facilities, an increase in the applicable interest rate under these facilities and a requirement that our subsidiaries that have guaranteed these facilities pay the obligations in full, and would permit our lenders to exercise remedies with respect to all of the collateral securing these facilities, including substantially all of our and our subsidiary guarantors’ assets. Any such default could have a material adverse effect on our liquidity and financial condition. Additionally, the covenants in such agreements or future debt agreements may restrict the conduct of our business, which could adversely affect our business by, among other things, limiting our ability to take advantage of financings, mergers, acquisitions and other corporate opportunities that may be beneficial to the business.

If we are unable to obtain and protect our intellectual property rights, our ability to commercialize our products could be substantially limited.

As of September 30, 2013, we had filed 299 U.S. patent applications covering various inventions related to the design and manufacture of LED lighting technology. From these applications, 175 U.S. patents had been issued, 102 were pending approval and 22 were no longer active. When we believe it is appropriate and cost effective, we make corresponding international, regional or national filings to pursue patent protection in other parts of the world. Our patent applications may not be granted. Because patents involve complex legal, technical and factual questions, the issuance, scope, validity and enforceability of patents cannot be predicted with certainty. Competitors may develop products similar to our products that do not conflict with our patent rights. Others may challenge our patents and, as a result, our patents could be narrowed or invalidated. In some cases, we may rely on confidentiality agreements or trade secret protections to protect our proprietary technology. Such agreements, however, may not be honored and particular elements of our proprietary technology may not qualify as protectable trade secrets under applicable law. In addition, others may independently develop similar or superior technology, and in the absence of applicable prior patents, we would have no recourse against them.

Our business may be impaired by claims that we, or our customers, infringe on the intellectual property rights of others.

Our industry is characterized by vigorous protection and pursuit of intellectual property rights. These traits have resulted in significant and often protracted and expensive litigation. In addition, we may inadvertently infringe on patents or rights owned by others and licenses might not be available to us on reasonable or acceptable terms or at all. Litigation to determine the validity of patents or claims by third parties of infringement of patents or other intellectual property rights could result in significant legal expense and divert the efforts of our technical personnel and management, even if the litigation results in a determination favorable to us. Third parties have and may in the future attempt to assert infringement claims against us, or our customers, with respect to our products. In the event of an adverse result in such litigation, we could be required to pay substantial damages; stop the manufacture, use and sale of products found to be infringing; incur asset impairment charges; discontinue the use of processes found to be infringing; expend significant resources to develop non-infringing products or processes; or obtain a license to use third party technology and whether or not the result is adverse to us, we may have to indemnify our customers if they were brought into the litigation.

Failure to achieve and maintain effective internal controls could have a material adverse effect on our operations and our stock price.

We are subject to Section 404 of the Sarbanes-Oxley Act of 2002, which requires an annual management assessment of the effectiveness of our internal control over financial reporting. Effective internal controls are necessary for us to produce reliable financial reports, and failure to achieve and maintain effective internal controls over financial reporting could cause investors to lose confidence in our operating results, and could have a material adverse effect on our business and on the price of our common stock. Because of our status as a smaller reporting company registrant as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) the independent registered public accounting firm auditing our financial statements has not been required to attest to, and report on, the effectiveness of our internal control over financial reporting. After the consummation of this offering, our filing status may change so that our independent registered public accounting firm may be required to attest to, and report on, the effectiveness of our internal control over financial reporting in our Form 10-K for the year ending December 31, 2014.

For the year ended December 31, 2012 we concluded that our disclosure controls and procedures were effective in achieving management’s desired controls and procedures objectives in our internal control over financial reporting. However, during the evaluation of disclosure controls and procedures for each of the years ended December 31, 2011 and 2010, we concluded that our disclosure controls and procedures were not effective in reaching a reasonable level of assurance of achieving management’s desired controls and procedures objectives in our internal control over financial reporting. We believe that many of the previously observed material weaknesses resulted from our position as a small company with immature processes and inadequate staffing in our financial accounting and reporting functions to support our rapid growth. Over the last few years we have endeavored to enhance our reporting and control standards to accommodate this growth and believe that this has been achieved.

We plan to continue to assess our internal controls and procedures and intend to take further action as necessary or appropriate to address any other deficiencies we may identify. The process of designing and implementing effective internal controls and procedures is a continuous effort, however, that requires us to anticipate and react to changes in our business and economic and regulatory environments. Additionally, we or our independent registered public accounting firm may identify additional deficiencies or weaknesses. Complying with the requirements to maintain internal controls may place a strain on our personnel, information technology systems and resources and divert managements attention from other business concerns.

Certification and compliance are important to the sale and adoption of our lighting products, and failure to obtain such certification or compliance would harm our business.

We are required to comply with certain legal requirements governing the materials used in our products. Although we are not aware of any efforts to amend existing legal requirements or implement new legal requirements in a manner with which we cannot comply, our revenue might be materially harmed if such changes were to occur. Moreover, although not legally required to do so, we strive to obtain certification for substantially all of our products. In the United States, we seek, and to date have obtained, certification for substantially all of our products from Underwriters’ Laboratories, Inc., or UL®. We design our products to be UL/cUL and Federal Communications Commission, or FCC, compliant. We have also obtained ENERGY STAR qualification for 102 of the products that we were producing as of February 10, 2014. Although we believe that our broad knowledge and experience with electrical codes and safety standards have facilitated certification approvals, we cannot be certain that we will be able to obtain any such certifications for our new products or that, if certification standards are amended, we will be able to maintain any such certifications for our existing products, especially since virtually all existing codes and standards were not created with LED lighting products in mind. The failure to obtain such certifications or compliance could harm our business.

The reduction or elimination of investments in, or incentives to adopt, LED lighting or the elimination of, or changes in, policies, incentives or rebates in certain states or countries that encourage the use of LEDs over some traditional lighting technologies could cause the growth in demand for our products to slow, which could materially and adversely affect our revenue, profits and margins.

We believe the near-term growth of the LED market will be accelerated by government policies in certain countries that either directly promote the use of LEDs or discourage the use of some traditional lighting technologies. Today, the upfront cost of LED lighting exceeds the upfront cost for some traditional lighting technologies that provide similar lumen output in many applications. However, some governments around the world have used policy initiatives to accelerate the development and adoption of LED lighting and other non-traditional lighting technologies that are seen as more environmentally friendly compared to some traditional lighting technologies. Reductions in (including as a result of any budgetary constraints), or the elimination of, government investment and favorable energy policies could result in decreased demand for our products and decrease our revenue, profits and margins. Further, if our products fail to qualify for any financial incentives or rebates provided by governmental agencies or utilities for which our competitors’ products qualify, such programs may diminish or eliminate our ability to compete by offering products at lower prices than our competitors.

Changes in the mix of products we sell during a period could have an impact on our results of operations.

Our profitability from period-to-period may also vary significantly due to the mix of products that we sell in different periods. As we expand our product offerings we expect to sell more retrofit lamps and luminaires into additional target markets. These products are likely to have different cost profiles and will be sold into markets governed by different business dynamics. Consequently, sales of individual products may not necessarily be consistent across periods, which could affect product mix and cause gross and operating profits to vary significantly. Given the potentially large size of purchase orders for our products, particularly in the infrastructure market, the loss of or delay in the signing of a customer order could significantly reduce our revenue in any period. In addition, we spend substantial amounts of time and money on our efforts to educate our customers about the use and benefits of our products, including their technical and performance characteristics, and these investments may not produce any sales within expected time frames or at all.

We rely upon key members of our management team and other key personnel and a loss of key personnel could prevent or significantly delay the achievement of our goals.

Our success will depend to a large extent on the abilities and continued services of key members of our management team including Thomas Shields, our Chief Financial Officer and Fredric Maxik, our Chief Technology Officer, as well as other key personnel. The loss of these key members of our management team or other key personnel could prevent or significantly delay the implementation of our business plan, research and development and marketing efforts. In particular, Fredric Maxik is critical to our research and development efforts. If we continue to grow, we will need to add additional management and other personnel. Our success will depend on our ability to attract and retain highly skilled personnel including a new Chief Executive Officer and our efforts to obtain or retain such personnel may not be successful.

Our international operations are subject to legal, political and economic risks.

Our financial condition, operating results and future growth could be significantly affected by risks associated with our international activities, including economic and labor conditions, political instability, laws (including U.S. taxes on foreign subsidiaries), changes in the value of the U.S. dollar versus foreign currencies, differing business cultures, foreign regulations that may conflict with domestic regulations, intellectual property protection and trade secret risks, differing contracting process including the ability to enforce agreements, increased dependence on foreign manufacturers, shippers and distributors and import and export restrictions and tariffs.

Compliance with U.S. and foreign laws and regulations that apply to our international operations, including import and export requirements, anti-corruption laws, including the Foreign Corrupt Practices Act, tax laws (including U.S. taxes on foreign subsidiaries), foreign exchange controls, anti-money laundering and cash repatriation restrictions, data privacy requirements, labor laws and anti-competition regulations, increases the costs of doing business in foreign jurisdictions, and any such costs, which may rise in the future as a result of changes in these laws and regulations or in their interpretation. We have not implemented formal policies and procedures designed to ensure compliance with these laws and regulations. Any such violations could individually or in the aggregate materially adversely affect our reputation, financial condition or operating results.

Risks related to this offering and ownership of our common stock

Prior to this offering, our common stock has been thinly traded and an active trading market may not develop.

The trading volume of our common stock has historically been low, partially because we are not listed on an exchange and our common stock is only traded on the over-the-counter bulletin board (the “OTC Bulletin Board”). In addition, our public float has been further limited due to the fact that the vast majority of our outstanding common stock has historically been beneficially owned by affiliates of Pegasus Capital. A more active trading market for our common stock may not develop as a result of this offering or as a result of our proposed listing on the NASDAQ stock market, or if developed, may not continue, and a holder of any of our securities may find it difficult to dispose of, or to obtain accurate quotations as to the market value of, our common stock.

We intend to elect to be a “controlled company” under the NASDAQ Marketplace Rules, controlled by Pegasus Capital, whose interests in our business may be different from yours.

Affiliates of Pegasus Capital beneficially owned approximately 86.8% of our common stock as of February 10, 2014, and upon completion of this offering, Pegasus Capital will beneficially own approximately     % of our common stock, or % of our common stock if the underwriters exercise their over-allotment option in full. As a result of this ownership, Pegasus Capital has a controlling influence on our affairs and its voting power constitutes a quorum of our stockholders voting on any matter requiring the approval of our stockholders. Such matters include the nomination and election of directors, the issuance of additional shares of our capital stock or payment of dividends, the adoption of amendments to our Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) and Amended and Restated Bylaws (“Bylaws”) and approval of mergers or sales of substantially all of our assets. This concentration of ownership may also have the effect of delaying or preventing a change in control of our company or discouraging others from making tender offers for our shares, which could prevent stockholders from receiving a premium for their shares. Pegasus Capital may cause corporate actions to be taken even if the interests of Pegasus Capital conflict with the interests of our other stockholders.

Because of the equity ownership of Pegasus Capital, we intend to elect to be considered a “controlled company” for purposes of the NASDAQ Marketplace Rules. As such, we will be exempt from the NASDAQ corporate governance requirement that a majority of our Board meet the specified standards of independence and exempt from the requirement that we have a compensation and governance committee made up entirely of directors who meet such independence standards. Such independence standards are intended to ensure that directors who meet the independence standard are free of any conflicting interest that could influence their actions as directors. It is possible that the interests of Pegasus Capital may in some circumstances conflict with our interests and the interests of our other stockholders, including you.

Because our stock price is volatile, it can be difficult for stockholders to predict the value of our shares at any given time and you may not be able to sell your shares at or above the public offering price.

The public offering price for the shares of our common stock sold in this offering was determined by negotiation between the representatives of the underwriters and us. This price may not reflect the market price of our common stock following this offering. In addition, the market price of our common stock is likely to be highly volatile and may fluctuate substantially due to many factors, including, but not limited to:

•	changes in expectations as to our future financial performance;

•	announcements of technological innovations or new products by us or our competitors;

•	announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	changes in laws and government regulations;

•	developments concerning our proprietary rights;

•	public perception relating to the commercial value or reliability of any of our lighting products;

•	future sales of our common stock or issues of other equity securities convertible into or exercisable for the purchase of common stock;

•	our involvement in litigation;

•	the acquisition or divestiture by Pegasus Capital or its affiliates of part or all of its holdings; and

•	general stock market conditions.

Investors in this offering will experience immediate dilution in net tangible book value per share.

The public offering price per share will significantly exceed the net tangible book value per share of our common stock. As a result, investors in this offering will experience immediate dilution of $             in net tangible book value per share as of                          based on an public offering price of $            , which is the midpoint of the price range set forth on the cover page of this prospectus. This dilution occurs in large part because our earlier investors paid substantially less than the public offering price when they purchased their shares. Investors in this offering may also experience additional dilution as a result of the exercise of outstanding stock options and warrants. Accordingly, in the event that we are liquidated, investors may not receive the full amount or any of their investment.

Our management will have broad discretion over the use of the proceeds we receive in this offering and might not apply the proceeds in ways that increase the value of your investment.

After the repayment of any existing indebtedness on our Wells Fargo Facility, our management will have broad discretion to use our net proceeds from this offering, and you will be relying on the judgment of our management regarding the application of these proceeds. Our management might not apply our net proceeds of this offering in ways that increase the value of your investment. After repayment of the Wells Fargo Facility, we expect to use the net proceeds to us from this offering for general corporate purposes, including investments in our research and development activities, expansion of our sales force and working capital needs in support of our planned business activities. Our management might not be able to yield a significant return, if any, on any investment of these net proceeds. You will not have the opportunity to influence our decisions on how to use our net proceeds from this offering.

Securities analysts may not provide coverage of our common stock or may issue negative reports, which may have a negative impact on the market price of our common stock.

Securities analysts have not historically provided research coverage of our common stock and may elect not to do so after the completion of this offering. If securities analysts do not cover our common stock after the completion of this offering, the lack of research coverage may cause the market price of our common stock to decline. The trading market for our common stock may be affected in part by the research and reports that industry or financial analysts publish about our business. If one or more of the analysts who elects to cover us downgrades our stock, our stock price would likely decline substantially. If one or more of these analysts ceases coverage of us, we could lose visibility in the market, which in turn could cause our stock price to decline. In addition, rules mandated by the Sarbanes-Oxley Act of 2002 and a global settlement reached in 2003 between the SEC, other regulatory agencies and a number of investment banks have led to a number of fundamental changes in how analysts are reviewed and compensated. In particular, many investment banking firms are required to contract with independent financial analysts for their stock research. It may be difficult for companies such as ours, with smaller market capitalizations, to attract independent financial analysts that will cover our common stock. This could have a negative effect on the market price of our stock.

We do not intend to pay cash dividends and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

We have never declared or paid cash dividends on our common stock and we do not anticipate paying any cash dividends in the foreseeable future. We have a history of losses and currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business. In addition, the terms of the Wells Fargo Facility restrict our ability to pay cash dividends and any future credit facilities and loan agreements may further restrict our ability to pay cash dividends. As a result, capital appreciation, if any, of our common stock will be your sole source of potential gain for the foreseeable future.

Anti-takeover provisions in our Certificate of Incorporation and Bylaws, and Delaware law, contain provisions that could discourage a takeover.

Anti-takeover provisions of our Certificate of Incorporation and Bylaws and Delaware law may have the effect of deterring or delaying attempts by our stockholders to remove or replace management, engage in proxy contests and effect changes in control. The provisions of our charter documents include:

•	procedures for advance notification of stockholder nominations and proposals;

•	the inability of less than a majority of our stockholders to call a special meeting of the stockholders;

•	the ability of our Board to create new directorships and to fill any vacancies on the Board;

•	the ability of our Board to amend our Bylaws without stockholder approval; and

•	the ability of our Board to issue shares of preferred stock without stockholder approval upon the terms and conditions and with the rights, privileges and preferences as our Board may determine.

In addition, as a Delaware corporation, we are subject to Delaware law, including Section 203 of the Delaware General Corporation Law (the “DGCL”). In general, Section 203 prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder unless certain specific requirements are met as set forth in Section 203. These provisions, alone or together, could have the effect of deterring or delaying changes in incumbent management, proxy contests or changes in control.

Future sales or the possibility of future sales of a substantial amount of our common stock may depress the price of shares of our common stock.

Future sales or the availability for sale of substantial amounts of our common stock in the public market could adversely affect the prevailing market price of our common stock and could impair our ability to raise capital through future sales of equity securities. Upon consummation of this offering, based on the midpoint of the price range set forth on the cover page of this prospectus, there will be                  shares of our common stock outstanding. All shares of our common stock sold in this offering will be freely transferable without restriction or further registration under the Securities Act of 1933, as amended (the “Securities Act”).

We may issue shares of our common stock or other securities from time to time to raise capital to fund our operating expenses pursuant to the exercise of outstanding stock options or warrants or as consideration for future acquisitions and investments. If any such issuance, acquisition or investment is significant, the number of shares of our common stock, or the number or aggregate principal amount, as the case may be, of other securities that we may issue may in turn be substantial. We may also grant registration rights covering those shares of our common stock or other securities in connection with any such acquisitions and investments.

We cannot predict the size of future issuances of our common stock or the effect, if any, that future issuances and sales of our common stock will have on the market price of our common stock. Sales of substantial amounts of our common stock (including shares of our common stock issued in connection with an acquisition or by Pegasus Capital or its affiliates), or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock.

Forward-looking statements

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act that are based on current expectations, estimates, forecasts and projections about us, our future performance, our liquidity, the LED and lighting industries, our beliefs and management’s assumptions. Words such as “anticipate,” “assume,” “believe,” “estimate,” “expect,” “intend,” “plan,” “seek,” “project,” “target,” “goal” and variations of such words and similar expressions are intended to identify such forward-looking statements. All statements in this prospectus regarding our business strategy, future operations, future financial position, anticipated cost savings and margin improvement, planned revenue growth, prospects, plans and objectives, as well as information concerning industry trends and developments and expected actions of third parties, are forward-looking statements. All forward-looking statements speak only as of the date on which they are made. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions concerning future events that are difficult to predict. We believe that the factors that could cause our actual results to differ materially include the factors that we describe in “Risk factors.” These factors, risks and uncertainties include, but are not limited to, the following:

•	our ability to introduce new products with better performance and lower our product manufacturing costs;

•	market acceptance of LED lighting for general illumination and of our products in particular;

•	evolving industry trends and standards;

•	improvements in our product forecasting and supply chain management;

•	our ability to efficiently increase production capacity to meet demand and manage any future growth;

•	the timing and volume of sales of our products;

•	our relationships with customers and suppliers, particularly The Home Depot;

•	continued strength of our relationships with key suppliers including those of packaged LEDs;

•	our ability to develop new proprietary technology and the costs and timing of obtaining new patent rights;

•	our ability to enforce our patents;

•	any litigation involving us;

•	regulatory changes affecting us;

•	competition in our industry;

•	our ability to maintain effective internal controls;

•	our ability to attract and retain key personnel, including a new CEO; and

•	our ability to generate positive cash flow.

These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements included in this prospectus. These risks and uncertainties, as well as other risks of which we are not aware or which we currently do not believe to be material, may cause our actual future results to differ materially from those expressed in our forward-looking statements. We caution you not to place undue reliance on these forward-looking statements. We do not undertake any obligation to make any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events, except as required by law, including the securities laws of the United States and rules and regulations of the SEC.

Use of proceeds

We estimate that the net proceeds to us from this offering will be approximately $         million, based on an assumed public offering price of $         per share, which is the midpoint of the price range set forth on the cover page of this prospectus and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters’ over-allotment option is exercised in full, we estimate that we will receive additional net proceeds of approximately $         million.

We intend to use the net proceeds from this offering to repay any existing indebtedness on our Wells Fargo Facility. We expect to use the remaining net proceeds from this offering for general corporate purposes, including investments in research and development, expansion of our sales force and working capital needs in support of our planned business activities. Upon repayment of the existing indebtedness on our Wells Fargo Facility, we will have significant discretion as to the use of any remaining net proceeds. Investors will be relying on the judgment of our management regarding the application of the net proceeds of any sale of our common stock.

As of             , 2014, the outstanding balance on our Wells Fargo Facility was $         million, consisting of $         million of principal and $         million in accrued and unpaid interest. The Wells Fargo Facility has a maturity date of April 2, 2014. Borrowings under the Wells Fargo Facility bear interest at one of the following two rates (at our election): (a) the sum of (1) the greater of: (x) the federal funds rate plus 0.50%, (y) the daily three month LIBOR rate plus 1.0% and (z) Wells Fargo’s prime rate; and (2) 0.75%, 1.25% or 1.75%, as applicable, depending on the amount available for borrowing under the line of credit and subject to any reserves established by Wells Fargo in accordance with the terms of the line of credit; or (b) the sum of (1) the daily three month LIBOR rate; plus 3.0%, 3.5% or 4.0%, as applicable, depending on the amount available for borrowing under the line of credit and subject to any reserves established by Wells Fargo in accordance with the terms of the line of credit. The annual interest rate was equal to     % as of             , 2014.

Each $1.00 increase (decrease) in the assumed public offering price of $         per share would increase (decrease) the net proceeds to us by $         million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us and assuming that the number of shares offered by us in this offering, as set forth on the cover page of this prospectus, remains the same. Each increase (decrease) of 1.0 million in the number of shares offered by us in this offering would increase (decrease) the net proceeds to us by $         million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us and assuming a public offering price of $         per share, which is the midpoint of the price range set forth on the cover page of this prospectus.

Market price of our common stock

Our common stock is currently quoted on the OTC Bulletin Board under the symbol “LSCG.OB.” We intend to apply to have our stock listed on the NASDAQ stock market under the symbol “LSGC.”

Our common stock last traded at $0.39 on February 10, 2014 and there were approximately 247 stockholders of record of our common stock on that date. We believe the number of beneficial owners is greater than the number of record holders because beneficial owners of our outstanding common stock hold shares of record in broker “street names” for the benefit of individual investors. As of February 10, 2014, there were 207,848,019 shares of our common stock outstanding (which excludes 2,505,000 treasury shares).

The following table provides the high and low closing bid price information for our common stock for each quarterly period within the two most recent fiscal years as reported by OTC Markets Group Inc. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not represent actual transactions.

	High	Low
2014
First Quarter (Through February 10, 2014)	$0.40	$0.34

2013
First Quarter	$0.69	$0.52
Second Quarter	$0.58	$0.30
Third Quarter	$0.45	$0.32
Fourth Quarter	$0.58	$0.28

2012
First Quarter	$0.98	$0.56
Second Quarter	$1.37	$0.85
Third Quarter	$1.71	$0.97
Fourth Quarter	$1.66	$1.04

Dividend policy

We have not paid any dividends on our common stock since our inception and do not intend to pay any cash dividends on our common stock in the foreseeable future. We currently anticipate that we will retain all of our available cash, if any, for use as working capital and for other general corporate purposes, including to service our debt and to fund the operation of our business. Payment of future dividends, if any, will be at the discretion of our Board and will depend on many factors, including general economic and business conditions, our strategic plans, our financial results and condition, legal requirements and other factors our Board deems relevant. The Certificates of Designation and certain of our financing agreements also impose restrictions on our ability to pay dividends.

Equity compensation plan information

Amended and Restated Equity-Based Compensation Plan

On July 6, 2005, our Board adopted the Lighting Science Group Corporation 2005 Equity-Based Incentive Compensation Plan (the “2005 Plan”), and a proposal to implement such plan was approved at the annual stockholders’ meeting in August 2005. In April 2008, our Board amended, restated and renamed the 2005 Plan (from then on, the Equity Plan), and a proposal to approve the Equity Plan was approved at the annual stockholders’ meeting in October 2008. On August 31, 2009, our Board approved an amendment to the Equity Plan that, among other things, increased the total number of shares of common stock available for issuance thereunder from 5,000,000 shares to 20,000,000 shares. Such amendment was subsequently approved at the annual stockholders meeting in May 2010. On February 10, 2011, the Board approved an additional amendment to the Equity Plan that increased the total number of shares of common stock available for issuance thereunder from 20,000,000 shares to 28,000,000 shares. This Equity Plan amendment was approved by our stockholders at our annual meeting on August 10, 2011. On July 5, 2012, the Board further amended and restated the Equity Plan to: (i) increase the number of authorized shares of common stock available for issuance thereunder from 28,000,000 to 55,000,000, (ii) revise the definition of “fair market value” thereunder to reflect the current construction of national securities markets, (iii) increase the maximum stock option or SAR (as defined therein) awards issuable to any covered employee (as defined therein) from 2,500,000 shares to 7,000,000 shares of common stock and (iv) increase the maximum value of performance based awards for covered employees from $500,000 to $1,500,000. The amended and restated Equity Plan was approved by our stockholders at our annual meeting on September 13, 2012.

Awards granted under the Equity Plan may include incentive stock options, which are qualified under Section 422 of the Internal Revenue Code, stock options other than incentive stock options, which are not qualified under Section 422 of the Internal Revenue Code, stock appreciation rights, restricted stock, phantom stock, bonus stock and awards in lieu of obligations, dividend equivalents and other stock-based awards. Awards may be granted to employees, members of the Board, and consultants. The Equity Plan is generally administered by the compensation committee of the Board. Vesting periods and terms for awards are determined by the plan administrator. The exercise price of each stock option or stock appreciation right is equal to or greater than the market price of our common stock on the date of grant, and no stock option or stock appreciation right granted may have a term in excess of ten years.

2008 Employee Stock Purchase Plan

On December 23, 2008, our Board adopted the Lighting Science Group Corporation 2008 Employee Stock Purchase Program (the “2008 ESPP”). The purpose of the 2008 ESPP was to provide a means through which employees conveniently could purchase shares of common stock on an after-tax basis through payroll deductions. All of our employees were eligible to participate and amounts credited to a participant’s account during each payroll period were automatically used to purchase a whole share based on the fair market value of the common stock on the date the shares are purchased. There was no limit on the number of shares that may be purchased under the 2008 ESPP. On February 10, 2011, in conjunction with the Board’s adoption of the Lighting Science Group Corporation 2011 Employee Stock Purchase Plan (the “2011 ESPP”), the 2008 ESPP was amended, effective as of March 1, 2011, to prohibit individuals who are eligible to participate in the 2011 ESPP from participating in the 2008 ESPP.

2011 Employee Stock Purchase Plan

All employees of the company and any designated subsidiary are eligible to participate in the 2011 ESPP, subject to certain exceptions. The total number of shares of common stock that may be purchased by eligible employees under the 2011 ESPP is 2,000,000 shares, subject to adjustment. The 2011 ESPP is a qualified employee stock purchase plan under Section 423 of the Code and was approved by the company’s stockholders at its annual meeting on August 10, 2011.

The purpose of the 2011 ESPP is to provide employees of the company and designated subsidiaries with an opportunity to acquire a proprietary interest in the company. Accordingly, the 2011 ESPP offers eligible employees the opportunity to purchase shares of our common stock at a discount to the market value through voluntary systematic payroll deductions. For the initial offering under the 2011 ESPP, a participant may elect to use up to 30% of his or her compensation to purchase whole shares of common stock of the company, but may not purchase more than 2,000 shares per year. The purchase price for each purchase period will be 85% of the fair market value of a share of our common stock on the purchase date, rounded up to the nearest whole cent. Unless sooner terminated by the Board, the 2011 ESPP will remain in effect until December 31, 2020.

The following table sets forth information as of December 31, 2013, with respect to compensation plans under which shares of our common stock could have been issued.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Security Holders – Equity Plan	28,389,899	$1.19	22,099,554
Equity Compensation Plans Approved by Security Holders – 2011 Employee Stock Purchase Plan	191,696(1)	$0.78(2)	1,808,304
Equity Compensation Plans Not Approved by Security Holders – 2008 Employee Stock Purchase Plan	14,505(3)	$1.23(4)	None(5)

(1)	Represents shares of common stock issued pursuant to the 2011 ESPP.
(2)	Represents the average purchase price for shares issued pursuant to the 2011 ESPP.
(3)	Represents shares of common stock issued pursuant to the 2008 ESPP.
(4)	Represents the average purchase price for shares issued pursuant to the 2008 ESPP.
(5)	Effective as of March 1, 2011, the 2008 ESPP was amended to prohibit individuals who are eligible to participate in the 2011 ESPP from participating in the 2008 ESPP. Therefore, there are no shares of common stock that may be issued pursuant to the 2008 ESPP.

Capitalization

The following table presents a summary of our cash and capitalization as of September 30, 2013:

•	on an actual basis;

•	on a pro forma as adjusted basis giving effect to: (i) the issuance of shares of common stock upon conversion of 113,643, 62,365 and 17,394 outstanding shares of Series H Preferred Stock, Series I Preferred Stock, and Series J Preferred Stock, respectively, which shall automatically convert into shares of common stock upon consummation of this offering (the “Preferred Conversion”), and (ii) our issuance and sale of shares of our common stock in this offering at an assumed public offering price of $ per share, which is the midpoint of the price range set forth on the cover page of this prospectus and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, and the application of the net proceeds to us from this offering to repay existing indebtedness on the Wells Fargo Facility as described in “Use of proceeds.”

You should read this table in conjunction with “Use of proceeds,” “Selected historical consolidated financial data,” “Management’s discussion and analysis of financial condition and results of operations,” “Description of capital stock–Preferred stock” and our consolidated financial statements and related notes, all included elsewhere in this prospectus.

	As of September 30, 2013
	Actual	Pro Forma as Adjusted (1)
Cash and cash equivalents	$10,292,524
Restricted cash	5,000,000
Total indebtedness (including short-term indebtedness)(2)	30,526,292
Shareholders’ equity
Preferred stock, $.001 par value, authorized 25,000,000 shares, 113,643 shares of Series H, 62,365 shares of Series I and 17,394 shares of Series J issued and outstanding as of September 30, 2013 and 113,643 shares of Series H, 62,365 shares of Series I and 0 of Series J issued and outstanding as of December 31, 2012	—
Common stock, $.001 par value, authorized 475,000,000 shares, 210,649,318 and 208,063,486 shares issued as of September 30, 2013 and December 31, 2012, respectively, 208,144,318 and 205,558,486 shares outstanding as of September 30, 2013 and December 31, 2012, respectively	210,649
Additional paid-in capital	331,202,703
Accumulated deficit	(702,635,603)
Accumulated other comprehensive loss	(3,824,810)
Treasury stock, 2,505,000 shares as of September 30, 2013 and December 31, 2012, at cost	(3,757,500)

Total stockholders’ deficit	(378,804,561)

Total capitalization	(348,278,269)

(1)	The pro forma as adjusted data gives effect to the Preferred Conversion and our issuance and sale of shares of our common stock in this offering at an assumed public offering price of $ per share, which is the midpoint of the price range set forth on the cover page of this prospectus and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters’ over-allotment option to purchase additional shares from us in this offering is exercised in full, we estimate that we will receive additional net proceeds of approximately $ million. Each $1.00 increase (decrease) in the assumed public offering price of $ per share would increase (decrease) each of cash additional paid-in capital, stockholders’ equity and total capitalization by $ million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us and assuming that the number of shares offered by us in this offering, as set forth on the cover page of this prospectus, remains the same. Each increase (decrease) of 1.0 million in the number of shares offered by us in this offering would increase (decrease) each of cash, additional paid-in capital, stockholders’ equity and total capitalization by $ million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us and assuming a public offering price of $ per share, which is the midpoint of the price range set forth on the cover page of this prospectus.
(2)	Total indebtedness includes our lines of credit and the current and long-term portions of our long-term debt.

Dilution

If you invest in our common stock in this offering, your ownership interest in us will be diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock upon consummation of this offering. Our historical net tangible book value as of September 30, 2013 was $(382,014,512), or $(1.84) per share of our common stock, based on 208,144,318 shares issued and outstanding as of such date. Net tangible book value per share represents the book value of our total tangible assets less the book value of our total liabilities divided by the number of shares of our common stock then issued and outstanding.

After giving effect to the Preferred Conversion and our issuance and sale of                  shares of our common stock in this offering at an assumed public offering price of $         per share, which is the midpoint of the price range set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of September 30, 2013 would have been $         million, or $         per share of our common stock based on pro forma as adjusted shares outstanding as of September 30, 2013. This amount represents an immediate increase in net tangible book value to our existing stockholders of $         per share and an immediate dilution of $         per share to investors in this offering.

The following table illustrates this per share dilution:

Assumed public offering price per share		$
Net tangible book value per share as of September 30, 2013	$(1.84)
Increase in net tangible book value per share attributable to this offering
Pro forma as adjusted net tangible book value per share after this offering
Net tangible book value dilution per share to investors in this offering

		$

Each $1.00 increase (decrease) in the assumed public offering price of $         per share would increase (decrease) our pro forma as adjusted net tangible book value by approximately $         million, or approximately $         per share of our common stock, and the dilution to investors in this offering by approximately $         per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us and assuming that the number of shares offered by us in this offering, as set forth on the cover page of this prospectus, remains the same. Each increase (decrease) of 1.0 million in the number of shares offered by us would increase (decrease) our pro forma as adjusted net tangible book value by approximately $         million, or approximately $         per share of our common stock, and the dilution to investors in this offering by approximately $         per share after deducting underwriting discounts and commissions and estimated offering expenses payable by us and assuming a public offering price of $         per share, which is the midpoint of the price range set forth on the cover page of this prospectus. The pro forma as adjusted information discussed above is illustrative only and will adjust based on the actual public offering price and other terms of this offering determined at pricing.

If the underwriters’ over-allotment option to purchase              additional shares from us in this offering is exercised in full, our pro forma as adjusted net tangible book value as of September 30, 2013 would have been $         million, or $         per share, representing an immediate increase in net tangible book value to our existing stockholders of $         per share and an immediate dilution of $         per share to investors in this offering.

The following table summarizes as of September 30, 2013, the average price per share of our common stock paid by our existing stockholders and by investors in this offering at an assumed public offering price of $         per share, which is the midpoint of the price range set forth on the cover page of this prospectus, before deducting underwriting discounts and commissions and estimated offering expenses payable by us.

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent	Amount
Existing stockholders	205,716,407		$331,413,352		$1.61
Investors in this offering

Total		100%		$100%

Each $1.00 increase (decrease) in the assumed public offering price of $         per share would increase (decrease) total consideration paid by investors in this offering by $         million after deducting underwriting discounts and commissions and estimated offering expenses payable by us and assuming that the number of shares offered by us in this offering, as set forth on the cover page of this prospectus, remains the same.

If the underwriters’ over-allotment option to purchase                  additional shares from us in this offering is exercised in full, the following will occur:

•	the number of shares of our common stock held by existing stockholders after the completion of this offering will be , or approximately % of the total number of shares of our common stock outstanding after this offering; and

•	the number of shares of our common stock held by investors in this offering after the completion of this offering will be , or approximately % of the total number of shares of our common stock outstanding after this offering.

The foregoing information as to the number of shares of our common stock outstanding immediately after this offering is based on 208,144,318 shares outstanding as of September 30, 2013 and excludes:

•	35,279,262 shares of common stock issuable upon the exercise of outstanding options under the Equity Plan as of September 30, 2013, at a weighted average exercise price of $1.13 per share;

•	2,235,603 shares of common stock issuable upon the vesting of shares of restricted stock previously awarded under the Equity Plan as of September 30, 2013;

•	14,929,524 shares of common stock reserved and available for future issuance under the Equity Plan as of September 30, 2013;

•	6,522,135 shares of common stock issuable upon the exercise of outstanding warrants as of September 30, 2013, at a weighted average exercise price of $2.17 per share

•	12,664,760, 5,427,751 and 10,000,000 shares of common stock currently issuable upon the exercise of the New Riverwood Warrant, Transfer Warrants and Pegasus Warrant, respectively, at an exercise price to be determined at the time of exercise pursuant to a formula as described therein; and

•	shares of common stock issuable pursuant to the Preferred Conversion, as described under “Capitalization.”

If all of our outstanding options and warrants to purchase common stock as of September 30, 2013 were exercised in full, our pro forma net tangible book value as of September 30, 2013 before this offering would have been $(1.84) per share of our common stock and, after our issuance of         shares of common stock issuable pursuant to the Preferred Conversion and our issuance and sale of         shares of our common stock in this offering at an assumed public offering price of $        per share, which is the midpoint of the price range set forth on the cover page of this prospectus and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of September 30, 2013 would have been $        per share representing an immediate dilution of $         per share to investors in this offering.

Selected historical consolidated financial data

The following table presents our selected historical consolidated financial data as of the dates and for the periods indicated. The selected statement of operations data in the nine months ended September 30, 2013 and 2012 and the balance sheet data as of September 30, 2013 have been derived from our unaudited interim financial statements included elsewhere in this prospectus. The consolidated statements of operations data for the years ended December 31, 2012, 2011 and 2010 and the consolidated balance sheet data as of December 31, 2012 and 2011 are derived from our audited consolidated financial statements included elsewhere in this prospectus. The consolidated statements of operations data for the years ended December 31, 2009 and 2008 and the consolidated balance sheet data as of December 31, 2010, 2009 and 2008 are derived from our audited consolidated financial statements that are not included in this prospectus. Our historical results are not necessarily indicative of the results to be expected in any future period.

Our business today is the result of the combination of the products, intellectual property and businesses of four LED lighting companies, namely: (i) Lighting Science Group; (ii) LED Effects, which was acquired in October 2007; (iii) LSGBV, formerly known as Lighting Partner B.V., which was acquired in April 2008; and (iv) Lamina, which was acquired in July 2008.

The selected historical consolidated financial data presented below is only a summary. You should read this selected historical consolidated financial data in conjunction with “Management’s discussion and analysis of financial condition and results of operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	For the Nine Months Ended September 30,		For the Years Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
Consolidated Statements of Operations Data:
Revenue	$61,925,643	$101,069,211	$127,111,351	$108,981,588	$53,169,013	$31,376,816	$20,758,593
Cost of goods sold	64,973,577	117,889,925	146,902,807	129,187,145	59,021,851	28,880,949	21,206,703

Gross margin	(3,047,934)	(16,820,714)	(19,791,456)	(20,205,557)	(5,852,838)	2,495,867	(448,110)

Operating expenses:
Selling, distribution and administrative	38,171,922	45,297,615	60,928,462	52,817,425	33,695,627	34,197,804	35,081,266
Research and development	7,774,273	7,371,527	10,071,839	10,670,455	10,246,511	4,395,320	3,259,188
Write-off of deferred offering costs	—	—	—	1,269,318	—	—	—
Restructuring expenses	184,107	5,759,814	6,212,936	598,037	1,101,992	1,111,189	—
Impairment of goodwill and other long-lived assets	—	379,537	379,537	4,121,349	11,548,650	—	53,110,133
Depreciation and amortization	6,886,110	6,564,516	8,411,187	4,895,742	2,867,866	5,327,033	4,354,028

Total operating expenses	53,016,412	65,373,009	86,003,961	74,372,326	59,460,646	45,031,346	95,804,615

Loss from operations	(56,064,346)	(82,193,723)	(105,795,417)	(94,577,883)	(65,313,484)	(42,535,479)	(96,252,725)

Total other income (expense)	(1,654,689)	(10,755,555)	(5,544,992)	4,143,315	(230,948,562)	(6,014,450)	(918,238)

Loss before income tax expense (benefit)	(57,719,035)	(92,949,278)	(111,340,409)	(90,434,568)	(296,262,046)	(48,549,929)	(97,170,963)

Income tax expense (benefit)	—	—	—	—	(1,123,107)	(413,002)	(2,207,507)

Net loss	(57,719,035)	(92,949,278)	(111,340,409)	(90,434,568)	(295,138,939)	(48,136,927)	(94,963,456)

Foreign currency translation gain (loss)	(107,179)	104,884	(69,734)	(89,486)	(912,296)	(849,695)	(1,886,544)

Comprehensive loss	$(57,826,214)	$(92,844,394)	$(111,410,143)	$(90,524,054)	$(296,051,235)	$(48,986,622)	$(96,850,000)

Dividend requirements
6% return on Series B Preferred Stock	—	—	—	—	784,142	1,217,642	—
8% return on Series C Preferred Stock	—	—	—	—	213,610	266,400	—

Net loss attributable to common stock	$(57,719,035)	$(92,949,278)	$(111,340,409)	$(90,434,568)	$(296,136,691)	$(49,620,969)	$(96,850,000)

Basic and diluted net loss per weighted average common share	$—	$—	$—	$(0.48)	$(6.69)	$(1.69)	$(3.55)

Basic and diluted net loss per weighted average common share attributable to controlling shareholders	$(0.46)	$(1.36)	$(1.47)	$—	$—	$—	$—

Basic and diluted net loss per weighted average common share attributable to noncontrolling shareholders	$(0.46)	$(1.81)	$(1.92)	$—	$—	$—	$—

Basic and diluted weighted average number of common shares outstanding	—	—	—	189,671,299	44,274,077	29,352,585	26,781,431

Basic and diluted weighted average number of common shares outstanding attributable to controlling shareholders	170,645,985	171,573,632	171,336,891	—	—	—	—

Basic and diluted weighted average number of common shares outstanding attributable to noncontrolling shareholders	34,996,177	33,301,911	33,642,080	—	—	—	—

	As of September 30,	As of December 31,
	2013	2012	2011	2010	2009	2008
Consolidated Balance Sheet Data:
Cash and cash equivalents	10,292,524	15,834,077	3,071,673	14,489,700	267,048	254,538
Working capital (1)	6,274,794	37,355,821	18,284,652	11,178,922	(54,703,745)	(14,869,035)
Total assets	67,803,053	85,593,786	114,650,508	72,493,363	38,468,814	49,553,267
Total liabilities	59,794,438	38,065,988	102,066,009	47,811,852	72,132,669	38,298,878
Series H Redeemable Convertible Preferred Stock	227,288,549	227,288,549	—	—	—	—
Series I Redeemable Convertible Preferred Stock	124,736,627	124,736,627	—	—	—	—
Series J Redeemable Convertible Preferred Stock	34,788,000	—	—	—	—	—
6% convertible preferred stock	—	—	—	—	585,549	459,532
Total stockholders’ equity (deficit)	(378,804,561)	(304,497,378)	12,584,499	24,681,511	(34,249,404)	10,794,857

(1)	Working capital is defined as our current assets minus our current liabilities.

Management’s discussion and analysis of financial condition and results of operations

The following discussion and analysis summarizes the significant factors affecting the consolidated operating results, financial condition, liquidity and cash flows of our company as of and for the periods presented below. The following discussion and analysis should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that are based on the beliefs of our management, as well as assumptions made by, and information currently available to, our management. Actual results may differ materially from those discussed in or implied by forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly in the section entitled “Risk factors.”

Company Overview

We design, develop, manufacture and market general illumination products that exclusively use light emitting diodes (“LEDs”) as their light source. Our product portfolio includes LED-based retrofit lamps (replacement bulbs) that can be used in existing light fixtures and sockets as well as purpose built LED-based luminaires (fixtures) for many common indoor and outdoor residential, commercial, industrial and public infrastructure lighting applications.

Our strategic plan for the next three fiscal years consists of seeking to create strong digital lighting brands in the consumer, residential, commercial and industrial markets. We believe that developing relevant and differentiated brands will deliver strong financial returns and a more loyal user base that is less price sensitive. We intend to continue to focus on developing breakthrough innovation and on becoming a market maker in targeted high value-added, high-margin segments within the lighting market. We also intend to continue to implement a nimble and agile “go-to-market” business model and manufacturing and product development system to streamline the processes used in introducing new products. Finally, we plan to reduce our cost structure, preserve cash flow and strengthen liquidity to enhance our financial position.

Over the past few years, we have focused on expanding and optimizing our global supply chain to meet expected demand for our products while addressing the inefficiencies that have negatively impacted our gross margin and overall financial performance in prior periods. We anticipate long-term gross margin improvement as we continue to execute on our initiatives. One of the most critical initiatives is the transition of manufacturing our high volume, low mix lamps from Mexico and Satellite Beach to China—the source of the majority of our components. We began the manufacturing transition in the third quarter of 2013, and expect this to be fully completed during the first half of 2014. We anticipate these actions will result in improved gross margins, as well as a more optimized production and supplier footprint in future periods.

We continue to focus on increasing our brand awareness and improving our product promotion through prominent displays at our retailers and by conducting high visibility national media promotions with our key customers. In October 2013, we launched our Definity Digital Brand. The Definity Digital GoodNight Light and the Definity Digital Awake&Alert light are the world’s first biologically corrected lights. Traditional lights have a high level of blue light that sends signals to the brain that it is still daytime, so it suppresses melatonin and disrupts the sleep cycle. The GoodNight light has a patented spectral filter that greatly reduces blue light and supports the body’s natural melatonin production. The Awake&Alert light has a blue enriched spectrum to naturally enhance the body’s energy and alertness. We continue to work with major media outlets, grant interviews and work with key consumer influencers to gain greater visibility for the brand. We have recently been featured in Men’s Health magazine, Wall Street Journal online, ABC newswire and other prominent national and local news affiliates.

Financial Results

The following table sets forth our revenue, cost of goods sold and gross profit for the periods indicated:

	Nine Months Ended September 30,		Years Ended December 31,
	2013	2012	2012	2011	2010

Revenue	$61,925,643	$101,069,211	$127,111,351	$108,981,588	$53,169,013
Cost of goods sold	64,973,577	117,889,925	146,902,807	129,187,145	59,021,851

Gross profit	$(3,047,934)	$(16,820,714)	$(19,791,456)	$(20,205,557)	$(5,852,838)

GAAP gross profit percentage	-4.9%	-16.6%	-15.6%	-18.5%	-11.0%

Our revenue is primarily derived from sales of our LED-based retrofit lamps and luminaires. We experienced a decrease in sales of $39.1 million, respectively, during the nine months ended September 30, 2013, as compared to the nine months ended September 30, 2012, which primarily reflected the loss of Osram Sylvania as a customer in late 2012 and a reduction in sales to The Home Depot in the first nine months of 2013. We had no sales to Osram Sylvania during the nine months ended September 30, 2013, as compared to $21.9 million in sales for the nine months ended September 30, 2012. In addition, we experienced an $18.5 million decrease in sales to The Home Depot for the nine months ended September 30, 2013, resulting from its decision not to carry our fixture product line in 2013, which represented $9.5 million of sales for the nine months ended September 30, 2012, with the balance of the decrease during the nine months ended September 30, 2013 resulting from lower sales of our lamp products to The Home Depot. This reduction was primarily due to a decrease in The Home Depot’s targeted inventory levels.

Although we concluded our relationship with Osram Sylvania in late 2012, we continue to pursue new relationships with OEMs and retail stores to help increase sales. In addition, we have significantly increased the roster of distributors and independent sales agents that sell our products and added experienced professionals to our direct sales force to increase the frequency and impact of our activities with key national accounts that are targets for potential adoption of LED lighting.

Our financial results are dependent upon the mix and quantity of products sold, the operating costs associated with our supply chain, including materials, labor and freight, and the level of sales, distribution and administrative, research and development and other operating expense. We continuously seek to improve our products and to bring new products to market. As a result, many of our products have short life cycles and therefore, product life cycle planning is critical. At times we may purchase excess components and other materials used in the manufacture and assembly of our products or we may manufacture finished products in excess of demand. In addition, components, materials and products may become obsolete earlier than expected. These circumstances can lead to inventory valuation allowances and provisions for expected losses on non-cancellable purchase commitments. When these circumstances are present, we may also incur additional expense as we adjust our supply chain and product life-cycle planning.

Our gross margin for the nine months ended September 30, 2013 was negatively affected primarily by a $5.7 million inventory valuation allowance and a provision for expected losses on non-cancelable purchase commitments of $1.9 million for the nine months ended September 30, 2013. In addition, our gross margin was affected by the mix of products sold and the impact of a price increase imposed on us by our contract manufacturer in Mexico effective March 2013. We are in the process of transitioning our manufacturing operations to lower cost manufacturers in China, however we expect that the impact of the price increase will continue through the remainder of 2013. Our gross margin for the nine months ended September 30, 2012, was negatively affected primarily by a $3.4 million provision for expected losses on non-cancelable purchase commitments, due to the restructuring of our product lines, an inventory valuation allowance of $15.4 million and identified manufacturing inefficiencies costing us $7.8 million, which were not repeated in the current year.

While our revenues continued to increase in 2012, our gross margin was adversely impacted by an inventory valuation allowance of $15.8 million and $20.5 million and a provision for expected losses on non-cancellable purchase commitments of $5.6 million and $8.5 million for the years ended December 31, 2012 and 2011, respectively. In addition, our gross margin was impacted by $1.0 million in price adjustments for the year ended December 31, 2012. During 2012, we considered a number of factors in estimating the required inventory provisions, including (i) the shift in focus of the business to the next generation of our products, which utilize lower cost technologies, (ii) our strategic focus on core products to meet the demands of key customers and (iii) the change in expected demand for our previous generation of products, which are approaching the end of their lifecycle due to the introduction of our next generation of products. During 2011, these provisions were the result of a shift in our business strategy following changes in our management team and the implementation of the restructuring plan that commenced during the third quarter of 2011.

Our gross margin for the years ended December 31, 2012 and 2011 was also impacted by a non-cash sales incentive expense related to the warrant we issued to The Home Depot (the “THD Warrant”) on January 13, 2011 in connection with the Strategic Purchasing Agreement, we entered into with The Home Depot in July 2010. The THD Warrant provides The Home Depot with the right to purchase up to 5,123,715 shares of our common stock at an exercise price of $1.95 per share subject to certain vesting conditions related to The Home Depot’s gross product orders from us. Our revenue for the years ended December 31, 2012 and 2011 was reduced by a non-cash charge of $458,000 and $2.5 million, respectively, which represents the fair-value of the portion of the THD Warrant that vested in September 2012 and June 2011, respectively. Excluding the impact of this non-cash charge, our revenue would be $458,000 higher, or $127.6 million, for the year ended December 31, 2012 as compared to the $127.1 million reported and $2.5 million higher, or $111.5 million, for the year ended December 31, 2011 as compared to the $109.0 million reported.

Excluding the impact of the inventory valuation allowance and the provision for losses on purchase commitments, our cost of goods sold would be $125.5 million (or a gross margin of 1.6%) for the year ended December 31, 2012, $100.1 million (or a gross margin of 10.2%) for the year ended December 31, 2011 and $56.3 million (or a negative gross margin of 5.9%) for the year ended December 31, 2010.

Non-GAAP Financial Measures

Although our condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”), we believe the following non-GAAP financial measures provide additional information that is useful to the assessment of our operating performance and trends. As part of our ongoing review of financial information related to our business, we regularly use non-GAAP measures, in particular, non-GAAP adjusted gross margin and non-GAAP adjusted operating expense as a percentage of revenue, as we believe they provide a meaningful insight into our business and useful information with respect to the results of our operations. These non-GAAP financial measures are not in accordance with, nor are they a substitute for, the comparable GAAP financial measures and are intended to supplement our financial results that are prepared in accordance with GAAP.

The adjusted presentation below is used by management to measure our business performance and provides useful information regarding the trend in gross margin percentage based on revenue from sales of our products to customers. Excluding non-cash expense for stock based compensation, restructuring expense, impairment of goodwill and other long-lived assets and depreciation and amortization, total operating expense decreased by 18.9%, respectively, for the nine months ended September 30, 2013 while revenue decreased 38.7%, compared to the nine months ended September 30, 2012. Total non-GAAP operating expense represented 65.9% of revenue for the nine months ended September 30, 2013 as compared to 46.6% of revenue for the nine months ended September 30, 2012. For the nine months ended September 30, 2013, the increase in non-GAAP adjusted operating expense as a percentage of adjusted revenue was due primarily to the decrease in revenue.

Excluding non-cash expenses for stock based compensation, restructuring expenses, impairment of goodwill and other long-lived assets, write-off of deferred offering costs and depreciation and amortization, total operating expenses increased by 6.2% for the year ended December 31, 2012 while revenue increased 14.5% excluding the $458,000 non-cash sales incentive compared to the year ended December 31, 2011, and total operating expenses increased by 50.3% for the year ended December 31, 2011 while revenue increased 109.6% excluding the $2.5 million non-cash sales incentive compared to the year ended December 31, 2010. Total operating expenses represented 49.0% of adjusted revenue for the year ended December 31, 2012 compared to 52.8% and 73.7% of adjusted revenue for the years ended December 31, 2011 and 2010, respectively. For the year ended December 31, 2012, the decrease in non-GAAP adjusted operating expense as a percentage of revenue was due primarily to the $16.1 million increase in adjusted revenue.

	Nine Months Ended September 30,		Years Ended December 31,
	2013	2012	2012	2011	2010

Revenue	$61,925,643	$101,069,211	$127,111,351	$108,981,588	$53,169,013
Add back:
Non-cash sales incentives for THD Warrant	22,916	458,162	458,162	2,480,900	—

Adjusted revenue	61,948,559	101,527,373	127,569,513	111,462,488	53,169,013

Cost of goods sold	64,973,577	117,889,925	146,902,807	129,187,145	59,021,851
Deduct:
Provisions for inventory valuation and losses on purchase commitments	7,606,503	18,876,012	21,410,632	29,086,543	2,691,787

Adjusted cost of goods sold	57,367,074	99,013,913	125,492,175	100,100,602	56,330,064

Adjusted gross margin	$4,581,485	$2,513,460	$2,077,338	$11,361,886	$(3,161,051)

Non-GAAP adjusted gross margin percentage	7.4%	2.5%	1.6%	10.2%	-5.9%

Total operating expense	53,016,412	65,373,009	86,003,961	74,372,326	59,460,646
Less:
Write-off of deferred offering costs	—	—	—	(1,269,318)	—
Issuance of restricted stock for directors compensation	(259,724)	(956,916)	(1,563,519)	(945,001)	(930,202)
Non-cash stock option and restricted stock compensation expense	(4,850,527)	(4,603,988)	(6,947,959)	(3,675,353)	(3,837,757)
Restructuring expense	(184,107)	(5,759,814)	(6,212,936)	(598,037)	(1,101,992)
Impairment of goodwill and other long-lived assets	—	(379,537)	(379,537)	(4,121,349)	(11,548,650)
Depreciation and amortization	(6,886,110)	(6,564,516)	(8,411,187)	(4,895,742)	(2,867,866)

Total operating expenses, excluding stock based compensation, restructuring and depreciation and amortization	$40,835,944	$47,108,238	$62,488,823	$58,867,526	$39,174,179

GAAP operating expenses as a percentage of revenue	85.6%	64.4%	67.4%	66.7%	111.8%

Non-GAAP operating expenses as a percentage of revenue	65.9%	46.4%	49.0%	52.8%	73.7%

LED lighting industry trends

There are a number of industry factors that affect our business and results of operations including, among others:

•	Rate and extent of adoption of LED lighting products. Our potential for growth will be driven by the rate and extent of adoption of LED lighting within the general illumination market and our ability to affect this rate of adoption. Although LED lighting is relatively new and faces significant challenges before achieving widespread adoption, it has grown in recent years. Innovations and advancements in LED lighting technology that improve product performance and reduce product cost continue to enhance the value proposition of LED lighting for general illumination and expand its potential commercial applications.

•	External legislation and subsidy programs concerning energy efficiency. The United States and many countries in the European Union and elsewhere, among others, have already instituted, or have announced plans to institute, government regulations and programs designed to encourage or mandate increased energy efficiency in lighting. These actions include in certain cases banning the sale after specified dates of certain forms of incandescent lighting, which is advancing the adoption of more energy efficient lighting solutions such as LEDs. In addition, the growing demand for electricity is increasingly driving utilities and governmental agencies to provide financial incentives such as rebates for energy efficient lighting technologies in an effort to mitigate the need for investments in new electrical generation capacity.

•	Intellectual property. LED market participants rely on patented and non-patented proprietary information relating to product development, manufacturing capabilities and other core competencies of their business. Protection and licensing of intellectual property is critical. Therefore, LED lighting industry participants often take steps such as additional patent applications, confidentiality and non-disclosure agreements as well as other security measures. To enforce or protect intellectual property rights, market participants commonly commence or threaten litigation.

•	Intense and constantly evolving competitive environment. Competition in the LED lighting market is intense. Many companies have made significant investments in LED lighting development and production equipment. Traditional lighting companies and new entrants are investing in LED based lighting products as LED adoption has gained momentum. Product pricing pressures is significant and market participants often undertake pricing strategies to gain or protect market share, enhance sales of their previously manufactured products and open new applications to LED based lighting solutions. To remain competitive, market participants must continuously increase product performance and reduce costs.

Critical accounting policies and estimates

Our discussion and analysis of our financial condition and consolidated results of operations is based upon our consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of our consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses and related disclosure of contingent assets and liabilities. Our actual results may differ from these estimates. On an on-going basis, we evaluate our estimates based upon historical experience and various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. These estimates may change as new events occur, additional information is obtained and our operating environment changes. We believe the following critical accounting policies reflect our more significant estimates and assumptions used in the preparation of our financial statements.

Accounts receivable

We record accounts receivable at the invoiced amount when our products are shipped to customers or, in the case of certain custom lighting projects, upon the completion of specific milestone billing requirements. Our accounts receivable balance is recorded net of allowances for amounts not expected to be collected from our customers. This allowance for doubtful accounts is our best estimate of probable credit losses in our existing accounts receivable. Estimates used in determining the allowance for doubtful accounts are based on historical collection experience, aging of receivables and known collectability issues. We write off accounts receivable when it becomes apparent, based upon age or customer circumstances that such amounts will not be collected. We review our allowance for doubtful accounts on a quarterly basis. Recovery of bad debt amounts previously written off are recorded as a reduction of bad debt expense in the period the payment is collected. Generally, we do not require collateral for our accounts receivable and we do not regularly charge interest on past due amounts.

Inventories

Inventories, which consist of raw materials and purchased components and subsystems, work-in-process and finished lighting products, are stated at the lower of cost or market. We use a standard costing methodology, which approximates actual cost on a weighted average basis to value our inventories and we review our standard costs of raw materials, work-in-process and finished goods inventory quarterly. Any purchase price variance or variances related to labor and overhead that would indicate a loss on disposition of inventory is recorded to cost of goods sold in the statement of operations at the end of each quarter. Market is determined based upon current sales transactions of the underlying inventory less the cost of disposal.

In May 2012, we began implementing a new restructuring plan designed to build upon the restructuring in the third quarter of 2011 and further increase efficiencies across the organization and lower our overall cost structure. As part of this restructuring plan, we accelerated our focus on the next generation of products, which we began launching in the fourth quarter of 2012, and commenced the end-of-life planning for certain of our current generation of products. As a result, we recorded inventory valuation allowance of $15.8 million and a provision for expected losses on non-cancellable purchase commitments of $5.6 million for the year ended December 31, 2012. As a result of changes in our business strategy following changes in our management team and the implementation of a restructuring plan in the third quarter of 2011, we recorded a $20.5 million inventory valuation allowance and an $8.5 million provision for losses on non-cancellable purchase commitments, which increased our cost of goods sold. We considered a number of factors in estimating the required inventory allowances, including (i) changes in market conditions including increased competition, (ii) strategic focus on core products to meet the demands of key customers, (iii) the desire to focus the business on newer products with lower cost technologies and (iv) updated demand forecasts and greater visibility into production planning as a result of the implementation our ERP system in July 2011. In the event we were to implement additional restructuring plans that impact our portfolio of products held for sale, then further adjustments to the inventory valuation allowance may be necessary.

Significant changes in our strategic plan, including changes in product mix, product demand, slow product adoption, rapid technological changes and new product introductions and enhancements could result in excess or obsolete inventory. We evaluate inventory levels and expected usage on a quarterly basis to specifically identify obsolete, slow-moving or non-salable inventory based upon assumptions about future demand and market conditions. A significant amount of judgment is involved in determining if a change in the assumptions used in determining the value of our inventory has occurred. One of the key assumptions in determining whether our inventory is considered excess and obsolete is the expected demand of our finished goods inventory, including consumption of raw materials and work in process to meet our demand forecasts. We generally determine our product demand forecast, considering factors such as backlog, recent sales and order experience and expectations of future demand based on our planning and forecasting with our key customers. Based on the early stage and acceptance of LED retrofit lamps and luminaries, limited historical sales and orders information, and the overall uncertainty as to the timing of adoption of the LED lighting technologies, there is significant uncertainty regarding our estimate of product demand. Given the significance of inventory to our business, including ensuring we have sufficient quantities on-hand to meet customer demand and the overall risk of excess and obsolete inventory, we performed sensitivity analyses on our key assumptions used to determine the provision for excess and obsolete inventory. In general, a ten percent decrease in our overall product demand forecast would result in a corresponding increase in our required provision for excess and obsolete inventory of approximately $500,000.

On a quarterly basis, we also consider the need to record a lower of cost or market adjustment for our raw materials and finished goods inventory. The market value of finished goods is determined based upon current sales transactions, less the cost of disposal of the respective finished goods. The write-down of inventory to the lower of cost or market creates a new cost basis that cannot be marked up even if there are subsequent changes in the underlying facts and circumstances.

Revenue recognition

Product sales are recorded when our products are shipped and title passes to customers. Where sales of product are subject to certain customer acceptance terms, revenue from the sale is recognized once these terms have been met. We recognize revenue on certain long-term, fixed price, custom lighting projects using the percentage of completion method measured by the ratio of costs incurred in a period to the estimated total costs to be incurred for each contract. Contract costs include all direct material, direct labor and other indirect costs related to contract performance. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, estimated profitability and final contract settlements may result in revisions to costs and income and are recognized in the period in which such revisions are determined.

For smaller or shorter term custom lighting projects or projects where estimated total costs cannot be determined, revenue is recognized using the completed contract method and revenue is recognized upon substantial completion and acceptance by the customer of each project. Amounts received as deposits against future completion of projects are recorded as unearned revenue until such projects are completed and title passes to the customer.

Income taxes

We employ the asset and liability method in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on temporary differences between the financial reporting and tax bases of assets and liabilities and net operating loss carryforwards, and are measured using enacted tax rates and laws that are expected to be in effect when the differences are reversed.

We record a valuation allowance to reduce our deferred tax assets to the amount which, we estimate, is more likely than not to be realized. Our ability to realize our deferred tax assets is generally dependent on the generation of taxable income during the future periods in which the temporary differences are deductible and the net operating losses can be offset against taxable income. If we were to determine that we would be able to realize deferred tax assets in the future in excess of the net recorded amount, the resulting adjustment to deferred tax assets would increase net earnings in the period such a determination was made.

Impairment of long-lived assets

Long-lived assets such as property, equipment and definite lived intangible assets are reviewed for impairment when events and circumstances indicate that the carrying amount of an asset may not be recoverable. In making these determinations, we use certain assumptions, including, but not limited to: (i) estimations of the fair market value of the assets and (ii) estimations of the future cash flows expected to be generated by these assets, which are based on additional assumptions such as asset utilization, length of service the asset will be used in our operations and estimated salvage values. Recoverability of assets to be held and used is measured by a comparison of the carrying value of the assets to the estimated undiscounted future cash flows expected to be generated by the assets. If the carrying value of the assets exceeds the estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the assets exceeds fair value.

Financial operations overview

Revenue

We derive revenue from the sale of our products and custom lighting solutions.

Product Revenue. Product revenue is derived primarily from the sale of an extensive and growing range of LED-based retrofit lamps and luminaires for specific indoor and outdoor general illumination applications in the residential, commercial, industrial and public infrastructure markets.

Our product revenue is dependent on the continuing adoption of LED lighting in our target markets which, in turn, relies on ongoing improvements in LED lighting performance as well as reductions in LED lighting cost. Accordingly, our ability to consistently introduce market leading products, in terms of both performance and cost per lumen, will impact our revenue growth through accelerating the use of LEDs as a replacement for existing lighting technologies as well as by increasing our share of the market. One factor that impacts the cost per lumen of our products is their selling prices. We expect our selling prices to generally decline over time and anticipate that these declines will be offset by increasing sales volume of our products. Our product revenue is also impacted by our ability to access end users of LED lighting products. We depend heavily on the strength of our relationships with certain OEM and retailer customers, specifically The Home Depot, which provides us with access to residential and commercial end users of LED lighting products. We may experience significant inflections in growth as we enter into relationships with partners such as these and we will seek to develop similar relationships with new customers. Conversely, any deterioration in our relationships with these customers or in their activities in LED lighting could negatively impact our revenue. The Home Depot accounted for 52% of our total revenue for the nine months ended September 30, 2013. For the years ended December 31, 2012 and 2011, The Home Depot accounted for 48% and 32% of our total revenue, respectively, and we expect revenue from The Home Depot to increase, both in absolute dollars and as a percentage of total revenues, as we further expand the number of our products that we sell to them. Osram Sylvania decreased its purchases during 2012, accounting for 21% of our total revenue for the year ended December 31, 2012 compared to 41% of our total revenue for the year ended December 31, 2011, and we had no sales to Osram Sylvania for the nine months ended September 30, 2013. The success of our direct sales efforts and our ability to grow and effectively manage the roster of distributors and independent sales agents that sell our products is also critical to our business. As we continue to hire more sales and marketing professionals, we expect to increase the frequency and impact of our activities with potential customers.

Custom lighting solutions revenue. Custom lighting solutions revenue is derived from contracted lighting projects for the production of tailored lighting effects for architects, lighting designers and research. Revenue from custom lighting projects varies from period-to-period depending on the number of active projects and the timing of the progress made on each project. Custom lighting solutions revenue has decreased as a percentage of revenue and has decreased as we have increased our focus on our retrofit lamps and luminaires and we expect this trend to continue.

Cost of goods sold and gross profit

Cost of goods sold includes the cost of raw materials such as purchased components, including packaged LEDs and subsystems used in the manufacture and assembly of our products as well as the cost of related inbound freight, manufacturing labor, production overhead and warranty costs. We also include provisions for excess and obsolete inventory and purchase commitments in our cost of goods sold. In addition, the cost of the services provided by our contract manufacturing partners is included in cost of goods sold.

Raw materials represent the largest portion of our cost of goods sold and increase in conjunction with revenue growth. On a per unit basis, these costs generally decrease as we gain purchasing scale with increases in our revenue. In periods of rapidly increasing demand, however, we may incur higher costs to ensure adequate supply and to expedite shipping by means of premium inbound freight. These costs are typically higher the more dependent we are on a limited number of suppliers for specific parts as well as the greater the distance is between our production sites and such suppliers. We also may incur higher costs to the extent our supply chain management and production processes result in larger physical inventory variances or lower yields. Our manufacturing labor costs also increase in conjunction with revenue growth. A key factor impacting our manufacturing labor costs is the location of our production, as hourly wages at our contract manufacturers in China are significantly lower than those at our Satellite Beach site. Our ability to accurately forecast product demand and manage the procurement and availability of our raw materials inventory also impacts our manufacturing labor cost by: (i) reducing idle time for workers awaiting missing components and (ii) mitigating the need for costly overtime labor to make up for lost worker time. Our raw materials and manufacturing labor costs are also dependent on our ability to reduce the component count and cost as well as manufacturing complexity of our products through innovative designs. The cost of production overhead generally declines on a per unit basis with an increase in throughput at our facilities through better execution and higher volumes of production. Accordingly, newly introduced products typically have higher per unit costs as we gain supply chain and manufacturing process efficiencies. Our warranty costs depend both on the quality of our manufacturing processes as well as our ability to design products for greater reliability.

While we expect our cost of goods sold to increase in absolute terms as our revenue increases and we expand the scale of our operations, we anticipate it will decline as a percentage of revenue leading to higher gross margin. Key factors driving this planned gross margin improvement include the continued impact of greater purchasing scale, the migration of production to lower cost sites, the qualification of additional suppliers closer to our production sites and improvements in our forecasting, supply chain management and the ability to redesign products to remove or reduce components or utilize lower cost alternative materials. We expect to achieve these improvements in our forecasting and supply chain management through closer collaboration with our customers, the continued enhancement of our ERP system and other initiatives led by our operations team that has recently been enhanced through the addition of experienced personnel.

Our gross margin is also affected by a number of other factors, including the average selling price of our products and our ability to offset declining prices with lower production costs. Our mix of products sold and the customers to whom they are sold also impact our gross margin as certain of our products have higher levels of profitability and we may contractually price our products at lower levels to certain customers based on volume expectations, contract duration and our own cost reduction roadmap. To the extent we have temporary manufacturing or supply chain inefficiencies, implementation of our cost reduction roadmap may be delayed resulting in unplanned declines in gross margin for certain products until these inefficiencies are addressed. Our gross margin is also impacted by foreign exchange rates when we sell our products in currencies that differ from those in which we incur our manufacturing costs. Gross margin for custom lighting solutions is also impacted by our ability to accurately forecast project costs and avoid delays or cost overruns due to technological or manufacturing issues. As we expand our manufacturing capacity, new or re-engineered products move into production and we add new customers, among other factors, our gross margin will continue to fluctuate from period-to-period.

Operating expenses

Operating expenses consist of sales and marketing, operations, research and development and general and administrative expenses. Personnel-related expenses comprise the most significant component of these expenses. In any particular period, the timing of additional hires or layoffs could materially affect our operating expenses, both in absolute dollars and as a percentage of revenue.

Selling, Distribution and Administrative Expenses. Selling, distribution and administrative expenses consist primarily of personnel-related expenses for employees engaged in sales, marketing, procurement, supply chain management, logistics, quality assurance, executive, finance, human resource and information technology activities as well as sales commissions, samples and other marketing costs for new products and customer demonstrations, travel and other out-of-pocket expenses for marketing programs such as trade shows and industry conferences, cost of marketing materials and other corporate communications, customer service expenses, fees for professional services, public company costs and allocated facilities and other related overhead costs. Professional services consist principally of external legal, accounting, tax and other consulting services. Public company costs include director fees, directors’ and officers’ insurance premiums, costs of compliance with securities, corporate governance and other regulations and investor relations expenses. Certain of these expenses, and in particular legal expenses due to patent and other litigation, are inherently hard to predict and may vary materially from period to period. Unbillable freight costs that are incurred to deliver products to our customers but for which they are not separately billed are also included in sales and marketing expenses. We intend to aggressively market our expanding product portfolio and build additional and deepen existing relationships with strategic partners, distributors and independent sales agents on a global basis. Accordingly, we expect that our selling, distribution and administrative expenses will continue to increase in both absolute dollars as a percentage of revenue as these initiatives achieve their anticipated result.

Research and development expenses. Research and development expenses consist primarily of personnel-related expenses for employees engaged in the development of new products, the enhancement of existing products and research into new platform technologies related to power supplies, optics, thermal management and intelligent controls as well as into emerging uses for LED lighting including in biological applications. Research and development expenses also include costs of lab materials and prototypes related to these activities and allocated facilities and other related overhead costs. We expense all of our research and development costs as they are incurred. Research and development expense is reported net of any funding received under contracts with governmental agencies and commercial customers that are considered to be cost sharing arrangements with no contractually committed deliverable. We expect research and development expenses to continue to increase in absolute dollars as we invest further in the development of our product portfolio and technology though we believe they will decrease as a percentage of revenue over time.

Restructuring expenses. We record restructuring expenses associated with management approved restructuring plans to reorganize one or more of our business functions or to remove duplicative headcount and infrastructure associated with one or more locations. These items primarily include estimates of employee separation costs, non-cash asset impairment charges related to the write-down of equipment or abandonment of facilities and the full amounts payable pursuant to remaining lease obligations (net of anticipated sublease income), which we refer to as accrued rent costs. The timing of associated cash payments is dependent upon the type of restructuring expense and can extend over a multi-year period. Restructuring expenses are recorded based upon planned employee termination dates, site closures and consolidation plans and are not anticipated to be recurring.

Results of operations

The following table sets forth statement of operations data expressed as a percentage of total revenue for the periods indicated (some items may not add due to rounding):

Nine Months Ended September 30, 2013 Compared to the Nine Months Ended September 30, 2012

	Nine Months Ended September 30,		Variance		Percentage of Revenue
	2013	2012	$	%	2013	2012
Revenue	$61,925,643	$101,069,211	(39,143,568)	-38.7%	100.0%	100.0%
Cost of goods sold (includes inventory valuation allowance of $5.7 million and $15.4 million and provision for losses on purchase commitments of $1.9 million and $3.4 million for the nine months ended September 30, 2013 and 2012, respectively)	64,973,577	117,889,925	(52,916,348)	-44.9%	104.9%	116.6%
Selling, distribution and administrative	38,171,922	45,297,615	(7,125,693)	-15.7%	61.6%	44.8%
Research and development	7,774,273	7,371,527	402,746	5.5%	12.6%	7.3%
Restructuring expense	184,107	5,759,814	(5,575,707)	*	0.3%	5.7%
Impairment of goodwill and other long-lived assets	—	379,537	(379,537)	*	0.0%	0.4%
Depreciation and amortization	6,886,110	6,564,516	321,594	4.9%	11.1%	6.5%
Interest income	3,643	5,112	(1,469)	*	0.0%	0.0%
Interest expense, including related party	(2,943,723)	(4,008,854)	1,065,131	-26.6%	-4.8%	-4.0%
Decrease in fair value of liabilities under derivative contracts	1,320,753	2,713,876	(1,393,123)	*	2.1%	2.7%
Dividends on preferred stock	—	(1,799,392)	1,799,392	*	0.0%	-1.8%
Accretion of preferred stock	—	(7,523,459)	7,523,459	*	0.0%	-7.4%
Other expense, net	(35,362)	(142,838)	107,476	*	-0.1%	-0.1%

Net loss	$(57,719,035)	$(92,949,278)	35,230,243	-37.9%	-93.2%	-92.0%

*	Variance is not meaningful.

Revenue

Revenue decreased $39.1 million, or 38.7%, to $61.9 million for the nine months ended September 30, 2013 from $101.1 million for the nine months ended September 30, 2012. The decrease in revenue was primarily a result of the loss of Osram Sylvania as a customer in late 2012 and a reduction in sales to The Home Depot in the current period. We had no sales to Osram Sylvania during the nine months ended September 30, 2013 compared to $21.9 million in sales for the nine months ended September 30, 2012. In addition, we experienced an $18.5 million decrease in sales to The Home Depot for the nine months ended September 30, 2013 resulting from its decision to not carry our fixture product line at the beginning of 2013, which had represented $9.5 million of sales for the nine months ended September 30, 2012, with the balance of the decrease resulting from lower sales of our lamp products to The Home Depot. The reduction in sales of our lamp products was primarily due to a decrease in The Home Depot’s targeted inventory levels. The decrease in revenue for both Osram Sylvania and The Home Depot was partially offset by an increase of $1.3 million in revenue from other customers.

Cost of Goods Sold

Cost of goods sold decreased $52.9 million, or 44.9%, to $65.0 million for the nine months ended September 30, 2013 from $117.9 million in the nine months ended September 30, 2012. The decrease in cost of goods sold was partially due to the corresponding decrease in sales during the nine months ended September 30, 2013, as well as improved manufacturing efficiencies in the current year. The decrease was partially offset by a $5.7 million inventory valuation allowance and a $1.9 million provision for expected losses on non-cancelable purchase commitments for the nine months ended September 30, 2013. For the nine months ended September 30, 2012, cost of goods sold included a $15.4 million inventory valuation allowance and a $3.4 million provision for expected losses on non-cancelable purchase commitments.

Cost of goods sold as a percentage of revenue decreased for the nine months ended September 30, 2013 to 104.9% (or negative gross margin of 4.9%) as compared to 116.6% (or negative gross margin of 16.6%) for the nine months ended September 30, 2012. Excluding the impact of the inventory valuation allowance and the provision for expected losses on non-cancelable purchase commitments, our non-GAAP gross margin was 7.4% for the nine months ended September 30, 2013 compared to a non-GAAP gross margin of 2.0% for the nine months ended September 30, 2012. See our reconciliation of the non-GAAP gross margin measurements on page 25.

Selling, Distribution and Administrative

Selling, distribution and administrative expense decreased $7.1 million, or 15.7%, to $38.2 million for the nine months ended September 30, 2013 from $45.3 million for the nine months ended September 30, 2012, but increased as a percentage of revenue to 61.6% for the nine months ended September 30, 2013 from 44.8% for the nine months ended September 30, 2012. The decrease in selling, distribution and administrative expense was primarily due to a $3.0 million decrease in personnel related expenses, a $1.8 million decrease in consulting fees, a $2.8 million decrease due to the closing of our facilities in Mexico, Australia and the United Kingdom and a $1.4 million decrease in freight and logistics resulting primarily from the decrease in revenue. These decreases were partially offset by a $1.4 million increase in legal fees due primarily to our defense of the Geveran litigation and on-going patent related issues.

Research and Development

Research and development expense increased $403,000, or 5.5%, to $7.8 million for the nine months ended September 30, 2013 from $7.4 million for the nine months ended September 30, 2012, and increased as a percentage of revenue to 12.6% for the nine months ended September 30, 2013 from 7.3% for the nine months ended September 30, 2012. The increase in research and development expense was primarily due to a $376,000 increase in personnel costs as we continue to invest in our innovation pipeline.

Restructuring Expense

Restructuring expense decreased $5.6 million to $184,000 for the nine months ended September 30, 2013 from $5.8 million for the nine months ended September 30, 2012. Restructuring expense for the nine months ended September 30, 2013 consisted of $99,000 related to the termination of our lease in Mexico and $85,000 for miscellaneous costs incurred in closing both our Mexico and Australia entities. Restructuring expense for the nine months ended September 30, 2012 consisted of $4.1 million in severance and termination benefits related to the significant headcount reductions in Mexico in May 2012 and announced additional headcount reductions in Mexico in September 2012, primarily related to the planned transition of production work to our contract manufacturer in Mexico and the replacement of ten members of management in the United States in conjunction with the completion of the Series H and I Preferred Stock Offering. In addition, we recorded a $1.7 million expense for the write down of leasehold improvements, tooling, production and test equipment in our Mexico plant.

Impairment of Goodwill and Other Long-lived Assets

As of September 30, 2012, we performed an impairment analysis to determine whether our intangible assets were impaired. Following our analysis of our amortizable intangible assets related to LSGBV we determined that certain patents, trademarks, license agreements and customer relationships were impaired. This review included an assessment of cash flow projections, among other factors. The following table summarizes the total impairment charge recorded for the nine months ended September 30, 2012:

Patents acquired on the acquisition of LSGBV	$15,984
Trademarks acquired on the acquisition of LSGBV	19,541
License agreements acquired on the acquisition of LSGBV	44,923
Customer relationships acquired on the acquisition of LSGBV	299,089

Total impairment charge	$379,537

Depreciation and Amortization

Depreciation and amortization expense increased $322,000 or 4.9% to $6.9 million for the nine months ended September 30, 2013 from $6.6 million for the nine months ended September 30, 2012. The increase in depreciation and amortization expense was primarily a result of the purchase of manufacturing equipment and tooling and molds during 2012 and the first nine months of 2013

Interest Expense

Interest expense decreased $1.1 million, or 26.6%, to $2.9 million for the nine months ended September 30, 2013 from $4.0 million for the nine months ended September 30, 2012. The decrease in interest expense was primarily due to the decrease in interest related to the issuance of the Series G Preferred Units in 2012, which were converted into shares of our Series H Convertible Preferred Stock and Series I Convertible Preferred Stock in connection with the Series H and I Preferred Offering on May 25, 2012. Interest expense for the nine months ended September 30, 2013 consisted primarily of $2.0 million of interest related to the Ares Letter of Credit Facility and $937,000 of interest expense and fees related to the Wells Fargo ABL. Interest expense for the nine months ended September 30, 2012 consisted primarily of $2.1 million of interest related to the Ares Letter of Credit Facility, $1.4 million of interest expense and fees related to the Wells Fargo ABL, amortization of $316,000 of prepaid financing fees related to the Series G Preferred Units, amortization of $250,000 of prepaid financing fees paid to Pegasus IV related to the Series G Preferred Units and $11,000 of interest expense related to the debt facilities of LSGBV.

Decrease in Fair Value of Liabilities under Derivative Contracts

On May 25, 2012, in connection with the Series H and I Preferred Offering, we issued the Riverwood Warrants. The Riverwood Warrants were accounted for as a liability and the fair value was determined using the Monte Carlo valuation method. The fair value of the Riverwood Warrants decreased by $1.4 million for the nine months ended September 30, 2013 primarily due to a decrease in the trading price of our common stock during this period. The fair value of the outstanding Riverwood Warrants decreased by $2.7 million for the period from May 25, 2012, the initial issuance date of the Riverwood Warrants, through September 30, 2012, primarily due to a decrease in the price of our common stock during this period.

Dividends on Preferred Stock

Dividends on preferred stock of $1.8 million for the nine months ended September 30, 2012 consisted of dividends incurred on our then outstanding shares of Series G Preferred Stock, which were initially issued on November 17, 2011. All of the outstanding shares of Series G Preferred Stock were converted into shares of our Series H Convertible Preferred Stock and Series I Convertible Preferred Stock in connection with the Series H and I Preferred Offering on May 25, 2012, which do not accrue dividends.

Accretion of Preferred Stock

Accretion of preferred stock consisted of $7.5 million of accretion expense incurred on the outstanding shares of Series G Preferred Stock for the nine months ended September 30, 2012. All of the outstanding shares of Series G Preferred Stock were converted into shares of our Series H Convertible Preferred Stock and Series I Convertible Preferred Stock in connection with the Series H and I Preferred Offering on May 25, 2012.

Other Expense, Net

Other expense, net decreased $107,000 for the nine months ended September 30, 2013 to net expense of $35,000 from net expense of $143,000 for the nine months ended September 30, 2012. Other expense for the nine months ended September 30, 2013 consisted primarily of a $51,000 foreign exchange loss and $54,000 in late payment fees, partially offset by $69,000 of miscellaneous income. Other expense for the nine months ended September 30, 2012 consisted primarily of $94,000 in late payment fees and a $33,000 foreign exchange loss, partially offset by $16,000 of miscellaneous income.

Year Ended December 31, 2012 Compared to Year Ended December 31, 2011

	Years Ended December 31,		Variance		Percentage of Revenue
	2012	2011	$	%	2012	2011
Revenue	$127,111,351	$108,981,588	18,129,763	16.6%	100.0%	100.0%
Cost of goods sold	146,902,807	129,187,145	17,715,662	13.7%	115.6%	118.5%
Selling, distribution and administrative	60,928,462	52,817,425	8,111,037	15.4%	47.9%	48.5%
Research and development	10,071,839	10,670,455	(598,616)	-5.6%	7.9%	9.8%
Write-off of deferred offering costs	—	1,269,318	(1,269,318)	*	0.0%	1.2%
Restructuring expenses	6,212,936	598,037	5,614,899	*	4.9%	0.5%
Impairment of goodwill and other long-lived assets	379,537	4,121,349	(3,741,812)	*	0.3%	3.8%
Depreciation and amortization	8,411,187	4,895,742	3,515,445	71.8%	6.6%	4.5%
Interest income	5,458	153,539	(148,081)	*	0.0%	0.1%
Interest expense, including related party	(4,896,628)	(2,059,588)	2,837,040	137.7%	-3.9%	-1.9%
Decrease in fair value of liabilities under derivative contracts	8,503,480	—	(8,503,480)	*	6.7%	0.0%
Dividends on preferred stock	(1,799,392)	(237,824)	1,561,568	*	-1.4%	-0.2%
Accretion of preferred stock	(7,523,459)	(239,408)	7,284,051	*	-5.9%	-0.2%
Other income (expense), net	165,549	6,526,596	(6,361,047)	*	0.1%	6.0%

Net loss	$(111,340,409)	$(90,434,568)	(20,905,841)	23.1%	-87.6%	-83.0%

*	Variance is not meaningful.

Revenue

Revenue increased $18.1 million, or 16.6%, to $127.1 million for the year ended December 31, 2012 from $109.0 million for the year ended December 31, 2011. The increase in revenue was primarily a result of increased sales of LED retrofit lamps and luminaires that were introduced during the years ended December 31, 2012 and 2011, the expansion of relationships with key customers for retrofit lamps, including The Home Depot and several branded lighting OEMs, and the continued increase in market adoption of LED lighting for general illumination. Revenue was negatively impacted by $1.0 million in price adjustments for the year ended December 31, 2012. Revenue was also reduced by a non-cash charge of $458,000 and $2.5 million for the years ended December 31, 2012 and 2011, respectively, which represented the fair-value of the portion of the THD Warrant that vested in September 2012 and June 2011. Excluding the impact of these non-cash charges, our revenue was $127.6 million and $111.5 million for the years ended December 31, 2012 and 2011, respectively, an increase of $16.1 million, or 14.5%, for the year ended December 31, 2012 as compared to the year ended December 31, 2011. See our reconciliation of non-GAAP financial measurements under “Overview – Non-GAAP Financial Measures” on page 22.

Cost of goods sold

Cost of goods sold increased $17.7 million, or 13.7%, to $146.9 million for the year ended December 31, 2012 from $129.2 million for the year ended December 31, 2011. The increase in cost of goods sold was primarily due to increased sales, as well as $15.8 million in inventory valuation allowance and $5.6 million in provision for expected losses on non-cancellable purchase commitments. Excluding the impact of the additional provisions, our cost of goods sold was $125.5 million for the year ended December 31, 2012, an increase of $25.4 million or 25.4% over the year ended December 31, 2011 as compared to a 16.6% increase in revenue (14.5% excluding the non-cash charge for the THD Warrant).

Cost of goods sold as a percentage of revenue decreased for the year ended December 31, 2012 to 115.6% (or a negative gross margin of 15.6%) as compared to 118.5% (or a negative gross margin of 18.5.0%) for the year ended December 31, 2011. Our gross margin for the years ended December 31, 2012 and 2011 were also negatively impacted by non-cash charges related to the THD Warrant that reduced our revenue by $458,000 and $2.5 million, respectively, and the inventory valuation allowance and provision for expected losses on non-cancellable purchase commitments. Excluding the impact of these provisions, our non-GAAP adjusted gross margin percentage was 1.6% for the year ended December 31, 2012 as compared to a non-GAAP gross margin of 10.2% for the year ended December 31, 2011. See our reconciliation of non-GAAP financial measurements under “Overview – Non-GAAP Financial Measures” on page 22.

Excluding the impact of the additional provisions, cost of goods sold increased as a percentage of revenue for the year ended December 31, 2012 as compared to the year ended December 31, 2011 primarily due to the mix of products sold, the impact of $1.0 million in price adjustments and an increase of $1.4 million in warranty expense due to increased sales, an increase in the amount of warranty returns and the estimated expenses related to a safety recall for three products that were sold from March 2011 to October 2012.

Selling, distribution and administration

Selling, distribution and administration expenses increased $8.1 million, or 15.4%, to $60.9 million for the year ended December 31, 2012 from $52.8 million for the year ended December 31, 2011, but decreased as a percentage of revenue to 47.9% for the year ended December 31, 2012 from 48.5% for the year ended December 31, 2011. The increase in selling, distribution and administration expenses was primarily due to a $3.2 million increase in personnel-related costs and a $2.9 million increase in consulting fees to support our continued growth and implement improvements to our supply chain process during 2012, a $1.0 million increase in expenditures related to the addition of a distribution facility in Texas in July 2011, a $1.0 million increase in commissions to agents as revenue increased, an $841,000 increase in legal fees primarily related to pending litigation and a $417,000 increase in expenses related to the expansion of our operations in Mexico during 2011, as 2012 included a full year of expanded operations in Mexico. These increases were partially offset by a $1.1 million decrease in advertising and promotion expense related to a special promotion implemented in 2011 that was not continued in 2012 and a $279,000 decrease in expenses incurred by our Netherlands subsidiary, as a result of our previous restructuring efforts.

Research and development

Research and development expenses decreased $599,000, or 5.6%, to $10.1 million for the year ended December 31, 2012 from $10.7 million for the year ended December 31, 2011, and decreased as a percentage of revenue to 7.9% for the year ended December 31, 2012 from 9.8% for the year ended December 31, 2011. The decrease in research and development expenses was primarily due to a $547,000 decrease in prototyping and external testing expenses resulting from our implementation of cost reduction measures.

Write-off of deferred offering costs

We initially capitalized $1.3 million of legal and accounting costs associated with our proposed underwritten public offering. With the extended postponement of the proposed offering, we expensed these capitalized costs to the statement of operations during the year ended December 31, 2011.

Restructuring expenses

Restructuring expenses increased $5.6 million to $6.2 million for the year ended December 31, 2012 from $598,000 for the year ended December 31, 2011. Restructuring expenses for the year ended December 31, 2012 consisted of $4.2 million in severance and termination benefits related to significant headcount reductions in Mexico in May 2012, additional headcount reductions in Mexico in September 2012 and additional headcount reductions in Mexico to be completed in 2013, primarily related to the planned transition of production work to our contract manufacturer in Mexico, the replacement of 10 members of management in the United States in conjunction with the completion of the Series H and I Preferred Stock Offering and the closure of our sales office in Australia. In addition, we recorded a $1.7 million expense for the impairment of leasehold improvements, tooling, production and test equipment in our Mexico plant and $235,000 in costs related to the transfer of production to our contract manufacturer in Mexico from our own facility. Restructuring expenses for the year ended December 31, 2011 consisted of $522,000 of severance and termination benefits related to a headcount reduction and $76,000 for the impairment of tooling, production and test equipment.

Impairment of goodwill and other long-lived assets

As of September 30, 2012, we performed our annual impairment analysis to determine whether any of our intangible assets were impaired. Following our analysis of our amortizable intangible assets related to LSGBV, we determined that certain patents, trademarks, license agreements and customer relationships were impaired. This review included an assessment of cash flow projections, among other factors. The following table summarizes the total impairment charge recorded for the year ended December 31, 2012:

Patents acquired on the acquisition of LSGBV	$15,984
Trademarks acquired on the acquisition of LSGBV	19,541
License agreements acquired on the acquisition of LSGBV	44,923
Customer relationships acquired on the acquisition of LSGBV	299,089

Total impairment charge	$379,537

As of September 30, 2011, we performed our annual impairment analysis to determine whether goodwill and intangible assets were impaired. As a result of our evaluation of our goodwill, we performed an impairment analysis of our amortizable intangible assets related to LED Effects and determined that certain technology and patent intangibles were also impaired. This review included an assessment of industry factors, cash flow projections and other factors we believed relevant. The result of this valuation was that an impairment was necessary for the goodwill and intangible assets related to the previous acquisition of LED Effects in 2007. We also performed an impairment analysis of the intangible assets related to Lamina as of December 31, 2011 due to the continued decline in sales of products related to this 2008 acquisition. As a result of this analysis, we determined that the Lamina intangible assets were materially impaired. These impairments resulted in a write-down of the goodwill and other intangible assets. The following table summarizes the total impairment charges recorded for the year ended December 31, 2011:

Goodwill arising from the acquisition of LED Effects	$1,626,482
Technology and patents acquired on the acquisition of LED Effects	1,252,335
Trademarks acquired on the acquisition of Lamina	590,782
Customer relationships acquired on the acquisition of Lamina	651,750

Total impairment charge	$4,121,349

Depreciation and amortization

Depreciation and amortization expense increased $3.5 million, or 71.8%, to $8.4 million for the year ended December 31, 2012 from $4.9 million for the year ended December 31, 2011, and increased as a percentage of revenue to 6.6% for the year ended December 31, 2012 from 4.5% for the year ended December 31, 2011. The increase in depreciation and amortization expense was primarily a result of the purchase of manufacturing equipment and research and development machinery during the years ended December 31, 2011 and 2010. This increase in depreciation expense was partially offset by a $510,000 decrease in amortization expense due primarily to the impairment of certain intangible assets during 2011.

Interest income

Interest income decreased $148,000 for the year ended December 31, 2012 to $5,000 from $154,000 for the year ended December 31, 2011. For the year ended December 31, 2012, interest income was primarily due to interest earned by our interest bearing bank account in Australia. For the year ended December 31, 2011, interest income was primarily due to interest earned on the insurance proceeds from the key-man life insurance policy on Zachary Gibler, our former Chairman and Chief Executive Officer.

Interest expense, including related party

Interest expense, including related party interest, increased $2.8 million, or 137.7%, to $4.9 million for the year ended December 31, 2012 from $2.1 million for the year ended December 31, 2011. The increase in interest expense was primarily due to a $25.0 million increase in the borrowing capacity on the Wells Fargo ABL with the addition of the Ares Letter of Credit Facility in September 2011 and a corresponding increase in our borrowings under the Wells Fargo ABL. Interest expense for the year ended December 31, 2012 consisted primarily of $2.7 million of interest related to the Ares Letter of Credit Facility, $1.6 million of interest expense and fees related to the Wells Fargo ABL, amortization of $316,000 of prepaid financing fees related to our preferred stock units (the “Series G Preferred Units”), amortization of $250,000 of prepaid financing fees paid to Pegasus IV related to the Series G Preferred Units and $11,000 of interest expense related to the debt facilities of LSGBV. Interest expense for the year ended December 31, 2011 consisted primarily of $1.0 million of interest and fees related to the Wells Fargo ABL, which we entered into in November 2010, $796,000 of interest related to the Ares Letter of Credit Facility, $69,000 of interest expense related to the debt facilities of LSGBV and $43,000 of interest on an advance from Holdings II on Mr. Gibler’s life insurance policy.

(Increase) decrease in fair value of liabilities under derivative contracts

During the year ended December 31, 2012, we consummated the Series H and I Preferred Offering and issued a warrant to Riverwood management (the “Riverwood Warrant”). The Riverwood Warrant was accounted for as a liability and its fair value was determined using the Monte Carlo valuation method. The fair value of the outstanding Riverwood Warrant decreased by $8.5 million for the period from May 25, 2012, the initial issuance date of the Riverwood Warrant, through December 31, 2012, primarily due to a decrease in the trading price of our common stock during this period. During the year ended December 31, 2011, there were no liabilities under derivative contracts.

Dividends on preferred stock

Dividends on preferred stock of $1.8 million for the year ended December 31, 2012 consisted of dividends incurred on outstanding shares of the Series G Preferred Stock, which were initially issued on November 17, 2011 and converted into Series H Preferred Stock and Series I Preferred Stock pursuant to the Series H and I Preferred Offering on May 25, 2012. Dividends on preferred stock of $238,000 for the year ended December 31, 2011 consisted of dividends incurred on outstanding shares of the Series G Preferred Stock, which were initially issued on November 17, 2011.

Accretion of preferred stock

Accretion of preferred stock increased $7.3 million for the year ended December 31, 2012 to $7.5 million from $239,000 for the year ended December 31, 2011. For the year ended December 31, 2012, $7.5 million of accretion expense was incurred on the Series G Preferred Stock, due to the conversion of the Series G Preferred Stock into Series H Preferred Stock and Series I Preferred Stock on May 25, 2012. For the year ended December 31, 2011, $239,000 of accretion expense was incurred on the Series G Preferred Stock, underlying the Series G Preferred Units, which was classified as a liability.

Other income (expense), net

Other income, net decreased $6.4 million for the year ended December 31, 2012 to other income of $165,000 from other income of $6.5 million for the year ended December 31, 2011. Other income for the year ended December 31, 2012 consisted primarily of $309,000 in realized foreign exchange gains, partially offset by $132,000 in late payment fees and $11,000 in miscellaneous expense. Other income for the year ended December 31, 2011 consisted of $7.0 million of proceeds from Mr. Gibler’s key man life insurance policy, partially offset by a $335,000 loss on disposal of assets and an increase of $174,000 for the impact of foreign exchange transactions at LSGBV and LSG Mexico.

Year ended December 31, 2011 compared to year ended December 31, 2010

	Years Ended December 31,		Variance		Percentage of Revenue
	2011	2010	$	%	2011	2010
Revenue	$108,981,588	$53,169,013	55,812,575	105.0%	100.0%	100.0%
Cost of goods sold	129,187,145	59,021,851	70,165,294	118.9%	118.5%	111.0%
Selling, distribution and administrative	52,817,425	33,695,627	19,121,798	56.7%	48.5%	63.4%
Research and development	10,670,455	10,246,511	423,944	4.1%	9.8%	19.3%
Write-off of deferred offering costs	1,269,318	—	1,269,318	*	1.2%	0.0%
Restructuring expense	598,037	1,101,992	(503,955)	-45.7%	0.5%	2.1%
Impairment of goodwill and other long-lived assets	4,121,349	11,548,650	(7,427,301)	*	3.8%	21.7%
Depreciation and amortization	6,564,516	2,867,866	3,696,650	128.9%	6.0%	5.4%
Interest income	153,539	3,450	150,089	*	0.1%	0.0%
Interest expense, including related party	(2,059,588)	(3,501,056)	(1,441,468)	41.2%	-1.9%	-6.6%
Increase in fair value of liabilities under derivative contracts	—	(150,557,529)	(150,557,529)	*	0.0%	-283.2%
Dividends on preferred stock	(237,824)	(3,534,795)	(3,296,971)	*	-0.2%	-6.6%
Accretion of preferred stock	(239,408)	(73,077,280)	(72,837,872)	*	-0.2%	-137.4%
Other income (expense), net	6,526,596	(281,352)	6,807,948	*	6.0%	-0.5%
Income tax benefit	—	(1,123,107)	(1,123,107)	*	0.0%	-2.1%

Net loss	$(90,434,568)	$(295,138,939)	204,704,371	-69.4%	-83.0%	-555.1%

*	Variance is not meaningful.

Revenue

Revenue increased $55.8 million, or 105.0%, to $109.0 million for the year ended December 31, 2011 from $53.2 million for the year ended December 31, 2010. The increase in revenue was primarily a result of increased sales of LED retrofit lamps and luminaires that were introduced during the years ended December 31, 2011 and 2010, the expansion of relationships with key customers for retrofit lamps, including Osram Sylvania, The Home Depot and several branded lighting OEMs, and the continued increase in market adoption of LED lighting for general illumination. The increase in revenue was reduced by a non-cash charge of $2.5 million for the year ended December 31, 2011, which represented the fair-value of the portion of the THD Warrant that vested on June 20, 2011. Excluding the impact of this non-cash charge, our revenue was $111.5 million for the year ended December 31, 2011, an increase of $58.3 million or 109.6% as compared to the year ended December 31, 2010. See our reconciliation of non-GAAP measurements beginning on page 30.

Cost of goods sold

Cost of goods sold increased $70.2 million, or 118.9%, to $129.2 million for the year ended December 31, 2011 from $59.0 million for the year ended December 31, 2010. The increase in cost of goods sold was primarily due to a $20.5 million inventory valuation allowance and an $8.5 million provision for expected losses on non-cancellable purchase commitments primarily due to modifications to our business strategy following changes in our management team. Excluding the impact of these additional provisions, our cost of goods sold was $100.1 million for the year ended December 31, 2011, an increase of $43.8 million or 77.7% over the year ended December 31, 2010 compared to a 105.0% increase in revenue (109.6% excluding the non-cash charge for the THD Warrant).

Cost of goods sold as a percentage of revenue increased for the year ended December 31, 2011 to 118.5% (or a negative gross margin of 18.5%) as compared to 111.0% (or a negative gross margin of 11.0%) for the year ended December 31, 2010. Our gross margin for the year ended December 31, 2011 was also negatively impacted by a non-cash charge related to the THD Warrant that reduced our revenue by $2.5 million and the allowance for excess and obsolete inventory and provision for expected losses on non-cancellable purchase commitments. Excluding the impact of these provisions, our non-GAAP adjusted gross margin percentage was 10.2% for the year ended December 31, 2011. See our reconciliation of non-GAAP measurements beginning on page 30.

Excluding the impact of the additional reserves, cost of goods sold decreased as a percentage of revenue primarily due to lower materials and overhead costs as a result of increased scale, decreased labor costs associated with the transition of volume to our production facility in Mexico and our lower cost contract manufacturing partner, improved efficiencies in our supply chain and efforts to remove and reduce costs in our products. In particular, we reduced expediting costs during the year ended December 31, 2011 as a result of increased purchases from suppliers closer to our production sites as well as increased awareness of our production needs for recently introduced products. For the year ended December 31, 2011, freight-in was $6.9 million, or 6.3% of revenue, compared to $5.9 million, or 11.1% of revenue, for the year ended December 31, 2010. Gross margin in 2011 also was negatively impacted by the initial production of new products such as security and disc lights and certain products we consider loss leaders, but which generate market demand and secure shelf space.

Selling, distribution and administration

Selling, distribution and administration expenses increased $19.1 million, or 56.7%, to $52.8 million for the year ended December 31, 2011 from $33.7 million for the year ended December 31, 2010, but decreased as a percentage of revenue to 48.5% for the year ended December 31, 2011 from 63.4% for the year ended December 31, 2010. The increase in selling, distribution and administration expenses was primarily due to an $8.9 million increase in personnel related expenses resulting from the expansion of our operations in Satellite Beach, Florida during the second and third quarters of 2010 and the addition of our Mexico facility in the fourth quarter of 2010, resulting in a full year of expense in 2011 for our expanded presence in both Satellite Beach and Mexico and the continued expansion of our sales and marketing group as we continued to build our enterprise and national accounts sales teams, a $1.8 million increase in advertising and promotion expense related to the introduction of new products, a $1.7 million increase in bad debt expense, of which $811,000 was related to a settlement reached with one customer in August 2011 and the balance was due to the increase in our accounts receivable, overhead costs increased $1.5 million, logistics expenses increased $1.1 million as we added a distribution facility in Texas, an $824,000 increase in facility rent expense due to the expansion of our Florida headquarters, travel related costs increased $793,000 due to additional travel to the fully operational Mexico facility, a $564,000 increase in freight not billed to customers, a $515,000 increase in commission expense associated with the increase in our revenue and a $473,000 increase in travel related expenses, consulting expenses increased $339,000 due to the expansion of our operations workforce with temporary employees, a $307,000 increase in recruiting fees and a $268,000 increase in third party consulting costs for public relations.

Research and development

Research and development expenses increased $424,000, or 4.1%, to $10.7 million for the year ended December 31, 2011 from $10.2 million for the year ended December 31, 2010, but decreased as a percentage of revenue to 9.8% for the year ended December 31, 2011 from 19.3% for the year ended December 31, 2010. The increase in research and development expenses was primarily due to a $779,000 increase in personnel related expenses as we expanded our product development efforts, a $477,000 increase in materials, supplies and tooling and a $343,000 increase in certifications and standards costs due to the increase in the number of ENERGY STAR® and other certifications sought for our products. The increase in research and development expense was partially offset by a $980,000 decrease in prototyping costs and a $429,000 decrease in consulting expenses related to the reduction in temporary employees as we expanded our full time research and development personnel.

Write-off of deferred offering costs

We capitalized $1.3 million of legal and accounting costs associated with our proposed underwritten public offering initially. With the extended postponement of the proposed offering, we expensed these capitalized costs to the statement of operations during the year ended December 31, 2011.

Restructuring expenses

Restructuring expenses decreased $504,000, or 45.7%, to $598,000 for the year ended December 31, 2011 from $1.1 million for the year ended December 31, 2010. Restructuring expenses for the year ended December 31, 2011 consisted of $522,000 of severance and termination benefits related to a headcount reduction and $76,000 for the write-down of tooling, production and test equipment. Restructuring expenses for the year ended December 31, 2010 consisted of $1.7 million in severance and termination benefits and accrued rent costs related to the closing of our California office and restructuring of our Netherlands office in the fourth quarter of 2010. These expenses were partially offset by a $601,000 gain on the exit of our Japanese operations in July 2010.

Impairment of goodwill and other long-lived assets

As of September 30, 2011, we performed our annual impairment analysis to determine whether goodwill and intangible assets were impaired. As a result of our evaluation of our goodwill, we performed an impairment analysis of our amortizable intangible assets related to LED Effects and determined that certain technology and patent intangibles were also impaired. This review included an assessment of industry factors, cash flow projections and other factors we believed relevant. The result of this valuation was that an impairment was necessary for the goodwill and intangible assets related to the previous acquisition of LED Effects in 2007. We also performed an impairment analysis of the intangible assets related to Lamina as of December 31, 2011 due to the continued decline in sales of products related to this 2008 acquisition. As a result of this analysis, we determined that the Lamina intangible assets were materially impaired. These impairments resulted in a write-down of the goodwill and other intangible assets. The following table summarizes the total impairment charges recorded in 2011:

Goodwill arising on the acquisition of LED Effects	$1,626,482
Technology and patents acquired on the acquisition of LED Effects	1,252,335
Trademarks acquired on the acquisition of Lamina	590,782
Customer relationships acquired on the acquisition of Lamina	651,750

Total impairment charge	$4,121,349

Due to on-going negative cash flows and other factors at our Netherlands operations, we performed an impairment analysis of the assets of LSGBV to determine whether any goodwill and other intangible assets were impaired as of June 30, 2010. This review included an assessment of industry factors, contract retentions, cash flow projections and other factors we deemed relevant. As a result of this analysis, we determined that the LSGBV assets were materially impaired in 2010. These impairments resulted in new fair values for the associated goodwill and other intangible assets.

We also performed an impairment analysis of the intangible assets related to LED Effects as of December 31, 2010 due to the greater than anticipated headcount reductions associated with the closing of our California based operations and the relocation of certain of its personnel and operations to our Satellite Beach headquarters. As a result of this analysis, we determined that the LED Effects intangible assets were materially impaired. The following table summarizes the total impairment charge recorded in 2010:

Goodwill arising on the acquisition of LSGBV	$3,529,609
Trademarks acquired on the acquisition of LSGBV	191,500
Customer relationships acquired on the acquisition of LSGBV	1,967,400
License agreements acquired on the acquisition of LSGBV	4,766,500
Trademarks acquired on the acquisition of LED Effects	533,975
Customer relationships acquired on the acquisition of LED Effects	559,666

Total impairment charge	$11,548,650

Depreciation and amortization

Depreciation and amortization expense increased $2.0 million, or 70.7%, to $4.9 million for the year ended December 31, 2011 from $2.9 million for the year ended December 31, 2010, but decreased as a percentage of revenue to 4.5% for the year ended

December 31, 2011 from 5.4% for the year ended December 31, 2010. The increase in depreciation and amortization expense was primarily a result of the purchase of manufacturing equipment and research and development machinery during the years ended December 31, 2011 and 2010. This increase in depreciation expense was partially offset by a $776,000 decrease in amortization expense due primarily to the impairment of certain intangible assets during 2010.

Interest income

Interest income increased $150,000 for the year ended December 31, 2011 to $154,000 from $3,000 for the year ended December 31, 2010. For the year ended December 31, 2011, interest income was primarily due to interest earned on the insurance proceeds from the key-man life insurance policy on Zach Gibler, our former Chairman and Chief Executive Officer. For the year ended December 31, 2010, interest income was primarily due to interest earned by our interest bearing bank account in Australia.

Interest expense, including related party

Interest expense, including related party interest, decreased $1.4 million, or 41.2%, to $2.1 million for the year ended December 31, 2011 from $3.5 million for the year ended December 31, 2010. This decrease was due primarily to the conversion of the principal and interest amounts underlying the convertible notes payable to Pegasus IV and Koninklijke Philips Electronics N.V. (“Philips”) into Series D Units in March 2010 and the payment in full of the outstanding principal balance on our line of credit with the Bank of Montreal (“BMO”), in April 2010, which resulted in smaller debt balances during the year ended December 31, 2011 in comparison to the year ended December 31, 2010. Interest expense for the year ended December 31, 2011 consisted primarily of $1.1 million of interest and fees related to the Wells Fargo Facility, which we entered into in November 2010; $796,000 of interest related to the Ares Letter of Credit Facility, dated as of September 20, 2011, with Ares Capital; $69,000 of interest expense related to the debt facilities of LSGBV and $43,000 of interest on an advance from Holdings II on Mr. Gibler’s life insurance policy. Interest expense for the year ended December 31, 2010 consisted primarily of the amortization of $1.0 million of prepaid financing fees related to the issuance of the Series D and Series E Preferred Units in the first half of 2010, $955,000 of interest expense on the convertible notes payable to Pegasus IV and Philips; $906,000 of guaranty fees payable to Pegasus IV related to its guaranty of the BMO line of credit, which we terminated in October 2010; $367,000 of interest expense related to the BMO line of credit; $133,000 of interest expense related to LSGBV’s debt facilities and $53,000 of interest and fees related to the Wells Fargo Facility. Prepaid financing fees were previously amortized over the life of the Series D and Series E Preferred Stock, but we fully expensed such fees as of September 30, 2010 due to the conversion of the Series E Preferred Stock to common stock and the reduction in the expected life of the Series D Preferred Stock due to the then-expected amendment to the terms of the Series D Preferred Stock.

(Increase) decrease in fair value of liabilities under derivative contracts

Prior to the recapitalization (the “Recapitalization”), which consisted of, among other things, the conversion of our Series D Units (which consisted of shares of our Series D Preferred Stock and the Series D Warrants) into shares of common stock and an amended Series D Warrant and the exchange of our Series E Units (which consisted of shares of our Series E Non-Convertible Preferred Stock (the “Series E Preferred Stock”) and the warrant issued in conjunction with the Series E Preferred Stock (the “Series E Warrant”)) for common stock, the Series D Warrants and Series E Warrant were accounted for as liabilities and their fair values were determined using the Monte Carlo valuation method. The fair value of the Series D Warrants increased by $155.5 million from March 3, 2010, the initial issuance date of the Series D Units, through December 22, 2010, the date of conversion of the Series D Units, primarily due to an increase in the price of our common stock during this period. The fair value of the Series E Warrant decreased by $5.0 million from June 23, 2010, the issuance date of the Series E Units, through September 30, 2010, the date of exchange of the Series E Units, primarily due to a decrease in the price of our common stock during this period.

Dividends on preferred stock

Dividends on preferred stock decreased $3.3 million for the year ended December 31, 2011 to $238,000 from $3.5 million for the year ended December 31, 2010. For the year ended December 31, 2011, $238,000 of dividends was accrued on the Series G Preferred Stock, which is classified as a liability, underlying the Series G Units (defined below) initially issued in November 2011. For the year ended December 31, 2010, $3.5 million of dividends were accrued on the Series D and Series E Preferred Stock underlying the Series D and Series E Units. The Series D Units were initially issued in March 2010 and the Series E Units were issued in June 2010.

Accretion of preferred stock

Accretion of preferred stock decreased $72.8 million for the year ended December 31, 2011 to $239,000 from $73.1 million for the year ended December 31, 2010. For the year ended December 31, 2011, $239,000 of accretion expense was incurred on the Series G Preferred Stock, which is classified as a liability, underlying the Series G Units. For the year ended December 31, 2010, $73.0 million of accretion expense was incurred on the Series D and Series E Preferred Stock underlying the Series D and Series E

Units. The Series D Units were initially issued in March 2010 and the Series E Units were issued in June 2010. The dividends on the preferred stock were being accreted over the life of the Series D and Series E Preferred Stock, but were fully expensed upon the conversion of the Series D Preferred Stock underlying the Series D Units and the exchange of the Series E Preferred Stock underlying the Series E Units into shares of our common stock in December and September 2010, respectively, in conjunction with the Recapitalization Agreement. For the year ended December 31, 2010, $44,000 of accretion expense was also incurred on our 6% Convertible Preferred Stock.

Other income (expense), net

Other income (expense), net increased $6.8 million for the year ended December 31, 2011 to other income of $6.5 million from other expense of $281,000 for the year ended December 31, 2010. Other income for the year ended December 31, 2011 consisted of $7.0 million of proceeds from Mr. Gibler’s key man life insurance policy, partially offset by a $335,000 loss on disposal of assets and an increase of $174,000 for the impact of foreign exchange transactions at LSGBV and LSG Mexico. Other income (expense) for the year ended December 31, 2010 was primarily due to the effect of foreign exchange translations at LSGBV.

Income tax benefit

Income tax benefit decreased $1.1 million for the year ended December 31, 2011 to $0 from $1.1 million for the year ended December 31, 2010. The income tax benefit recognized during the year ended December 31, 2010 was mainly due to the establishment of an additional valuation allowance of $1.1 million for deferred tax liabilities recorded by LSGBV. For the year ended December 31, 2011, the effective tax rate of zero differed from the federal statutory rate of 34% due to an anticipated loss for 2011.

Because of our history of operating losses, management deemed that it was more-likely-than-not that we would not recognize a significant portion of these deferred tax assets and the tax benefits relating to our losses were fully offset by a valuation allowance as of December 31, 2011.

Liquidity and capital resources

We continue to experience significant net losses as well as negative cash flows from operations. Our cash expenditures primarily relate to procurement of inventory and payment of salaries, benefits and other operating costs, as well as our purchase of production equipment and other capital investments. Our primary sources of liquidity have historically been borrowings from Wells Fargo and sales of common stock and preferred stock to, and short-term loans from, affiliates of Pegasus Advisors, L.P., or Pegasus Capital, including Pegasus IV, LSGC Holdings, LLC, or LSGC Holdings, Holdings II and PCA LSG Holdings, LLC, or PCA Holdings.

As of September 30, 2013, we had cash and cash equivalents of $10.3 million and an additional $5.0 million of cash subject to restriction under the terms of the Wells Fargo ABL. In addition, our Wells Fargo ABL provided us with borrowing capacity of up to a maximum of $50.0 million, which capacity is equal to the sum of (i) 85% of our eligible accounts receivable plus up to $7.5 million of eligible inventory, less certain reserves established against such accounts receivable and inventory by Wells Fargo from time to time pursuant to the Wells Fargo ABL, plus (ii) unrestricted cash held in a Wells Fargo deposit account (“Qualified Cash”), plus (iii) the amount of the Ares Letter of Credit Facility for the benefit of the Company (collectively, the “Borrowing Base”). We are at all times required to maintain (i) a Borrowing Base that exceeds the amount of our outstanding borrowings under the Wells Fargo ABL by at least $5.0 million and (ii) $5.0 million in Qualified Cash. We would be required to comply with certain specified EBITDA requirements in the event that we have less than $2.0 million available for borrowing under the Wells Fargo ABL. As of September 30, 2013, we had $30.5 million outstanding under the Wells Fargo ABL and additional borrowing capacity of $14.1 million.

On September 11, 2013, we entered into a preferred stock subscription agreement (the “Series J Subscription Agreement”) with RW LSG Holdings LLC, (“Riverwood Holdings”), PCA Holdings and Holdings II, pursuant to which we issued an aggregate of 17,394 shares of our Series J Convertible Preferred Stock at the Stated Value for aggregate gross proceeds of $17.4 million (the “Series J Offering”). We issued 12,500, 2,500 and 2,394 shares of Series J Preferred Stock to Holdings II, PCA Holdings and Riverwood Holdings, respectively. Pursuant to the Series J Subscription Agreement, Pegasus committed to purchase additional shares of Series J Preferred Stock if we did not issue at least 20,000 shares of Series J Preferred Stock after completion of the Series J Offering and the Preemptive Rights Offering. After completion of such offerings, we have issued an aggregate of 18,843 shares of Series J Preferred Stock and Pegasus is obligated to purchase 1,157 shares of Series J Preferred Stock on or before November 19, 2013 at the Stated Value, for aggregate gross proceeds of $1.2 million.

In an effort to further strengthen our balance sheet and provide liquidity to meet the cash flow needs for the next twelve months, we intend to seek additional sources of liquidity and to continue to implement cost control measures. We may not have access to sources of liquidity in an amount and on terms that are acceptable to us. If we are unable to obtain sufficient capital when needed, our business, compliance with our credit facility and future prospects will be adversely affected.

Contractual obligations

As of December 31, 2012, payments to be made pursuant to significant contractual obligations were as follows:

	Payments Due By Period
	Total	Less Than One Year	One to Three Years	Three to Five Years	More than Five Years
Purchase obligations (1)	$13,395,188	$13,395,188	$—	$—	$—
Operating lease obligations (2)	4,826,187	1,513,212	1,705,103	1,607,872	—
Capital lease obligations (3)	18,408	4,088	14,320	—	—
Lines of credit (4)	1,501,724	1,501,724	—	—	—
Interest obligations (5)	42,674	42,674	—	—	—

Total	$19,784,181	$16,456,886	$1,719,423	$1,607,872	$—

(1)	Purchase obligations generally relate to the purchase of goods and services in the ordinary course of business such as raw materials, supplies and capital equipment.
(2)	Operating lease obligations include rental amounts due on leases of certain office and manufacturing space, as well as automobiles, office equipment and manufacturing equipment under the terms of non-cancelable operating leases. These leases expire at various times through February 2018. Some of the lease agreements provide for adjustments for increases in base rent (up to specific limits), property taxes and general property maintenance that would be recorded as rent expense, if applicable.
(3)	Capital lease obligations include rent and interest obligations on office equipment under non-cancelable capital leases.
(4)	Lines of credit include principal payments on our various lines of credit, assuming payment will be made on the agreed upon due date for our Wells Fargo ABL
(5)	Interest obligations represent estimated interest payments on our Wells Fargo ABL, based on rates as of December 31, 2012 and using the same repayment assumptions outlined above.

Cash flows

The following table summarizes our cash flow activities for the periods indicated below:

	Nine Months Ended September 30,		Years Ended December 31,
	2013	2012	2012	2011	2010
Cash flow activities:
Net cash used in operating activities	$(49,779,859)	$(49,442,736)	$(63,934,611)	$(116,206,182)	$(45,390,604)
Net cash used in investing activities	(1,692,471)	(5,419,851)	(6,315,944)	(17,703,814)	(6,957,091)
Net cash provided by financing activities	45,880,024	72,267,517	83,078,986	122,536,765	66,321,185

Operating activities

Cash used in operating activities is net loss adjusted for certain non-cash items and changes in certain assets and liabilities. Net cash used in operating activities was $49.8 million and $49.4 million for the nine months ended September 30, 2013 and 2012, respectively. Net cash used in operating activities for the nine months ended September 30, 2013 included certain non-cash reconciliation items comprised primarily of $6.9 million in depreciation and amortization, $5.7 million inventory valuation allowance, $5.1 million of stock-based compensation expense and $1.9 million provision for losses on non-cancelable purchase commitments, offset by the $1.4 million decrease in fair value of warrants. Net cash used in operating activities for the nine months ended September 30, 2012 included certain non-cash reconciliation items comprised primarily of a $15.4 million inventory valuation allowance, $7.5 million accretion on preferred stock , $6.6 million in depreciation and amortization, $5.6 million of stock-based compensation expense, a $3.4 million provision for expected losses on non-cancelable purchase commitments, $1.8 million in dividends on preferred stock and a $458,000 reduction in revenue for the fair value of the portion of the THD Warrant expected to vest during 2012.

Net cash used in operating activities increased for the nine months ended September 30, 2013 as compared to the nine months ended September 30, 2012 due to changes in working capital. For the nine months ended September 30, 2013, inventories increased by $8.3 million, accounts payable decreased $4.5 million and accrued expenses and other liabilities decreased $2.6 million. These cash uses were partially offset by a $3.0 million decrease in accounts receivable and an $874,000 decrease in prepaid expenses.

Net cash used in operating activities was $63.9 million, $116.2 million and $45.4 million for the years ended December 31, 2012, 2011 and 2010, respectively. Net cash used in operating activities for the year ended December 31, 2012 included certain non-cash reconciliation items comprised primarily of a $15.8 million inventory valuation allowance, $8.5 million of stock-based compensation expense, $8.4 million in depreciation and amortization, $7.5 million accretion of preferred stock, a $5.6 million provision for expected losses on purchase commitments, $2.1 million in goodwill and other long-lived assets impairment, $1.8 million in accrued dividends on preferred stock, $577,000 provision for doubtful accounts and a $458,000 reduction for the fair value of the portion of the THD Warrant that vested during the year ended December 31, 2012, partially offset by an $8.5 million decrease in fair value of warrants. The increase in net loss for the year ended December 31, 2012, excluding these non-cash reconciliation items, was primarily a result of increased operating expenses and the reduction in other income due to the one-time receipt of $7.0 million of proceeds from Mr. Gibler’s key man life insurance policy in 2011. Net cash used in operating activities for the year ended December 31, 2011 included certain non-cash reconciliation items comprised primarily of a $20.5 million inventory valuation allowance, an $8.5 million provision for expected losses on purchase commitments, a $2.5 million reduction for the fair value of the portion of the THD Warrant that vested during the year ended December 31, 2011, a $4.6 million stock-based compensation expense, $4.9 million in depreciation and amortization and $4.1 million in goodwill and other long-lived assets impairment. The decrease in net loss for the year ended December 31, 2011, excluding these non-cash reconciliation items, was primarily a result of decreased operating expenses as a percentage of revenue due to our continued growth and the receipt of $7.0 million of proceeds from Mr. Gibler’s key man life insurance policy. For the year ended December 31, 2010, non-cash reconciliation items included a $150.6 million increase in fair value of warrants, a $73.1 million accretion of preferred stock, $3.5 million in accrued dividends on preferred stock, $11.5 million in goodwill and other long-lived assets impairment, $2.9 million in depreciation and amortization and $4.8 million of stock-based compensation expense. The increase in net loss for the year ended December 31, 2010, excluding these non-cash reconciliation items, was primarily a result of higher than normal costs for the initial launch of new products and supply chain inefficiencies associated with faster than anticipated growth in demand for our products.

Net cash used in operating activities was driven by our net losses and changes in working capital. For the year ended December 31, 2012, inventories, net of the inventory valuation allowance, increased $5.7 million due to the receipt of materials and components and the build-up of finished products and we utilized $14.6 million to decrease accounts payable as we paid down certain outstanding balances. These uses of cash were more than offset by a $15.3 million decrease in accounts receivable due to on-going collection efforts, a decrease of $6.7 million in prepaid expenses and a $2.9 million decrease in accrued expenses and other liabilities. For the year ended December 31, 2011, accounts receivable increased $15.3 million due to the growth in our revenue, inventories increased $42.3 million due to the build-up of materials and components and finished products, prepaid expenses increased $5.7 million and we utilized $10.6 million to decrease accounts payable as we paid down certain outstanding balances. For the year ended December 31, 2010, accounts receivable increased $10.7 million due to the growth in our revenue, inventories increased $14.6 million and prepaid expenses increased $4.0 million. These uses of cash were more than offset by a $29.2 million increase in accounts payable as we increased our procurement activities to support anticipated growth and a $2.5 million increase in accrued expenses and other liabilities.

Investing activities

Cash used in investing activities primarily relates to the purchase of property and equipment and cash consideration for strategic acquisitions. Net cash used in investing activities was $1.7 million and $5.4 million for the nine months ended September 30, 2013 and 2012, respectively. The decrease in cash used in investing activities for the nine months ended September 30, 2013 was primarily due to a decrease in our capital expenditures for property and equipment as part of our efforts to control costs.

Net cash used in investing activities was $6.3 million, $17.7 million and $6.6 million for the years ended December 31, 2012, 2011 and 2010, respectively. The decrease in cash used in investing activities for the year ended December 31, 2012 as compared to the year ended December 31, 2011 primarily related to the implementation of our ERP system in 2011, and a decrease in the purchase of manufacturing equipment as our manufacturing facility in Monterrey, Mexico was completed in 2011.

The increase in cash used in investing activities for the year ended December 31, 2011 as compared to the year ended December 31, 2010 primarily related to the continued implementation of our ERP system and an increase in the purchase of manufacturing equipment and research and development machinery.

Financing activities

Cash provided by financing activities has historically been composed of net proceeds from various debt facilities and the issuance of common and preferred stock. Net cash provided by financing activities was $45.9 million and $72.3 million for the nine months ended September 30, 2013 and 2012, respectively. The cash provided by financing activities for the nine months ended September 30, 2013 was comprised primarily of $29.0 million in net borrowings on the Wells Fargo ABL and net proceeds of $16.8 million from the issuance of Series J Preferred Stock.

Net cash provided by financing activities was $83.1 million, $122.5 million and $66.3 million for the years ended December 31, 2012, 2011 and 2010, respectively. The cash provided by financing activities for the year ended December 31, 2012 included the issuance of Series H Preferred Stock for $108.2 million, issuance of Series G Preferred Stock for $18.3 million, issuance of Series I Preferred Stock for $6.4 million and $894,000 in proceeds from the issuance of common stock under equity compensation plans, partially offset by net repayments on our lines of credit of $32.7 million, the $10.2 million payment in settlement of the Repurchase Obligation and $7.6 million in placement agent commissions on certain private placements. The cash provided by financing activities for the year ended December 31, 2011 included the issuance of common stock for $59.3 million, issuance of Series G Preferred Stock for $34.1 million, net borrowings on our lines of credit of $34.6 million and $1.4 million in proceeds from the issuance of common stock under equity compensation plans, partially offset by $1.8 million in placement agent commissions on certain private placements and $5.0 million in restricted cash related to the Wells Fargo ABL. The cash provided by financing activities for the year ended December 31, 2010 was a result of proceeds from the issuance of redeemable Series D and Series E Preferred Stock and the issuance of common stock for $25.4 million, $30.0 million and $25.0 million, respectively. These proceeds were partially offset by $13.8 million in net repayments of short- and long-term borrowings.

Our business

Overview

We are a leading provider of LED lighting technology. We design, develop, manufacture and market general illumination products that exclusively use LEDs as their light source. Our broad product portfolio includes LED-based retrofit lamps (replacement bulbs) used in existing light fixtures as well as purpose-built LED-based luminaires (light fixtures). Our lamps and luminaires are used for many common indoor and outdoor residential, commercial, industrial and public infrastructure lighting applications. Our manufacturing operations are headquartered in Satellite Beach, Florida. We believe our proprietary technology, unique designs, and key relationships throughout the LED lighting supply chain position us favorably to capitalize on the growth of LEDs as a light source.

LED lighting products offer numerous benefits as compared to products that employ other lighting technologies such as greater energy efficiency, longer lifetime, improved durability, increased environmental friendliness, digital controllability, smaller size and lower heat output. As the performance of LED lighting products continues to improve and their costs decline, we believe that the corresponding reduction in the total cost of ownership associated with LED lighting will further drive adoption in an increasing range of lighting applications.

Our in-house design of power supplies, thermal management solutions and optical systems, along with our detailed specification of the packaged LEDs incorporated into our products provides us with an ability to manage the interrelationships between components and subsystems. This system-based approach enables us to provide a broad range of products that deliver a high quality combination of lighting efficacy and reliability.

Our customers include leading retailers and OEMs such as The Home Depot and Standard Products, which sell our products on a co-branded or private label basis. Notably, we are The Home Depot’s preferred product partner for LED retrofit lamps, which are currently sold under its EcoSmart® brand. We have also partnered with Google to develop intelligent lighting products controllable through the Android@Home platform. Large retail, hospitality and other corporate customers such as Harrah’s Operating Company, Hilton Hotels Corporation, Simon Property Group and Starbucks Corporation also purchase products from us directly. In addition, our luminaires are installed in large-scale infrastructure projects throughout the world. During 2012 and through the first nine months of 2013, we sold approximately 9.2 million LED retrofit lamps.

We have been producing and selling LED-based lighting products for nearly a decade. We manufacture and assemble our products both internally and through our contract manufacturers in China and India. Our internal manufacturing operations are currently based in our Satellite Beach, Florida headquarters. Our revenue for the nine months ended September 30, 2013 was $61.9 million, representing a decrease of 38.7% as compared to nine months ended September 30, 2012. Our revenue for the year ended December 31, 2012 was $127.1 million, representing an increase of 116.6% as compared to the year ended December 31, 2011.

Industry background

In a 2013 report, McKinsey & Company estimated that in North America, Europe and Asia, the share of the lighting market, on a dollar value basis, represented by LEDs will rise to around 45% in 2016 and around 70% in 2020, including both new fixture installation and light source replacement. In Latin America, the Middle East, and Africa, LED market share on a dollar value basis is expected to rise to around 35% in 2016 and between 55- 60% in 2020.

According to the U.S. Department of Energy (“DOE”), LEDs are the most promising technology for reducing energy consumption—as lighting is estimated to account for at least 25% of all U.S. electricity consumption. We believe that the continuing improvements in LED product efficacy and light quality, coupled with reductions in the purchase price, will further reduce the total cost of ownership and accelerate adoption of LEDs for general illumination purposes. Other catalysts expected to play an increasing role in adoption are: (i) consumer and governmental focus on energy efficiency and environmental sustainability, (ii) demand for enhanced lighting functionality, (iii) design differentiation enabled by the smaller size, lower heat output, longer lifetime, dimmability, and wireless controllability, (iv) financial incentives for energy efficient technologies from government and utility rebates, and (v) government regulations restricting incandescent bulb sales in the United States and the European Union.

Our competitive strengths

We manufacture and produce high quality LED retrofit lamps and luminaires for general illumination and believe the following competitive strengths have enabled us to achieve this position:

In-depth understanding of the lighting markets we serve. Bringing leading lighting products to market requires a deep understanding of how multiple components and subsystems function when integrated into an LED lighting product under actual operating conditions. Equally important is the knowledge of what attributes end users truly value for each application including potential tradeoffs between efficacy, lumen output, light color and quality, light distribution, control features (such as dimmability) and form factor. The ability to bring these knowledge sets together requires extensive experience in the lighting industry in addition to deep technology expertise. As key members of our management, sales and product development teams have spent the vast majority of their careers at traditional lighting companies, we believe we have the expertise to develop market leading products that address the specific needs of each application we target. We also dedicate significant resources, from product development through installation and after-market support, collaborating with our customers to ensure we meet their unique needs.

Extensive proprietary technology and know-how. We are a technology integrator with expertise in each of the key technologies used in our products. This expertise is complemented by a portfolio of 179 issued and pending U.S. patents that have been developed over the course of nearly a decade of operations.

Comprehensive system-based approach. We are focused on the profound impact the interrelationships between key components and subsystems used in our retrofit lamps and luminaires have on product performance. Accordingly, we retain significant in-house capabilities for critical components and subsystems that provide us with what we believe is an important ability to finely tune them to improve their interoperability.

Broad market reach through established channels. We continue to build upon our multi-faceted channel strategy, which utilizes co-branded and private label programs, our direct sales force, distributors and independent sales agents to address distinct market opportunities. Our retrofit lamp business benefits from key retailer and lighting OEM relationships, including with The Home Depot, the largest worldwide seller of light bulbs, for whom we serve as preferred provider and product development partner for LED retrofit lamps and luminaires on a co-branded basis. Our direct sales force includes professionals with senior-level experience at several diversified lighting companies. This team is focused on sales of retrofit lamps and luminaires to key accounts for potential LED conversion in each of our target markets and has had success with customers such as Harrah’s Operating Company, Inc., Hilton Hotels Corporation, Simon Property Group, Inc. and Starbucks Corporation. We also avail ourselves of an extensive network of experienced independent sales agents and distributors that cost effectively expand our geographic coverage and offer high levels of support for large projects in the public infrastructure and commercial and industrial end markets.

Our strategies

Our objective is to leverage our experience in developing LED lighting products to become the leader in the overall lighting industry as LED adoption accelerates through the following strategies:

Improve our products while lowering their cost to enhance our market position. We expect each successive generation of our products to demonstrate enhanced performance and cost less than our existing products as measured by lumens per watt per purchase dollar. We intend to accomplish this by accumulating improvements across all of our component and subsystem technologies and by availing ourselves of further efficiencies by way of their interoperation. We expect that these improvements will include innovations relating to new materials, designs and methods, which we believe will provide revolutionary, rather than evolutionary, gains in product performance and manufacturing cost. In addition, we will continue to rapidly optimize our technologies for the most recently introduced and typically higher efficacy packaged LEDs to which we often have early access. We also intend to employ our intellectual property portfolio along with our application-specific lighting expertise in the development of lighting concepts that incorporate the intelligent control enabled by solid state lighting technology to offer further reductions in cost of ownership and novel functionality to our customers.

Drive improvements in our manufacturing and supply chain operations. Our capacity migration plans are meant to ensure that we have adequate capacity to meet anticipated future demand for our products as well as to capture efficiencies that we expect will allow us to materially improve our profitability. One of the most critical initiatives is the transition of manufacturing our high volume, low mix lamps from Mexico and Satellite Beach to China – the source of the majority of our components. We began the manufacturing transition in the third quarter of 2013, and expect this to be fully completed during the first half of 2014. However, we plan to continue to utilize our manufacturing operations in Satellite Beach to support our product development team’s efforts to launch new products until they reach full scale commercial volumes and to identify process improvements that drive cost reductions across the entire supply chain.

Expand our product offering to target further conventional lighting applications. We plan to significantly increase the range of applications that we target as the value proposition of LED lighting continues to improve.

We prioritize those applications for which we believe there are clear and compelling reasons from a return on investment and total cost of ownership perspective for a potential customer to adopt LED lighting. We review our product development roadmap on an ongoing basis in light of a number of constantly changing factors, including improvements in our technology and that of our packaged LED and other suppliers as well as reductions in our product costs.

Extend our technology to non-traditional markets. We plan to develop products for novel applications beyond traditional lighting that can benefit from the unique properties of LED lighting. We believe these potential non-traditional markets help drive our culture of innovation as well as our understanding of LED technology. Many of these applications center around the precise wavelength control afforded by LEDs in concert with the importance of light as an environmental factor and energy input into the metabolism of microbes, plants and animals. Although these applications are not expected to meaningfully contribute to our revenue in the near future, they nevertheless may represent material market opportunities in addition to their promising social benefits. We intend to collaborate with our existing research partners in pursuit of these opportunities, including NASA, Jefferson Medical College, Bayer AG, the University of Florida and OakRidge National Laboratory.

Our products

We have developed a product portfolio in two distinct product families (lamps and fixtures), and also provide custom lighting solutions. We believe our products in each of our families offer a compelling combination of lumen output, efficacy, cost per lumen and payback period.

Lamps. We offer a broad range of LED retrofit lamps designed to fit into existing light fixtures. These LED retrofit lamps are replacements for traditional incandescent and halogen lamps. Our range of dimmable LED retrofit lamps possess consistent color and delivers improved light distribution and brightness in commercial and residential settings as compared to traditional lighting products. Our product line includes DEFINITY® branded lamps that are available directly to our customers and through distributors under the Lighting Science name as well as co-branded (for The Home Depot).

Fixtures. We offer LED luminaires that combine energy efficiency, long life span and enhanced light distribution, making them ideal for street lighting and in parking garages, outdoor areas, warehouses and manufacturing areas. Our industrial product line includes: (i) PROLIFIC® Series Roadway Luminaires, (ii) C2D LowBay, BayLight, Flat LowBay and BayLume luminaires for use in parking garages and (iii) the Forefront® ShoeBox and WallPack luminaires for use in area, pathway and security lighting, respectively. Our SYMETRIE® line of LED luminaires is designed for retail display applications and is available in various profiles and lengths and in color temperatures ranging from cool to warm. This line offers a broad range of color control to highlight the appearance of high value or perishable products, without generating excessive heat or UV light that may damage these products. We also offer LED-based spot, accent, recessed, pendant and track lighting, which offer commercial customers uniform illumination and an energy efficient alternative to incandescent halogen lighting.

Custom lighting solutions. We offer custom LED lighting solutions that combine project management, system integration and advanced control systems and software to create one-of-a-kind lighting effects. Solutions developed as part of these projects provide new insights into uses of light and the basis for new lighting fixtures for mainstream applications, in addition to generating revenues and brand awareness. Our notable custom solutions include the Times Square New Year’s Eve Ball, circadian lighting for the International Space Station and seasonal art displays at the Atlanta Botanical Gardens.

Our target markets and customers

We target applications across several markets in which the return on investment, total cost of ownership and other benefits of LED lighting currently offer clear and compelling incentives. In particular, we are increasingly focused on improving our brand awareness and sales pipeline in major urban areas both in the United States and abroad.

Government-owned and private infrastructure. Public and private infrastructure includes outdoor facilities and spaces that are managed by government and private entities. Primary applications in this market include lighting for streets and highways, parking lots, airports, ports, utilities and other large outdoor areas. Street and highway lighting represents the largest segment within the infrastructure market; the number of street and area lights in the United States alone is estimated at over 100 million fixtures.

Schools and universities. Campuses for primary, secondary and higher education represent a significant market opportunity for our energy-efficient LED lighting products. Principal applications in this market include lighting for parking lots, large outdoor areas, streets and building exteriors, as well as indoor lighting. A substantial movement currently exists across colleges and universities to reduce energy use and improve sustainability. Switching to LED lighting is one of the most practical, readily implementable, highest-return, and high profile actions campus administrators can take towards fulfilling this mandate.

Retail and hospitality. The market for lighting in the retail and hospitality environment is large and varied. We have lighting products suited for malls, retail stores, hotels and resorts, cruise ships and restaurants. Our retrofit lamp and luminaire offerings for this market focus on task, down, bay, cove, accent, track and spot lighting as well as retail display lighting. Several major retailers have replaced their existing lighting with our LED retrofit lamps and luminaires.

Residential and office. We offer a line of retrofit lamps and luminaires designed to compete with traditional incandescent and incandescent halogen lamps and luminaires for commercial and residential lighting applications. Our retrofit lamps and luminaires targeted for this market are currently sold to leading OEMs that resell them under their own brands both directly to end-users and into retail channels such as home centers.

Sales channels

We employ a multi-faceted channel strategy that addresses distinct market opportunities through co-branded and private label programs, our direct sales force, distributors and independent sales agents.

Our strategic account management team focuses on developing new business alliances and managing our existing branded lighting and OEM relationships, such as with The Home Depot whose brand recognition and retail footprint help us access residential and commercial customers. In addition to its business development initiatives, our strategic account management team seeks to expand our revenues from our current accounts by providing ongoing service, expertise and support to such customers.

Our national account management team focuses on finding new potential high value customers and providing support to our current roster of end-users. This team targets and supports retail, hospitality, schools and universities, large real estate management and energy service company customers.

Our project-focused activities involve supporting our network of independent sales agents and distributors that pursue lighting projects in the commercial, industrial and public infrastructure markets on a regional basis. Our project-focused sales team develops and manages our network of channel partners and works with these partners to submit competitive bids on projects, and oversee the delivery and after-market support related to such projects.

We believe our products are globally competitive; however, our sales and marketing efforts to date have been primarily focused in North America. The table below reflects our revenues by geographical region for the periods indicated.

	For the Nine Months Ended		For the Years Ended December 31,
	2013	2012	2012	2011	2010
Total Revenues by Geographical Region
United States	$58,924,250	$97,639,019	$122,883,709	$101,189,399	$42,223,225
The Netherlands	2,284,000	2,660,865	3,426,211	6,218,034	8,843,899
Other	717,393	769,327	801,431	1,574,155	2,101,889

	$61,925,643	$101,069,211	$127,111,351	$108,981,588	$53,169,013

(1)	Calculated by reference to the geographical region where sales were made and not the geographical region where the customer was located.

Our international strategy includes selling through distributors under the Lighting Science name on a geographically exclusive basis, partnering with OEMs, employing a direct sales force in targeted regions and licensing our final assembly to local partners so they can fulfill regional demand in accordance with local content requirements.

Our sales cycle varies by customer and lighting application and typically ranges between one and three months for commercial customers to as long as a year or more for government infrastructure customers. Sales for large infrastructure and commercial projects usually consist of an initial presentation that may be followed by a pilot period, during which the proposed lighting solution is installed in a limited number of locations to verify its performance prior to purchase. Frequently throughout this process, our in-field technical support team collaborates with our account- and project-focused sales representatives and our product development staff to tailor our products on an iterative basis to the specifications and attributes required by our customers. Sales through our retail and OEM channels are more consistent than our project based sales and are forecasted on a regular basis by our customers. We generally provide a five-year warranty on our products, which gives our customers the option to repair, replace or be reimbursed for the purchase price of the product.

For the nine-month period ended September 30, 2013 and the fiscal year ended December 31, 2012, The Home Depot accounted for 52% and 48% of our net sales, respectively. As a result, our sales are materially affected by fluctuations in the buying patterns of this customer.

Our technology

We have spent nearly a decade developing the technology and know-how that we believe is necessary to design reliable and low-cost LED lighting products capable of efficiently producing high quality light. This includes a deep understanding of the characteristics of each component and subsystem in a retrofit lamp or luminaire and the impact of their interaction in the context of the needs of individual lighting applications. Several of these key components and subsystems are illustrated below.

The following areas of expertise are particularly important to our business:

Power supplies and controls. Power supplies and controls convert alternating electrical current from the electrical grid to the direct and modulated current needed to power an LED retrofit lamp or luminaire and control the amount of light output. This permits the retrofit lamp or luminaire to be used with existing electrical infrastructure and enables additional functionality such as dimmability. The electronic nature of these subsystems also enables them to react to external data from environmental sensors as well as networks to which they are connected, to the extent the retrofit lamp or luminaire is part of a larger system. We design, develop and manufacture most of our own power supplies taking into consideration the exact specifications of the packaged LEDs and other components and subsystems being used as well as the intended application of the product into which they are integrated. This enables us to optimize the performance of these other components and subsystems as well as improve characteristics of the power supply itself to enhance energy conversion efficiency and maximize useable power output to the LED as well as to reduce power supply material usage and form factor. Our activities in this regard range from the collaborative design of components used in our power supplies, such as MOSFETs, with our suppliers of these semiconductors to the development of innovative power supply topologies. We also conduct research and development to understand and mitigate the common failure points of power supplies, with the goal of enabling them to last as long as the LEDs in our products. Our expertise in power supplies and controls also allows us to, among other things, integrate new and value added capabilities into our products such as advanced dimming, intelligent controls for added functionality and engineering for extreme environments.

Thermal management solutions. Thermal management solutions help to dissipate heat generated by LEDs and other electronic components in a retrofit lamp or luminaire and range from components such as aluminum heat sinks to more elaborate cooling subsystems. If heat is not dissipated adequately, the performance of the LED can measurably deteriorate, effectively shortening product life and impairing product quality. We utilize proprietary design tools that employ highly accurate predictive modeling for the rapid design and development of efficient heat transfer solutions that are tailored to specific products and applications. In designing these solutions we also focus on their aesthetic impact in the context of the intended product application. Furthermore, we conduct research and development relating to the optimization of thermal management solutions through the use of advanced materials and methods to reduce their cost, mass and weight, as well as to improve their ease of manufacturing and assembly. This includes the potential use of thermally conductive polymers, self-renewing processes, plasmas and passive and active material combinations.

Optical systems. An optical system determines the intensity, direction, spectrum and spread of the light generated by LEDs and may be a plastic overlay, or optic, placed above an LED or a more elaborate subsystem. We design our own optical systems using advanced material science to achieve maximum efficacy for delivered light to the intended application. We also conduct our own research and development on optimizing optical systems to gain maximum performance from the phosphors being used to prevent color shifting throughout the life of the LED. Phosphors are typically used inside LED packages to alter the color of light emitted by the LED, often to down convert blue light into white light. In addition, we have expertise in introducing new materials and additives, innovative down conversion techniques, nanoprocesses, active optics and microelectromechanical systems, or MEMS, which we believe may be key technologies for improving LED lighting product performance including by removing the phosphor from the packaged LEDs and applying it to the optic itself or by eliminating the phosphor need altogether.

LED Technology. LEDs convert electrons into photons and emit monochromatic light. Our understanding of LED technology is critical for us to specify key attributes of the packaged LEDs we purchase from our suppliers. These specifications consider both the intended application of the product into which the LEDs are incorporated as well as the other components and subsystems with which they are to be integrated, with the aim to create maximum light output, optimal light spectrum, and longer product life. For example, each packaged LED has a unique power input level that maximizes its efficacy, heat gradient that impacts its performance over time and light distribution and spectrum characteristics that must be shaped, altered and tuned by the phosphor and optical systems used.

Research and development

To successfully implement our business strategy, we must continually improve our current products and develop new products for existing and new applications. Our research and development team’s primary focus is to increase the efficiency of all of the components and subsystems that make up our products. These components and subsystems include power supplies, thermal management solutions, optical systems and LEDs.

As our team designs for improved efficiency, it also looks to enhance aesthetics and reduce total product cost. These efforts go beyond the optimization of existing technologies. We dedicate significant resources toward the development of new materials and methods related to these components and subsystems.

Our world class research and development team is comprised of approximately 30 research scientists and engineers with Doctoral or Masters Degrees in disciplines such as power electronics, lighting, thermal and mechanical engineering, materials science and cellular and molecular biology. These professionals combine a thorough understanding of the sciences required to develop LED lighting products with lighting application experience. Our research and development capabilities are further enhanced through collaborations with leaders within and outside our field. We have research and development partnerships with a wide range of fields, including advanced material science, semiconductor performance, medical and biological research, space exploration and military applications. These technology partners include leading research organizations, such as NASA, Jefferson Medical College, Florida Institute of Technology and Oak Ridge National Laboratory, as well as leading technology-oriented companies such as Bayer AG, Google and National Semiconductor Corporation.

Research and development expenses for the nine months ended September 30, 2013 and 2012 were $7.8 million and $7.4 million, respectively, and for the years ended December 31, 2012 and 2011 were $10.1 million and $10.7 million, respectively. We expense all of our research and development costs as they are incurred. Research and development expense is reported net of any funding received under contracts with governmental agencies and commercial customers that are considered to be cost sharing arrangements with no contractually committed deliverable.

Manufacturing and supply chain

We manufacture and assemble our LED lighting products utilizing a complement of in-house and contract manufacturing infrastructure. As of February 10, 2014, we have manufacturing facilities at our headquarters in Satellite Beach, Florida and we have contract manufacturing agreements with several providers in China.

While we design, develop and manufacture most of our power supplies in house, we use third party suppliers for certain labor or capital-intensive components that we design and develop. This approach is utilized to optimize our manufacturing efficiency and cost. We provide a five-year warranty on our products, which gives us the option to repair, replace or reimburse the customer for the purchase price of the product within that timeframe.

The principal materials used in the manufacture and assembly of our products are packaged LEDs and printed circuit boards, metal–oxide–semiconductor field-effect transistors (“MOSFETs”), magnetics and standard electrical components such as capacitors, resistors and diodes used in our power supplies. We source other materials that are manufactured to our precise specifications, such as aluminum heat sinks for our thermal management systems, plastic optics, as well as aluminum and plastic structural elements. We select LEDs based on availability, price and performance. We believe we have strong relationships with our LED suppliers and receive a high level of cooperation and support from them. In addition, we have entered into strategic relationships with certain of these key LED suppliers that currently give us access to next generation LED technology at an early stage and at competitive prices. We obtain our other components, materials and subsystems from multiple suppliers in North America and Asia.

We deliver products to our customers through distributors and directly through strategically located warehouses in the United States. Our warehouses located in Melbourne, Florida and Dallas, Texas provide us with efficient product distribution for our North American customers. We rely on air, sea and ground freight via third party freight services for transporting components and subsystems to our manufacturing sites and final products to most of our customers and distribution facilities. We work with a logistics provider, United Parcel Service, to manage our trade and logistics activities in the United States and Asia.

Competition

Our products face competition in the general lighting market from both traditional lighting technologies provided by numerous vendors as well as from LED-based lighting products provided by a growing roster of industry participants. LED lighting products compete with traditional lighting technologies on the basis of the numerous benefits of LED lighting relative to such technology including greater energy efficiency, longer lifetime, improved durability, increased environmental friendliness, digital controllability, smaller size, directionality and lower heat output.

The LED lighting industry is characterized by rapid technological change, short product lifecycles and frequent new product introductions and a competitive pricing environment. These characteristics increase the need for continuous innovation, provide entry points for new competitors and create opportunities for rapid shifts in market share. We primarily compete with other providers of LED lighting on the basis of our product performance, as measured by efficacy, light quality, increased lumen output and reliability, as well as on product cost. In addition to the aforementioned factors, which generally contribute to a lower total cost of ownership and enhanced product quality, we offer our customers a broad product portfolio and have access to strong retail channels through our OEM relationships. Our product design approach, proprietary technology and deep understanding of lighting applications aids our ability to compete in all of these arenas.

Intellectual property

Our intellectual property portfolio is a key aspect of our product differentiation strategy. We seek to protect our proprietary technologies by obtaining patents and licenses, retaining trade secrets and, when appropriate, defending and enforcing our intellectual property rights. We believe this strategy optimizes our ability to preserve the advantages of our products and technologies and improves the return on our investment in research and development.

As of February 10, 2014, we had filed 314 U.S. patent applications covering various inventions related to the design and manufacture of LED lighting and related technology. From these applications, 188 U.S. patents were issued, 104 were pending approval and 22 were no longer active. When it is appropriate and cost effective, we make corresponding international, regional or national filings to pursue patent protection in other parts of the world. In certain cases, we rely on confidentiality agreements and trade secret protections to defend our proprietary technology. In addition, we license and have cross-licensing arrangements with respect to third-party technologies that are incorporated into elements of our design activities, products and manufacturing processes.

The LED industry is characterized by the existence of a significant number of patents and other intellectual property and by the vigorous pursuit, protection and enforcement of intellectual property rights. We believe that our extensive intellectual property portfolio, along with our license arrangements, provides us with a considerable advantage relative to new entrants to the industry and smaller LED providers in serving sophisticated customers. As is customary in the LED industry, many of our customer agreements require us to indemnify our customers for third-party intellectual property infringement claims. Claims of this sort could harm our relationships with customers and might deter future customers from doing business with us. With respect to any intellectual property rights claims against us or our customers and/or distributors, we may be required to cease manufacture of the infringing product, pay damages, and expend resources to defend against the claim and/or develop non-infringing technology, seek a license or relinquish patents or other intellectual property rights.

Regulations, standards and conventions

Our products are generally required to comply with and satisfy the electrical codes of the jurisdictions in which they are sold. Our products are designed to meet the typically more stringent codes established in the United States and the European Union, which usually allows our products to meet the codes in other geographic regions.

Many of our customers require our products to be certified by Underwriters’ Laboratories, Inc. (“UL”). UL is a United States-based independent, nationally recognized testing laboratory, third-party product safety testing and certification organization. UL develops standards and test procedures for products, materials, components, assemblies, tools and equipment, chiefly dealing with product safety. UL evaluates products, components, materials and systems for compliance to specific requirements, and permits acceptable products to carry a UL certification mark, as long as they remain compliant with the standards. UL offers several categories of certification. Products that are “UL Listed,” are identified by the distinctive UL mark. We have undertaken to have all of our products meet UL standards and be UL listed. There are alternatives to UL certifications but we believe that our customers and end-users prefer UL certification.

In addition to the independent certification, certain products must also meet industry standards, such as those set by the Illuminating Engineering Society of North America, and government regulations for their intended application. For example, street lights must meet certain structural standards and must also deliver a certain amount of light in certain positions relative to the installed luminaire.

Many customers and end-users also expect our products to meet the applicable ENERGY STAR requirements. ENERGY STAR is a standard for energy efficient consumer products in the United States and Canada. To qualify for ENERGY STAR certification, LED lighting products must pass a variety of tests to prove that the products have certain characteristics. We produced the first LED retrofit lamp to be successfully qualified for ENERGY STAR designation.

Change in Independent Registered Public Accounting Firm

On March 18, 2011, we dismissed McGladrey LLP (formerly McGladrey & Pullen, LLP) (“McGladrey”) as our independent auditors, upon recommendation and approval of the audit committee of the Board, which dismissal was effective upon completion of the audit relating to our financial statements for the year ended December 31, 2010. The audit reports issued by McGladrey for the years ended December 31, 2009 and 2010 did not contain any adverse opinion or disclaimer of opinion, nor were the reports qualified or modified as to uncertainty, audit scope or accounting principle. In connection with the audits of our financial statements for each of the years ended December 31, 2009 and 2010, there were no disagreements between the company and McGladrey on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of McGladrey, would have caused McGladrey to make reference thereto in its report on our financial statements for such years.

On March 17, 2011, the audit committee approved the engagement of KPMG LLP (“KPMG”) to audit our financial statements for the year ended December 31, 2011. KPMG was formally engaged on March 18, 2011. The stockholders approved the appointment of KPMG at our 2011 annual meeting.

During the years ended December 31, 2008, 2009 and 2010, we did not consult KPMG with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

McGladrey furnished a letter addressed to the SEC stating that it agreed with the above statements.

Legal Proceedings

On June 22, 2012, Geveran Investments Limited (“Geveran”), a stockholder of the Company, filed a lawsuit against the Company and several others in the Circuit Court of the Seventeenth Judicial Circuit in and for Broward County, Florida. The action, styled Geveran Investments Limited v. Lighting Science Group Corp., et al., Case No. 12-17738 (07), names as defendants the Company; Pegasus Capital Advisors, L.P. (“Pegasus”) and nine other entities affiliated with Pegasus; Richard Weinberg, a former director and former interim CEO of the Company and a former partner at Pegasus; Gregory Kaiser, a former CFO of the Company; J.P. Morgan Securities, LLC (“J.P. Morgan”); and two employees of J.P. Morgan. Geveran seeks rescission of its $25.0 million investment in the Company, as well as recovery of attorneys’ fees and court costs, jointly and severally against the Company, Pegasus, Mr. Weinberg, Mr. Kaiser, J.P. Morgan and the two J.P. Morgan employees, for alleged violation of Florida securities laws. Geveran alternatively seeks unspecified money damages, as well as recovery of court costs, for alleged common law negligent misrepresentation against these same defendants. In July 2013, following the court’s partial grant of Defendants’ Motion to Dismiss the Complaint for More Definite Statement, Geveran served its First Amended Complaint, which adds three new claims for intentional torts.

The Company has retained counsel, denies liability in connection with this matter, and intends to continue to vigorously defend against the claims asserted by Geveran. While the case is in its early stages and the outcome of any litigation is inherently difficult to predict, the Company currently believes that it has strong defenses against Geveran’s claims of rescission, that a grant of the remedy of rescission is unlikely and the amount of possible loss, if any, cannot be reasonably estimated at this time. The outcome, if unfavorable, could have a material adverse effect on the Company.

On August 3, 2012, the Company and its co-defendants filed a motion to transfer this lawsuit from Broward County to the Circuit Court of the Eighteenth Judicial Circuit in and for Brevard County, Florida. On October 30, 2012, the court entered an order transferring the lawsuit to the Ninth Judicial Circuit in and for Orange County, Florida. In September 2013, that order was affirmed by the Fourth District Court of Appeals. The litigation is now proceeding in Orange County (Case No. 2012-CA-020121-O).

The Company believes that, subject to the terms and conditions of the relevant policies (including retention and policy limits), directors and officers insurance coverage will be available to cover nearly all of the Company’s legal fees and costs in this matter. However, given the unspecified nature of Geveran’s maximum damage claims, insurance coverage may not be available for, or such coverage may not be sufficient to fully pay, a judgment or settlement in favor of Geveran. The Company has also paid a portion of the legal fees incurred by J.P. Morgan and its affiliates in this lawsuit in connection with the engagement of J.P. Morgan as placement agent for the Company’s private placement with Geveran, and expects to pay, in the future, the reasonable legal fees incurred by J.P. Morgan in this case. Such payments are not covered by the Company’s insurance coverage and have been substantial. The engagement letter executed with J.P. Morgan provides that the Company will indemnify J.P. Morgan and its affiliates from liabilities relating to J.P. Morgan’s activities as placement agent, unless such activities are finally judicially determined to have resulted from J.P. Morgan’s bad faith, gross negligence or willful misconduct.

We are from time to time subject to claims and litigation arising in the ordinary course of business. These claims may include assertions that our products infringe existing patents and claims that the use of our products has caused personal injuries. We intend to defend vigorously any such litigation that may arise under all defenses that would be available to us. Other than as described above, at this time, there are no proceedings of which management is aware that is expected to have a material adverse effect on our financial position or results of operations.

Employees

As of September 30, 2013, we had 218 employees in the United States and 30 employees outside the United States, primarily in India. We also utilized 8 contractors and 244 temporary employees as of September 30, 2013, all of which were in the United States. We believe that our relationship with all of our employees is good.

Management

Below is a list of the names and ages as of February 10, 2014 of our directors and executive officers and a brief account of the experience of each of them.

Name	Age	Position
Richard H. Davis Jr.	56	Chief Executive Officer and Director
Thomas C. Shields	54	Chief Financial Officer
Fredric Maxik	53	Chief Technology Officer
Craig Cogut	60	Chairman of the Board of Directors
Donald Harkleroad	70	Director
Warner Philips	44	Director
Jonathan Rosenbaum	41	Director
Steven Wacaster	37	Director
Leon Wagner	60	Director

Executive officers

Richard H. Davis Jr. joined our Board on November 13, 2013 and was appointed interim Chief Executive Officer on February 3, 2014. Mr. Davis joined Pegasus as an Operating Partner in 2005 and became Partner and Chief Operating Officer in 2010. Mr. Davis is a member of the Executive, Investment and Compliance Committees of Pegasus. In addition, Mr. Davis served on President Ronald Reagan’s political team, Mr. Davis served in three Reagan administration cabinet agencies including as White House Special Assistant to the President for the Domestic Policy Council. In his capacity in the White House, Mr. Davis managed all policy development related to climate, energy and environment. President George H.W. Bush appointed Mr. Davis Deputy Executive Director for the White House Conference on Science and Economic Research Related to Global Climate Change. In 2000 and 2008, Mr. Davis served as Senator John McCain’s national campaign manager leading all aspects of the campaign activity. While serving as Senator McCain’s chief strategist and political advisor, Mr. Davis was integral in the development of some key legislative initiatives including ground breaking climate legislation and campaign finance reform. Mr. Davis currently serves on the Board of The Environmental Defense Action Fund developing initiatives and ties to the corporate community that promotes better stewardship of the environment.

We believe Mr. Davis is qualified to serve on our Board because of his extensive experience in business, relationship management, executive leadership and investing.

Thomas C. Shields was appointed as our Chief Financial Officer on August 23, 2012. Mr. Shields brings to us over 20 years of experience in finance and operations. From 1999 to 2011, he served in various executive capacities, including chief financial officer and chief operating officer, at Anadigics, Inc., a global manufacturer of radio frequency semiconductor solutions for the wireless broadband markets. Prior to that, from 1997 to 1999, Mr. Shields was vice president of finance and controller at Thermo Fisher Scientific; from 1994 to 1997, served as vice president of finance and controller at Harman International Industries, Inc.; and from 1986 to 1994, Mr. Shields served in various executive management positions with Baker & Taylor, Inc. Mr. Shields holds a Bachelor of Science degree in Accounting and a Masters of Business Administration degree from Fairleigh Dickenson University.

Fredric Maxik has served as our Chief Technology Officer since January 2010 and from June 2004 to October 2007. Prior to serving in this capacity, Mr. Maxik served as our Chief Scientific Officer from October 2007 to January 2010. He also served as a director from August 2004 to October 2007. After graduating from Bard College with a bachelor’s degree in physics and philosophy,

Mr. Maxik began his career with Sansui Electric Co., Ltd., in 1983 in Tokyo, Japan where he became vice president of product development. In 1990, he was recruited to the position of vice president of product development for Onkyo Corporation in Osaka, Japan. In 1993, Mr. Maxik formed a product development consulting firm. In 2002, he formed an environmental products company, which developed the intellectual property that eventually became the principal asset of Lighting Science, Inc. that was acquired by us in June 2004. Mr. Maxik has 38 U.S. patents in the field of solid state lighting. Mr. Maxik is an operating advisor for Pegasus Capital.

Directors

Craig Cogut joined our Board on December 5, 2013 and was appointed Chairman of the Board of Directors on February 3, 2014. Mr. Cogut has spent a career building successful investment businesses. Mr. Cogut founded Pegasus, a private equity fund, in 1996 and serves as its Chairman and President. In 1990 Mr. Cogut co-founded and was one of the original partners at Apollo Advisors L.P., a position he held for five years preceding the creation of Pegasus. Mr. Cogut is an active philanthropist in the fields of improving education, building civil society and championing environmental and health issues. Mr. Cogut serves as Chairman of The Polyphony Foundation, an organization that he co-founded to provide equal opportunity music education for Arab and Jewish Israeli youth. In addition, Mr. Cogut serves as a Trustee of Brown University and board member for Arizona State University’s Global Institute of Sustainability, for Human Rights First, for The McCain Institute for International Leadership at Arizona State University and for the R-20 Regions of Climate Action. Mr. Cogut is a member of the Executive Council of the Clinton Health Access Initiative and serves as the Chairman of The Cogut Center for the Humanities at Brown University. Mr. Cogut is an alumnus of Brown University and Harvard Law School.

We believe Mr. Cogut is qualified to serve on our Board because of his significant experience in global manufacturing and extensive experience in business, finance and investing.

Donald Harkleroad has served as a director for us since 2003 and served as Vice Chairman of the Board from December 2010 to May 2012. He currently serves as president of The Bristol Company, an Atlanta-based private holding company with interests in the food service, technology services, real estate and merchant banking industries. From 2003 until 2011, Mr. Harkleroad served as a director for Easylink Services International Corp., a global provider of on-demand electronic messaging and transaction services. Until its sale in 2006, he was also a founding director of Summit Bank Corporation, a commercial bank with offices in Georgia, Texas and California.

We believe Mr. Harkleroad is qualified to serve on our Board because he brings significant operating, finance, legal and business knowledge through having participated in various management roles at a number of public and private companies and having practiced corporate and securities law for over 30 years. In addition, Mr. Harkleroad brings an ability to identify and implement strategic growth opportunities that help to provide guidance as the company identifies new ways to compete.

Warner Philips joined our Board on February 13, 2014. Mr. Philips is an international cleantech entrepreneur and investor with over 17 years of experience in private equity-owned and venture-backed businesses. Mr. Philips serves as an operating partner to Pegasus. Mr. Philips also advises smart thermostat company Nest Labs, which was recently acquired by Google Inc. Mr. Philips started his career at Netherlands-based venture capital firm NeSBIC as an investment analyst. In 2001, Mr. Philips joined Secon, an Amsterdam-based multi-brand apparel company where he led a strategic reorganization. In 2002, Mr. Philips co-founded the Amsterdam-based cleantech incubator Tendris, which spurned start-ups such as renewable energy retailer Durion (later Oxxio), carbon neutral credit card affinity program Climacount, and LED lighting pioneer Lemnis. Mr. Philips was operationally actively involved in all Tendris companies until 2012 and was CEO of Climacount until 2006. He is an early investor in energy software company C3, in residential solar services company Sungevity, in social impact fashion brand Maiyet, and in community product sharing company Yerdle. Mr. Phillips also serves on several non-profit boards and is the Board Chair of the Cradle to Cradle Products Innovation Institute, a non-profit that promotes the highest standard of sustainable product design.

We believe Mr. Philips is qualified to serve on our Board because of his substantial business, technology and investment experience.

Jonathan Rosenbaum joined our Board on February 3, 2014. Mr. Rosenbaum serves as a managing director for Raycliff Investments and focuses in the areas of consumer, real estate, technology and energy, directing the firm’s investments in those categories. Prior to Raycliff, Mr. Rosenbaum held various executive finance and corporate development roles with a number of companies in the technology and media industries. Most recently, he served in this capacity at PRN, the largest US out of home television media network, where he ultimately oversaw the company’s $285 million sale to Thomson SA. Prior to PRN, Mr. Rosenbaum performed in similar capacities for GE/NBC’s online arm, NBC Internet, as well as with other technology startups. Mr. Rosenbaum began his career in business assurance services at Ernst & Young LLP, in the firm’s technology, communication and media practice. Mr. Rosenbaum is a graduate of the University of California at Santa Barbara.

We believe Mr. Rosenbaum is qualified to serve on our Board because of his extensive experience in business, finance and investing.

Steven Wacaster joined our Board on May 25, 2012. Mr. Wacaster is a partner at Pegasus Capital and has been with the firm since 2005. Previously, Mr. Wacaster worked in the investment banking division at Credit Suisse First Boston in New York. Mr. Wacaster is a graduate of the University of North Carolina at Chapel Hill and the University of Virginia, Darden School of Business.

Mr. Wacaster brings a significant amount of business experience to the Board through his financial expertise and having previously served as a director of several other companies

Leon Wagner has served as a director for us since January 2011. Mr. Wagner was a founding partner and chairman of GoldenTree Asset Management (“GoldenTree”), from 2000 to 2010 an alternative asset management firm specializing in leveraged loans, high yield bonds, distressed assets and equities in hedge, long only and structured funds. At the time of his retirement in December 2010, GoldenTree managed in excess of $12 billion in capital. Prior to founding GoldenTree, Mr. Wagner was the co-head of the high yield sales and trading department at CIBC World Markets (“CIBC”), a provider of credit and capital markets products, securities, brokerage and asset management services, from 1995 to 2000. He joined CIBC in 1995 when it acquired The Argosy Group, LP. Mr. Wagner directed public and private placement marketing and structuring for high yield issuance at both institutions. Mr. Wagner is also a distinguished philanthropist and the 2003 recipient of the Gustave L. Levy Award, presented by the UJA-Federation of New York, in recognition of service to the community. Mr. Wagner received his Masters of Business Administration degree from the University of Chicago Graduate School of Business and a Bachelor of Arts degree from Lafayette College.

We believe Mr. Wagner is qualified to serve on our Board because he brings significant financial experience and knowledge to the Board.

Family relationships

There are no family relationships between any of our executive officers or directors.

Board composition

Our Amended and Restated Certificate of Incorporation and Bylaws provide that our Board will consist of such number of directors as determined from time to time by resolution adopted by a majority of the total number of authorized directors whether or not any vacancies exist in previously authorized directorships. The size of our Board is currently set at ten directors and there are currently three vacant seats on our board. Subject to any rights applicable to any then outstanding preferred stock, any additional directorships resulting from an increase in the number of directors may only be filled by the directors then in office unless otherwise required by law or by a resolution passed by the Board. The term of office for each director will be until his or her successor is elected at our annual meeting or his or her death, resignation or removal, whichever is earliest to occur. Stockholders will elect directors each year at our annual meeting.

Pursuant to the Series I Certificate of Designation, Pegasus is currently entitled to appoint five directors to our Board and has appointed Messrs. Cogut, Davis, Philips, Rosenbaum and Wacaster. Pursuant to the Series H Certificate of Designation, Riverwood is entitled to appoint two directors and Zouk is entitled to appoint one director to our Board. Messrs. Tom Smach and Nicholas Brathwaite were appointed by Riverwood and Mr. Samer Salty was appointed by Zouk to serve as directors. On February 6, 2014, Messrs. Smach and Brathwaite resigned from the Board and on February 10, 2014, Mr. Salty resigned from the Board. Riverwood and Zouk have the right to designate the directors who would replace Messrs. Smach and Brathwaite and Mr. Salty, respectively. As of February 13, 2014, no replacements have been named by Riverwood or Zouk.

We have no formal policy regarding Board diversity. Our Board believes that each director should have a basic understanding of the principal operational and financial objectives and plans and strategies of the Company, our results of operations and financial condition and relative standing in relation to our competitors. We take into consideration the overall composition and diversity of the Board and areas of expertise that director nominees may be able to offer, including business experience, knowledge, abilities and customer relationships. Generally, we will strive to assemble a Board that brings to us a variety of perspectives and skills derived from business and professional experience as we may deem are in our and our stockholders’ best interests. In doing so, we will also consider candidates with appropriate non-business backgrounds.

Director independence

Although Lighting Science Group is not currently listed on the NASDAQ Stock Market or any other exchange, we rely on the definition of independence established by NASDAQ rules. Under the NASDAQ Marketplace Rules, a director will only qualify as an “independent director” if, in the opinion of our Board, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. During 2013, our Board determined that Karel (Kaj) den Daas, who served on our board from May 25, 2012 until his resignation on February 7, 2014 and each of Messrs. Wagner and Harkleroad were “independent directors,” as defined under Rule 5605(a)(2) of the NASDAQ Marketplace Rules.

Because LSGC Holdings holds more than 50% of the voting power for the election of our directors, we would qualify as a “controlled company” under the NASDAQ Marketplace Rules. As a controlled company, exemptions under the NASDAQ Marketplace Rules provide relief from the obligation to comply with certain corporate governance requirements, including the requirements:

•	that a majority of our Board consists of “independent directors,” as defined under the NASDAQ Marketplace Rules; and

•	that our Compensation Committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

These exemptions do not modify the independence requirements for our Audit Committee, and we would be required to comply with the requirements of Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the NASDAQ Marketplace Rules within the applicable time frame in the event that we become listed on a NASDAQ exchange.

Board committees

Our Board has established an audit committee, a compensation committee, an executive committee and a committee of independent directors. Each of these committees operates under a charter that has been approved by our Board. The Board delegates various responsibilities and authority to different Board committees.

Audit committee

The audit committee is responsible for, among other matters: (1) appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm; (2) discussing with our independent registered public accounting firm their independence from management; (3) reviewing with our independent registered public accounting firm the scope and results of their audit; (4) approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm; (5) overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC; (6) reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements; (7) establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters; and (8) reviewing and monitoring the guidelines and policies governing risk assessment and risk management.

During 2013 and through February 6, 2014, our audit committee consisted of Messrs. den Daas and Harkleroad, as well as Thomas Smach, who served on our board from May 25, 2012 until his resignation on February 6, 2014. Mr. den Daas was the chairman of the audit committee through February 7, 2014. On February 13, 2014, the board appointed Mr. Harkleroad as chairman of the committee and appointed Jonathan Rosenbaum as a member of the committee. Other than Mr. Smach, our Board has determined that each of the members of our audit committee is independent within the meaning of The NASDAQ Marketplace Rules and Rule 10A-3 under the Exchange Act. Although our audit committee is not currently fully comprised of “independent directors,” in connection with our proposed underwritten public offering and anticipated listing on the NASDAQ stock market, we intend to comply with the requirements of Rule 10A-3 of the Exchange Act and The NASDAQ Marketplace Rules within the applicable time frame.

Compensation committee

Our compensation committee is responsible for, among other matters: (1) recommending to our Board for consideration, the compensation and benefits of our executive officers and key employees; (2) monitoring and reviewing our compensation and benefit plans to ensure that they meet corporate objectives; (3) administering our stock and other incentive compensation plans and programs and preparing recommendations and periodic reports to the Board concerning these matters; (4) preparing, if necessary, the compensation committee report that may be required by SEC rules to be included in our annual report; and (5) preparing recommendations and periodic reports to the Board concerning these matters.

During 2013 and through February 6, 2014, our compensation committee consisted of Messrs. Wacaster and Wagner, as well as Nicholas Brathwaite, who served on our board from May 25, 2012 until his resignation on February 6, 2014 and F. Philip Handy, who served on our board from May 23, 2013 until his resignation on February 3, 2014. Mr. Brathwaite was the chairman of the compensation committee through February 6, 2014.

Executive committee

Our executive committee reviews and, where appropriate, approves corporate action with respect to the conduct of our business between Board meetings. The executive committee has the authority of the full Board, except for specific powers that are required by law to be exercised by the full Board. Actions taken by the executive committee are reported to the Board at its next meeting.

During 2013 and through February 6, 2014, our executive committee consisted of Messrs. Brathwaite, Wacaster and Wagner. Mr. Brathwaite was the chairman of the executive committee until his resignation on February 6, 2014.

Committee of independent directors

Our committee of independent directors was formed by resolution of the Board to: (1) consider, negotiate and approve or reject related-party transactions, without further Board approval, between the company and (a) Pegasus Capital and its affiliates; (b) executive officers or directors of the company; or (c) any other person or entity that may be deemed an affiliate or related party; and (2) approve awards under the company’s Equity Plan (in addition to the authority of the compensation committee and the Board).

During 2013 and through February 7, 2014, our committee of independent directors consisted of Messrs. den Daas, Harkleroad and Wagner, and Mr. Harkleroad is the chairman of the committee of independent directors. On February 7, 2014, Mr. den Daas resigned from the board.

Board leadership structure and role in risk oversight

Our Board may separate or combine the roles of the Chairman of the Board and Chief Executive Officer in accordance with its determination that utilizing one or the other structure would be in our best interests. The Board has traditionally believed that a combined role of Chairman of the Board and Chief Executive Officer would promote strategy development and execution and facilitate information flow between management and the Board. Our Board is currently chaired by Mr. Cogut and the Board determined, in part due to the interim nature of Mr. Davis’ appointment as Chief Executive Officer, that the positions of Chief Executive Officer and Chairman of the Board should be separated.

Our audit committee is primarily responsible for overseeing the company’s risk management processes on behalf of the full Board. The audit committee receives reports from management concerning the company’s assessment of risks. In addition, the audit committee reports regularly to the full Board, which also considers the company’s risk profile. The audit committee and the full Board focus on the most significant risks facing the company and the company’s general risk management strategy. In addition, as part of its oversight of our Company’s executive compensation program, the compensation committee considers the impact of such program, and the incentives created by the compensation awards that it administers, on our Company’s risk profile. In addition, the compensation committee reviews all of our Company’s compensation policies and procedures, including the incentives that they create and factors that may reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to our Company. The compensation committee has determined that, for all employees, our Company’s compensation programs do not encourage excessive risk and instead encourage behaviors that support sustainable value creation.

Compensation committee interlocks and insider participation

During 2013, the members of our compensation committee were Messrs. Brathwaite, Handy, Wacaster and Wagner. As described in further detail under “Certain relationships and related transactions,” during the year ended December 31, 2013, we did not pay or otherwise accrue any fees and expenses to Pegasus Capital and its affiliates.

Executive compensation

This Compensation Discussion and Analysis describes the compensation arrangements we have with our named executive officers as set forth under the rules of the SEC. Consistent with the SEC rules, we are providing disclosure for the principal executive officer (our Chief Executive Officer or CEO) and principal financial officer (our Chief Financial Officer or CFO), regardless of compensation level, and the three most highly compensated executive officers in our last completed fiscal year, other than the CEO and CFO. All of these executive officers are referred to in this Compensation Discussion and Analysis as our “NEOs.”

For 2013, our NEOs were:

Name	Title
Vincent J. Colistra (1)	Chief Executive Officer
Thomas C. Shields	Chief Financial Officer
Fredric Maxik	Chief Technology Officer
Jeremy Cage (2)	Former Chief Executive Officer and Director
Brad Knight (3)	Former Chief Executive Officer

(1)	Mr. Colistra resigned as Chief Executive Officer on February 3, 2014 and was appointed as Chief Restructuring Officer.
(2)	Mr. Cage would have been a NEO for fiscal year 2013 but for the fact that his employment terminated on November 8, 2013.
(3)	Mr. Knight would have been a NEO for fiscal year 2013 but for the fact that he resigned as Chief Executive Officer on January 2, 2013.

Certain events

Overview and responsibility for compensation decisions

The compensation committee of our Board has responsibility for evaluating the performance and development of our executive officers in their respective positions, reviewing individual compensation as well as corporate compensation principles and programs, establishing corporate and individual performance objectives as they affect compensation, making determinations as to whether and to what extent such performance objectives have been achieved and ensuring that we have effective and appropriate compensation programs in place. In addition, our compensation committee considers whether any of our compensation policies and practices create risks to our risk management practices or provide risk-taking incentives to our executives and other employees. Our CEO supports our compensation committee by driving our annual business plan process, providing information related to the ongoing progress under our annual business plan and other business and financial results, undertaking performance assessments of other executives and presenting other personnel-related data for the Committee’s consideration. In addition, as the manager of our executive team, our CEO assesses each executive’s contribution to corporate goals as well as achievement of his or her individual goals and makes a recommendation to our compensation committee with respect to compensation for executive officers other than himself. Our compensation committee meets, including in executive sessions, to consider these recommendations, conducts a similar evaluation of the CEO’s contributions to corporate goals and achievement of individual goals and makes determinations related to the CEO’s and the other executive officers’ compensation.

Our overall compensation philosophy is to provide a competitive total compensation package that will:

•	fairly compensate our executive officers;

•	attract and retain qualified executive officers who are able to contribute to the long-term success of our company;

•	incentivize future performance toward clearly defined corporate goals without encouraging excessive risk taking; and

•	align our executives’ long-term interests with those of our stockholders.

Our compensation committee believes that the quality, skills and dedication of our executive officers are critical factors affecting our long-term value. Our compensation arrangements with executive officers are, to a large degree, based upon the consolidated revenue and earnings achievements of our Company along with personal performance objectives agreed upon at the beginning of the fiscal year with the respective executive. We believe in compensating progressively for the achievement of established objectives.

In setting compensation levels for individual officers, our compensation committee applies its judgment in determining the amount and mix of compensation elements for each NEO, and to date our compensation process has been a largely discretionary process based upon the collective experience and judgment of the compensation committee members acting as a group. Factors affecting the Committee’s decisions in setting compensation generally include:

•	overall corporate performance;

•	the individual officer’s performance against corporate-level strategic goals established as part of our annual business plan and the officer’s effectiveness in managing toward achievement of those goals;

•	the nature and scope of the officer’s responsibilities; and

•	informal market surveys and the personal experience of members of our Board.

The compensation committee has also reviewed our compensation policies and practices for all of the executive officers and other employees and determined that any risks arising from such compensation policies and practices, including any risks to our risk management practices and risk-taking incentives created from such compensation policies and practices, are not reasonably likely to have a material adverse effect on the company.

While our compensation committee is authorized to engage the services of outside consultants and advisors, neither the compensation committee nor our management has to date retained a compensation consultant to review or provide advice concerning our policies and procedures with respect to executive compensation. To date, we have not formally benchmarked our executive compensation against peer companies, and we have not identified a group of peer companies against which we would compare our compensation practices. While our compensation committee considers the overall mix of compensation components in its review of compensation matters, it has not adopted formal or informal policies or guidelines for allocating compensation between long-term and current compensation or between cash and non-cash compensation. The compensation committee intends to continue to manage our executive officer compensation programs on a flexible basis that will allow it to respond to market and business developments as it views appropriate, but will continue to consider whether the use of consultants, formal benchmarking and/or fixed guidelines for allocating between compensation components would aid the Committee in setting compensation levels or allocating between types of compensation.

We have historically reviewed company compensation as part of the annual business plan process undertaken by management and our Board in the early part of each year. During this process, our compensation committee reviews overall compensation, evaluates performance, determines corporate-level performance goals for that year’s business plan and, when appropriate, makes changes to one or more components of our executives’ compensation.

During our 2011 annual meeting, we held a stockholder advisory vote on the compensation of our NEOs as described in our 2011 proxy statement, commonly referred to as a say-on-pay vote. Stockholders representing over 99% of the stockholders present and entitled to vote at the meeting voted in favor of the 2011 say-on-pay resolution approving the compensation of our NEOs. As our compensation committee evaluated its compensation practices and talent needs throughout 2011, it was mindful of the strong support stockholders expressed for its pay for performance compensation philosophy. Additionally, in determining how often to hold a stockholder advisory vote on executive compensation, our Board took into account the strong preference for a triennial frequency expressed by stockholders at our 2011 annual meeting relating to future advisory stockholder votes on our executive compensation. Accordingly, our Board has determined that we will hold an advisory stockholder vote on our executive compensation on a triennial basis.

Historically, the exercise price of our stock options has been at least equal to the fair market value of our common stock on the date of grant. The fair market value of our common stock has been established by reference to the closing price of our common stock on the OTC Bulletin Board or the Pink Sheets, as applicable, on the date of grant.

Compensation components

Compensation for our executive officers has been highly individualized, at times structured as a result of arm’s length negotiations when an officer is initially hired, and always taking into account our financial condition and available resources. The resulting mix of compensation components has primarily included:

Compensation component	Description	Relation to compensation objectives
Base Salary	Fixed cash compensation for services rendered during the fiscal year	• Fairly compensate executives • Attract and retain qualified executives

Annual Cash Incentive Bonus	Annual cash payments for achieving predetermined financial and/or performance goals	• Fairly compensate executives • Attract and retain qualified executives • Incentivize future performance toward clearly defined corporate goals without encouraging excessive risk taking

Long-Term Incentive Awards	Grants of stock options and/or restricted stock awards designed to focus on long-term growth and increased company value	• Attract and retain qualified executives • Align executive and stockholder interests • Incentivize future performance toward clearly defined corporate goals without encouraging excessive risk taking

Severance and Change of Control Benefits	Continued payments of base salary for up to 24 months after involuntary termination	• Fairly compensate executives • Attract and retain qualified executives

Other Benefits	Health and medical benefits, and the opportunity to participate in an employee stock purchase plan and a 401(k) retirement plan or comparable foreign plan	• Align executive and stockholder interests • Attract and retain qualified executives

Our compensation committee believes this mix is appropriate for our executive team because, among other things, it provides a fixed component (base salary) designed to offer the executive funds from which to manage personal and immediate cash flow needs and variable components (annual incentive bonuses, stock options and restricted stock awards) that incentivize our management team to work toward achievement of corporate goals and our long-term success, as well as offering protection (through termination-related benefits) against abrupt changes in the executive’s circumstances in the event of involuntary employment termination including in the context of a change of control of our company. Our compensation committee also believes, based on the collective experience of its members, that this mix is typical of companies in our industry and at our stage of development.

As a result of this mix of compensation components, executives earn their compensation over three time frames:

•	Current year performance: Salary and annual incentives that reflect actions and results over 12 months; and

•	Long-term performance: A long-term incentive plan that reflects results over a period of years, helping to ensure that current results remain sustainable.

Base salaries. Base salary for our CEO and other executive officers is established based on the scope of their responsibilities, length of service with our Company, individual performance during the prior year and competitive market compensation. Base salaries are reviewed annually and adjusted from time-to-time based on competitive conditions, individual performance, our overall financial results, changes in job duties and responsibilities and our Company’s overall budget for base salary increases. The budget is designed to allow salary increases to retain and motivate successful performers while maintaining affordability within our Company’s business plan.

Annual cash incentive bonus. We also have an annual cash incentive bonus program to motivate our executive officers to attain specific short-term performance objectives that, in turn, further our long-term objectives. This program is managed as part of our annual business plan process and involves a high level of discretion on the part of our compensation committee. Typically, our Board approves a business plan for the year that incorporates corporate-level objectives. Achievement of those objectives becomes an important factor considered by our compensation committee when, after year-end, it makes a final determination of bonus amounts to be paid. Other factors that are considered by our compensation committee in determining bonus amounts to pay include:

•	our Company’s overall performance and business results;

•	general market conditions;

•	future business prospects;

•	funds available from which to pay bonuses;

•	individual performance;

•	competitive conditions; and

•	any other factors it finds relevant.

Each executive officer is measured against their contributions to the consolidated revenue and earnings achievement of our company as a whole along with their performance against individual objectives established at the beginning of the fiscal year with the participation of the respective executive as part of their total compensation plan. This discretionary approach to the variable component of our compensation program allows fluidity in how we manage short-term corporate strategy and executive incentives, while allowing us to achieve more consistency in our focus on longer-term corporate objectives. Our compensation committee and our Board believe that this flexibility is important in managing a growing company because it allows executive officers to respond to the often changing demands of the business without undue focus on any one specific short-term performance objective.

Each executive officer has a target bonus amount, established at the time of hire and then reviewed and potentially adjusted annually over the course of the officer’s tenure with our company. For 2013, the target bonuses for executive officers ranged from 35% to 100% of base salary based on our compensation committee’s belief of respective competitive fixed and variable compensation levels for each officer. For 2013, the corporate-level performance objectives specified in our business plan related to consolidated sales growth, earnings and certain strategic objectives. Our compensation committee set a consolidated earnings target sufficient to fund the bonus pool during 2013.

For the 2012 fiscal year, we paid Mr. Meagher, our Executive Vice President of Product Development, a signing bonus of $25,000. This bonus payment was not made pursuant to our annual cash incentive bonus program. Because of our limited cash flows and our Company’s historical losses, other than the aforementioned bonus payments, our executive officers have not been awarded cash bonuses during the past three years. Our Compensation Committee elected not to award our NEOs performance based incentive bonuses for the 2012 or 2013 fiscal years due to continued losses.

Long-term incentive compensation. To date, our long-term incentive awards have primarily been in the form of options to purchase our common stock, which options are generally awarded under our Equity Plan. Our stock options have an exercise price at least equal to the fair market value of our common stock on the grant date, generally vest over four years, with 25% of the option shares vesting after the first, second, third and fourth years of service following the grant, and have a ten year term. Additional vesting acceleration benefits apply in certain circumstances discussed below.

Generally, a stock option award is made in the year that an executive officer commences employment. The size of this award is intended to offer the executive a meaningful opportunity for stock ownership relative to his or her position and reflects our compensation committee’s assessment of market conditions affecting the position as well as the individual’s potential for future responsibility within our company. Thereafter, additional option grants may be made in the discretion of our compensation committee, Board or committee of independent directors. To date, we have not granted additional options on an annual basis to executives or other employees, although we do evaluate individual performance annually. Instead, additional options have been granted to executives on a case-by-case basis reflecting our compensation committee’s determination that such grants are appropriate or necessary to reward exceptional performance (including upon promotion) or to retain individuals when market conditions change. The size of additional option grants are determined at the discretion of our compensation committee or our Board, and typically incorporate our CEO’s recommendations (except with respect to his own option grants).

Other than the award of 500,000 restricted shares of common stock granted to Mr. Cage, our Chief Executive Officer from January 2, 2013 through November 8, 2013, the award of 192,308 restricted shares of common stock granted to Mr. Knight, our Interim Chief Executive Officer from October 19, 2012 to January 2, 2013 and our Interim Chief Operating Officer from May 25, 2012 to July 8, 2013, awards of restricted stock granted to our former Chief Executive Officer in 2011 and current Chief Technology Officer in 2008, we have not granted restricted stock awards to our NEOs.

Severance and change in control benefits. We have entered into employment agreements with certain of our NEOs, which provide severance benefits, subject to execution of a release of potential claims and other customary covenants, in the event the executive officer is terminated by us without cause or the executive officer is terminated without cause in connection with a change in control. These benefits range from 12 months to, following a change-in-control, 24 months of their base salary. In addition, all stock options held by our NEOs provide for full acceleration of unvested stock options upon a change of control of our company. For more information regarding these severance and change in control benefits, see “Executive Compensation – Estimated Benefits and Payments Upon Termination of Employment or Change of Control.” Our Board and compensation committee have determined it appropriate to have these termination-related benefits in place to preserve morale and productivity, and encourage retention in the face of potentially disruptive circumstances that might cause an executive to be concerned that his or her employment is in jeopardy or that might involve an actual or rumored change in control of our company. We believe that our change of control benefits are generally in line with packages offered to executives in our industry.

Other benefits. Certain NEOs are entitled to monthly car allowances pursuant to their employment agreements and/or were reimbursed for relocation and moving expenses. The values of such benefits are presented below under the “Summary Compensation Table” as “All Other Compensation.”

We also provide our executive officers with benefits that are generally available to our salaried employees. These benefits include health and medical benefits, flexible spending plans, the opportunity to participate in an employee stock purchase plan, and a 401(k) retirement plan or comparable foreign plan.

Tax matters

Our Board and compensation committee will consider the deductibility of compensation amounts paid to our executive officers including the potential future effects of Section 162(m) of the Internal Revenue Code on the compensation paid to our executive officers in making its decisions. Although such deductibility has not historically been material to our financial position, Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year, unless compensation is “performance- based” as defined under Section 162(m). Our stock option grants are generally designed to qualify as performance-based compensation for purposes of Section 162(m), and we expect compensation amounts related to options to be fully deductible. However, our compensation committee may, in its judgment, authorize compensation payments that are not deductible when it believes that such payments are appropriate to attract and retain executive talent.

Summary compensation table

The following table summarizes the overall compensation earned by NEOs during each of the past three years ended December 31, 2013.

	Annual Compensation			Long Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)	Restricted Stock Awards ($) (1)	Option Awards ($) (1)	All Other Compensation ($)		Total ($)
Vincent J. Colistra (Interim Chief Executive Officer) (2)	2013	$—	$—	$—	$—	$184,305	(3)	$184,305
	2012	$—	$—	$—	$—	$—		$—
	2011	$—	$—	$—	$—	$—		$—
Jeremy Cage (Chief Executive Officer and Director) (4)	2013	$359,865	$—	$320,000	$2,581,929	$434,988	(5)	$3,696,782
	2012	$—	$—	$—	$—	$—		$—
	2011	$—	$—	$—	$—	$—		$—
Brad Knight (Interim Chief Executive Officer and Interim Chief Operating Officer) (11)	2013	$—	$—	$100,000	$—	$390,000	(12)	$490,000
	2012	$—	$—	$—	$3,114,785	$240,869	(12)	$3,355,654
	2011	$—	$—	$—	$—	$—		$—

Thomas C. Shields (Chief Financial Officer) (6)	2013	$320,000	$—	$—	$173,535	$8,120	(7)	$501,655
	2012	$114,444	$—	$—	$2,409,323	$72,923	(7)	$2,596,690
	2011	$—	$—	$—	$—	$—		$—
Fredric Maxik (Chief Technology Officer)	2013	$315,000	$—	$—	$173,535	$14,400	(8)	$502,935
	2012	$315,000	$—	$—	$989,426	$14,400	(8)	$1,318,826
	2011	$308,750	$—	$—	$—	$14,400	(8)	$323,150
Patrick Meagher (Executive Vice President of Product Development) (9)	2013	$300,000	$—	$—	$173,535	$110,351	(10)	$583,886
	2012	$162,500	$25,000	$—	$1,946,740	$176,947	(7)	$2,311,187
	2011	$—	$—	$—	$—	$—		$—

(1)	Represents the total grant date fair value, as determined under FASB ASC Topic 718, Stock Compensation, of all awards granted to the NEO during the 2013, 2012 and 2011 fiscal years, as applicable. Assumptions used to calculate the value of stock option awards are included on page 84 in the table “Weighted Average Assumptions”.
(2)	Mr. Colistra began serving as our Interim Chief Executive Officer on November 8, 2013. Mr. Colistra resigned as Interim Chief Executive Officer on February 3, 2014, when Richard H. Davis Jr. began serving as our Interim Chief Executive Officer.
(3)	Mr. Colistra is an employee of PMCM, LLC, an affiliate of Phoenix Management Services, LLC, (“Phoenix”) and all payments are made to Phoenix. These expenses include $20,000 per week for consulting services, as well as travel and living expenses for time spent in Satellite Beach, FL.
(4)	Mr. Cage began serving as our Chief Executive Officer on January 2, 2012 and was appointed to the Board of Directors on March 5, 2013. Mr. Cage resigned as Chief Executive Officer and from the Board on November 8, 2013.
(5)	Includes travel and living expenses as well as separation pay.
(6)	Mr. Shields began serving as our Chief Financial Officer on August 23, 2012.
(7)	Consists of relocation expenses.
(8)	Includes annual car allowance.
(9)	Mr. Meagher began serving as our Executive Vice President of Product Development on June 18, 2012. Mr. Meagher resigned as Vice President of Product Development on December 31, 2013.
(10)	Includes relocation expenses as well as separation pay.
(11)	Mr. Knight began serving as our Interim Chief Operating Officer from May 25, 2012 and as our Interim Chief Executive Officer on October 19, 2012. Mr. Knight resigned as our Interim Chief Executive Officer on January 2, 2013 when Mr. Cage began serving as our Chief Executive Officer and resigned as our Interim Chief Operating Officer on July 8, 2013. Mr. Knight continues to provide consulting services to us through Riverwood.
(12)	Mr. Knight is an employee of Riverwood and all payments are made to Riverwood. These expenses include $7,500 per week for consulting services, as well as travel and living expenses for time spent in Satellite Beach, FL.

2013 grants of plan-based awards

The following table sets forth each Equity Plan-based award granted to our NEOs during the year ended December 31, 2013.

Name	Grant Date	Shares Underlying Restricted Stock Award	Shares of Common Stock Underlying Options	Exercise Price of Option Awards (1)	Grant Date Fair Value of Option Awards (2)
Jeremy Cage	January 2, 2013	—	4,500,000	$0.64	$2,317,500
	January 2, 2013	500,000	—	$—	$320,000
Brad Knight	March 22, 2013	192,308	—	$—	$100,000
Thomas C. Shields	August 7, 2013	—	575,000	$0.39	$173,535
Fredric Maxik	August 7, 2013	—	575,000	$0.39	$173,535
Patrick Meagher	August 7, 2013	—	575,000	$0.39	$173,535

(1)	The amount in this column represent the exercise price of the option awards, as determined by our Board with the assistance of management, which is not less than the fair market value of our common stock on the date of grant.
(2)	Represents the total grant date fair value, as determined under FASB ASC Topic 718, of the respective award granted to the NEO during fiscal 2013. Assumptions used to calculate the fair market value of the options are included on page 84 in the table “Weighted Average Assumptions”.

Outstanding equity awards at 2013 fiscal year-end

The following table provides certain information concerning unexercised options, stock that has not vested and Equity Plan awards held by each of our NEOs that were outstanding as of December 31, 2013.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexerciseable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Jeremy Cage	131,250	(1)	—		—	$0.64	11/8/2014	—	$—	—	$—
Brad Knight	1,285,726	(8)	1,656,473	(8)	—	$1.34	7/5/2022	—	$—	—	$—
Thomas C. Shields	734,549	(2)	2,203,650	(2)	—	$1.34	8/23/2022	—	$—	—	$—
	—		575,000	(3)	—	$0.50	8/7/2023	—	$—	—	$—
Fredric Maxik	75,000	(4)	—		—	$4.90	4/17/2018	—	$—	—	$—
	1,500,000	(5)	—		—	$1.00	8/21/2019	—	$—	—	$—
	233,333	(6)	700,000	(6)	—	$1.34	7/5/2022	—	$—	—	$—
	—		575,000	(3)	—	$0.50	8/7/2023
Patrick Meagher	459,093	(7)	—		—	$1.34	7/5/2022	—	$—	—	$—

(1)	These options were granted on January 2, 2013 and vested on November 8, 2013.
(2)	These options were granted on August 23, 2012, 25% vested on August 23, 2013 and the balance will vest 25% on each of August 23, 2014, 2015 and 2016.
(3)	These options were granted on August 7, 2013 and will vest 25% on each of August 7, 2014, 2015, 2016 and 2017.
(4)	These options were granted on April 17, 2008 and 25,000 options vested on each of April 17, 2009, April 17, 2010 and April 17, 2011.
(5)	These options were granted on August 21, 2009 and vested 25% on August 21, 2010. The vesting was accelerated on December 30, 2010 for the remaining unvested shares due to the achievement of a “capitalization threshold event.”
(6)	These options were granted on July 5, 2012, 25% vested on July 5, 2013 and the balance will vest 25% on each of July 5, 2014, 2015 and 2016.
(7)	These options were granted on July 5, 2012 and vested on July 5, 2013.
(8)	These options were granted on July 5, 2012. 2.08% of these options will vest on the first of each month until fully vested on March 1, 2016.

Option exercises

No stock options were exercised during the year ended December 31, 2013.

Employment agreements

We were party to an employment agreement with each of our NEOs during 2013 other than Messrs. Knight and Colistra, each of which is described in more detail below.

Employment Agreement with Jeremy Cage

Effective January 2, 2013, we entered into an employment agreement with Mr. Cage pursuant to which Mr. Cage agreed to serve as our Chief Executive Officer. Pursuant to his employment agreement, Mr. Cage is entitled to a base salary of $400,000 and benefits generally available to other senior executives of the Company. Mr. Cage s is also eligible to receive a target annual bonus of up to 100% of his base salary, subject to satisfactory completion of performance metrics set by the board of directors of the Company and he is eligible for an annual bonus that exceeds 100% of his base salary for exceptional performance by Mr. Cage and the Company during any bonus year. The bonus metrics are to be determined by our Board in its sole discretion.

Mr. Cage was granted 500,000 shares of restricted common stock and options to purchase 4,500,000 shares of common stock at an exercise price of $0.64 per share, each subject to the Company’s Amended and Restated Equity Based Compensation Plan. The restricted stock vests (i) in full upon the fourth anniversary following the execution of the employment agreement, provided that Mr. Cage remains employed by the Company through such date; (ii) in full upon the material diminution of duties or responsibilities or the termination of Mr. Cage’s employment after a “change of control” of the Company; or (iii) pro rata upon the termination of Mr. Cage’s employment without “cause,” by Mr. Cage for “good reason” or due to Mr. Cage’s death or “disability” (as each term is defined in the employment agreement”), which pro rata amount will be calculated based upon the number of months Mr. Cage has been employed by the Company at such time of termination divided by 48. The options vest (i) 25% on each anniversary of the execution of the Employment Agreement, provide that Mr. Cage remain employed by the Company as of such time; (ii) in full upon the material diminution of duties or responsibilities or the termination of Mr. Cage’s employment after a “change of control” of the Company, or (iii) pro rata upon the termination of Mr. Cage’s employment without “cause,” by Mr. Cage for “good reason” or due to Mr. Cage’s death or “disability,” which pro rata amount will be calculated based upon the number of months Mr. Cage has been employed by the Company at such time of termination divided by 48. In the event the Company terminates Mr. Cage’s employment for reasons other than “cause” or change of control, or if he resigns for “good reason”, Mr. Cage will be entitled to receive severance in an amount equal to (i) twelve months of his base salary, plus (ii) the annual bonus that he would actually have earned for the year in which termination occurs, prorated through the date of termination.

On November 8, 2013, Mr. Cage resigned as Chief Executive Officer and from such other roles and positions he held with us. In connection with Mr. Cage’s resignation, Mr. Cage was entitled to the following severance: (i) payment of his base salary accrued and unpaid through the termination date; (ii) payment of any earned but unused vacation through the termination date; (iii) reimbursement of any reasonable and qualified expenses properly incurred prior to the termination date and (iv) a $400,000 cash payment, representing one (1) times his annual base salary, payable in bi-weekly installments over a period of 12 months (the “Cage Severance Period”). Mr. Cage also has the right during the Cage Severance Period to continuation of any applicable health, accident and life insurance plans or arrangements for which he was participating as of the termination date. Additionally, upon Mr. Cage’s resignation, 114,583 unvested restricted shares of the common stock and 1,031,250 unvested options to purchase shares of common stock previously granted to Mr. Cage vested in full on the termination date. The remaining unvested restricted shares of common stock or unvested options to purchase shares of common stock held by Mr. Cage were forfeited as of the termination date. Mr. Cage remains subject to certain non-competition, non-solicitation and confidentiality provisions during the Cage Severance Period as described in his employment letter with the Company, dated November 29, 2012.

Employment Agreement with Thomas C. Shields

Effective August 23, 2012, we entered into an employment agreement with Mr. Shields pursuant to which Mr. Shields agreed to serve as our Chief Financial Officer. Pursuant to his employment agreement, Mr. Shields is entitled to a base salary of $320,000 and benefits generally available to other employees. Mr. Shields is also entitled to relocation assistance including temporary lodging for a period of up to nine months, a per diem of $60 per day for 120 days and customary moving expenses and closing costs on both Mr. Shields’ prior and any new home. Mr. Shields is required to repay any lodging expenses paid by the Company if he voluntarily leaves the Company within one year of his date of hire other than for “good reason”. Mr. Shields is also eligible to participate in a bonus plan under which he could receive up to 75% of his base salary, with the bonus payment for 2012, if any, to be pro-rated. The bonus metrics are to be determined by our Board in its sole discretion.

Mr. Shields also received, as of August 23, 2012, options to purchase 2,938,199 shares of common stock at an exercise price of $1.34 per share, which vest in four equal annual installments beginning on the first anniversary of the date of grant. Mr. Shields’ employment is at will and may be terminated at any time. In the event the Company terminates Mr. Shields’ employment for reasons other than “cause” or change of control, or if he resigns for “good reason”, Mr. Shields will be entitled to receive severance in an amount equal to (i) twelve months of his base salary, plus (ii) the annual bonus that he would actually have earned for the year in which termination occurs, prorated through the date of termination.

Employment agreement with Fredric Maxik

On March 22, 2011, we entered into a new employment agreement with Mr. Maxik pursuant to which Mr. Maxik agreed to serve as our Chief Technology Officer. The new employment agreement contains substantially the same terms as the prior agreement. However, the new employment agreement extends the term to October 4, 2014 and increases the salary continuation period to 24 months in the event Mr. Maxik’s employment is terminated by us without “cause” or by Mr. Maxik for “good reason” during the 24-month period following a change of control. Any severance paid reduces the amount that Mr. Maxik otherwise would be entitled to receive for complying with the non-competition restrictions in his employment agreement, except in the case of a qualifying severance following a change of control.

Employment Agreement with Patrick Meagher

On June 12, 2012, we entered into an employment agreement with Mr. Meagher pursuant to which Mr. Meagher agreed to serve as our Executive Vice President, Product Development. Pursuant to the employment agreement, Mr. Meagher is entitled to a base salary of $300,000 and benefits generally available to other employees. Mr. Meagher is also entitled to relocation assistance including (a) temporary lodging for a period of up to nine months and a per diem of $60 per day for 120 days and customary moving expenses and closing costs on both Mr. Meagher’s prior and any new home. Mr. Meagher is required to repay any lodging expenses paid by the Company if he voluntarily leaves the Company within one year of his date of hire. Mr. Meagher is also eligible to participate in a bonus plan of up to 35% of his base salary based upon a combination of performance and personal achievements. Mr. Meagher was also entitled to a grant of stock options and on July 5, 2012 the Board granted Mr. Meagher an option to purchase 1,836,374 shares of common stock at an exercise price of $1.34 per share, which vest in four equal annual installments beginning on the first anniversary of the date of grant. Mr. Meagher’s employment is at will and may be terminated at any time. If Mr. Meagher is terminated for reasons other than for “cause” or a change of control, Mr. Meagher is entitled to (a) six months of base pay and (b) assistance to relocate to a new location. If he is terminated within twelve months of a change of control, Mr. Meagher is entitled to severance of twelve months of base pay.

Effective December 31, 2013, Mr. Meagher resigned as Executive Vice President, Product Development.

Estimated benefits and payments upon termination of employment or change of control

The following table describes the potential payments and benefits upon termination of our NEOs’ employment before or after a change in control of our company as described above, as if each officer’s employment terminated as of December 30, 2013, the last business day of fiscal 2013. See “Executive Compensation—Compensation Components—Severance and Change in Control Benefits” for a description of the severance and change in control arrangements for our NEOs.

Name	Severance Amount ($)		Accelerated Vesting of Stock Options ($) (1)		Accelerated Vesting of Restricted Stock ($) (1)	Benefit Continuation ($)		Total ($)

Thomas C. Shields
Termination without cause	$320,000	(2)	$—	(3)	NA	$5,506	(4)	$325,506
Voluntary (Good Reason)	$320,000	(2)	$—	(3)	NA	$5,506	(4)	$325,506
Voluntary	NA		NA		NA	NA		NA
Death/Disability	NA		$—	(3)	NA	NA		$—
Change in Control	$320,000	(2)	$—	(3)	NA	$5,506	(4)	$325,506
Fredric Maxik
Termination without cause	$315,000	(2)	$—	(5)	NA	NA		$315,000
Voluntary (Good Reason)	$315,000	(2)	$—	(5)	NA	NA		$315,000
Voluntary/Death/Disability	NA		NA		NA	NA		NA
Change in Control	$630,000	(6)	$—	(5)	NA	NA		$630,000

(1)	Assumes a market value of $0.31 per share of common stock, as reported on the OTC Bulletin Board on December 31, 2013.
(2)	This severance payment consists of one times the officer’s annual base salary.
(3)	Upon termination by us without “cause” or by Mr. Shields for “good reason,” Mr. Shields is entitled to the accelerated vesting of 1,022,050 stock options. Upon termination due to death, disability or a change of control, Mr. Shields is entitled to the accelerated vesting of 2,778,650 stock options. 2,203,650 of these options has an exercise price of $1.34 per share and 575,000 of these options has an exercise price of $0.50 per share. As of December 31, 2013, these options are “out-of-the-money” and have $0 value.
(4)	The benefit continuation will be paid by the Company for 12 months as of the separation date.
(5)	Upon termination by us without “cause” or by Mr. Maxik for “good reason,” Mr. Maxik is entitled to the accelerated vesting of 377,083 stock options. Upon termination due to a change of control, Mr. Maxik is entitled to the accelerated vesting of 1,275,000 stock options. 700,000 of these options has an exercise price of $1.34 per share and 575,000 of these options has an exercise price of $0.50 per share. As of December 31, 2013, these options are “out-of-the-money” and have $0 value.
(6)	This severance payment consists of twice the officer’s annual base salary.

Director compensation

Director compensation is determined by the Board.

During 2012, our non-employee directors serving at the beginning of 2012 were entitled to receive the following compensation:

•	for each director, either stock options to purchase 100,000 shares of common stock at an exercise price of $1.19 (the closing price per share on the date immediately preceding the issuance date), vesting in quarterly increments during 2012 and having a term of ten years, or 84,033 restricted shares of common stock (representing $100,000 of the company’s common stock at a price of $1.19 per share), vesting in quarterly increments during 2012; and

•	for each director serving on the audit committee and/or committee of independent directors, either an additional option to receive either stock options to purchase 25,000 shares of the common stock at an exercise price of $1.19, in quarterly increments during 2012 and having a term of ten years, or 21,008 shares of common stock (representing $25,000 of the company’s common stock at a price per share of $1.19), vesting in quarterly increments during 2012.

Each non-employee director appointed the Board on May 25, 2012 in connection with the Riverwood Offering was entitled to receive the following compensation:

•	for each director, either stock options to purchase 60,274 shares of common stock at an exercise price of $1.52 (the closing price per share on the date immediately preceding the issuance date), having a term of ten years, or 84,033 restricted shares of common stock (representing $100,000 of the company’s common stock at a price of $1.52 per share), vesting in quarterly increments during 2012; and

•	for each director serving on the audit committee and/or committee of independent directors, either an additional option to receive either stock options to purchase 15,068 shares of the common stock at an exercise price of $1.52, in quarterly increments during 2012 and having a term of ten years, or 21,008 shares of common stock (representing $25,000 of the company’s common stock at a price per share of $1.52), vesting in quarterly increments during 2012.

The portion of compensation granted for service during the remaining portion of the second quarter of 2012 vested immediately. The remaining compensation granted to such directors vested, or are scheduled to vest on the first day of the third and fourth quarters of 2012.

The non-employee director appointed to the Board on September 25, 2012 in connection with the September 2012 Preferred Offering was entitled to receive the following compensation:

•	at his election, either stock options to purchase 26,575 shares of common stock at an exercise price of $0.86 (the closing price per share on the issuance date), having a term of ten years, or 30,901 restricted shares of common stock (representing $26,575 of the Company’s common stock at a price of $0.86 per share), vesting in quarterly increments during 2012.

The portion of compensation granted for service during the remaining portion of the third quarter of 2012 vested immediately. The remaining compensation granted to such director vested on the first day of the fourth quarter of 2012.

During 2013 our non-employee directors were entitled to receive the following compensation:

•	For each director, 200,000 Restricted Stock Awards of the Company’s Common Stock (“RSAs”), to be issued on August 9, 2013, with such RSAs remaining unvested through December 31, 2013, and fully vesting on January 1, 2014;

•	For each Member serving on one or more Committees of the Board, an additional 25,000 RSAs for such Committee memberships, with such number capped at 25,000 regardless of the number of Committees on which a Member may serve. Such RSAs shall be issued as of August 9, 2013, shall remain unvested through December 31, 2013, and shall fully vest on January 1, 2014;

•	For each Chair of one or more Committees, an additional 15,000 RSAs, with such number capped at 15,000 regardless of the number of Committees on which a Member may serve as Chair. Such RSAs shall be issued as of August 9, 2013, shall remain unvested through December 31, 2013, and shall fully vest on January 1, 2014; and

•	For any Member serving on the Board and/or Committees during a portion of 2013, but for less than the entire year, a pro-rated portion of the aforementioned compensation amounts, equal to [the number of days of such Member’s service on the Board and/or Committees divided by 365] multiplied by [such Member’s full-year compensation amount]. Such shall be issued as of the later of August 9, 2013 or the date of such Member’s appointment. Such shall fully vest on the later of such Member’s date of termination from the Board or January 1, 2014, and shall remain unvested until that date.

Director compensation table

Directors who are employees of the company receive no additional compensation for their service on our Board or its committees. The following table shows the overall compensation earned for the 2013 fiscal year with respect to each person who was a non-employee director as of December 31, 2013.

For 2013, non-employee directors were compensated for their service through grants of nonqualified stock options to purchase shares of our common stock.

For 2013, non-employee directors were compensated for their service through grants of restricted shares of our common stock.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($) (1)		Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Nicholas Brathwaite (2)	$—		$100,800	(3)	$—	$—	$—	$—	$100,800
Craig Cogut (4)	$—		$6,510	(5)	$—	$—	$—	$—	$6,510
Andrew Cooper (4)	$—		$32,679	(6)	$—	$—	$—	$—	$32,679
Kaj den Daas	$—		$100,800	(3)	$—	$—	$—	$—	$100,800
Richard H. Davis Jr. (4)	$—		$12,624	(7)	$—	$—	$—	$—	$12,624
Donald Harkelroad	$—		$100,800	(3)	$—	$—	$—	$—	$100,800
F. Philip Handy	$60,000	(8)	$59,053	(8)	$—	$—	$—	$—	$59,053
Samer Salty (9)	$—		$84,000	(10)	$—	$—	$—	$—	$84,000
Thomas Smach (2)	$—		$94,500	(11)	$—	$—	$—	$—	$94,500
Steven Wacaster (4)	$—		$94,500	(11)	$—	$—	$—	$—	$94,500
Leon Wagner	$—		$94,500	(11)	$—	$—	$—	$—	$94,500

(1)	Represents the total grant date fair value, as determined under FASB ASC Topic 718, of all awards granted to the director during fiscal year 2013, as applicable. Assumptions used to calculate the value of option awards are included below in the table “Weighted Average Assumptions.”
(2)	Messrs. Brathwaite and Smach serve on our Board as designees of Riverwood. Pursuant to the policies of Riverwood, any fees paid to Messrs. Brathwaite and Smach are for the benefit of Riverwood.
(3)	Pursuant to the compensation structure, they received 240,000 RSA’s with a value of $0.42 per share.
(4)	Messrs. Cogut, Cooper, Davis and Wacaster have served on our Board as designees of Pegasus Capital. Pursuant to the policies of Pegasus Capital, any fees paid to Messrs. Cogut, Cooper, Davis and Wacaster are for the benefit of Pegasus Capital.
(5)	Pursuant to the compensation structure and based on the time served, Mr. Cogut received pro rata compensation of 14,795 RSA’s with a value of $0.44 per share.
(6)	Pursuant to the compensation structure and based on the time served, Mr. Cooper received pro rata compensation of 77,808 RSA’s with a value of $0.42 per share.
(7)	Pursuant to the compensation structure and based on the time served, Mr. Davis received pro rata compensation of 26,301 RSA’s with a value of $0.48 per share.
(8)	For his service as Chairman of the Board, Mr. Handy received cash compensation of $60,000. In addition, pursuant to the compensation structure and based on the time served, Mr. Handy received pro rata compensation of 140,603 RSA’s with a value of $0.42 per share.
(9)	Mr. Salty serves on our Board as a designee of Zouk Capital. Pursuant to the policies of Zouk Capital, any fees paid to Mr. Salty are for the benefit of Zouk Capital.
(10)	Pursuant to the compensation structure, Mr. Salty received 200,000 RSA’s with a value of $0.42 per share.
(11)	Pursuant to the compensation structure, they received 225,000 RSA’s with a value of $0.42 per share.

Weighted average assumptions table

The weighted average assumptions used to value stock option grants were as follows:

	For the Years Ended December 31,
Variable Ranges	2013	2012	2011
	(unaudited)
Exercise price	$0.44 - $0.70	$0.74 - $1.59	$2.50 - $5.05
Fair market value of the underlying stock on date of grant	$0.38 - $0.64	$0.74 - $1.59	$2.50 - $5.05
Stock Option Grants:
Risk-free interest rate	1.03% - 2.00%	0.60% - 1.24%	0.92% - 2.37%
Expected life, in years	6.00 - 6.25	2.00 - 6.25	4.00 - 6.25
Expected volatility	99.51% - 101.82%	97.25% - 103.17%	71.10% - 100.05%
Expected dividend yield	0.0%	0.0%	0.0%
Expected forfeiture rate	7.49%	8.78%	8.78%
Fair value per share	$0.08 - $0.52	$0.59 - $1.24	$1.91 - $3.29

Principal stockholders

The following table sets forth information regarding the beneficial ownership of common stock as of February 13, 2014 by each person known to us to own beneficially 5% or more of the outstanding common stock, each director, certain named executive officers and the directors and executive officers as a group. The persons named in the table have sole voting and investment power with respect to all shares of common stock owned by them, unless otherwise noted. Percentage of ownership is based on shares of common stock outstanding as of February 13, 2014.

Beneficial ownership is determined in accordance with the rules of the SEC. For the purpose of calculating the number of shares beneficially owned by a stockholder and the percentage ownership of that stockholder, shares of common stock subject to preferred stock, options or warrants that are currently exercisable or exercisable within 60 days of the February 13, 2014 by that stockholder are deemed outstanding.

Name and Address of Beneficial Owner	Shares Beneficially Owned (1)		Percent of Class
Directors and Executive Officers
Richard H. Davis Jr. (2)	—		*
Thomas C. Shields	734,549	(3)	*
Fredric Maxik	1,986,445	(4)	*
Jeremy Cage (5)	1,145,833	(6)	*
Brad Knight (30)	1,722,845	(31)	*
Patrick Meagher (7)	459,093	(3)	*
Craig Cogut (8) (9)	300,011,611	(10)	86.8%
Andrew Cooper (11)	—		*
Nicholas Brathwaite (27)	—		*
Kaj den Daas (28)	289,567		*
F. Philip Handy (12)	140,603		*
Donald Harkleroad	729,463	(13)	*
Warner Philips (32)	—		*
Jonathan Rosenbaum (29)	—		*
Samer Salty	—		*
Thomas Smach (27)	554,221	(14)	*
Steven Wacaster	—		*
Leon Wagner	8,715,866	(15)	*
Directors and Executive Officers as a Group (13 persons)	313,021,722		88.1%
Certain Persons
LED Holdings, LLC (9)	20,972,496		10.1%
LSGC Holdings LLC (9)	154,089,829	(16)	74.1%
PP IV (AIV) LED, LLC (9)	154,089,829	(17)	74.1%
PP IV LED, LLC (9)	154,089,829	(17)	74.1%
LSGC Holdings II LLC (9)	116,867,311	(18)	36.3%
Pegasus Partners IV, L.P. (9)	201,235,787	(10)	80.8%
PCA LSG Holdings, LLC (9)	37,406,792	(10)	15.3%
RW LSG Holdings LLC (19)	61,558,889	(20)	22.9%
RW LSG Management Holdings LLC (19)	13,218,981	(21)	6.0%
Riverwood Capital Management Ltd. (19)	74,777,870	(22)	26.5%
Cleantech Europe II (A) LP (23)	30,061,358	(24)	12.8%
Zouk Capital LLP (23)	28,494,737	(25)	12.1%
Zouk Ventures Ltd. (23)	28,494,737	(25)	12.1%
Zouk Holdings Ltd. (23)	230,901	(26)	*

*	Less than 1%.
(1)	The number and percentage of shares of our common stock beneficially owned is determined under the rules of the SEC and is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares for which a person has sole or shared voting power or investment power.
(2)	Mr. Davis was appointed as our Chief Executive Officer on February 3, 2014.
(3)	Represents shares of common stock issuable to upon exercise of stock options issued under the Equity Plan.
(4)	Includes 1,808,333 shares of common stock issuable to Mr. Maxik upon the exercise of stock options issued under the Equity Plan.
(5)	Mr. Cage was appointed to serve as our Chief Executive Officer, effective January 2, 2013, and as a member of the Board on March 5, 2013. Mr. Cage resigned as our Chief Executive Officer and Board Member effective November 8, 2013.
(6)	Includes 1,031,250 shares of common stock issuable to Mr. Cage upon the exercise of stock options issued under the Equity Plan.
(7)	Mr. Meagher was appointed as our Executive Vice President of Product Development on June 18, 2012 and resigned from that position effective December 31, 2013.

(8)	Mr. Cogut joined our Board of Directors effective December 5, 2013 and was named Chairman of the Board effective February 3, 2014. Mr. Cogut serves as Chairman and President of Pegasus Capital, our largest shareholder.
(9)	The principal address and principal office of each of LED Holdings, LLC (“LED Holdings”), LSGC Holdings LLC (“LSGC Holdings”), PP IV (AIV) LED, LLC (“PP IV (AIV)”), PP IV LED, LLC (“PP IV”), LSGC Holdings II LLC (“Holdings II”), Pegasus Partners IV, L.P. (“Pegasus IV”), PCA LSG Holdings, LLC (“PCA Holdings”), Pegasus Capital and Mr. Cogut is c/o Pegasus Capital Advisors, L.P., 99 River Road, Cos Cob, CT 06807.
(10)	Pegasus IV is the managing member of LSGC Holdings and Holdings II. Pegasus Investors IV, LP (“Pegasus Investors”) is the general partner of Pegasus IV and Pegasus Investors IV GP, LLC (“Pegasus GP”) is the general partner of Pegasus Investors. Pegasus GP is wholly owned by Pegasus Capital, LLC (“Pegasus LLC,” and together with Pegasus IV, Pegasus Investors and Pegasus GP, the “Pegasus Entities”). Pegasus LLC may be deemed to be directly or indirectly controlled by Mr. Cogut. By virtue of the foregoing, the Pegasus Entities and Mr. Cogut may be deemed to beneficially own (i) the 29,172,496 shares of common stock held by LED Holdings; (ii) the 133,117,333 shares of common stock held directly by LSGC Holdings; (iii) the 2,877,314 shares of common stock and 13,200,847 shares of common stock issuable upon conversion of shares of Series I Preferred Stock held directly by Holdings II. Additionally, Pegasus Investors, Pegasus GP, Pegasus LLC and Mr. Cogut may be deemed to indirectly beneficially own 2,969,697 shares of common stock held directly by Pegasus IV. Furthermore, Pegasus LLC and Mr. Cogut may be deemed to indirectly beneficially own 1,464,950 shares of common stock and 15,522,077 shares of common stock issuable upon conversion of shares of Series I Preferred Stock held directly by PCA Holdings. Each of the Pegasus Entities and Mr. Cogut disclaims beneficial ownership of any of the common stock held by LED Holdings, LSGC Holdings, LSGC Holdings II, PCA Holdings and Pegasus Capital and this disclosure shall not be deemed an admission that any of Pegasus IV, Pegasus Investors, Pegasus GP, Pegasus LLC or Mr. Cogut is the beneficial owner of such securities for purposes of Section 13(d) or for any other purpose. Additionally, Mr. Cogut may be deemed to indirectly own 259,078 shares of common stock and options to purchase 24,000 shares of common stock that represent payment of director fees paid by us to Pegasus Capital Advisors IV, L.P. (“Pegasus Capital IV”), including 79,308 shares of common stock granted to Pegasus Capital IV as compensation for Messrs. Cooper and Wacaster’s service on the Board during 2012. Pegasus Capital Advisors IV GP, LLC (“Pegasus Capital IV GP”) is the general partner of Pegasus Capital IV and Mr. Cogut is the sole owner and managing member of Pegasus Capital IV GP. Mr. Cogut disclaims beneficial ownership of the shares and options held by Pegasus Capital IV, and this disclosure shall not be deemed an admission that Mr. Cogut is the beneficial owner of such securities for purposes of Section 13(d) or for any other purpose.
(11)	Mr. Cooper resigned from our Board of Directors effective May 23, 2013.
(12)	Mr. Handy joined our Board of Directors effective May 23, 2013 and was named Chairman of the Board effective September 11, 2013. Mr. Handy resigned from our Board of Directors effective February 3, 2014.
(13)	Includes 323,868 shares of common stock issued to The Bristol Company. Additionally, includes 24,000 and 6,250 shares of common stock issuable to Mr. Harkleroad and The Bristol Company, respectively, upon exercise of stock options issued under the Equity Plan. Mr. Harkleroad is the sole shareholder of The Bristol Company and may be deemed the beneficial owner of the shares held by The Bristol Company.
(14)	Consists of 279,654 restricted shares granted to RW LSG Management Holdings LLC (“RW Management”) as compensation for Mr. Brathwaite’s service on the Board and 274,567 restricted shares granted to RW Management as compensation for Mr. Smach’s service on the Audit Committee and the Board during 2012. These securities are directly owned by RW Management. Riverwood Capital Management L.P. (“RCM LP”) is the sole managing member of RW Management. Riverwood Capital Management Ltd. (“RCM Ltd.”) is the sole general partner of RCM LP. Thomas J. Smach is a director of RCM Ltd., and, therefore, may be deemed to be the indirect beneficial owner of such shares. However, Mr. Smach disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.
(15)	Includes 120,000 shares held by trusts for which Mr. Wagner may be deemed the beneficial owner and 27,068 shares of common stock issuable to Mr. Wagner upon exercise of stock options issued under the Equity Plan. Also includes 7,001,053 shares of common stock issuable upon conversion of shares of Series I Preferred Stock held by Mr. Wagner.
(16)	LSGC Holdings may be deemed to indirectly beneficially own 20,972,496 shares of common stock held directly by LED Holdings.

(17)	PP IV (AIV) and PP IV may be deemed to indirectly beneficially own the 20,972,496 shares of common stock held by LED Holdings and the 133,117,333 shares of common stock held by LSGC Holdings due to their respective membership interests in LSGC Holdings.
(18)	Holdings II may be deemed to own 16,396,842 shares of common stock issuable upon conversion of shares of Series I Preferred Stock held directly by Holdings II.
(19)	The principal address and principal office of Riverwood is c/o Riverwood Capital Partners L.P., 70 Willow Road, Suite 100, Menlo Park, CA 94304.
(20)	Represents 42,105,263 shares of common stock issuable upon conversion of shares of Series H Preferred Stock, 5,530,526 shares of common stock issuable upon conversion of shares of Series J Preferred Stock and 13,923,100 shares of common stock issuable upon the exercise of Series J Warrants held directly by Riverwood Holdings.
(21)	Consists of 12,664,760 shares of common stock issuable upon the exercise of warrants held by RW Management and 554,221 shares of common stock granted to RW Management as compensation for Messrs. Brathwaite and Smach’s service on the Board during 2012.
(22)	Riverwood Capital is the sole managing member of Riverwood Holdings. Riverwood Capital L.P. (“RCLP”) is the sole general partner of Riverwood Capital. Riverwood Capital GP Ltd. (“RC Ltd.”) is the sole general partner of RCLP. RCM LP serves as investment advisor to Riverwood Capital. RCM Ltd. is the sole general partner of RCM LP. As a result of these relationships, each of Riverwood Capital, RCLP, RC Ltd. and RCM Ltd. may be deemed to beneficially own any shares of common stock deemed to be beneficially held by Riverwood Holdings. Additionally, RCM LP is the sole managing member of RW Management. Riverwood Capital Management Ltd. (“RCM Ltd.”) is the sole general partner of RCM LP. As a result of such relationships, each of RCM LP and RCM Ltd. may be deemed to beneficially own any shares of common stock that may be deemed to be beneficially owned by RW Management.
(23)	The principal address and principal office of each of Cleantech Europe II (A) LP (“Cleantech A”), Cleantech Europe II (B) LP (“Cleantech B”), Cleantech GP II Ltd. (“Cleantech GP”), Zouk Capital LLP (“ZCL”) and Zouk Ventures Ltd. (“ZVL”) is 100 Brompton Road, London, SW3 1ER, United Kingdom. The principal address and principal office of Zouk Holdings Ltd. (“ZHL”) is c/o State Street Global Services, 22 Greenville Street, St. Helier, Jersey JE4 8PX, Channel Islands.
(24)	Represents 21,960,000 shares of common stock issuable upon conversion of shares of Series H Preferred Stock, 2,303,158 of common stock issuable upon conversion of shares of Series J Preferred Stock and 5,798,200 shares of common stock issuable upon the exercise of Series J Warrants held directly by Cleantech A.
(25)	Represents 21,960,000 and 3,829,474 shares of common stock issuable upon conversion of shares of Series H Preferred Stock held directly by Cleantech A and Cleantech B, respectively, 2,303,158 and 402.105 shares of common stock issuable upon conversion of shares of Series J Preferred Stock held directly by Cleantech A and Cleantech B, respectively and 5,798,200 and 1,012,300 shares of common stock issuable upon the exercise of Series J Warrants held directly by Cleantech A and Cleantech B, respectively. Cleantech GP is the general partner of Cleantech A and Cleantech B. ZCL provides certain monitoring, advisory and consulting services to Cleantech A and Cleantech B. ZVL is the majority partner of Cleantech GP and ZCL. As a result of these relationships, each of Cleantech GP, ZCL and ZVL may be deemed to beneficially own any shares of common stock that may be deemed to be beneficially owned by Cleantech A and Cleantech B.
(26)	Represents 230,901 shares of common stock issued to ZHL as compensation for Mr. Salty’s service on the Board during 2012. For United Kingdom regulatory reasons, ZHL has been designated as the entity to receive all director fees payable by us in respect of Mr. Salty’s service on the Board.
(27)	Messrs. Brathwaite and Smach resigned from our Board of Directors on February 6, 2014.
(28)	Mr. den Daas resigned from our Board of Directors on February 7, 2014.
(29)	Mr. Rosenbaum joined our board on February 3, 2014.
(30)	Mr. Knight was appointed to serve as our Interim Chief Operating Officer, effective May 25, 2012, and as our Interim Chief Executive Officer on October 19, 2012. Mr. Knight resigned as our Interim Chief Executive Officer on January 2, 2013 when Mr. Cage began serving as our Chief Executive Officer and resigned as our Interim Chief Operating Officer on July 8, 2013. Mr. Knight continues to provide consulting services to us through Riverwood.
(31)	Includes 1,530,537 shares of common stock issuable to Mr. Knight upon the exercise of stock options issued under the Equity Plan.
(32)	Mr. Philips joined our board on February 13, 2014.

Certain relationships and related transactions

Parent company

LSGC Holdings may be deemed to be our “parent” by virtue of its beneficial ownership of our voting securities. As of February 10, 2014, LSGC Holdings directly owned 133,117,333 shares of our common stock and indirectly owned an additional 20,972,496 shares of our common stock by virtue of its voting and dispositive control over shares held by its affiliate, LED Holdings. LSGC Holdings and LED Holdings are affiliates of Pegasus IV and Pegasus Capital, and they collectively hold approximately 86.8% of our common stock as of February 10, 2014 (calculated in accordance with Rule 13d-3 of the Exchange Act), including 16,396,842 and 19,280,000 shares of common stock issuable upon conversion of shares of Series I Preferred Stock and 20,691,579 and 8,947,368 shares of Common Stock issuable upon conversion of shares of Series J Preferred Stock held directly by Holdings II and PCA Holdings, respectively.

Related party transaction policy

Our Board has adopted a written policy with respect to the review, approval or ratification of related party transactions. The policy generally defines a related party transaction as a transaction or series of related transactions or any material amendment to any such transaction with an aggregate value of $120,000 or more involving the company and any executive officer of the company, any director or director nominee of the company, persons owning 5% or more of any class of our outstanding equity securities at the time of the transaction, any immediate family member of any of the foregoing persons, or any entity that is owned or controlled by any of the foregoing persons or in which any such person serves as an executive officer or general partner or, together with all of the foregoing persons, owns 10% or more of the equity interests thereof.

This policy requires our audit committee to review and approve related party transactions and any material amendments to such related party transactions. In reviewing and approving any related party transaction or any material amendment thereto, the audit committee is to (i) satisfy itself that it has been fully informed as to the related party’s relationship and interest and as to the material facts of the proposed related party transaction or the proposed material amendment to such transaction, and (ii) determine that the related party transaction or material amendment thereto is fair to the company. At each audit committee meeting, management is required to recommend any related party transactions and any material amendments thereto, if applicable, to be entered into by us. After review, the audit committee must approve or disapprove such transactions and any material amendments to such transactions.

In addition to the above policy, because we have entered into a number of transactions with affiliates of Pegasus Capital, our Board established a committee of independent directors in December 2008 to consider the approval of, and to make recommendations to the Board or any committee thereof regarding, any related-party transactions from time to time between the company and Pegasus Capital or its affiliates, our executive officers and/or our directors. On June 8, 2012, our Board adopted a charter for the Committee of Independent Directors in order to expand its authority to negotiate and approve or reject related party transactions between the Company and (i) Pegasus Capital, (ii) our executive officers, (iii) our directors, or (iv) any other person or entity that may be deemed an affiliate or related party.

During 2013 and through February 7, 2014, the committee of independent directors consisted of Messrs. Harkleroad den Daas and Wagner. On February 7, 2014, Mr. den Daas resigned from the Board. Other than our entrance into the Subscription Agreement and the Riverwood Support Services Agreement (defined below) and issuance of the Original Riverwood Warrant (defined below), each of the transactions set forth below were reviewed and approved by the committee of independent directors.

The Riverwood Offering

On May 25, 2012, we entered into the Subscription Agreement with Riverwood Holdings and certain other purchasers identified on the signature pages thereto pursuant to which we issued an aggregate of 60,705 shares of Series H Preferred Stock and 6,364 shares of Series I Preferred Stock at a price of $1,000 per share. The Company raised gross proceeds of approximately $67.1 million in the Riverwood Offering. In connection with the Riverwood Offering, we paid approximately $750,000 to Riverwood Holdings as reimbursement of its transaction expenses.

                The Certificates of Designation, among other things, currently provide Riverwood and Pegasus Capital and its affiliates, respectively, with the right to designate two representatives to the Board for so long as Riverwood or Pegasus Capital (as applicable) or their respective affiliates continue to beneficially own at least 2,500 shares of Series H Preferred Stock or Series I Preferred Stock, respectively. For an additional description of additional terms found in the Certificates of Designation, please see the section entitled “Description of capital stock–Preferred stock” below.

Series J Preferred Offering

On September 11, 2013, we entered into a Preferred Stock Subscription Agreement (the “Preferred Stock Subscription Agreement”) with Riverwood Holdings, PCA Holdings and Holdings II pursuant to which we issued an aggregate of 17,394 shares of Series J Preferred Stock and raised gross proceeds of approximately $17.4 million (the “Series J Offering”). We issued 12,500 shares of Series J Preferred Stock to Holdings II, 2,500 shares of Series J Preferred Stock to PCA Holdings and 2,394 shares of Series J Preferred Stock Riverwood Holdings.

Pursuant to the Series J Subscription Agreement, Pegasus agreed to purchase the number of shares of Series J Preferred Stock equal to 20,000 minus the aggregate number of shares of Series J Preferred Stock issued in the Series J Offering and the offering to the then current holders of shares of Series H Preferred Stock and Series I Preferred Stock of the preemptive right to purchase a pro-rata share of the shares of Series J Preferred Stock issued in the Series J Offering (the “Pegasus Series J Commitment”)

The Preferred Stock Subscription Agreement also provided Riverwood Holdings, PCA Holdings and Holdings II with the right to exchange all or any part of the Series J Preferred Stock held by such purchaser for securities issued in connection with certain subsequent offerings of the Company’s debt or equity securities (a “Qualified Follow-On”).

Amendments to Certificates of Designation and Preferred Stock Subscription Agreements

On the September 11, 2013, and in connection with the Series J Offering, Riverwood Holdings, Holdings II, PCA Holdings and certain holders of shares of Series H Preferred Stock and Series I Preferred Stock agreed to make certain amendments to the agreements entered into in connection with the purchase of (i) the shares of Series H Preferred Stock and Series I Preferred Stock and (ii) the Company’s previously issued shares of Series F Preferred Stock and Series G Preferred Stock, which were subsequently converted into shares of Series H Preferred Stock and Series I Preferred Stock (collectively, the “Preferred Stock Subscription Agreements”).

The amendments to the Preferred Stock Subscription Agreements include the termination of the right of the holders to seek indemnification from the Company for certain breaches of the representations and warranties contained in the Preferred Stock Subscription Agreements.

Follow-On Offering

On January 3, 2014, we entered into separate Series J Subscription Agreements (the “Series J Subscription Agreements”) with each of (i) Holdings II; (ii) PCA Holdings; (iii) Riverwood Holdings; and (iv) Cleantech A and Cleantech B pursuant to which we issued units of our securities (the “Series J Securities”) at a purchase price of $1,000 per Series J Security (the “Follow-On Offering”). Each Series J Security consists of (A) one share of Series J Preferred Stock and (B) a warrant to purchase 2,650 shares of common stock (the “Series J Warrants”).

Pursuant to the Series J Subscription Agreements, on January 3, 2014 we issued 2,000 Series J Securities to PCA Holdings, 6,000 Series J Securities to Holdings II and 2,860 Series J Securities to Riverwood Holdings. On January 9, 2014, we issued 2,188 Series J Securities to Cleantech A and 382 Series J Securities to Cleantech B. On January 14, 2014, we issued 4,000 Series J Securities to PCA Holdings. We issued an aggregate of 17,430 Series J Securities for aggregate gross proceeds of $17,430,000 in connection with the Follow-On Offering.

The Follow-On Offering was deemed a Qualified Follow-On as such term is used and defined in the Series J Certificate of Designation and the Preferred Stock Subscription Agreements. In addition, because Holdings II, PCA Holdings and Riverwood Holdings collectively held at least a majority of the issued and outstanding shares of Series J Preferred Stock as of immediately prior to the sale of Series J Securities pursuant to the Series J Subscription Agreement, and because each elected to exchange all of their shares of Series J Preferred Stock for Series J Securities, all of the holders of Series J Preferred Stock were required to exchange all of their shares of Series J Preferred Stock for Series J Securities.

Transactions with affiliates of Riverwood

Riverwood Support Services Agreement

On May 25, 2012, in connection with the Riverwood Offering, we entered into a Support Services Agreement with Riverwood Holdings and Riverwood Management (the “Riverwood Services Agreement”), pursuant to which we agreed to pay Riverwood Holdings $20,000 for the period from May 25, 2012 through June 30, 2012 and thereafter $50,000 for each calendar quarter beginning on July 1, 2012, in exchange for certain support services to be provided by Riverwood Management during such periods. The Riverwood Services Agreement expires upon the earlier of: (i) May 25, 2022, (ii) such date that Riverwood Management and/or its affiliates directly or indirectly beneficially own less than 37.5% of the shares of Series H Preferred Stock purchased pursuant to the Riverwood Offering, on an as-converted basis (together with any shares of common stock issued upon conversion thereof), (iii) such date that we and Riverwood may mutually agree in writing, (iv) a “change of control” or (v) a “QPO” (as such terms are defined in the Riverwood Services Agreement). During 2012, we paid Riverwood Holdings a total of $70,000 pursuant to the Riverwood Services Agreement. On September 25, 2012, Pegasus, Riverwood, Zouk and Portman entered into a Fee Waiver Letter Agreement pursuant to which the parties agreed to suspend payment of the fees payable in connection with their respective support services or other agreements between the Company and such parties until revoked by their unanimous written consent. Since September 25, 2012, we have not made any additional payments to Riverwood pursuant to the Riverwood Services Agreement.

Riverwood Warrant

In connection with the Riverwood Offering, we issued a warrant (the “Original Riverwood Warrant”) to Riverwood Management on May 25, 2012. The Original Riverwood Warrant represented the right to purchase 18,092,511 shares of common stock at an exercise price determined at the date of exercise pursuant to a formula as described therein.

In satisfaction of certain obligations of Riverwood Management, on June 15, 2012, Riverwood Management assigned a portion of the Original Riverwood Warrant to certain third parties. To effect such partial assignment, the Original Riverwood Warrant was cancelled and we issued (i) Riverwood Management a new warrant representing the right to purchase 12,664,760 shares of common stock (the “New Riverwood Warrant”) and (ii) such third parties warrants to purchase, in the aggregate, 5,427,751 shares of common stock (collectively, the “Transfer Warrants”). The terms of the New Riverwood Warrant and the Transfer Warrants are substantially the same as those of the Original Riverwood Warrant, except that the exercise price for such New Riverwood Warrant is determined pursuant to a revised formula as described in more detail therein.

Transactions with affiliates of Pegasus Capital

January 2011 Private Placement

On January 26, 2011, we issued 5,454,545 shares of our common stock, at a price per share of $3.30 and aggregate proceeds of $18.0 million, in a private placement to Pegasus IV, Messrs. Kempner and Wagner, certain operating advisors of Pegasus Capital, and certain trusts affiliated with, and business associates of, Mr. Wagner. Pegasus IV and two of its operating advisors purchased an aggregate of 3,167,333 shares of our common stock for an aggregate purchase price of $10,452,200. Mr. Kempner, a director of the company and operating advisor of Pegasus Capital, and Mr. Wagner, a director of the company, also purchased 60,606 and 634,394 shares of common stock, respectively, for an aggregate purchase price of $200,000 and $2,093,500, respectively. In connection with the private placement, we agreed to pay up to $50,000 of fees incurred by counsel to Pegasus IV.

Warrant Exchange

On February 9, 2011, we entered into an exchange agreement with LSGC Holdings, effective as of February 4, 2011, pursuant to which we issued 54,500,000 shares of our common stock in exchange for LSGC Holdings’: (i) Series D Warrant to purchase 60,758,777 shares of our common stock and (ii) warrant, originally issued to Pegasus IV on July 25, 2008, to purchase 942,857 shares of our common stock. In connection with the warrant exchange, we agreed to pay up to $25,000 of legal fees incurred by LSGC Holdings.

Assignment Agreement and Private Placement

On April 22, 2011, we entered into an assignment agreement with Holdings II pursuant to which we sold all of our rights, title and interests in the expected proceeds from a key-man life insurance policy on Zachary Gibler, our former Chairman and Chief Executive Officer (the “Assignment Agreement”). We received $6.5 million from Holdings II in conjunction with the sale of these expected proceeds. In connection with the Assignment Agreement, we recognized interest expense of $43,000.

In May 2011, we received $7.0 million in proceeds from Mr. Gibler’s key man life insurance policy, and Holdings II surrendered its rights thereto pursuant to the Assignment Agreement. In exchange for surrendering its rights to these proceeds, we issued Holdings II a demand note on May 6, 2011 pursuant to which we promised to pay $6.5 million to Holdings II plus $1,800 per day in interest from April 22, 2011 until the balance on the demand note (including accrued interest) was paid in full.

On May 16, 2011, we entered into a subscription agreement with LSGC Holdings and Holdings II pursuant to which LSGC Holdings and Holdings II agreed to purchase 3,750,000 and 1,635,800 shares of common stock, respectively, at a price per share of $4.00 for an aggregate purchase price of $21,543,200. The subscription agreement provided Holdings and Holdings II with anti-dilution protections that would require us to issue additional shares of our common stock to LSGC Holdings and Holdings II in the event we sold shares of our common stock for less than $4.00 per share pursuant to our then-proposed underwritten public offering. We issued the shares of our common stock to Holdings II in exchange for, and in full satisfaction of, the May 6, 2011 demand note held by Holdings II. As of May 16, 2011, the outstanding balance on the demand note, including principal and interest, was $6,543,200. In connection with this private placement, we paid Pegasus IV a commission of $600,000 and agreed to pay up to $80,000 of legal fees incurred by Holdings II.

Series F Preferred Offering

On November 17, 2011, we entered into a subscription agreement with PCA Holdings and Pegasus IV pursuant to which we gave PCA Holdings, Pegasus IV and their permitted assigns the option (the “Unit Purchase Option”) to purchase up to 40,000 units of our securities (the “Series F Units”) at a price per Series F Unit of $1,000.00. Each Series F Unit consisted of: (i) one share of Series F Preferred Stock and (ii) 83 shares of our common stock. PCA Holdings purchased 10,000 Series F Units for an aggregate purchase price of $10,000,000 and Mr. Wagner purchased 1,500 Series F Units for an aggregate purchase price of $1,500,000.

The subscription agreement also provided PCA Holdings with the right to exchange, and to require any other purchaser of Series F Units to exchange, its Series F Units for any subsequent security we issued (other than issuances pursuant to our equity-based compensation plans) which PCA Holdings, in its sole discretion, determined were more favorable than the Series F Units. Upon the occurrence of any such exchange, all outstanding rights to purchase Series F Units pursuant to the Unit Purchase Option would also convert into the right to purchase the newly issued securities on substantially the same terms and conditions as those offered to the purchasers of the newly issued securities. On December 1, 2011, PCA Holdings determined that our newly designated Series G Units, each such unit consisting of (i) one share of our Series G Preferred Stock and (ii) 83 shares of our common stock (the “Series G Units”), were more favorable than the Series F Units and exercised its right to exchange its Series F Units, and require Mr. Wagner to exchange his Series F Units, for Series G Units. In connection with the offering of Series F Units we agreed to pay up to $80,000 of legal fees incurred by PCA Holdings and Pegasus IV.

Series G Preferred Offering

On December 1, 2011, we entered into the Series G Unit Subscription Agreement with PCA Holdings, Pegasus IV and certain other investors as identified therein, pursuant to which we issued an aggregate of 6,458 Series G Units to Holdings II for total proceeds of approximately $6.5 million. Additionally, as noted above, the outstanding shares of Series F Preferred Stock held by PCA Holdings and Mr. Wagner were converted in to shares of Series G Preferred Stock. On February 24, 2012, April 12, 2012 and May 2, 2012, respectively, we issued an additional 2,000, 1,000 and 2,000 Series G Units to Mr. Wagner for total proceeds of $5.0 million. On each of March 20, March 28, 2012 and May 18, 2012, we issued 2,000 Series G Units, respectively, to PCA Holdings for total proceeds of $6.0 million. On April 13, 2012, the company issued 2,000 Series G Units to Holdings II for total proceeds of $2.0 million. In connection with the Riverwood Offering, all of the outstanding shares of Series G Preferred Stock were exchanged into shares of Series H Preferred Stock or Series I Preferred Stock, as discussed in more detail below.

The Rollover Offering

The consummation of the Riverwood Offering, and the issuance of the Preferred Shares in connection therewith, constituted a subsequent transaction (as such term is defined in the Certificate of Designation governing the Series G Preferred Stock (the “Series G Certificate of Designation”)). As a result, PCA Holdings, Holdings II, Mr. Wagner and the other holders of Series G Preferred Stock (collectively, the “Series G Investors”) were entitled to elect to convert all or less than all of their shares of Series G Preferred Stock into a number of shares of Series H Preferred Stock or Series I Preferred Stock equal to the aggregate liquidation value (as defined in the Series G Certificate of Designation) of the outstanding shares of Series G Preferred Stock held by such Series G Investor (the “Rollover Offering”).

Pursuant to the Rollover Offering, each of PCA Holdings and Holdings II agreed to cause all 17,650 and 14,958 of their shares of Series G Preferred Stock, respectively, to be converted into 18,314 and 15,575 shares of Series I Preferred Stock, Mr. Wagner elected to convert all 6,500 of his shares of Series G Preferred Stock into 6,649 shares of Series I Preferred Stock. In total, we issued a total of 4,346 shares of Series H Preferred Stock and 50,001 shares of Series I Preferred Stock to the Series G Investors pursuant to the Rollover Offering. In connection with the Rollover Offering, we recognized interest expense of $294,000 during the second quarter of 2012.

2010 Support Services Agreements

Effective June 23, 2010, we entered into a support services agreement with Pegasus Capital (the “2010 Services Agreement”) pursuant to which we paid Pegasus Capital $750,000 as reimbursement for prior financial, strategic planning, monitoring and other related services previously provided by Pegasus Capital. In addition, we agreed to pay $187,500 until October 15, 2011, and then $125,000 for each calendar quarters in exchange for these support services during such periods. The 2010 Services Agreement expired on June 30, 2012. During the year ended December 31, 2011 and through September 24, 2012, we incurred a total of $875,000 in management fees pursuant to the 2010 Services Agreement.

2012 Support Services Agreement

On May 25, 2012, we entered into a new Support Services Agreement with Pegasus Capital (the “2012 Services Agreement”), pursuant to which we agreed to pay Pegasus Capital $125,000 for each calendar quarter beginning on July 1, 2012, in exchange for certain support services during such periods. The 2012 Services Agreement expires upon the earlier of: (i) June 30, 2017, (ii) a change of control or (iii) a “QPO” (as such terms are defined in the 2012 Services Agreement). During the first 30 days of any calendar quarter, we have the right to terminate the 2012 Services Agreement, effective immediately upon written notice to Pegasus Capital. We have not yet paid any management fees pursuant to the 2012 Services Agreement.

Exchange and Redemption Agreement

On January 17, 2012, we issued 5,000 Series G Units to Continental for total proceeds of $5.0 million. As partial consideration for Continental’s purchase of the Series G Units, LSGC Holdings agreed to certain amendments to the terms of the senior preferred membership interests in LSGC Holdings held by Continental. In addition, LSGC Holdings was obligated to redeem the preferred membership interests if we (i) incur aggregate indebtedness that exceeds (a) the indebtedness permitted under our working capital facility, not to exceed $75.0 million in total credit thereunder and (b) such additional unsecured indebtedness that when aggregated with such working capital facility, if any, exceed 300% of our earnings before interest, taxes, depreciation and amortization for the last 12 months or (ii) issue outstanding preferred equity securities having an original principal amount of over $80.0 million in the aggregate. On January 17, 2012, in consideration for LSGC Holdings’ agreement to amend the terms of the preferred membership interests held by Continental, we entered into the LSGC Letter Agreement, pursuant to which we agreed to indemnify LSGC Holdings and its affiliates for any and all losses or damages as a result of any breach, or redemption obligation arising in connection with, the preferred membership interests held by Continental arising out of or relating to our incurrence of indebtedness in excess of the applicable cap or our issuance of preferred equity securities in excess of the applicable cap. Additionally, in the event that we would be required to indemnify LSGC Holdings under the LSGC Letter Agreement, LSGC Holdings agreed to surrender 3,750,000 shares of common stock to us less any shares of common stock previously distributed by LSGC Holdings to Continental. Pursuant to the LSGC Letter Agreement, we also agreed to pay Pegasus IV a fee of $250,000 for expenses incurred by Pegasus IV and its affiliates related to certain of our private placements during the fourth quarter of 2011 and first quarter of 2012.

Following consummation of the Riverwood Offering, the amount of preferred equity we had issued exceeded $80.0 million, and, as a result, LSGC Holdings was required to redeem 15,000,000 of its issued and outstanding senior preferred member interests held by Continental (the “Class C Interests”) pursuant to the letter agreement between such parties. On May 25, 2012, we entered into the Exchange Agreement with LSGC Holdings and Continental to, among other things, facilitate the redemption of the Class C Interests and common stock held by Continental and LSGC Holdings, respectively, and the indemnification payments to be made in accordance with the LSGC Letter Agreement. Pursuant to the Exchange Agreement, (a) we made an indemnification payment directly to Continental in the amount of $16,228,543.12, representing the cost to redeem the Class C Interests, consisting of: (i) a cash payment of $10,228,543.12, and (ii) in lieu of an additional $6,000,000 in cash, 6,000 shares of Series I Preferred Stock, deliverable within 20 days following the date of the Exchange Agreement; (b) Continental surrendered all of the Class C Interests to LSGC Holdings; and (c) LSGC Holdings surrendered a total of 2,505,000 shares of common stock to us.

Commitment Agreement

On May 25, 2012, in conjunction with the Riverwood Offering, we entered into the Commitment Agreement with the Commitment Investors. Pursuant to the Commitment Agreement, the Commitment Investors and certain permitted assignees may purchase an aggregate of 21,131 shares of the company’s Series H Preferred Stock or Series I Preferred Stock for $1,000.00 per share, and the Commitment Investors have committed to purchase any of such shares that have not been purchased on the four-month anniversary of the Commitment Agreement.

Pegasus Warrant

As compensation for the advisory services provided by Pegasus, on September 11, 2013, we issued a warrant to Holdings II (the “Pegasus Warrant”) to purchase 10,000,000 shares of our common stock at an exercise price to be determined at the time of exercise pursuant to a formula as described therein. The Pegasus Warrant also provides for certain anti-dilution adjustments and, if unexercised, expires on May 25, 2022.

November Series J

On November 19, 2013, we entered into a Preferred Stock Subscription Agreement with Holdings II pursuant to which we issued 1,157 shares of Series J Preferred Stock at a price of $1,000 per share and total consideration of $1,157,000. The purchase of the shares of Series J Preferred Stock by Holdings II satisfies the Pegasus Series J Commitment.

Relationship with GYRO LLC

During 2011, 2012, 2013 and through February 10, 2014, we incurred consulting fees of $487,000 for services provided by GYRO LLC, a marketing company affiliated with Pegasus Capital.

Relationship with T&M Protection Resources

During 2011, 2012, 2013 and through February 10, 2014, we incurred security fees of $177,000 for security services provided by T&M Protection Resources, a security company affiliated with Pegasus Capital, primarily for our facility in Monterrey, Mexico.

Relationship with MWW Group

On January 21, 2009, we entered into an agreement with MWW Group LLC, or MWW, pursuant to which MWW provides us with certain federal and state government relations, third party support and business development services. On March 24, 2010, Michael W. Kempner, the majority stockholder, president and chief executive officer of MWW, was appointed to serve as a member of our Board. Pursuant to this agreement, from January 1, 2011 through September 24, 2012, we incurred consulting fees of $837,000 for services provided by MWW Group. On May 25, 2012, in connection with the Riverwood Offering, Mr. Kempner resigned from the Board.

Description of capital stock

The following descriptions are summaries of the material terms of our Certificate of Incorporation and Bylaws. This summary does not purport to be complete and is subject to and qualified by our Certificate of Incorporation and Bylaws, copies of which have been filed with the SEC, and by the provisions of applicable law.

General

Our authorized capital stock as set forth in our Certificate of Incorporation consists of 475,000,000 shares of common stock, par value of $0.001 per share, and 25,000,000 shares of preferred stock, par value of $0.001 per share. As of February 10, 2014, 207,848,019 shares of our common stock (which excludes 2,505,000 treasury shares), 113,609 shares of our Series H Preferred Stock, 62,365 of our Series I Preferred Stock and 37,430 of our Series J Preferred Stock were issued and outstanding.

Common stock

The holders of our common stock are entitled to dividends as our Board may declare from funds legally available therefor, subject to the preferential rights of the holders of our preferred stock, if any, and any contractual limitations on our ability to declare and pay dividends. The holders of our common stock are entitled to one vote per share on any matter to be voted upon by stockholders. Our Certificate of Incorporation does not provide for cumulative voting in connection with the election of directors, and accordingly, holders of more than 50% of the shares voting will be able to elect all of the directors. No holder of our common stock will have any preemptive right to subscribe for any shares of capital stock issued in the future.

Upon any voluntary or involuntary liquidation or dissolution, the holders of our common stock are entitled to share ratably in all assets remaining after payment of creditors and subject to prior distribution rights of our preferred stock, if any. All of the outstanding shares of common stock are, and the shares issued or to be issued by us pursuant to the Preferred Conversion will be, fully paid and non-assessable.

Preferred stock

Our Certificate of Incorporation provides that our Board may by resolution establish one or more classes or series of preferred stock having the number of shares and relative voting rights, designation, dividend rates, liquidation, and other rights, preferences, and limitations as may be fixed by them without further stockholder approval. The holders of our preferred stock may be entitled to preferences over common stockholders with respect to dividends, liquidation or dissolution in such amounts as are established by our Board’s resolutions issuing such shares.

The issuance of preferred stock may adversely affect the rights of our common stockholders by, among other things:

•	restricting dividends on the common stock;

•	diluting the voting power of the common stock;

•	impairing the liquidation rights of the common stock; or

•	delaying or preventing a change in control without further action by the stockholders.

Series H, Series I and Series J Convertible Preferred Stock

In conjunction with the Riverwood Offering, on May 25, 2012 (the “Series H-I Issuance Date”), we filed the Series H Certificate of Designation and Series I Certificate of Designation with the Secretary of State of the State of Delaware setting forth the designations, preferences, dividends, voting rights and other special rights of the Series H Preferred Stock and Series I Preferred Stock, respectively. In conjunction with the Series J Offering, on September 11, 2013 (the “Series J Issuance Date”), we filed the Series J Certificate of Designation with the Secretary of State of the State of Delaware setting forth the designations, preferences, dividends, voting rights and other special rights of the Series J Preferred Stock. In conjunction with the Follow-On Offering, on January 8, 2014 we amended and restated the Series H Certificate of Designation, Series I Certificate of Designation and Series J Certificate of Designation (collectively, the “Amended and Restated Certificates of Designation”).

We have designated 135,000 shares of our preferred stock as Series H Preferred Stock, 90,000 shares of our preferred stock as Series I Preferred Stock and 90,000 shares of our preferred stock as Series J Preferred Stock.

The Series J Preferred Stock is senior to the Series H Preferred Stock, the Series I Preferred Stock and the Common Stock. The Series H Preferred Stock and the Series I Preferred Stock are senior to the common stock. The Preferred Shares are entitled to dividends of the same type as any dividends or other distribution of any kind payable or to be made on outstanding shares of common stock, on an as converted basis. Each Preferred Share is convertible at any time, at the election of the holder thereof, into the number of shares of common stock equal to the quotient obtained by dividing (a) the Stated Value (as such term is defined in the Certificates of Designation) of such Preferred Share, which is currently $1,000 per Preferred Share, by (b) the $0.95 conversion price, subject to adjustment in accordance with the terms of the Certificates of Designation (the “Optional Conversion Shares”).

Upon the consummation of an underwritten public offering (a “QPO”) where (i) the gross proceeds received by us and any selling stockholders in the offering are no less than $100 million and (ii) our market capitalization immediately after consummation of the offering is no less than $500 million, each outstanding Preferred Share will automatically convert into the number of shares of common stock equal to the greater of (a) the number of Optional Conversion Shares or (b) the quotient obtained by dividing (i) the Returned Value (as defined below) by (ii) the price per share of common stock paid by the public in the QPO.

In addition, the Series H Certificate of Designation and the Series I Certificate of Designation each contain certain rights exercisable by Riverwood and Pegasus Capital, respectively, as the “primary investor” of such series. At any time on or after September 25, 2015, so long as the primary investor of the respective series of Series H Preferred Stock or Series I Preferred Stock beneficially owns any shares of such series of Preferred Shares, the respective primary investor will have the right to require the company to redeem all or a portion of such primary investor’s Series H Preferred Stock or Series I Preferred Stock for an amount in cash equal to the Liquidation Amount (as defined below) of such Series H Preferred Stock or Series I Preferred Stock (the “Optional Redemption Right”). If the primary investor of the Series H Preferred Stock or Series I Preferred Stock elects to exercise its Optional Redemption Right, all other holders of such series will have the right to have all or any portion of their Series H Preferred Stock or Series I Preferred Stock redeemed for an amount in cash equal to the Liquidation Amount of such series.

We must redeem all outstanding shares of Series J Preferred Stock for an amount in cash equal to the Liquidation Amount of such shares upon our receipt of a notice from the holders of Series H Preferred Stock that would require us to redeem the shares of Series H Preferred Stock pursuant to the Series H Certificate of Designation. The redemption of any shares of Series J Preferred Stock would be senior and prior to any redemption of Series H Preferred Stock or Series I Preferred Stock and any holder of shares of Series J Preferred Stock may elect to have less than all or none of such holder’s Series J Preferred Stock redeemed. After we have redeemed any shares of Series H Preferred Stock, at any time thereafter each holder of shares of Series J Preferred Stock may elect to have all or a portion of such holder’s Series J Preferred Stock redeemed for an amount in cash equal to the Liquidation Amount of such share or Series J Preferred Stock.

After the primary investor of either the series of H Preferred Stock or Series I Preferred Stock no longer beneficially owns any shares of such series, each holder of such series will have the right, at any time thereafter, to require us to redeem all or a portion of such holder’s Series H Preferred Stock or Series I Preferred Stock for an amount in cash equal to the Liquidation Amount of such shares. Each holder of Series H Preferred Stock or Series I Preferred Stock may also require us to redeem all or a portion of such holder’s Series H Preferred Stock or Series I Preferred Stock for an amount in cash equal to the Liquidation Amount of such shares upon the occurrence of a Redemption Event or a Change of Control (each as defined in the Certificates of Designation). We may not redeem, or be required to redeem, any Preferred Shares for so long as such redemption would result in an event of default under the Wells Fargo Facility or the Ares Letter of Credit Facility, or any amendments or restatements of, supplements to, or new facility or facilities entered into in replacement thereof.

So long as Riverwood or Pegasus Capital continues to beneficially own at least 2,500 shares of Series H Preferred Stock or Series I Preferred Stock, respectively, each will have the right, on behalf of the holders of each respective series of Preferred Shares, to elect a number of directors to the Board equal to the greater of: (i) two directors and (ii) the number of directors (rounded to the nearest whole number) equal to the product obtained by multiplying (A) the total number of directors that constitute the whole Board by (B) the percentage of our outstanding common stock and common stock equivalents beneficially owned at such time by Riverwood or Pegasus Capital in the aggregate. Subject to applicable laws and regulations, at least one director elected by Riverwood must be appointed to the audit committee of the Board and at least one director elected by Pegasus Capital must be appointed to the audit committee of the Board (unless waived by either party). In the event that Riverwood or Pegasus Capital ceases to hold the requisite number of shares of Series H Preferred Stock or Series I Preferred Stock, the holders of the applicable series of Preferred Shares will be entitled to elect one director to the Board so long as such Preferred Shares represent at least 10% or more of our capital stock (on an as-converted basis). Pegasus is also entitled to designate the director who will serve as the chairperson of the Board.

The Series H Certificate of Designation provides that upon the occurrence of a Redemption Event or if we do not satisfy a request for redemption pursuant to the Optional Redemption Right or upon a change of control of the company (a “Control Event”), we must take any and all actions required and permitted to (a) increase the size of the Board to a size that would permit Riverwood (as the primary investor of the Series H Preferred Stock) to appoint a majority of the directors to the Board and (b) cause the election or appointment of the directors designated by Riverwood to serve as members of the Board until such director designees’ resignation, death, removal or disqualification or until we satisfy or otherwise cure the obligations giving rise to the Control Event. Riverwood’s rights with respect to a Control Event will automatically terminate if it ceases to beneficially own at least 10,000 shares of Series H Preferred Stock (or the equivalent number of shares of common stock issued upon conversion of such shares of Series H Preferred Stock).

So long as the primary investor of any series of Preferred Shares continues to beneficially hold a prescribed number of Preferred Shares, we may not take certain actions without first obtaining the written consent of such primary investors. These actions include, but are not limited to, re-issuing any Preferred Shares that have been converted or redeemed; paying dividends, engaging in any recapitalization, merger, consolidation, reorganization or similar transaction or incurring indebtedness in excess of $50.0 million, subject to certain exceptions. The Company is also subject to certain restrictive covenants, including minimum EBITDA requirements, so long as the primary investor of either the Series H Preferred Stock or Series I Preferred Stock continues to beneficially hold at least a prescribed number of Preferred Shares.

Except with respect to certain specified actions, the remaining holders of each series of Preferred Shares generally do not have a right to vote on any matter other than those prescribed by Delaware law and amendments or changes to the rights of the Preferred Shares that would adversely affect them.

The “Liquidation Amount” of each Preferred Share is equal the greater of (a) the fair market value of the Optional Conversion Shares and (b) if the applicable reference date occurs (i) on or prior to May 25, 2013, an amount equal to the product obtained by multiplying (A) the Stated Value by (B) 1.5; (ii) from May 26, 2013 to May 26, 2014, an amount equal to the product obtained by multiplying (A) the Stated Value by (B) 1.75; and (iii) after May 26, 2014, an amount equal to the product obtained by multiplying (A) the Stated Value by (B) 2.0 (collectively, the “Returned Value”).

In addition to the rights provided in the Series H Certificate of Designation, the Subscription Agreement provides Riverwood with the right, effective following the consummation of a QPO, to designate, and requires us to nominate and recommend for election, that number (rounded to the nearest whole number) of nominees to the Board equal to the product of (a) the total number of members then comprising the whole Board and (b) the percentage of the company’s outstanding capital stock beneficially owned at such time by Riverwood in the aggregate for so long as Riverwood owns shares of our common stock issued upon conversion of at least 10,000 shares of Series H Preferred Stock after the consummation of a QPO.

In addition, following the consummation of a QPO and without the prior written consent of Riverwood, the Subscription Agreement prohibits us from (a) entering into any new agreements or transactions with Pegasus Capital, any affiliate of the company, or any other holder of 5% or more of our capital stock or any affiliate of such persons, or (b) amending or modifying the terms of any such existing agreement to provide for the payment of more than (i) $500,000 annually in the aggregate to Pegasus Capital pursuant to the 2012 Services Agreement or any similar agreement or (ii) $200,000 annually in the aggregate to Riverwood pursuant to the Riverwood Services Agreement or any similar agreement.

This is not a complete description of the Series H Certificate of Designation, Series I Certificate of Designation or the Series J Certificate of Designation and is qualified by the full text of such agreements, which have been filed as exhibits to the registration statement of which this prospectus is a part.

Amended and Restated Equity-Based Compensation Plan

As of February 10, 2014, we had outstanding options to purchase 27,493,347 shares of our common stock and no outstanding unvested shares of restricted stock under the Equity Plan, and 22,996,106 shares were available for issuance pursuant to the Equity Plan.

2011 Employee Stock Purchase Plan

As of February 10, 2014, 195,547 shares of our common stock had been issued pursuant to our 2011 ESPP.

Anti-takeover provisions

Certificate of Incorporation and Bylaws

Our Certificate of Incorporation and Bylaws include a number of provisions that may have the effect of delaying, deferring or preventing another party from acquiring control of us and encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our Board rather than pursue non-negotiated takeover attempts. These provisions include the items described below.

Blank check preferred stock. We believe that the availability of the preferred stock under our Certificate of Incorporation provides us with flexibility in addressing corporate issues that may arise. The existence of authorized but unissued shares of preferred stock may enable our Board to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, our Board were to determine that a takeover proposal is not in the best interests of our stockholders, our Board could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. In this regard, our Certificate of Incorporation grants our Board broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. Our Board will make any determination to issue shares based on its judgment as to our and our stockholders’ best interests.

Management. Our Board has the power to retain and discharge our officers. These provisions could make it more difficult for existing stockholders or another party to effect a change in management.

Special meetings. Our Bylaws provide that our Chairman of the Board, our President, a majority of our Board or, upon written request, the holders of at least 50.1% of the total number of our outstanding capital stock, may call a special meeting of stockholders.

No cumulative voting. Under Delaware law, the right to vote cumulatively does not exist unless the Certificate of Incorporation specifically authorizes cumulative voting. Our Certificate of Incorporation does not grant stockholders the right to vote cumulatively.

Amendment to Certificate of Incorporation and Bylaws. As required by the DGCL, any amendment of our Certificate of Incorporation must first be approved by a majority of our Board, and if required by law or our Certificate of Incorporation, must thereafter be approved by a majority of the outstanding shares entitled to vote on the amendment and a majority of the outstanding shares of each class entitled to vote thereon as a class. Our Bylaws may be amended by the affirmative vote of a majority of the directors then in office.

Delaware Anti-Takeover Statute

We are a Delaware corporation and are subject to Section 203 of the DGCL. In general, Section 203 prevents us from engaging in a business combination with an “interested stockholder” (generally, a person owning 15% or more of our outstanding voting stock) for three years following the time that person becomes a 15% stockholder unless either:

•	before that person became a 15% stockholder, our Board approved the transaction in which the stockholder became a 15% stockholder or approved the business combination;

•	upon completion of the transaction that resulted in the stockholder’s becoming a 15% stockholder, the stockholder owns at least 85% of our voting stock outstanding at the time the transaction began (excluding stock held by directors who are also officers and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or

•	after the transaction in which that person became a 15% stockholder, the business combination is approved by our Board and authorized at a stockholder meeting by at least two-thirds of the outstanding voting stock not owned by the 15% stockholder.

Delaware law defines the term “business combination” to encompass a wide variety of transactions with, or caused by, an interested stockholder, including mergers, asset sales and other transactions in which the interested stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders. This law could have an anti-takeover effect with respect to transactions not approved in advance by our Board, including discouraging takeover attempts that might result in a premium over the market price for the shares of the common stock.

Shares eligible for future sale

Future sales of substantial amounts of our common stock in the public market, or the perception that such sales may occur, could adversely affect the prevailing market price of our common stock. No prediction can be made as to the effect, if any, future sales of shares, or the availability of shares for future sales, will have on the market price of our common stock prevailing from time to time. The number of shares available for future sale in the public market is subject to legal and contractual restrictions, some of which are described below. The expiration of these restrictions will permit sales of substantial amounts of our common stock in the public market, or could create the perception that these sales may occur, which could adversely affect the prevailing market price of our common stock. These factors could also make it more difficult for us to raise funds through future offerings of common stock.

Sale of outstanding shares

Upon completion of this offering, we will have                 shares of common stock outstanding. Of these shares of common stock:

•	the shares of common stock being sold in this offering will be freely tradable without restriction under the Securities Act;

•	shares will be freely tradable without restriction under the Securities Act, assuming all shares that are currently traded on the OTC Bulletin Board are freely tradable, and

•	shares will be freely tradable upon the expiration of the lock-up agreements described in “Underwriting,” subject to the volume limitations and other restrictions of Rule 144 promulgated under the Securities Act, or Rule 144, described below.

The remaining shares of common stock that will be outstanding upon completion of this offering will be “restricted securities,” as that phrase is defined in Rule 144, and may be resold only after registration under the Securities Act or pursuant to an exemption from such registration, including, among others, the exemptions provided by Rule 144 under the Securities Act, which is summarized below.

Rule 144

The shares of our common stock being sold in this offering will generally be freely tradable without restriction or further registration under the Securities Act, except that any shares of our common stock held by an “affiliate” of ours may not be resold publicly except in compliance with the registration requirements of the Securities Act or under an exemption under Rule 144 or otherwise. Rule 144 permits our common stock that has been acquired by a person who is an affiliate of ours, or has been an affiliate of ours within the past three months, to be sold into the market in an amount that does not exceed, during any three-month period, the greater of:

•	1% of the total number of shares of our common stock outstanding which will equal approximately shares after this offering; or

•	the average weekly reported trading volume of our common stock on the OTC Bulletin Board, or the NASDAQ stock market, as applicable, for the four calendar weeks prior to the sale.

Such sales are also subject to specific manner-of-sale provisions, a six-month holding period requirement for restricted securities, notice requirements and the availability of current public information about us.

Rule 144 also provides that a person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has for at least six months beneficially owned shares of our common stock that are restricted securities, will be entitled to freely sell such shares of our common stock subject only to the availability of current public information about us. A person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has for at least one year beneficially owned shares of our common stock that are restricted securities, will be entitled to freely sell such shares of common stock under Rule 144 without regard to the public information requirements of Rule 144.

Stock plans

We have filed registration statements on Form S-8 under the Securities Act to register shares of our common stock issued or reserved for issuance under the Equity Plan and the 2011 ESPP. Accordingly, shares registered under such registration statements are available for sale in the open market unless such shares are subject to vesting restrictions with us, Rule 144 restrictions applicable to our affiliates or the lock-up restrictions described below. As of February 10, 2014, there were outstanding Equity Plan-based options to purchase 27,493,347 shares of our common stock and 22,996,106 shares available for issuance pursuant to awards under the Equity Plan. As of February 10, 2014, 195,547 shares of common stock had been issued pursuant to the 2011 ESPP.

Lock-up agreements

We, all of our directors and executive officers and holders of substantially all of our outstanding stock (other than shares held by public stockholders) and holders of securities exercisable for or convertible into shares of common stock have agreed with the underwriters, subject to specified exceptions, not to dispose of or hedge any of the shares of common stock or securities convertible into or exchangeable for, or that represent the right to receive, shares of common stock during the period from the date of this prospectus continuing through the date that is 180 days after the date of this prospectus, except with the prior written consent of the underwriters. See “Underwriting.”

Registration rights

We have entered into an Amended and Restated Registration Rights Agreement with Pegasus IV, an affiliate of Pegasus Capital (the “Pegasus Registration Rights Agreement”). Under the terms of the Pegasus Registration Rights Agreement, if we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders exercising registration rights, Pegasus IV and its affiliates (including LED Holdings and LSGC Holdings) are entitled to notice of registration and are entitled to include their shares of common stock in the registration. The Pegasus Registration Rights Agreement also provides Pegasus IV and its affiliates with specified demand registration rights under which they may require us to file a registration statement under the Securities Act at our expense with respect to our shares of common stock, and we are required to use our commercially reasonable efforts to effect this registration. Further, Pegasus IV and its affiliates may require us to file additional registration statements on Form S-3. These registration rights are subject to conditions and limitations

In connection with the Riverwood Offering, on May 25, 2012, we entered into a Registration Rights Agreement with Riverwood Holdings and Riverwood Management, both affiliates of Riverwood Capital (the “Riverwood Registration Rights Agreement”). Pursuant to the Riverwood Registration Rights Agreement, the company granted Riverwood the right, after consummation of a qualified public offering (as such term is defined in the Riverwood Registration Rights Agreement), for up to three demand registrations and unlimited piggyback registration rights. Such registration rights relate to (a) any shares of common stock issued upon (i) conversion of the shares of Series H Preferred Stock issued to Riverwood pursuant to the Riverwood Offering or (ii) exercise of the warrant issued to Riverwood in connection with the Riverwood offering, or (b) such additional shares of common stock acquired by Riverwood while it continues to hold any registrable securities (as such term is defined in the Riverwood Registration Rights Agreement).

On May 25, 2012, we entered into an amendment to the Pegasus Registration Rights Agreement to, among other things, revise and conform certain terms of the Pegasus Registration Rights Agreement to be consistent with those found in the Riverwood Registration Rights Agreement.

In connection with the September 2012 Preferred Offering, on September 25, 2012, we amended and restated the Riverwood Registration Rights Agreement to add Portman, Cleantech A and Cleantech B as parties and provided them with participation rights in any demand registrations initiated by Riverwood and its affiliates and unlimited piggyback registration rights, in each case subject to customary cutbacks as may be requested by the underwriters. Such registration rights relate to (a) any shares of common stock issued upon (i) conversion of the shares of Series H Preferred Stock and Series J Preferred Stock held by the parties to such agreement or (ii) exercise of the warrant held by such parties or (b) such additional shares of common stock acquired by such while any of them continues to hold any registrable securities (as such term is defined in the amended Registration Rights Agreement).

We are also party to an Amended and Restated Registration Rights Agreement with the former stockholders of Lighting Partner B.V. (the “LPBV Registration Rights Agreement”). We do not currently have an obligation to register the shares of common stock held by the former stockholders of Lighting Partner B.V. because such shares are freely tradable pursuant to Rule 144 and therefore do not constitute “registrable securities,” as such term is defined in the LPBV Registration Rights Agreement. As a result, holders of approximately shares of our common stock will be entitled to rights with respect to registration of those shares under the Securities Act.

This is not a complete description of the Pegasus Registration Rights Agreement, the Riverwood Registration Rights Agreement or the LPBV Registration Rights Agreement and is qualified by the full text of such agreements, which have been filed as exhibits to the registration statement of which this prospectus is a part.

Material U.S. federal income and estate tax considerations for non-U.S. holders

The following is a general discussion of the material U.S. federal income and estate tax consequences to a non-U.S. holder of the acquisition, ownership and disposition of our common stock. Except as specifically provided below, for the purpose of this discussion, a non-U.S. holder is any beneficial owner of our common stock that is not for U.S. federal income tax purposes any of the following:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States or any state or the District of Columbia;

•	a partnership (or other entity treated as a partnership for U.S. federal income tax purposes);

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•	a trust (x) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (y) which has made a valid election to be treated as a U.S. person.

If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in the partnership will generally depend on the status of the partner and upon the activities of the partnership. Accordingly, we urge partnerships that hold our common stock and partners in such partnerships to consult their own tax advisors regarding the tax treatment of acquiring and holding our common stock.

This discussion assumes that a non-U.S. holder will hold our common stock issued pursuant to the offering as a capital asset (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation or any aspects of state, local or non-U.S. taxation, nor does it consider any U.S. federal income tax considerations that may be relevant to non-U.S. holders which may be subject to special treatment under U.S. federal income tax laws, including, without limitation, U.S. expatriates, controlled foreign corporations, passive foreign investment companies, insurance companies, tax-exempt or governmental organizations, dealers in securities or currency, banks or other financial institutions, and investors that hold our common stock as part of a hedge, straddle or conversion transaction. Furthermore, the following discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury Regulations and administrative and judicial interpretations thereof, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect.

We urge each prospective investor to consult a tax advisor regarding the U.S. federal, state, local and non-U.S. income and other tax consequences of acquiring, holding and disposing of shares of our common stock.

Dividends

If we pay dividends on our common stock, those payments will constitute dividends for U.S. tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those dividends exceed our current and accumulated earnings and profits, the dividends will constitute a return of capital and will first reduce a holder’s adjusted tax basis in its common stock, but not below zero, and then will be treated as gain from the sale of the common stock (see “Material U.S. Federal income and estate tax considerations for non-U.S. holders — Gain on disposition of common stock”).

Any dividend paid out of earnings and profits to a non-U.S. holder of our common stock generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable tax treaty. To receive the benefit of a reduced treaty rate, a non-U.S. holder generally must provide us (or another relevant withholding agent) with an Internal Revenue Service (“IRS”) Form W-8BEN certifying qualification for the reduced rate.

Dividends received by a non-U.S. holder that are effectively connected with a U.S. trade or business conducted by the non-U.S. holder will be exempt from such withholding tax. To obtain this exemption, the non-U.S. holder must provide us (or another relevant withholding agent) with an IRS Form W-8ECI properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, generally will be subject to U.S. federal income tax on a net income basis at the same graduated U.S. tax rates generally applicable to U.S. persons, net of certain deductions and credits, subject to any applicable tax treaty providing otherwise. In addition to the income tax described above, dividends received by corporate non-U.S. holders that are effectively connected with a U.S. trade or business of the corporate non-U.S. holder may be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable tax treaty.

Gain on disposition of common stock

A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

•	the gain is effectively connected with a U.S. trade or business of the non-U.S. holder and, if required by an applicable tax treaty, is attributable to a U.S. permanent establishment maintained by such non-U.S. holder;

•	the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or

•	we are or have been a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes and the non-U.S. holder holds or has held, directly or indirectly, at any time within the shorter of the five-year period preceding the disposition or the non-U.S. holder’s holding period, more than 5% of our common stock. Generally, a corporation is a U.S. real property holding corporation if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. If we are or have been a “U.S. real property holding corporation” at any time during the periods described above and our common stock is not regularly traded on an established securities market, then the gain recognized on the sale or other disposition of our common stock by a non-U.S. holder would be subject to U.S. federal income tax regardless of the non-U.S. holder’s ownership percentage.

In the case of a non-U.S. holder described in the first bullet point immediately above, the gain will be subject to U.S. federal income tax on a net income basis generally in the same manner as if the non-U.S. holder were a U.S. person as defined under the Code (unless an applicable income tax treaty provides otherwise), and a non-U.S. holder that is a foreign corporation may be subject to an additional branch profits tax equal to 30% of its effectively connected earnings and profits attributable to such gain (or at such lower rate as may be specified by an applicable income tax treaty). In the case of an individual non-U.S. holder described in the second bullet point immediately above, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by certain U.S.-source capital losses, will be subject to a flat 30% tax.

We believe we are not and do not anticipate becoming a USRPHC for U.S. federal income tax purposes. If, however, we are or become a USRPHC, so long as our common stock is considered to be regularly traded on an established securities market, only a non-U.S. holder who actually or constructively holds or held (at any time during the shorter of the five year period ending on the date of disposition or the non-U.S. holder’s holding period) more than 5% of our common stock will be subject to U.S. federal income tax, under the third bullet point immediately above, on the disposition of our common stock. You should consult your own advisor about the consequences that could result if we are, or become, a USRPHC.

Backup withholding and information reporting

Generally, we must report annually to the IRS the amount of dividends paid to each non-U.S. holder, and the amount, if any, of tax withheld with respect to those dividends. A similar report is sent to each non-U.S. holder. These information reporting requirements apply even if withholding was not required. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the recipient’s country of residence.

Payments of dividends to a non-U.S. holder may be subject to backup withholding (at a rate of 28% through 2012) unless the non-U.S. holder establishes an exemption, for example, by properly certifying its non-U.S. status on an IRS Form W-8BEN or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding also may apply if we have actual knowledge, or reason to know, that the beneficial owner is a U.S. person that is not an exempt recipient.

Payments of the proceeds from sale or other disposition by a non-U.S. holder of our common stock effected outside the United States by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting will apply to those payments if the broker does not have documentary evidence that the holder is a non-U.S. holder, an exemption is not otherwise established, and the broker has certain relationships with the United States.

Payments of the proceeds from a sale or other disposition by a non-U.S. holder of our common stock effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at a rate of 28% through 2012) unless the non-U.S. holder establishes an exemption, for example, by properly certifying its non-U.S. status on an IRS Form W-8BEN or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, information reporting and backup withholding also may apply if the broker has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient.

Backup withholding is not an additional tax. Rather, the U.S. income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.

Additional withholding requirements

Recently enacted legislation would impose a 30% withholding tax on any dividend payments on our common stock made to a foreign financial institution or non-financial foreign entity (including, in some cases, when such foreign financial institution or entity is acting as an intermediary), and on the gross proceeds of the sale or other disposition of our common stock, unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any substantial U.S. owners or provides the withholding agent with a certification identifying the direct and indirect substantial U.S. owners of the entity, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules.

Although this legislation currently applies to payments made after December 31, 2012, the Treasury and the IRS have issued administrative guidance indicating that they plan to issue Treasury Regulations providing that withholding will only apply to payments of dividends made on or after January 1, 2014 and to payments of gross proceeds from a sale or other disposition made on or after January 1, 2015. Proposed Treasury Regulations have been issued which, if finalized, would confirm the extension of the effective dates for withholding. Non-U.S. holders should consult with their own tax advisors regarding the possible implications of this legislation on an investment in our common stock.

Estate tax

Our common stock owned or treated as owned by an individual who is not a citizen or resident of the U.S. (as specifically defined for U.S. federal estate tax purposes) at the time of death will be includible in the individual’s gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

Underwriting

                             and                             are acting as joint book-running managers for this offering and representatives of the underwriters.                             ,                             and                             are acting as co-managers for this offering. Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, the underwriters named below have severally agreed to purchase, and we have agreed to sell to them, the number of shares of common stock indicated in the table below:

Underwriters	Number of Shares

Total

The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ option to purchase additional shares described below. The underwriters initially propose to offer part of the shares of common stock directly to the public at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions, and part to certain dealers at a price that represents a concession not in excess of $         a share under the public offering price. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives.

Option to purchase additional shares

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate             of additional shares of common stock at the public offering price, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of the additional shares of common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table. If the underwriters’ option to purchase additional shares is exercised in full, the total price to the public would be $        , the total underwriters’ discounts and commissions would be $         and the total proceeds to us would be $        .

Commissions and discounts

The following table shows the per share and total underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option.

Paid by Us
	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

In addition, we estimate that the expenses of this offering other than underwriting discounts and commissions payable by us will be approximately $         million.

Public offering price

The public offering price in this offering will be determined by negotiations between us and the representatives of the underwriters. Among the factors to be considered in determining the public offering price will be our future prospects and those of our industry in general; sales, earnings and other financial operating information in recent periods; and the price-earnings ratios, price-sales ratios and market prices of securities and certain financial and operating information of companies engaged in activities similar to ours. The estimated public offering price range set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors. An active trading market for the shares may not exist, and it is possible that after the offering the shares will not trade in the market above their offering price.

Discretionary shares

The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of shares of common stock offered by them.

No sales of similar securities

We, all of our directors and executive officers and holders of substantially all of our outstanding stock (other than shares held by public stockholders) and holders of securities exercisable for or convertible into shares of common stock have agreed that, subject to specified exceptions, without the prior written consent of                                          and                                          on behalf of the underwriters, we and they will not, during the period beginning on the date of this prospectus and ending 180 days thereafter:

•	offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock;

•	enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of common stock; or

•	make any demand for or exercise any right with respect to the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock;

with respect to the first and second bullets above, whether any such transaction is to be settled by delivery of common stock or such other securities, in cash or otherwise.

The restrictions described in the preceding paragraphs are subject to certain exceptions, including that such restrictions do not apply to:

•	the sale by us of shares to the underwriters in connection with the offering;

•	the transfer by our directors, executive officers and other stockholders of shares of common stock as a bona fide gift or gifts;

•	distributions of shares of our common stock to members, affiliates or stockholders of our stockholders;

•	the exercise of a warrant or an option to purchase shares of our common stock;

•	the sale or transfer of shares to us to satisfy payment or withholding obligations in connection with any cashless exercise of warrants or options;

•	the conversion or exchange of any warrant, preferred stock or other equity interest into shares of our common stock; or

•	the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act (provided that such plan does not provide for the transfer of shares of common stock during the lock-up period and no public announcement or filing under the Exchange Act shall be made during the lock-up period).

The 180-day restricted period described in the preceding paragraph will be extended if:

•	during the last 17 days of the 180-day restricted period we issue an earnings release or material news or a material event relating to us occurs; or

•	prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day restricted period,

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Price stabilization, short positions and penalty bids

In order to facilitate this offering of common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the option to purchase additional shares. The underwriters can close out a covered short sale by exercising the option to purchase additional shares or by purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the option to purchase additional shares. The underwriters may also sell shares in excess of the option to purchase additional shares, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. In addition, to stabilize the price of the common stock, the underwriters may bid for and purchase shares of common stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the common stock in the offering, if the syndicate repurchases previously distributed common stock to cover syndicate short positions or to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

Listing on the NASDAQ stock market

We intend to apply to have our common stock approved for listing on the NASDAQ stock market under the symbol “LSGC.”

Indemnification

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

Electronic distribution

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.

Other than the prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter and should not be relied upon by investors.

Other relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. These underwriters have received customary fees and commissions for these transactions. We and Moelis & Company LLC, a FINRA member, have entered into an agreement pursuant to which Moelis & Company LLC will act as a financial advisor and capital markets advisor to us in connection with this offering. We have agreed to pay Moelis & Company LLC a fee of $200,000 at the initial closing of this offering for their financial advisor and capital markets services and to reimburse Moelis & Company LLC for all reasonable out-of-pocket accountable expenses including the reasonable out-of-pocket accountable expenses of Moelis & Company LLC’s legal counsel, up to $35,000 in the aggregate and subject to our approval for further expenses incurred. Moelis & Company LLC’s services include assisting us with certain pre-offering preparatory steps to be mutually agreed upon by us and Moelis & Company LLC, assisting us in structuring the offering, meeting with our Board to discuss this offering and its financial implications, assisting us in discussions with the underwriters regarding this offering and marketing, and providing such other advice and assistance in connection with the offering as may be mutually agreed upon by us and Moelis & Company LLC.

Selling restrictions

The common stock is being offered for sale in those jurisdictions in the United States, the European Union and elsewhere where it is lawful to make such offers.

Notice to prospective investors in the European Economic Area

In relation to each Member State of the European Economic Area (the “EEA”) which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any shares which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	by the underwriters to fewer than 100 natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d)	in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of shares shall result in a requirement for the publication by us or any representative of a prospectus pursuant to Article 3 of the Prospectus Directive.

Any person making or intending to make any offer of shares within the EEA should only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus for such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of shares through any financial intermediary, other than offers made by the underwriters which constitute the final offering of shares contemplated in this prospectus.

For the purposes of this provision, and your representation below, the expression an “offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase any shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any shares under, the offer of shares contemplated by this prospectus will be deemed to have represented, warranted and agreed to and with us and each underwriter that:

(a)	it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

(b)	in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” (as defined in the Prospectus Directive), or in circumstances in which the prior consent of the representatives has been given to the offer or resale; or (ii) where shares have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those shares to it is not treated under the Prospectus Directive as having been made to such persons.

Notice to prospective investors in the United Kingdom

Each of the underwriters severally represents, warrants and agrees as follows:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000, or the FSMA) to persons who have professional experience in matters relating to investments falling with Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which section 21 of FSMA does not apply to us; and

(b)	it has complied with, and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the shares of common stock in, from or otherwise involving the United Kingdom.

Notice to prospective investors in Switzerland

This document, as well as any other material relating to the shares which are the subject of the offering contemplated by this prospectus, do not constitute an issue prospectus pursuant to Article 652a of the Swiss Code of Obligations. The shares will not be listed on the SWX Swiss Exchange and, therefore, the documents relating to the shares, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of SWX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SWX Swiss Exchange. The shares are being offered in Switzerland by way of a private placement, i.e. to a small number of selected investors only, without any public offer and only to investors who do not purchase the shares with the intention to distribute them to the public. The investors will be individually approached by us from time to time. This document, as well as any other material relating to the shares, is personal and confidential and do not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without our express consent. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

Notice to prospective investors in the Dubai International Financial Centre

This document relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The shares which are the subject of the offering contemplated by this prospectus may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this document you should consult an authorized financial adviser.

Notice to prospective investors in Australia

This prospectus is not a formal disclosure document and has not been lodged with the Australian Securities and Investments Commission, or ASIC. It does not purport to contain all information that an investor or their professional advisers would expect to find in a prospectus for the purposes of Chapter 6D.2 of the Australian Corporations Act 2001, or the Act, in relation to the securities or our company.

This prospectus is not an offer to retail investors in Australia generally. Any offer of securities in Australia is made on the condition that the recipient is a “sophisticated investor” within the meaning of section 708(8) of the Act or a “professional investor” within the meaning of section 708(11) of the Act, or on condition that the offer to that recipient can be brought within the exemption for ‘Small-Scale Offerings’ (within the meaning of section 708(1) of the Act). If any recipient does not satisfy the criteria for these exemptions, no applications for securities will be accepted from that recipient. Any offer to a recipient in Australia, and any agreement arising from acceptance of the offer, is personal and may only be accepted by the recipient.

If a recipient on-sells their securities within 12 months of their issue, that person will be required to lodge a disclosure document with ASIC unless either:

•	the sale is pursuant to an offer received outside Australia or is made to a “sophisticated investor” within the meaning of 708(8) of the Act or a “professional investor” within the meaning of section 708(11) of the Act; or

•	it can be established that our company issued, and the recipient subscribed for, the securities without the purpose of the recipient on-selling them or granting, issuing or transferring interests in, or options or warrants over them.

Notice to prospective investors in Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of the issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) or any rules made thereunder.

Notice to prospective investors in India

This prospectus has not been and will not be registered as a prospectus with the Registrar of Companies in India. This prospectus or any other material relating to these securities may not be circulated or distributed, directly or indirectly, to the public or any members of the public in India. Further, persons into whose possession this prospectus comes are required to inform themselves about and to observe any such restrictions. Each prospective investor is advised to consult its advisors about the particular consequences to it of an investment in these securities. Each prospective investor is also advised that any investment in these securities by it is subject to the regulations prescribed by the Reserve Bank of India and the Foreign Exchange Management Act and any regulations framed thereunder.

Notice to prospective investors in Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to prospective investors in Korea

Our securities may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for reoffering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the Securities and Exchange Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. Our securities have not been registered with the Financial Supervisory Commission of Korea for public offering in Korea. Furthermore, our securities may not be resold to Korean residents unless the purchaser of our securities complies with all applicable regulatory requirements (including but not limited to government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with the purchase of our securities.

Notice to prospective investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275 (1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole whole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 except: (i) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (ii) where no consideration is given for the transfer; or (iii) by operation of law.

By accepting this prospectus, the recipient hereof represents and warrants that he is entitled to receive it in accordance with the restrictions set forth above and agrees to be bound by limitations contained herein. Any failure to comply with these limitations may constitute a violation of law.

Notice to prospective investors in Germany

Each person who is in possession of this prospectus is aware of the fact that no German sales prospectus (Verkaufsprospekt) within the meaning of the Securities Sales Prospectus Act, Wertpapier-Verkaufsprospektgesetz, or the Act, of the Federal Republic of Germany has been or will be published with respect to our common stock. In particular, each underwriter has represented that it has not engaged and has agreed that it will not engage in a public offering in (offentliches Angebot) within the meaning of the Act with respect to any of our common stock otherwise than in accordance with the Act and all other applicable legal and regulatory requirements.

Notice to prospective investors in France

The shares of common stock are being issued and sold outside the Republic of France and that, in connection with their initial distribution, it has not offered or sold and will not offer or sell, directly or indirectly, any shares of common stock to the public in the Republic of France, and that it has not distributed and will not distribute or cause to be distributed to the public in the Republic of France this prospectus or any other offering material relating to the shares of common stock, and that such offers, sales and distributions have been and will be made in the Republic of France only to qualified investors (investisseurs qualifiés) in accordance with Article L.411-2 of the Monetary and Financial Code and decrét no. 98-880 dated 1st October, 1998.

Notice to prospective investors in The Netherlands

Our common stock may not be offered, sold, transferred or delivered in or from The Netherlands as part of their initial distribution or at any time thereafter, directly or indirectly, other than to, individuals or legal entities situated in The Netherlands who or which trade or invest in securities in the conduct of a business or profession (which includes banks, securities intermediaries (including dealers and brokers), insurance companies, pension funds, collective investment institution, central governments, large international and supranational organizations, other institutional investors and other parties, including treasury departments of commercial enterprises, which as an ancillary activity regularly invest in securities (hereinafter, the Professional Investors), provided that in the offer, prospectus and in any other documents or advertisements in which a forthcoming offering of our common stock is publicly announced (whether electronically or otherwise) in The Netherlands it is stated that such offer is and will be exclusively made to such Professional Investors. Individual or legal entities who are not Professional Investors may not participate in the offering of our common stock, and this prospectus or any other offering material relating to our common stock may not be considered an offer or the prospect of an offer to sell or exchange our common stock.

Notice to prospective investors in Italy

No prospectus has or will be registered in the Republic of Italy with the Italian Stock Exchange Commission (Commissione Nazionale per le Societá di Borsa), or Consob, pursuant to the Prospectus Directive and Italian laws and regulations on financial products. Accordingly, the common stock may not be offered, sold or delivered in the Republic of Italy, and copies of this prospectus or any other document relating to the common stock may not be distributed in the Republic of Italy, except to (a) qualified investors (investori qualificati), or the Qualified Investors, pursuant to Article 100 of Legislative Decree no. 58 dated February 24, 1998, as amended, or the Financial Act, as defined in Article 34-ter of Consob Regulation no. 11971 dated May 14. 1999, as amended, Regulation no. 11971; or (b) in circumstances where there is an exemption from the rules governing an offer to the public of financial products pursuant to Article 94 et seq. of the Financial Act, and to Regulation no. 11971. Any offer, sale or delivery of the common stock in the Republic of Italy must be (a) made by an investment firm, a bank or financial intermediary authorized to engage in such activities in Italy, in compliance with the Financial Act and with Legislative Decree no. 385 dated September 1, 1993, as amended and Consob Regulation no. 16190 dated October 29, 2007, as amended, and any other applicable law and regulation; and (b) in compliance with any applicable Italian laws and regulations and any other condition or limitation that may be imposed by Consob, the Bank of Italy (Banca d’Italia) and any other relevant Italian authorities.

Legal matters

The validity of the common stock offered hereby will be passed upon for us by Haynes and Boone, LLP, Dallas, Texas. The underwriters are represented by , in connection with certain legal matters related to this offering.

Experts

The consolidated financial statements of the company as of December 31, 2012 and 2011, and the years ended December 31, 2012 and 2011, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The consolidated financial statements of the company for the year ended December 31, 2010, have been included herein and in the registration statement in reliance upon the report of McGladrey LLP (formerly McGladrey & Pullen, LLP), independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

Where you can find more information

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not include all the information contained in the registration statement and the exhibits, schedules and amendments to the registration statement. Some items are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and our common stock, we refer you to the registration statement and to the exhibits and schedules to the registration statement filed as part of the registration statement. Statements contained in this prospectus about the contents of any contract or other document filed as an exhibit are not necessarily complete, and, in each instance, we refer you to the copy of the contract or other documents filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

We also file annual, quarterly and current reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information, as well as the registration statement and the exhibits thereto, may be read and copied at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, on official business days during the hours of 10 a.m. to 3 p.m. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers, such as us, that file electronically with the SEC. More information about us can be found on our website at www.lsgc.com. These references to the SEC’s website and our website are inactive textual references only and are not hyperlinks. The contents of our website are not part of this prospectus, and you should not consider the contents of our website in making an investment decision with respect to our common stock.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of

Lighting Science Group Corporation and Subsidiaries

We have audited the accompanying consolidated balance sheets of Lighting Science Group Corporation and Subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity (deficit), and cash flows for the two-year period ended December 31, 2012. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Lighting Science Group Corporation and Subsidiaries as of December 31, 2012 and 2011, and the results of their operations and their cash flows for the two-year period ended December 31, 2012, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Orlando, FL

April 1, 2013

Certified Public Accountants

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of

Lighting Science Group Corporation and Subsidiaries

We have audited the accompanying consolidated statements of operations and comprehensive loss, stockholders’ equity (deficit), and cash flows for the year ended December 31, 2010 of Lighting Science Group Corporation and Subsidiaries. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations of Lighting Science Group Corporation and Subsidiaries and their cash flows for the year ended December 31, 2010, in conformity with U.S. generally accepted accounting principles.

/s/ McGladrey & Pullen, LLP

Orlando, FL

April 1, 2011

LIGHTING SCIENCE GROUP CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$15,834,077	$3,071,673
Restricted cash	5,000,000	5,000,000
Accounts receivable, net	13,130,387	29,008,313
Inventories, net	28,981,444	44,887,539
Prepaid expenses	2,457,033	9,159,977
Other current assets	683,842	520,660

Total current assets	66,086,783	91,648,162

Property and equipment, net	16,543,113	20,595,723
Intangible assets, net	864,410	989,096
Pegasus Commitment	1,360,000	—
Other long-term assets	739,480	1,417,527

Total assets	$85,593,786	$114,650,508

Liabilities and Stockholders’ (Deficit) Equity
Current liabilities:
Lines of credit	$1,501,724	$34,227,288
Current portion of long-term debt	4,087	11,025
Accounts payable	14,791,213	29,350,816
Provision for losses on non-cancelable purchase commitments	5,678,992	5,806,032
Accrued expenses	6,754,946	3,927,350
Unearned revenue	—	40,999

Total current liabilities	28,730,962	73,363,510

Long-term debt, less current portion	14,321	18,796
Redeemable Series G Preferred Stock, $0.001 par value, authorized 80,000 shares, issued and outstanding 0 and 34,108 shares as of December 31, 2012 and 2011, respectively	—	28,683,703
Riverwood Warrant liability	7,960,705	—
September 2012 Warrants liability	1,360,000	—

Total other liabilities	9,335,026	28,702,499

Total liabilities	38,065,988	102,066,009

Series H Redeemable Convertible Preferred Stock, $.001 par value, authorized 135,000 shares, 113,643 and 0 shares issued and outstanding as of December 31, 2012 and 2011, respectively	227,288,549	—
Series I Redeemable Convertible Preferred Stock, $.001 par value, authorized 90,000 shares, 62,365 and 0 shares issued and outstanding as of December 31, 2012 and 2011, respectively	124,736,627	—

	352,025,176	—

Commitments and contingencies
Stockholders’ (deficit) equity:

Preferred stock, $.001 par value, authorized 100,000,000 shares, 114,051 shares of Series H and 62,365 shares of Series I issued and outstanding as of December 31, 2012 and 34,108 shares of Series G issued and outstanding as of December 31, 2011

Common stock, $.001 par value, authorized 400,000,000 shares, 208,063,486 and 204,815,210 shares issued as of December 31, 2012 and 2011, respectively, 205,558,486 and 204,815,210 shares outstanding as of December 31, 2012 and 2011, respectively	208,063	204,815
Additional paid-in capital	347,686,258	549,603,740
Accumulated deficit	(644,916,568)	(533,576,159)
Accumulated other comprehensive loss	(3,717,631)	(3,647,897)
Treasury stock, 2,505,000 and 0 shares as of December 31, 2012 and 2011, respectively, at cost	(3,757,500)	—

Total stockholders’ (deficit) equity	(304,497,378)	12,584,499

Total liabilities and stockholders’ (deficit) equity	$85,593,786	$114,650,508

The accompanying notes are an integral part of the consolidated financial statements.

LIGHTING SCIENCE GROUP CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE LOSS

	For the Years Ended December 31,
	2012	2011	2010
Revenue (net of noncash sales incentives of $458,000 and $2.5 million for 2012 and 2011, respectively)	$127,111,351	$108,981,588	$53,169,013
Cost of goods sold (exclusive of depreciation shown below) (includes inventory valuation allowances of $15.8 million and $20.5 million and provisions for losses on noncancelable purchase commitments of $5.6 million and $8.5 million for 2012 and 2011, respectively)	146,902,807	129,187,145	59,021,851

Gross deficit	(19,791,456)	(20,205,557)	(5,852,838)

Operating expenses:
Sales and marketing (includes related party expenses of $259,000 $918,000 and $379,000 for 2012, 2011 and 2010, respectively)	18,619,081	18,897,241	11,107,379
Operations (includes related party expenses of $397,000 and $122,000 for 2012 and 2011, respectively)	17,057,336	14,199,162	4,834,592
Research and development	10,071,839	10,670,455	10,246,511
General and administrative (includes related party expenses of $1.1 million, $625,000 and $1.1 million for 2012, 2011 and 2010, respectively)	25,252,045	19,721,022	17,753,656
Write-off of deferred offering costs	—	1,269,318	—
Restructuring expenses	6,212,936	598,037	1,101,992
Impairment of goodwill and other long-lived assets	379,537	4,121,349	11,548,650
Depreciation and amortization	8,411,187	4,895,742	2,867,866

Total operating expenses	86,003,961	74,372,326	59,460,646

Loss from operations	(105,795,417)	(94,577,883)	(65,313,484)

Other income (expense):
Interest income	5,458	153,539	3,450
Interest expense	(4,646,628)	(2,016,388)	(616,545)
Related party interest expense	(250,000)	(43,200)	(2,884,511)
Decrease (increase) in fair value of liabilities under derivative contracts	8,503,480	—	(150,557,529)
Dividends on preferred stock	(1,799,392)	(237,824)	(3,534,795)
Accretion of preferred stock	(7,523,459)	(239,408)	(73,077,280)
Other income (expense), net	165,549	6,526,596	(281,352)

Total other (expense) income	(5,544,992)	4,143,315	(230,948,562)

Loss before income tax benefit	(111,340,409)	(90,434,568)	(296,262,046)
Income tax benefit	—	—	(1,123,107)

Net loss	(111,340,409)	(90,434,568)	(295,138,939)
Foreign currency translation loss	(69,734)	(89,486)	(912,296)

Comprehensive loss	$(111,410,143)	$(90,524,054)	$(296,051,235)

Dividend requirements
6% return on Series B Preferred Stock	—	—	784,142
8% return on Series C Preferred Stock	—	—	213,610

Net loss attributable to common stock	$(111,340,409)	$(90,434,568)	$(296,136,691)

Basic and diluted net loss per weighted average common share	$—	$(0.48)	$(6.69)

Basic and diluted net loss per weighted average common share attributable to controlling shareholders	$(1.47)	$—	$—

Basic and diluted net loss per weighted average common share attributable to noncontrolling shareholders	$(1.92)	$—	$—

Basic and diluted weighted average number of common shares outstanding	—	189,671,299	44,274,077

Basic and diluted weighted average number of common shares outstanding attributable to controlling shareholders	171,336,891	—	—

Basic and diluted weighted average number of common shares outstanding attributable to noncontrolling shareholders	33,642,080	—	—

The accompanying notes are an integral part of the consolidated financial statements.

LIGHTING SCIENCE GROUP CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

										Accumulated Other
	Series B Preferred Stock		Series C Preferred Stock		Common Stock		Additional		Accumulated	Comprehensive
	Shares	Amount	Shares	Amount	Shares	Amount	Paid In Capital	Treasury Stock	Deficit	Loss	Total
Balance December 31, 2009	2,000,000	$2,000	251,739	$252	29,873,846	$29,874	$116,447,080	$—	$(148,002,652)	$(2,725,958)	$(34,249,404)
Issuance of common stock for directors’ compensation	—	—	—	—	807,070	807	785,016	—	—	—	785,823
Stock based compensation expense	—	—	—	—	—	—	3,837,757	—	—	—	3,837,757
Stock issued under equity compensation plans	—	—	—	—	601,710	601	361,956	—	—	—	362,557
Stock issued for settlement of service fees	—	—	—	—	66,000	67	144,311	—	—	—	144,378
Issuance of common stock in connection with private placement	—	—	—	—	15,625,000	15,625	24,984,375	—	—	—	25,000,000
Exchange of Series B Preferred Stock, Series C Preferred Stock and Series E Units for common stock	(2,000,000)	(2,000)	(251,739)	(252)	32,612,249	32,612	49,718,433	—	—	—	49,748,793
Exchange of Series C Warrants for common stock	—	—	—	—	1,937,420	1,937	(1,937)	—	—	—	—
Exchange of Series D Preferred Stock and dividends for common stock	—	—	—	—	44,072,123	44,072	70,486,367	—	—	—	70,530,439
Reclassification of Series D Warrants to equity	—	—	—	—	—	—	204,492,560	—	—	—	204,492,560
Net loss	—	—	—	—	—	—	—	—	(295,138,939)	—	(295,138,939)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	(832,453)	(832,453)

Balance December 31, 2010	—	$—	—	$—	125,595,418	$125,595	$471,255,918	$—	$(443,141,591)	$(3,558,411)	$24,681,511
Issuance of common stock for directors’ compensation	—	—	—	—	286,365	286	944,715	—	—	—	945,001
Stock based compensation expense	—	—	—	—	—	—	3,675,353	—	—	—	3,675,353
Stock issued under equity compensation plans	—	—	—	—	2,380,556	2,381	1,362,247	—	—	—	1,364,628
Issuance of common stock in connection with private placements, net of $1.8 million issuance costs	—	—	—	—	15,779,527	15,780	57,500,651	—	—	—	57,516,431
Issuance of common stock for conversion of debt	—	—	—	—	1,635,800	1,636	6,541,564	—	—	—	6,543,200
Issuance of common stock in exchange for outstanding warrants	—	—	—	—	56,306,580	56,306	(56,306)	—	—	—	—
Issuance of common stock in connection with Series F and G Units	—	—	—	—	2,830,964	2,831	5,898,698	—	—	—	5,901,529
Warrant issued to a customer	—	—	—	—	—	—	2,480,900	—	—	—	2,480,900
Net loss	—	—	—	—	—	—	—	—	(90,434,568)	—	(90,434,568)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	(89,486)	(89,486)

Balance December 31, 2011	—	$—	—	$—	204,815,210	$204,815	$549,603,740	$—	$(533,576,159)	$(3,647,897)	$12,584,499
Issuance of restricted stock and options for directors’ compensation	—	—	—	—	658,657	659	1,562,860	—	—	—	1,563,519
Stock based compensation expense	—	—	—	—	—	—	6,947,960	—	—	—	6,947,960
Stock issued under equity compensation plans	—	—	—	—	125,280	124	893,803	—	—	—	893,927
Warrant issued to a customer	—	—	—	—	—	—	458,162	—	—	—	458,162
Issuance of common stock in connection with Series G Units	—	—	—	—	1,514,750	1,515	1,903,169	—	—	—	1,904,684
Issuance of Repurchase Obligation	—	—	—	—	—	—	(12,100,000)		—	—	(12,100,000)
Change in fair value of Repurchase Obligation	—	—	—	—	—	—	(388,175)	—	—	—	(388,175)
Receipt of treasury stock	—	—	—	—	—	—	—	(3,757,500)	—	—	(3,757,500)
Deemed dividends on Series H and I Redeemable Convertible Preferred Stock (including a beneficial conversion feature of $34.6 million)	—	—	—	—	—	—	(203,610,872)	—	—	—	(203,610,872)
Pegasus Commitment	—	—	—	—	—	—	1,600,000	—	—	—	1,600,000
Issuance of common stock in exchange for outstanding Series H Preferred	—	—	—	—	346,000	346	816,215	—	—	—	816,561
Issuance of common stock in exchange for outstanding warrants	—	—	—	—	603,589	604	(604)	—	—	—	—
Net loss	—	—	—	—	—	—	—	—	(111,340,409)	—	(111,340,409)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	(69,734)	(69,734)

Balance December 31, 2012	—	$—	—	$—	208,063,486	$208,063	$347,686,258	$(3,757,500)	$(644,916,568)	$(3,717,631)	$(304,497,378)

The accompanying notes are an integral part of the consolidated financial statements.

LIGHTING SCIENCE GROUP CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2012	2011	2010
Cash flows from operating activities:
Net loss	$(111,340,409)	$(90,434,568)	$(295,138,939)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	8,411,187	4,895,742	2,867,866
Impairment of goodwill and other long-lived assets	379,537	4,121,349	11,548,650
Impairment of plant and equipment	1,698,356	—	—
Issuance of restricted stock and stock options for directors’ compensation	1,563,519	945,001	930,202
Non-cash stock option and restricted stock compensation expense	6,947,959	3,675,353	3,837,757
Accretion of preferred stock redemption value	7,523,459	239,408	73,077,280
Non-cash sales incentive	458,162	2,480,900	—
Allowance for doubtful accounts receivable	577,090	2,001,614	604,761
Inventory valuation allowance	15,829,639	20,537,341	2,691,787
Provision for losses on non-cancelable purchase commitments	5,580,993	8,549,202	—
Write-off of deferred offering costs	—	1,269,318	—
Decrease (increase) in fair value of warrants	(8,503,480)	—	150,557,529
Dividends on preferred stock	1,799,392	237,824	3,534,795
Loss on disposal of assets	52,373	460,925	1,198,846
Deferred income tax	—	—	(1,123,107)
Changes in operating assets and liabilities:
Accounts receivable	15,264,498	(15,282,283)	(11,267,920)
Inventories	(5,654,120)	(42,335,216)	(17,257,429)
Prepaid expenses	6,701,545	(5,716,070)	(4,016,820)
Other current and long-term assets	514,865	(825,702)	754,480
Accounts payable	(14,559,603)	(10,637,915)	29,222,471
Accrued expenses and other liabilities	2,861,426	(297,394)	2,467,808
Unearned revenue	(40,999)	(91,011)	119,379

Net cash used in operating activities	(63,934,611)	(116,206,182)	(45,390,604)

Cash flows from investing activities:
Purchase of property and equipment	(5,895,070)	(17,568,135)	(6,651,591)
Capitalized patents	(456,874)	(217,621)	—
Proceeds from sale of property and equipment	36,000	81,942	54,500

Net cash used in investing activities	(6,315,944)	(17,703,814)	(6,597,091)

Cash flows from financing activities:
Net (payments) proceeds from draws on lines of credit and other short-term borrowings	(32,717,201)	34,619,866	(11,705,199)
Proceeds from long-term borrowings	—	25,700	—
Payment of short and long-term debt	(11,416)	(97,860)	(2,101,423)
Restricted cash related to line of credit	—	(5,000,000)	—
Proceeds from issuance of common stock under equity compensation plans	893,927	1,364,628	362,557
Redemption of 6% Convertible Preferred Stock	(33,830)	—	(596,890)
Payment of 6% Convertible Preferred Stock dividends	—	—	(17,116)
Proceeds from private placement of common stock	—	59,299,928	25,000,000
Proceeds from issuance of mandatorily redeemable Series D Preferred Stock	—	—	25,379,144
Proceeds from issuance of mandatorily redeemable Series E Preferred Stock	—	—	30,000,112
Proceeds from issuance of Series G Preferred Units	18,250,000	34,108,000	—
Proceeds from issuance of Series H Redeemable Convertible Preferred Stock	108,199,594	—	—
Proceeds from issuance of Series I Redeemable Convertible Preferred Stock	6,364,000	—	—
Payment in settlement of Repurchase Obligation	(10,245,675)	—	—
Placement agent commissions on private placements	(7,620,413)	(1,783,497)	—

Net cash provided by financing activities	83,078,986	122,536,765	66,321,185

Effect of exchange rate changes on cash	(66,027)	(44,796)	(110,838)

Net increase (decrease) in cash	12,762,404	(11,418,027)	14,222,652
Cash and cash equivalents balance at beginning of period	3,071,673	14,489,700	267,048

Cash and cash equivalents balance at end of period	$15,834,077	$3,071,673	$14,489,700

Supplemental disclosures:
Interest paid during the period	$5,038,919	$1,878,635	$565,786

Non-cash investing and financing activities:
Issuance of Repurchase Obligation	$12,100,000	$—	$—

Change in fair value of Repurchase Obligation	$388,175	$—	$—

Settlement of Repurchase Obligation with issuance of Series I Redeemable Convertible Preferred Stock	$(6,000,000)	$—	$—

Treasury stock received in settlement of Repurchase Obligation	$3,757,500	$—	$—

Deemed dividends on Series H and I Redeemable Convertible Preferred Stock	$(202,105,466)	$—	$—

Pegasus Commitment	$(1,600,000)	$—	$—

Conversion of Series H Preferred Stock to common stock	$346	$—	$—

Conversion of debt to equity	$—	$6,543,200	$—

Conversion of notes payable and accrued interest to Series D Units	$—	$—	$40,590,240

Conversion of accrued guaranty fees and interest to Series D Units	$—	$—	$1,694,482

Conversion of Series D Units to common stock	$—	$—	$275,022,999

Conversion of Series E Units to common stock	$—	$—	$49,748,792

The accompanying notes are an integral part of the consolidated financial statements.

LIGHTING SCIENCE GROUP CORPORATION AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Overview

Lighting Science Group Corporation (the “Company”) was incorporated in Delaware in 1988 and designs, develops, manufactures and markets general illumination products that exclusively use light emitting diodes (“LEDs”) as their light source. The Company’s product portfolio includes LED-based retrofit lamps (replacement bulbs) that can be used in existing light fixtures and sockets as well as purpose built LED-based luminaires (light fixtures) for many common indoor and outdoor residential, commercial, industrial and public infrastructure lighting applications. The Company assembles and manufactures its products both internally and through its contract manufacturer in Mexico.

Basis of Financial Statement Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States and the rules of the Securities Exchange Commission (“SEC”). The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in the accompanying consolidated financial statements.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of the accompanying consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions about future events. These estimates and the underlying assumptions affect the amounts of assets and liabilities reported, disclosures about contingent assets and liabilities, and reported amounts of revenues and expenses. Such estimates include the valuation of accounts receivable, inventories, intangible assets and other long-lived assets, legal contingencies, and customer incentives, among others. These estimates and assumptions are based on management’s best estimates and judgment. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, which management believes to be reasonable under the circumstances. The Company adjusts such estimates and assumptions when facts and circumstances dictate. Illiquid credit markets, volatile equity, foreign currency and energy markets, and declines in consumer spending have combined to increase the uncertainty inherent in such estimates and assumptions. As future events and their effects cannot be determined with precision, actual results could differ significantly from these estimates. Changes in those estimates resulting from continuing changes in the economic environment will be reflected in the financial statements in future periods.

Foreign Currency Translation

The functional currency for the foreign operations of the Company is the local currency of the respective foreign subsidiary. For the operations of Lighting Science Group B.V. (“LSGBV”), the Company’s Netherlands based subsidiary, the functional currency is the Euro and for the operations of Lighting Science Group Mexico SRL, (“LSG Mexico”), the Company’s Mexican subsidiary, the functional currency is the Mexican Peso. The translation of foreign currencies into U.S. dollars is performed for balance sheet accounts using exchange rates in effect at the balance sheet dates and for revenue and expense accounts using the average exchange rate for each period during the year. Any gains or losses resulting from the translation are included in accumulated other comprehensive loss in the consolidated statements of stockholders’ (deficit) equity and are excluded from net loss.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less at the date of purchase to be cash equivalents. As of December 31, 2012 and 2011, the Company had $21,000 and $72,000, respectively, in cash equivalents. The Company regularly maintains cash balances in excess of federally insured limits. To date, the Company has not experienced any losses on its cash and cash equivalents. As of December 31, 2012, the Company had $19.7 million in cash and cash equivalents and restricted cash held in banks in the United States in excess of the federally insured limits.

Restricted Cash

As required by the Company’s asset-based revolving credit facility (as amended, the “Wells Fargo ABL”) with Wells Fargo Bank N.A. (“Wells Fargo”) the Company is required to maintain a minimum qualified cash balance of $5.0 million as a compensating balance against the Wells Fargo ABL. Changes in the restricted cash balance are reflected as a financing activity in the Consolidated Statement of Cash Flows.

Accounts Receivable

The Company records accounts receivable at the invoiced amount when its products are shipped to customers or upon the completion of specific milestone billing requirements. The Company’s receivable balance is recorded net of allowances for amounts not expected to be collected from customers. This allowance for doubtful accounts is the Company’s best estimate of probable credit losses in the Company’s existing accounts receivable. Estimates used in determining the allowance for doubtful accounts are based on historical collection experience, aging of receivables and known collectability issues. The Company writes off accounts receivable when it becomes apparent, based upon age or customer circumstances that such amounts will not be collected. The Company reviews its allowance for doubtful accounts on a quarterly basis. Recovery of bad debt amounts previously written off is recorded as a reduction of bad debt expense in the period the payment is collected. Generally, the Company does not require collateral for its accounts receivable and does not regularly charge interest on past due amounts. As of December 31, 2012 and 2011, the Company’s accounts receivable are reflected net of an allowance for doubtful accounts of $1.2 million and $1.5 million, respectively.

As of December 31, 2012 and 2011, there were $11.4 million and $19.5 million, respectively of eligible accounts receivable pledged as collateral for the Company’s lines of credit with Wells Fargo and IFN Finance B. V. (“IFN Finance”).

Inventories

Inventories, which consist of raw materials and purchased components and subsystems, work-in-process and finished lighting products, are stated at the lower of cost or market. The Company uses a standard costing methodology to value its inventories. This costing methodology approximates actual cost on a weighted average basis. The Company reviews and sets its standard costs of raw materials, work-in-process and finished goods inventory on a periodic basis to ensure that its inventories approximate current actual costs. Any purchase price variances related to labor and overhead that would indicate a loss on disposition of inventory is recorded to cost of goods sold in the statement of operations at the end of each reporting period. Work in process and finished lighting products include raw materials, labor and allocated overhead. Slow product adoption, rapid technological changes and new product introductions and enhancements could result in excess or obsolete inventory. The Company evaluates inventory levels and expected usage on a periodic basis to specifically identify obsolete, slow-moving or non-salable inventory. The write-down of excess and obsolete inventory based on this evaluation creates a new cost basis and is included in cost of goods sold.

On a quarterly basis, the Company considers the need to record a lower of cost or market adjustment once raw materials are used to produce specific finished goods. The market value of finished goods is determined based upon current sales transactions, less the cost of disposal of the respective finished goods. The write-down of inventory to the lower of cost or market creates a new cost basis that cannot be marked up even if there are subsequent changes in the underlying facts and circumstances.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Equipment under capital leases is stated at the present value of future minimum lease payments. Depreciation is provided using the straight-line method over the estimated economic lives of the assets, as follows:

Estimated Useful Lives
Leasehold improvements	1-5 years
Office, furniture and equipment	2-5 years
Tooling, production and test equipment	4 years

Leasehold improvements and equipment under capital leases are amortized on a straight-line basis over the shorter of the minimum lease term or the estimated useful life of the assets. Expenditures for repairs and maintenance are charged to expense as incurred. The costs for major renewals and improvements are capitalized and depreciated over their estimated useful lives. All costs incurred for building of production tooling and molds are capitalized and amortized over the estimated useful life of the tooling set or mold.

Intangible Assets

Intangible assets, include patents, technology, trademarks, customer relationships, license agreements and other identifiable assets. Intangible assets with estimable useful lives are amortized over their respective useful live on a straight-line basis. The Company is currently amortizing its acquired intangible assets with definite lives over periods ranging from eleven to twenty years. Finite-lived intangible assets are reviewed for impairment or obsolescence annually, or more frequently if events or changes in circumstance indicate that the carrying amount of an intangible asset may not be recoverable. If impaired, intangible assets are written down to fair value based on discounted cash flows.

Impairment of Long-lived Assets

Long lived assets, such as property, plant, and equipment, and purchased intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long lived asset or asset group be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying value. If the carrying value of the long lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and third party independent appraisals, as considered necessary.

Derivative Instruments

The Company recognizes all derivative instruments as either assets or liabilities in the balance sheet at their respective fair values. All derivatives are recorded at fair value on the consolidated balance sheets and changes in the fair value of such derivatives are measured in each period and are reported in other income (expense).

Fair Value of Financial Instruments

The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

•	Level 1 Inputs: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

•

Level 2 Inputs: Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

•

Level 3 Inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at measurement date.

In January 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2010-06, Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements, which provides additional disclosures for transfers in and out of Levels I and II and for activity in Level III. This ASU also clarifies certain other existing disclosure requirements including level of desegregation and disclosures around inputs and valuation techniques. The provisions of the ASU are effective for annual or interim reporting periods beginning after December 15, 2009, except for the requirement to provide the Level 3 activity for purchases, sales, issuances, and settlements on a gross basis, which are effective for years beginning after December 15, 2010, and for interim periods within those years. In the period of initial adoption, the reporting entity shall not be required to provide the disclosures required for any previous periods presented for comparative purposes. The Company adopted the provisions of the ASU in 2010, except for the requirements to provide the Level 3 activity for purchases, sales, issuances, and settlements on a gross basis, which were adopted in 2011. The adoption of ASU 2010-06 did not have a material effect on the Company’s consolidated financial statements. See note 7 to the Consolidated Financial Statements.

Revenue Recognition

The Company records revenue when its products are shipped and title passes to customers. When sales of products are subject to certain customer acceptance terms, revenue from such sales is recognized once these terms have been met. The Company also provides its customers with limited rights of return for non-conforming shipments or product warranty claims.

The Company recognizes revenue on certain long-term, fixed price, custom lighting design projects using the percentage of completion method measured by the ratio of costs incurred in a period to the estimated total costs to be incurred for each contract. Contract costs include all direct material, direct labor and other indirect costs related to contract performance. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, estimated profitability and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revisions are determined.

For smaller or shorter term custom lighting design projects or projects where estimated total costs cannot be determined, revenue is recognized using the completed contract method and revenue is recognized upon substantial completion and acceptance by the customer of the project. Amounts received as deposits against future completion of completed contract method projects are recorded as unearned revenue until such projects are completed and title passes to the customer.

Shipping and Handling Fees and Costs

Shipping and handling fees billed to customers are included in revenue. Shipping and handling costs associated with in-bound freight are included in cost of goods sold. Other shipping costs are included in sales and marketing expenses and totaled $2.9 million, $2.7 million and $2.1 million for the years ended December 31, 2012, 2011 and 2010, respectively. Other handling costs are included in operations expense and totaled $2.2 million, $1.1 million and $0 for the years ended December 31, 2012, 2011 and 2010, respectively.

Research and Development

The Company expenses all research and development costs, including amounts for design prototypes and modifications made to existing prototypes, as incurred, except for prototypes that have alternative future uses.

Product Warranties

The Company generally provides a five-year limited warranty covering defective materials and workmanship of its products and such warranty may require the Company to repair, replace or reimburse the purchaser for the purchase price of the product. The estimated costs related to warranties are accrued at the time products are sold based on various factors, including the Company’s stated warranty policies and practices, the historical frequency of claims and the cost to repair or replace its products under warranty. The following table summarizes the warranty provision during the years ended December 31, 2012 and 2011:

Warranty provision as of December 31, 2010	$610,888
Additions to provision	1,549,869
Less warranty claims	(1,633,851)

Warranty provision as of December 31, 2011	526,906
Additions to provision	2,966,313
Less warranty claims	(1,385,207)

Warranty provision as of December 31, 2012	$2,108,012

Share Based Compensation

The Company recognizes all employee stock based compensation as a cost in the financial statements based on the fair value of the share based compensation award. Equity classified awards are measured at the grant date fair value of the award. The Company estimates grant date fair value using the Black Scholes Merton option pricing model.

As of December 31, 2012 and 2011, the Company had two share based compensation plans. The fair value of share based compensation awards, which historically have included stock options and restricted stock awards, is recognized as compensation expense in the statement of operations. The fair value of stock options is estimated on the date of grant using the Black-Scholes option pricing model. Option valuation methods require the input of highly subjective assumptions, including the expected stock price volatility. Measured compensation expense related to such option grants is recognized ratably over the vesting period of the related grants. Restricted stock awards are valued on the date of grant.

Income taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company records interest related to unrecognized tax benefits in interest expense and penalties in its income tax provision.

Advertising

Advertising costs, included in sales and marketing expenses, are expensed when the advertising first takes place. The Company primarily promotes its product lines through print media and trade shows, including trade publications and promotional brochures. Advertising expenses were $872,000, $2.0 million and $548,000 for the years ended December 31, 2012, 2011 and 2010, respectively.

Segment Reporting

The Company operates as a single segment under Accounting Standard Codification (“ASC”) 280-10-50, “Disclosures about Segments of an Enterprise and Related Information”. The Company’s chief operating decision maker reviews financial information at the enterprise level and makes decisions accordingly.

New Accounting Pronouncements

The Company has reviewed all recently issued accounting pronouncements and does not believe the adoption of any of these pronouncements has had or will have a material impact on the Company’s consolidated financial condition or the results of its operations or cash flows.

NOTE 3: LIQUIDITY AND CAPITAL RESOURCES

As shown in the consolidated financial statements, the Company has experienced significant net losses as well as negative cash flows from operations since its inception. The Company’s cash expenditures primarily relate to procurement of inventory, payment of salaries, employee benefits and other operating costs and purchases of production equipment and other capital investments. The Company’s primary sources of liquidity have historically been borrowings from Wells Fargo and sales of common stock and preferred stock to, and short-term loans from, affiliates of Pegasus Capital Advisors, L.P. (“Pegasus Capital”), including Pegasus Partners IV, L.P. (“Pegasus IV”), LSGC Holdings, LLC (“LSGC Holdings”), LSGC Holdings II, LLC (“Holdings II”) and PCA LSG Holdings, LLC (“PCA Holdings”), which together with its affiliates, is the Company’s controlling stockholder. However, as detailed below, the Company’s most recent source of liquidity (the Series H and I Preferred Offering, defined below) was provided primarily by parties other than Pegasus Capital and its affiliates.

As of December 31, 2012, the Company had cash and cash equivalents of $15.8 million and an additional $5.0 million in cash subject to restriction pursuant to the Wells Fargo ABL. The Wells Fargo ABL provides the Company with a borrowing capacity of up to $50.0 million, which capacity is equal to the sum of (i) 85% of its eligible accounts receivable plus up to $7.5 million of eligible inventory, less certain allowances established against such accounts receivable and inventory by Wells Fargo from time to time pursuant to the Wells Fargo ABL, plus (ii) unrestricted cash held in a Wells Fargo deposit account (“Qualified Cash”), plus (iii) the amount of the Second Lien Letter of Credit Facility with Ares Capital Corporation (“Ares Capital”), pledged in favor of Wells Fargo (the “Ares Letter of Credit Facility”) for the benefit of the Company (collectively, the “Borrowing Base”). The Company is at all times required to maintain (i) a Borrowing Base that exceeds the amount of its outstanding borrowings under the Wells Fargo ABL by at least $5.0 million and (ii) $5.0 million in Qualified Cash. The Company would be required to comply with certain specified EBITDA requirements in the event that it has less than $2.0 million available for borrowing under the Wells Fargo ABL. As of December 31, 2012, the Company had $1.5 million of outstanding borrowings under the Wells Fargo ABL and additional borrowing capacity of $48.5 million.

From January 11, 2012 through May 18, 2012, the Company issued an aggregate of 18,250 of its preferred units (the “Series G Preferred Units”) for total proceeds of $18.3 million. Each Series G Preferred Unit consisted of: (i) one share of the Company’s newly designated Series G Preferred Stock (the “Series G Preferred Stock”) and (ii) 83 shares of the Company’s common stock. Of these issuances, (a) 6,000 of the Series G Preferred Units were issued to PCA Holdings for total proceeds of $6.0 million, (b) 2,000 of the Series G Preferred Units were issued to Holdings II for total proceeds of $2.0 million, (c) 5,000 of the Series G Preferred Units were issued to Leon Wagner, a member of the Company’s board of directors, for total proceeds of $5.0 million, (d) 250 of the Series G Preferred Units were issued to other accredited investors for total proceeds of $250,000 and (e) the remaining 5,000 Series G Preferred Units were issued to Continental Casualty Company (“Continental”) for total proceeds of $5.0 million. As partial consideration for Continental’s purchase of the Series G Preferred Units, LSGC Holdings agreed to certain amendments to the terms of the senior preferred membership interests held by Continental in LSGC Holdings. See Note 9 for additional discussion of the terms of the Series G Preferred Units issued to Continental and the Repurchase Obligation, which the Company also entered into with LSGC Holdings in connection with Continental’s purchase of Series G Preferred Units.

On May 25, 2012, the Company entered into a preferred stock subscription agreement (the “Series H and I Subscription Agreement”) with RW LSG Holdings LLC, (“Riverwood Holdings”), an affiliate of Riverwood LSG Management Holdings LLC (“Riverwood Management”) and Riverwood Capital Partners L.P. (“Riverwood Capital,” and together with Riverwood Holdings, Riverwood Management and their affiliates, “Riverwood”), and certain other purchasers, pursuant to which the Company issued 60,705 shares of Series H Preferred Stock and 6,364 shares of Series I Preferred Stock (together with the Series H Preferred Stock, the “Preferred Shares”) at a price of $1,000 per Preferred Share (the “Series H and I Preferred Offering”), for gross proceeds of $67.1 million. In conjunction with the Series H and I Preferred Offering, the Company entered into a Support Services Agreement (the “Riverwood Support Services Agreement”) with Riverwood

Holdings and Riverwood Management. As compensation for Riverwood’s provision of certain financial and structural analysis, due diligence investigations, corporate strategy and other advice and negotiation assistance to the Company in connection with the Series H and I Preferred Offering, the Company issued a warrant to Riverwood Management (the “Riverwood Warrant”) representing the right to purchase 18,092,511 shares of common stock at a variable exercise price described in Note 8.

The Series H and I Preferred Offering constituted a “Subsequent Transaction” (as defined in the certificate of designation governing the Series G Preferred Stock) and provided the holders of Series G Preferred Stock with the right to convert their shares of Series G Preferred Stock into the securities issued in the Subsequent Transaction. The holders of the Series G Preferred Stock elected to convert all 52,358 outstanding shares of Series G Preferred Stock into an aggregate of 50,001 shares of Series I Preferred Stock and 4,346 shares of Series H Preferred Stock. See Note 8 for additional discussion of the terms of the Preferred Shares and the conversion of the Series G Preferred Stock into Preferred Shares.

On September 25, 2012, the Company entered into a separate preferred stock subscription agreement (together, the “September 2012 Subscription Agreements”) with each of (i) Portman Limited (“Portman”) and (ii) Cleantech Europe II (A) LP (“Cleantech A”) and Cleantech Europe II (B) LP (“Cleantech B” and together with Cleantech A, “Zouk”), pursuant to which the Company issued an aggregate of 49,000 shares of Series H Preferred Stock at a price of $1,000 per share of Series H Preferred Stock (the “September 2012 Preferred Offering”), for gross proceeds of $49.0 million. In conjunction with the September 2012 Preferred Offering, the Company also issued warrants to each of Portman, Cleantech A and Cleantech B to purchase 4,000,000, 3,406,041 and 593,959 shares of common stock, respectively (the “September 2012 Warrants”), at an exercise price of $0.72 per share of common stock.

In connection with the issuance of the September 2012 Warrants, on September 25, 2012, the Company entered into a Commitment Agreement (the “September 2012 Commitment Agreement”) with Pegasus IV, pursuant to which the Company is obligated to buy from Pegasus IV or its affiliates shares of common stock equal to the number of shares, if any, for which the September 2012 Warrants are exercised, up to an aggregate number of shares of common stock equal to the aggregate number of shares of common stock underlying all of the September 2012 Warrants (the “Pegasus Commitment”). The purchase price for any Pegasus Commitment will be equal to the consideration paid to the Company pursuant to the September 2012 Warrants. With respect to any September 2012 Warrants exercised on a cashless basis, the consideration to Pegasus IV in exchange for the number of shares of common stock issued to the exercising holder of September 2012 Warrants would be the reduction in the Pegasus Commitment equal to the reduction in the number of shares underlying the September 2012 Warrants.

In connection with the September 2012 Preferred Offering and to accommodate their necessary capital calls, Cleantech A and Cleantech B each issued a promissory note to the Company as consideration for their purchase of shares of Series H Preferred Stock and September 2012 Warrants (the “Promissory Notes”). The face value of the Promissory Notes issued by Cleantech A and Cleantech B were equal to $20.9 million and $3.6 million, respectively. The Promissory Notes bore interest at zero percent (0%) per annum and were payable upon the earlier of: (i) two business days following receipt by Cleantech A or Cleantech B, as applicable, of the funds obtained from their respective calls for capital previously committed to them by their investors and (ii) October 17, 2012. On October 11, 2012, the Promissory Notes from Cleantech A and Cleantech B were paid in full.

The Company believes it will have sufficient capital to fund its operations for the next 12 months based on its current business plan and assumptions of future results. In future periods, if the Company does not adequately execute upon its business plan or its assumptions or forecasts do not prove to be accurate, the Company could exhaust its available capital resources, which could require the Company to seek to raise additional capital and/or further reduce its expenditures of cash. There can be no assurance that sources of liquidity will be available in an amount or on terms that are acceptable to the Company.

NOTE 4: FAIR VALUE MEASUREMENTS

Cash and cash equivalents, accounts receivable, accounts payable, amounts due under lines of credit and other short term borrowings, accrued expenses and other current liabilities are carried at book value amounts, which approximate fair value due to the short-term maturity of these instruments.

The Company reviewed the amortizable intangible assets acquired in the acquisition of LSGBV for impairment as of September 30, 2012 primarily due to LSGBV’s ongoing negative cash flows from operations, and these intangible assets were accounted for at fair value on a non-recurring basis, using Level 3 valuation inputs and were written down to their estimated fair values

After the Company completed its annual goodwill impairment test as of September 30, 2011, goodwill and amortizable intangible assets related to the acquisition of LED Effects were accounted for at fair value on a non-recurring basis, using Level 3 valuation inputs and were written down to their estimated fair values.

The Company’s Series G Preferred Stock was classified as a liability and was carried at its accreted value, which approximated its fair value. The Repurchase Obligation (as defined in Note 9 below) was initially recorded at fair value and was marked to fair value each quarter until it was redeemed on May 25, 2012. The Riverwood Warrant, September 2012 Warrants and the Pegasus Commitment (each as defined in Note 9 below) were initially recorded at fair value and are marked to fair value each quarter. The Company has applied liability accounting to the Series F Preferred Stock (defined in Note 10) and Series G Preferred Stock, which were initially measured at fair value and subsequently measured at present value of the amount to be paid at settlement.

The following table sets forth by level within the fair value hierarchy the Company’s financial assets and liabilities that were accounted for at fair value on a non-recurring basis as of December 31, 2012, according to the valuation techniques the Company used to determine their fair values:

	Fair Value Measurement as of December 31, 2012
	Quoted Price in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	Level 1	Level 2	Level 3
Assets (Non-recurring):
Property and equipment	$—	$—	$950,000
Intangible assets	—	—	864,410

	$—	$—	$1,814,410

Assets (Recurring):
Pegasus Commitment	$—	$—	$1,360,000

Liabilities (Recurring):
Riverwood Warrant	$—	$—	$7,960,705
September 2012 Warrants	—	—	1,360,000

	$—	$—	$9,320,705

The following table is a reconciliation of the beginning and ending balances for assets and liabilities that were accounted for at fair value on a recurring basis using Level 3 inputs as defined above for the year ended December 31, 2012:

		Pegasus	Riverwood	September 2012
	Total	Commitment	Warrant	Warrant
Beginning balance, December 31, 2011	$—	$—	$—	$—
Unrealized losses included in net loss	8,503,480	—	8,503,480	—
Purchases, sales, issuances and settlements	(16,464,185)	1,360,000	(16,464,185)	(1,360,000)
Transfers in or out of Level 3	—	—	—	—

Ending balance, December 31, 2012	$(7,960,705)	$1,360,000	$(7,960,705)	$(1,360,000)

As of December 31, 2011, the Company had goodwill and intangible assets that were accounted for at fair value on a non-recurring basis using Level 3 inputs within the fair value hierarchy. The fair value measurement as of December 31, 2011, was $0 for both the goodwill and intangible assets.

The Company had financial assets that were accounted for at fair value on a recurring basis during the year ended December 31, 2012 related to Series H and Series I Preferred Stock and Warrants (Note 9). As of December 31, 2011, the Company had no financial assets or liabilities that were accounted for at fair value on a recurring basis.

NOTE 5: INVENTORIES

Inventories are comprised of the following:

	December 31, 2012	December 31, 2011
Raw materials and components	$15,150,768	$33,050,569
Work-in-process	1,309,447	3,196,654
Finished goods	12,521,229	8,640,316

Total inventory, net	$28,981,444	$44,887,539

Consigned inventory is held at third-party locations, including those of the Company’s contract manufacturers. The Company retains title to the inventory until such inventory is purchased by a third-party. Consigned inventory, consisting of raw materials, was $2.0 million and $2.4 million as of December 31, 2012 and 2011, respectively.

On a quarterly basis, the Company performs a review of its inventory for estimated obsolete or slow-moving inventory based upon assumptions about future demand and market conditions. As a result of these reviews, the Company recorded an inventory valuation allowance of $15.8 million, $20.5 million and $1.5 million for the years ended December 31, 2012, 2011 and 2010, respectively, with the expense included in cost of goods sold. In May 2012, the Company began implementing a new restructuring plan that was built upon the restructuring plan the Company initiated in the third quarter of 2011. The new restructuring plan is designed to further increase efficiencies across the organization and lower the Company’s overall cost structure. As part of this restructuring plan, the Company accelerated its focus on the next generation of products and commenced the end-of-life planning for certain of its current generation of products. As a result, for the year ended December 31, 2012, the Company recorded inventory valuation allowances of $15.8 million related to certain components utilized in and finished products from its current generation of products and provisions for losses on non-cancelable purchase commitments of $5.6 million related to such components, each of which are included in cost of goods sold. As a result of changes in the Company’s business strategy following changes in the Company’s management team and the implementation of the restructuring plan in the third quarter of 2011, the Company recorded an inventory valuation allowance of $20.5 million and a provision for losses on non-cancelable purchase commitments of $8.5 million for the year ended December 31, 2011, each of which are included in cost of goods sold.

As of December 31, 2012 and December 31, 2011, inventories are stated net of inventory valuation allowances (write-downs) of $25.6 million and $19.7 million, respectively. The Company considered a number of factors in estimating the required inventory allowances, including (i) the focus of the business on the next generation of the Company’s products, which utilize lower cost technologies, (ii) the strategic focus on core products to meet the demands of key customers and (iii) the expected demand for the Company’s current generation of products, which are approaching the end of their lifecycle upon the introduction of the next generation of products.

During the years ended December 31, 2012 and 2011, the Company recorded $5.6 million and $8.5 million, respectively, in provisions for losses on non-cancellable purchase commitments of which $5.7 million and $5.8 million were accrued as of December 31, 2012 and 2011, respectively.

The Company has identified certain finished goods that have and continue to generate negative margins. These finished goods are manufactured using common raw materials that are implemented into a number of product SKUs, which are used in the manufacture of other finished goods inventory that also generate positive margins for the Company. On a quarterly basis, the Company considers the need to record a lower of cost or market adjustment for the raw materials and finished goods inventory. The market value of finished goods is determined based upon current sales transactions, less the cost of disposal of the respective finished goods.

NOTE 6: PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

	December 31, 2012	December 31, 2011
Leasehold improvements	$1,627,933	$1,585,126
Office furniture and equipment	1,255,244	1,186,260
Computer hardware and software	8,924,424	6,365,630
Tooling, production and test equipment	19,194,959	16,058,742
Construction-in-process	134,240	1,546,524

Total property and equipment	31,136,800	26,742,282
Accumulated depreciation	(14,593,687)	(6,146,559)

Total property and equipment, net	$16,543,113	$20,595,723

Depreciation related to property and equipment was $8.2 million, $4.2 million and $1.4 million for the years ended December 31, 2012, 2011 and 2010, respectively.

NOTE 7: INTANGIBLE ASSETS AND GOODWILL

Intangible assets that have finite lives are amortized over their useful lives. The intangible assets, their original fair values, adjusted for impairment charges in the third quarter of 2011 and 2012, and their net book values are detailed below as of the dates presented:

	Cost, Less Impairment Charges	Accumulated Amortization	Net Book Value	Estimated Remaining Useful Life
December 31, 2012:
Technology and intellectual property	$988,629	$(124,219)	$864,410	11.6 to 20.0 years

	$988,629	$(124,219)	$864,410

December 31, 2011:
Technology and intellectual property	$2,282,513	$(1,831,236)	$451,277	1.3 to 20.0 years
Trademarks	409,934	(383,380)	26,554	1.3 years
Customer relationships	2,585,296	(2,120,209)	465,087	0.3 to 3.0 years
License agreements	2,030,010	(1,983,832)	46,178	6.3 years

	$7,307,753	$(6,318,657)	$989,096

Total intangible amortization expense was $203,000, $713,000 and $1.5 million for the years ended December 31, 2012, 2011 and 2010, respectively.

Impairment of Goodwill and Intangible Assets

Goodwill and intangible assets acquired in a business combination and determined to have an indefinite useful life are not amortized, but instead are tested for impairment annually at the end of the Company’s third quarter, or more frequently if certain indicators arise. This review includes an assessment of industry factors, contract retentions, cash flow projections and other factors the Company believes are relevant. If an impairment is indicated, the asset is written down to its fair market value based on an estimate of its discounted cash flows and income.

The fair value of the business related to the acquisition of LED Effects in 2007 and the associated goodwill was estimated using the income approach, which was based on the future, expected cash flows to be generated by LED Effects, discounted to their present values. During the restructuring of the Company’s California based operations, the Company closed its California location and moved the business to the Company’s Satellite Beach, Florida headquarters in October 2010. The portion of the business related to the acquisition of LED Effects incurred a significant reduction in revenue during 2011, which had an impact on the projected cash flows and estimated fair value of the reporting unit. In connection with the restructuring (see note 16) and the Company’s annual impairment test, that the Company recorded an impairment charge of $1.6 million for the year ended December 31, 2011.

Intangible assets with estimable useful lives are amortized over their respective useful lives to their estimated residual values, and reviewed to determine if their estimable lives have decreased. Long-lived assets, including intangible assets subject to amortization, are reviewed for impairment whenever, in management’s judgment, conditions indicate a possible impairment. Such impairment tests compare estimated undiscounted cash flows to the carrying value of the asset. If an impairment is indicated, the asset is written down to its fair value based on an estimate of its discounted cash flows.

The Company reviewed the amortizable intangible assets acquired in the acquisition of LSGBV for impairment as of September 30, 2012 primarily due to LSGBV’s ongoing negative cash flows from operations, among other factors. This review included an assessment of the current use of these intangible assets and their estimated useful lives. As a result of this review, the Company recorded an impairment charge of $380,000 for the year ended December 31, 2012.

The following table summarizes the total impairment charges recorded by the Company in the third quarter of 2012:

Patents acquired on the acquisition of LSGBV	$15,984
Trademarks acquired on the acquisition of LSGBV	19,541
License agreements acquired on the acquisition of LSGBV	44,923
Customer relationships acquired on the acquisition of LSGBV	299,089

Total impairment charge	$379,537

In addition, the Company performed an impairment analysis of amortizable intangible assets related to the acquisition of LED Effects in the third quarter of 2011 due to the reduction in revenue noted above to determine whether the intangible assets were impaired. This review included an assessment of the current use of these intangible assets and their estimated useful lives. The Company also performed an impairment analysis of the intangible assets related to Lamina as of December 31, 2011 due to the continued decline in sales of products related to this acquisition to determine whether the intangible assets were impaired. This review also included an assessment of the current use of these intangible assets and their estimated useful lives. As a result of these assessments, the Company recorded an impairment charge of $4.1 million for the year ended December 31, 2011.

The following table summarizes the total impairment charges recorded by the Company in 2011:

Goodwill arising from the acquisition of LED Effects	$1,626,482
Technology and patents acquired on the acquisition of LED Effects	1,252,335
Trademarks acquired on the acquisition of Lamina	590,782
Customer relationships acquired on the acquisition of Lamina	651,750

Total impairment charge	$4,121,349

The table below is the estimated amortization expense, adjusted for any impairment charges, for the Company’s intangible assets for each of the next five years and thereafter:

2013	$25,301
2014	25,301
2015	25,301
2016	25,301
2017	25,301
Thereafter	737,905

$864,410

NOTE 8: SHORT-TERM DEBT

The Company and its subsidiaries had the following balances outstanding under lines of credit and other short-term debt facilities:

	Balance Outstanding as of
Facility	December 31, 2012	December 31, 2011
ABN AMRO Bank, revolving line of credit	$—	$34,732
IFN Finance, working capital line	—	372,422
Wells Fargo, revolving line of credit	1,501,724	33,820,134

	$1,501,724	$34,227,288

ABN AMRO Bank

On February 29, 2012, the Company repaid the outstanding balance on its credit facility with ABN AMRO Bank N.V. (“ABN AMRO”) and closed the facility. ABN AMRO had a senior security interest in the inventory and property and equipment of LSGBV and a secondary security interest in the accounts receivable of LSGBV junior to the security interest of IFN Finance.

IFN Finance

As of December 31, 2012, the Company repaid the outstanding balance on its credit facility with IFN Finance facility and closed the facility. IFN Finance had a senior security interest in all accounts receivable of LSGBV. Interest was payable monthly on this facility and the interest rate was 6.7% per annum as of December 31, 2011. Borrowings under the IFN Finance facility were payable on demand.

Wells Fargo

The Wells Fargo ABL provides the Company with borrowing capacity of up to $50.0 million, which capacity is equal to the sum of (i) 85% of its eligible accounts receivable plus $7.5 million of eligible inventory less certain allowances established against such accounts receivable and inventory by Wells Fargo from time to time pursuant to the Wells Fargo ABL, plus (ii) Qualified Cash, plus (iii) the amount of the Ares Letter of Credit Facility. As of December 31, 2012, the Company had $1.5 million outstanding under the Wells Fargo ABL and additional borrowing capacity of $48.5 million. As of December 31, 2012, eligible collateral included $11.4 million of accounts receivable, $13.0 million of inventory and $15.0 million of Qualified Cash. Borrowings under the Wells Fargo ABL bear interest at one of the following two rates (at the Company’s election): (a) the sum of (1) the greater of: (x) the federal funds rate plus 0.50%, (y) the daily three month LIBOR rate plus 1.0% and (z) Wells Fargo’s prime rate; and (2) 0.75%, 1.25% or 1.75%, as applicable, depending on the amount available for borrowing under the facility and subject to any reserves established by Wells Fargo in accordance with the terms of the Wells Fargo ABL; or (b) the sum of (1) the daily three month LIBOR rate; plus 3.0%, 3.5% or 4.0%, as applicable, depending on the amount available for borrowing under the facility and subject to any reserves established by Wells Fargo in accordance with the terms of the Wells Fargo ABL. The interest rate on the Wells Fargo ABL was 3.1% and 4.1% as of December 31, 2012 and 2011, respectively.

The Company is required to pay certain fees, including an unused line fee ranging from 0.375% to 1.0% of the unused portion of the facility. Outstanding loans may be prepaid without penalty or premium, except that the Company is required to pay a termination fee ranging from $250,000 to $500,000 (depending on the date of termination) if the facility is terminated by the Company prior to the scheduled maturity date of November 22, 2013 or by Wells Fargo during a default period.

The Wells Fargo ABL contains customary financial covenants that limit the Company’s ability to incur additional indebtedness or guarantee indebtedness of others, create liens on the Company’s assets, enter into mergers or consolidations, dispose of assets, prepay indebtedness, make changes to the Company’s governing documents and certain agreements, pay dividends or make other distributions on the Company’s capital stock, redeem or repurchase capital stock, make investments, including acquisitions; and enter into transactions with affiliates. The Company is also required to maintain (i) a Borrowing Base that exceeds the amount of its outstanding borrowings under the Wells Fargo ABL by at least $5.0 million and (ii) $5.0 million of Qualified Cash. The Company would be required to comply with certain specified EBITDA requirements in the event that it has less than $2.0 million available for borrowing on the Wells Fargo ABL. The Wells Fargo ABL also contains customary events of default and affirmative covenants, a subjective acceleration clause, a lockbox requirement and cross default provisions.

On February 24, 2012, the Company entered into Amendment No. 5 (“Amendment No. 5”) to the Wells Fargo ABL, which increased the maximum amount of authorized advances or payments to or for the benefit of LSG Mexico in each month from $750,000 to (i) $860,000 for the month ended December 31, 2011, (ii) $1.4 million for the period from January 1, 2012 through March 31, 2012, (iii) $1.5 million for the period from April 1, 2012 through September 30, 2012, and (iv) $1.8 million for October 1, 2012 and for each month thereafter. Amendment No. 5 also provides the Company with borrowing base eligibility for additional accounts receivable. The Company paid Wells Fargo a fee of $5,000 in connection with this amendment.

On April 1, 2013, Wells Fargo agreed to extend the maturity date of the Wells Fargo ABL from November 22, 2013 to April 2, 2014.

Ares Capital

On September 21, 2011, the Company entered into the Ares Letter of Credit Facility, a $25.0 million standby letter of credit issued by Ares Capital in favor of Wells Fargo for the benefit of the Company. As a condition to Ares Capital’s agreement to provide the Ares Letter of Credit Facility for the benefit of the Company, the Company entered into the Second Lien Letter of Credit, Loan and Security Agreement (the “Ares Loan Agreement”) with Ares Capital. In accordance with the Ares Loan Agreement, the Company agreed to reimburse Ares Capital for any amounts drawn on the Ares Letter of Credit Facility and to permanently reduce the face amount of the Ares Letter of Credit Facility by such amount. Further, the Company agreed that any such reimbursement obligation would automatically convert into a term loan (an “Ares Term Loan”) by Ares Capital to the Company secured by substantially all of the assets of the Company. The Ares Letter of Credit Facility may only be used to collateralize borrowings pursuant to the Wells Fargo ABL.

Interest on any Ares Term Loan accrues at either (at the Company’s election): (a) 9.0% per annum plus the highest of (i) The Wall Street Journal prime rate, (ii) the sum of 0.50% per annum and the federal funds rate and (iii) the sum of 1.0% per annum and the higher of the daily one month LIBOR rate and 1.5% per annum; or (b) 10.0% per annum plus the highest of (i) 1.5% per annum and (ii) the daily one-month LIBOR rate. The Company is required to pay certain fees to Ares Capital under the Ares Loan Agreement including: (a) an annual administrative fee of $50,000, payable quarterly in advance; (b) a quarterly fronting fee equal to the product of the average daily undrawn face amount of the Ares LOC multiplied by 0.75% per annum; and (c) a quarterly letter of credit fee equal to the product of the average daily undrawn face amount of the Ares LOC multiplied by 10.0% per annum.

On April 1, 2013, Ares Capital agreed to extend the maturity date of the Ares Letter of Credit Facility from February 20, 2014 to April 2, 2014.

NOTE 9: SERIES H AND SERIES I REDEEMABLE CONVERTIBLE PREFERRED STOCK

Series H and I Preferred Stock

On May 25, 2012, the Company entered into the Series H and I Subscription Agreement with Riverwood and certain other accredited investors. Pursuant to the Series H and I Subscription Agreement, the Company issued an aggregate of 60,705 shares of Series H Preferred Stock and 6,364 shares of Series I Preferred Stock at a price of $1,000 (the “Stated Value”) per Preferred Share. The Company raised gross proceeds of $67.1 million in the Series H and I Preferred Offering.

The Preferred Shares are entitled to dividends of the same type as any dividends or other distribution of any kind payable or to be made on outstanding shares of common stock, on an as converted basis. Each Preferred Share is convertible at any time, at the election of the holder thereof, into the number of shares of common stock (the “Optional Conversion Shares”) equal to the quotient obtained by dividing (a) the Stated Value of such Preferred Share by (b) the $1.18 conversion price, subject to certain adjustments. The fair market value of the common stock was $1.50 per share on the date of the Series H and I Preferred Offering. Consequently, the Company recorded a beneficial conversion feature of $17.7 million and $16.9 million to the Series H Preferred Stock and Series I Preferred Stock, respectively, and an offset of $34.6 million to additional paid-in capital, each as of May 25, 2012. The beneficial conversion feature was calculated as the product of (a) $0.32 (the difference between the conversion price of $1.18 and the fair market value of the common stock of $1.50) multiplied by (b) the number of shares of common stock issuable upon conversion of such Preferred Shares.

Upon the consummation of a qualified public offering (a “QPO”) where (i) the gross proceeds received by the Company and any selling stockholders in the offering are no less than $100 million and (ii) the market capitalization of the Company immediately after consummation of the offering is no less than $500 million, each outstanding Preferred Share will automatically convert into the number of shares of common stock equal to the greater of (a) the number of Optional Conversion Shares or (b) the quotient obtained by dividing (i) the Returned Value (as defined below) by (ii) the price per share of common stock paid by the public in the QPO.

At any time on or after November 25, 2015, so long as the “Primary Investor” (as defined in the certificate of designation governing the Series H Preferred Stock (the “Series H Certificate of Designation”) and Series I Preferred Stock (the “Series I Certificate of Designation”), respectively) of the respective series of Preferred Shares beneficially owns any shares of such series of Preferred Shares, the respective Primary Investor will have the right to require the Company to redeem all or a portion of such Primary Investor’s Preferred Shares for an amount in cash equal to the Liquidation Amount (as defined below) of such Preferred Shares (the “Optional Redemption Right”). If the Primary Investor of a series of the Preferred Shares elects to exercise its Optional Redemption Right, all other holders of such series of Preferred Shares will have a contingent redemption right to have all or any portion of their Preferred Shares redeemed for an amount in cash equal to the Liquidation Amount of such Preferred Shares.

After the Primary Investor of a series of Preferred Shares no longer beneficially owns any shares of such series of Preferred Shares, each holder of such series will have the right, at any time thereafter, to require the Company to redeem all or a portion of such holder’s Preferred Shares for an amount in cash equal to the Liquidation Amount of such Preferred Shares. Each holder of Preferred Shares may also require the Company to redeem all or a portion of such holder’s Preferred Shares for an amount in cash equal to the Liquidation Amount upon the occurrence of a Redemption Event or a Change of Control (each as defined in the Series H Certificate of Designation and Series I Certificate of Designation). The Company may not redeem, or be required to redeem, any Preferred Shares for so long as such redemption would result in an event of default under the Wells Fargo ABL or the Ares Loan Agreement.

The “Liquidation Amount” of each Preferred Share is equal to the greater of (a) the fair market value of the Optional Conversion Shares and (b) if the applicable reference date occurs (i) on or prior to the one year anniversary of the original date of issuance, an amount equal to the product obtained by multiplying (A) the Stated Value by (B) 1.5; (ii) subsequent to the one year anniversary of the original date of issuance and on or prior to the two year anniversary of the original date of issuance, an amount equal to the product obtained by multiplying (A) the Stated Value by (B) 1.75; and (iii) subsequent to the two year anniversary of the original date of issuance, an amount equal to the product obtained by multiplying (A) the Stated Value by (B) 2.0 (collectively, the “Returned Value”).

In accordance with ASC 480, “Distinguishing Liabilities from Equity,” the Preferred Shares are recorded as mezzanine equity because the Preferred Shares contain terms that allow the holder to redeem the shares for cash, and for which redemption is not solely within the control of the Company. In accordance with ASC 480-10-S99, the Company will recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the Preferred Shares to equal the redemption value at the end of each reporting period. The Preferred Shares were recorded at redemption value as of May 25, 2012, which included a deemed dividend due to the redemption feature and resulted in the Company recording an increase of $66.2 million and $47.7 million to the Series H Preferred Stock and Series I Preferred Stock, respectively, and an offset of $113.9 million to additional paid-in capital. There was no change in the redemption value as of December 31, 2012.

September 2012 Preferred Offering

On September 25, 2012, the Company entered into the September 2012 Subscription Agreements with each of (i) Portman and (ii) Cleantech A and Cleantech B, pursuant to which the Company issued 49,000 shares of Series H Preferred Stock (the “September 2012 Preferred Shares”) for gross proceeds of $49.0 million. In the September 2012 Preferred Offering the Company issued (i) 24,500 shares of Series H Preferred Stock to Portman, and (ii) 20,862 and 3,638 shares of Series H Preferred Stock to Cleantech A and Cleantech B, respectively.

The September 2012 Preferred Shares are entitled to dividends of the same type as any dividends or other distribution of any kind payable or to be made on outstanding shares of common stock, on an as converted basis. Each September 2012 Preferred Share is convertible at any time, at the election of the holder thereof, into the Optional Conversion Shares equal to the quotient obtained by dividing (a) the Stated Value of such September 2012 Preferred Share by (b) the $1.18 conversion price, subject to certain adjustments. The fair market value of common stock was $0.86 per share on the date of the September 2012 Preferred Offering. Consequently, since the conversion price was greater than the fair market value of the common stock there was no deemed dividend due to the beneficial conversion feature on the date of issuance.

In accordance with ASC 480, “Distinguishing Liabilities from Equity,” the September 2012 Preferred Shares are recorded as mezzanine equity because the September 2012 Preferred Shares have certain conditions that allow the holder to redeem the shares for cash, and for which redemption is not solely within the control of the Company. In accordance with ASC 480-10-S99, the Company will recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the September 2012 Preferred Shares to equal the redemption value at the end of each reporting period. The September 2012 Preferred Shares were recorded at redemption value as of September 25, 2012, which included a deemed dividend due to the redemption feature and resulted in the Company recording an increase of $53.6 million to the Series H Preferred Stock and an offset of $53.6 million to additional paid-in capital. There was no change in the redemption value as of December 31, 2012.

The Company initiated the September 2012 Preferred Offering pursuant to the preemptive rights granted to the holders of Preferred Shares (collectively, the “Holders”) in the Series H Certificate of Designation and the Series I Certificate of Designation. On September 25, 2012, the Company offered each Holder the right to purchase its Pro Rata Share (as defined in the Series H Certificate of Designation and the Series I Certificate of Designation) of 51,000 shares of Series H Preferred Stock (the “Offered Shares”) at a purchase price of $1,000 per share. In addition, any Holder, or such Holder’s permitted assignee, that elected to purchase at least 95% of its Pro Rata Share of the Offered Shares would be entitled to receive a Warrant (the “September 2012 Warrants”) to purchase up to 163.2653 shares (rounded to the nearest whole share) of the Company’s common stock with respect to each Offered Share purchased by such Holder or permitted assignee. As further discussed below, an affiliate of Pegasus Capital has agreed to sell shares of common stock equal to the number of shares, if any, issued upon exercise of any September 2012 Warrants, which shares would be sold on the same terms and at the same exercise price as the September 2012 Warrants and having the effect of reducing the dilutive effects of the September 2012 Warrants. Holders owning the right to purchase an aggregate of 49,102 Offered Shares and 8,016,653 September 2012 Warrants assigned their rights to participate in the September 2012 Preferred Offering to Portman and Zouk. In addition, due to the exercise by Portman and Zouk of at least 95% of the Pro Rata Share of Offered Shares assigned to them, each of Portman, Cleantech A and Cleantech B received September 2012 Warrants to purchase 4,000,000, 3,406,041 and 593,959 shares of common stock, respectively.

In connection with the issuance of the September 2012 Warrants, on September 25, 2012, the Company entered into a Commitment Agreement (the “September 2012 Commitment Agreement”) with Pegasus IV, pursuant to which the Company is obligated to buy from Pegasus IV or its affiliates shares of common stock equal to the number of shares, if any, for which the September 2012 Warrants are exercised, up to an aggregate number of shares of common stock equal to the aggregate number of shares of common stock underlying all of the September 2012 Warrants (the “Pegasus Commitment”). The purchase price for any Pegasus Commitment will be equal to the consideration paid to the Company pursuant to the September 2012 Warrants. With respect to any September 2012 Warrants exercised on a cashless basis, the consideration to Pegasus IV in exchange for the number of shares of common stock issued to the exercising holder of September 2012 Warrants would be the reduction in the Pegasus Commitment equal to the reduction in the number of shares underlying the September 2012 Warrants.

Subject to certain limitations, Pegasus IV has the right to cancel its obligations to the Company pursuant to the September 2012 Commitment Agreement with respect to all or a portion of the Pegasus Commitment then outstanding (a “Pegasus Call”). Upon the exercise of a Pegasus Call, the Company will have the obligation to purchase that number of September 2012 Warrants equal to the Pegasus Commitment subject to the Pegasus Call for an amount equal to the consideration paid by Pegasus IV pursuant to such Pegasus Call.

In addition to the rights provided in the Series H Certificate of Designation, the September 2012 Subscription Agreements provide Portman and Zouk, collectively, with the right, within ten (10) business days following September 25, 2015, to require the Company to redeem all or a portion of the outstanding Offered Shares for an amount in cash equal to the product obtained by multiplying (i) the Stated Value, (ii) the number of Offered Shares to be redeemed and (iii) 1.5. In connection with the September 2012 Preferred Offering, the Company committed to submit to the stockholders of the Company an amendment and restatement to the Series H Certificate of Designation and Series I Certificate of Designation (the “Amended Certificates”) which would, among other things, protect Zouk’s right to elect one director to the Company’s board of directors and amend the date on which the Primary Investors (as defined in the Series H Certificate of Designation and Series I Certificate of Designation, as applicable) could require the Company to redeem the shares of Series H Preferred Stock and Series I Preferred Stock from November 25, 2015 to September 25, 2015.

Rollover Offering

As a result of the consummation of the Series H and I Preferred Offering and the issuance of the Preferred Shares in connection therewith, PCA Holdings, Holdings II, Leon Wagner, Continental and certain other holders of the Company’s Series G Preferred Stock were entitled to elect to convert (the “Conversion Right”) all or less than all of their shares of Series G Preferred Stock into the number of shares of Series H Preferred Stock or Series I Preferred Stock equal to the quotient obtained by dividing (i) the aggregate liquidation value of such holders outstanding shares of Series G Preferred Stock by (ii) the Stated Value (the “Rollover Offering”).

Pursuant to the Conversion Right, (a) each of PCA Holdings and Holdings II converted all 17,650 and 14,958 of their shares of Series G Preferred Stock, respectively, into 18,314 and 15,575 shares of Series I Preferred Stock, respectively; (b) Mr. Wagner converted all 6,500 of his shares of Series G Preferred Stock into 6,649 shares of Series I Preferred Stock, (c) Continental converted all 5,000 of its shares of Series G Preferred Stock into 5,176 shares of Series I Preferred Stock and (d) the remaining holders of Series G Preferred Stock collectively converted all 8,250 of the remaining shares of Series G Preferred Stock into 4,346 shares of Series H Preferred Stock and 4,281 shares of Series I Preferred Stock. In total, the Company issued 4,346 shares of Series H Preferred Stock and 50,001 shares of Series I Preferred Stock pursuant to the Rollover Offering.

Settlement of Repurchase Obligation

Pursuant to that certain letter agreement, dated January 17, 2012 from the Company to LSGC Holdings (the “LSGC Letter Agreement”), the Company agreed to indemnify LSGC Holdings for, among other things, the cost of redeeming the LSGC Holdings Class C Interests (the “Repurchase Obligation”) in the event that the Company issued preferred equity securities in excess of $80.0 million. Additionally, under the terms of the LSGC Letter Agreement, in the event that the Company would be required to indemnify LSGC Holdings under the LSGC Letter Agreement, LSGC Holdings agreed to surrender 3,750,000 shares of common stock to the Company less any shares of common stock previously distributed by

LSGC Holdings to Continental. Following the consummation of the Series H and I Preferred Offering, the amount of preferred equity issued by the Company exceeded $80.0 million, and, as a result, LSGC Holdings, a related party, was required to redeem 15,000,000 of its issued and outstanding senior preferred member interests held by Continental (the “LSGC Holdings Class C Interests”). See Note 10 for a discussion of the Repurchase Obligation.

On May 25, 2012, in conjunction with the Series H and I Preferred Offering, the Company, LSGC Holdings and Continental entered into that certain Exchange and Redemption Agreement (the “Exchange Agreement”) to, among other things, facilitate LSGC Holdings’ redemption of the LSGC Holdings Class C Interests held by Continental, the Company’s indemnification payment to LSGC Holdings and LSGC Holdings’ surrender of shares of common stock to the Company in accordance with the LSGC Letter Agreement. Pursuant to the Exchange Agreement, the Company made a $16.2 million indemnification payment directly to Continental, which amount represented the cost to redeem the LSGC Holdings Class C Interests. The payment consisted of: (i) a cash payment of $10.2 million, and (ii) in lieu of an additional $6.0 million in cash, 6,000 shares of Series I Preferred Stock at the Stated Value. Continental also surrendered the LSGC Holdings Class C Interests to LSGC Holdings and LSGC Holdings surrendered a total of 2,505,000 shares of common stock with a fair value of $3.8 million to the Company.

Riverwood Warrant

The Riverwood Warrant was issued to Riverwood Management on May 25, 2012 in consideration for services provided in connection with the Series H and I Preferred Offering. The Riverwood Warrant represents the right to purchase 18,092,511 shares of common stock at an exercise price to be determined on the date of exercise. The exercise price will be equal to the difference obtained by subtracting (a) the fair market value for each share of common stock on the day immediately preceding the date of exercise from (b) the quotient obtained by dividing (i) 5% of the amount by which the total equity value of the Company exceeds $500 million by (ii) the number of shares of common stock underlying the Riverwood Warrant. The Riverwood Warrant provides for certain antidilution adjustments and if unexercised, expires on May 25, 2022.

The Riverwood Warrant is considered a derivative financial instrument in accordance with ASC 815-10-15, “Derivatives and Hedging” due to the variable nature of the warrant exercise price. The Riverwood Warrant was recorded as a liability at fair value using the Monte Carlo valuation method at issuance with changes in fair value measured and recorded at the end of each quarter. The change in fair value of the Riverwood Warrant was $8.5 million for the year ended December 31, 2012 and was included in the decrease in fair value of liabilities under derivative contracts in the consolidated statement of operations and comprehensive loss. The change in fair value as of December 31, 2012 was due primarily to fluctuations in the price of the Company’s common stock.

September 2012 Warrants and September 2012 Commitment Agreement

The September 2012 Warrants are exercisable on or after the tenth business day following the third anniversary of the Issuance Date at an exercise price of $0.72 per share of common stock. If unexercised, the September 2012 Warrants expire upon the earlier of (i) a Change of Control of the Company (as defined in the Series H Certificate of Designation) prior to the three-year anniversary of the Issuance Date; (ii) the occurrence of any event that results in holders of shares of Series H Preferred Stock having a right to require the Company to redeem the shares of Series H Preferred Stock prior to the three-year anniversary of the Issuance Date; (iii) consummation of a QPO (as defined in the Series H Certificate of Designation) prior to the three-year anniversary of the Issuance Date or (iv) receipt by the Company of a Redemption Notice (as defined in the Subscription Agreements). The September 2012 Warrants also provide for certain anti-dilution adjustments.

The September 2012 Warrants are considered derivative financial instruments in accordance with ASC 815-10-15, “Derivatives and Hedging” due to the cash settlement feature in the instrument. The September 2012 Warrants were recorded as liabilities at fair value using the Monte Carlo valuation method at issuance with changes in fair value measured and recorded at the end of each quarter. The change in fair value of the September 2012 Warrants was $240,000 for the period from September 25, 2012 (date of issuance) through December 31, 2012 and was included in additional paid-in capital. The change in fair value as of December 31, 2012 was due primarily to fluctuations in the price of the Company’s common stock.

The Pegasus Commitment is classified as a financial instrument under ASC 480, “Distinguishing Liabilities from Equity” due to the Company’s obligation to purchase its own shares in the event the September 2012 Warrants are exercised by the holders. The Pegasus Commitment was recorded as an asset at fair value using the Monte Carlo valuation method at issuance with changes in fair value measured and recorded at the end of each quarter. The change in fair value of the Pegasus Commitment for the period from September 25, 2012 (date of issuance) through December 31, 2012 was $240,000 and was included in additional paid-in capital. The change in fair value of the Pegasus Commitment generally offsets the change in fair value of the September 2012 Warrants for the same period.

NOTE 10. SERIES F AND SERIES G PREFERRED UNITS AND REPURCHASE OBLIGATION

Series F Preferred Units and Series G Preferred Units

On November 17, 2011, the Company entered into a Subscription Agreement (the “Series F Subscription Agreement”) with PCA Holdings and Pegasus IV, (together with PCA Holdings and any permitted assignees under the Subscription Agreement, the “Purchasers”) pursuant to which the Company gave the Purchasers the option (the “Series F Option”), on or prior to December 31, 2011, to purchase up to 40,000 units (the “Series F Units”) of its securities at a price per Series F Unit of $1,000. Each Series F Unit consisted of: (i) one share of the Company’s newly designated Series F Preferred Stock (the “Series F Preferred Stock”) and (ii) 83 shares of the Company’s common stock, par value $0.001 per share.

Pursuant to the Series F Subscription Agreement, if, at any time while shares of Series F Preferred Stock remained outstanding, the Company issued securities (other than pursuant to the Company’s equity-based compensation plans) that resulted in gross proceeds to the Company of at least $50.0 million (a “Subsequent Issuance”), the Company was required to notify all holders of Series F Preferred Stock of the terms and conditions of such Subsequent Issuance. Simultaneous with, and subject to the closing of, such Subsequent Issuance, each holder of Series F Preferred Stock had the right to: (i) require the Company to use the proceeds of such Subsequent Issuance to redeem all of such holder’s Series F Preferred Stock or (ii) convert all or a portion of such holder’s Series F Preferred Stock into the securities issued in the Subsequent Issuance on substantially the same terms and conditions governing the Subsequent Issuance. If a holder elected to convert its shares of Series F Preferred Stock, such holder would retain all of the shares of Common Stock issued in conjunction with each converted share of Series F Preferred Stock. All outstanding Series F Preferred Stock were to be redeemed on the later of February 21, 2014 or up to 91 days after a Subsequent Issuance.

In accordance with ASC 480, Distinguishing Liabilities from Equity, the Series F Preferred Stock was recorded initially at fair value as a liability and subsequently recorded at the present value of the amount to be paid at settlement, accruing interest cost using the rate implicit at inception. The common stock was recorded to equity at fair value and is not subsequently revalued. The difference between the amount recorded at issuance and the original issuance price is being accreted using the effective interest method over the term of the Series F Preferred Stock.

In connection with the execution of the Series F Subscription Agreement, PCA Holdings purchased 10,000 Series F Units, for an aggregate purchase price of $10.0 million. On November 17, 2011, Leon Wagner, one of the Company’s directors, also purchased 1,500 Series F Units for an aggregate purchase price of $1.5 million.

On December 1, 2011, the Company entered into a Series G Preferred Unit Subscription Agreement (the “Series G Subscription Agreement”) with PCA Holdings, Pegasus IV, Holdings II, Leon Wagner, a member of the Company’s board of directors and certain accredited investors (together with Pegasus IV, PCA Holdings, Holdings II and any additional investors that may become party to the Series G Subscription Agreement, the “Series G Purchasers”). Pursuant to the Series G Subscription Agreement, and subsequent subscription agreements on terms substantially similar to the Series G Subscription Agreement entered into between December 2011 and May 2012, the Company issued an aggregate of 52,358 Series G Preferred Units at a price per Series G Preferred Unit of $1,000 for total consideration of $52.4 million. Each Series G Preferred Unit consists of: (i) one share of the Company’s Series G Preferred Stock and (ii) 83 shares of the Company’s common stock. Holdings II purchased an aggregate of 14,958 Series G Preferred Units; PCA Holdings purchased an aggregate of 17,650 Series G Preferred Units; Leon Wagner purchased an aggregate of 6,500 Series G Preferred Units; and the additional accredited investors purchased an aggregate of 13,250 Series G Preferred Units.

In accordance with ASC 480, Distinguishing Liabilities from Equity, the Series G Preferred Stock was recorded initially at fair value as a liability as the Series G Preferred Stock may require settlement in a variable number of shares of common stock. Subsequent to initial recognition, the Series G Preferred Stock was recorded at the present value of the amount to be paid at settlement, accruing interest cost using the rate implicit at inception. The common stock was recorded to equity at fair value and is not subsequently revalued. The difference between the amount recorded at issuance and the original issuance price was being accreted using the effective interest method over the term of the Series G Preferred Stock. Accretion of Series G Preferred Stock was $7.5 million and $239,000 for the years ended December 31, 2012 and 2011, respectively. In conjunction with the Series H and I Preferred Offering, the Company recognized $6.3 million as a loss on the conversion of the Series G Preferred Stock, which is included in the accretion of preferred stock for the year ended December 31, 2012. The Series F Subscription Agreement provided that if the Company issued securities (other than issuances pursuant to the Company’s equity-based compensation plans) which PCA Holdings, in its sole discretion, determined were more favorable than the Series F Units, PCA Holdings would have the right (the “Conversion Right”), at any time prior to November 17, 2013, to require all Series F Unit Purchasers to exchange their Series F Units for such newly issued securities. Upon such occurrence, any outstanding right to purchase Series F Units under the Series F Option would also convert into the right to purchase the newly issued securities on substantially the same terms and conditions as those offered to the purchasers of the newly issued securities.

In connection with the issuance of Series G Preferred Units by the Company, and pursuant to the Conversion Right, PCA Holdings elected to exchange all of its outstanding Series F Units and outstanding Series F Preferred Stock for Series G Preferred Units and Series G Preferred Stock, which required Mr. Wagner to also exchange his Series F Preferred Stock for Series G Preferred Stock. In connection with the exercise of the Conversion Right, (i) the Company exchanged each Series F Preferred Stock for one Series G Preferred Stock and agreed that the Series G Preferred Stock issued to the Series F Preferred Stock purchasers would be deemed to have begun earning and accruing the Dividend (as defined below) as of November 17, 2011 and (ii) the Series F Option was replaced by a right to purchase Series G Preferred Units pursuant to the terms and conditions of the Series G Subscription Agreement (the “Series G Option”). The Company issued 10,000 shares of Series G Preferred Stock to PCA Holdings and 1,500 shares of Series G Preferred Stock to Mr. Wagner pursuant to the Conversion Right. PCA Holdings, Pegasus IV and Holdings II may assign all or any portion of their right to purchase Series G Preferred Units pursuant to the Series G Option to assignees of their choosing. Upon the conversion of the Series F Preferred Stock to Series G Preferred Stock, the Company treated this as an exchange with no remeasurement of the fair value of the Series F Preferred Stock at that time given both the Series F Preferred Shares and Series G Preferred Shares have similar terms. The converted Series F Preferred Stock to Series G Preferred Stock would subsequently be valued consistently with the other outstanding Series G Preferred Stock which is at the present value of the amount to be paid at settlement, accruing interest cost using the rate implicit at inception. All outstanding shares of Series G Preferred Stock are to be redeemed on the later of February 21, 2014 or up to 91 days after a Subsequent Issuance.

As of December 31, 2011, the Company had issued 34,108 Series G Preferred Units and raised an aggregate of $34.1 million pursuant to the Series G Subscription Agreement and the Series F Subscription Agreement. From January 1, 2012 through May 18, 2012, the Company issued an additional 18,250 Series G Preferred Units for total proceeds of $18.3 million.

Pursuant to the Series G Subscription Agreement, if, at any time while shares of Series G Preferred Stock remained outstanding, the Company issued securities (other than pursuant to the Company’s equity-based compensation plans) that resulted in gross proceeds to the Company of at least $50.0 million (a “Series G Subsequent Transaction”), the Company was required to notify all holders of Series G Preferred Stock of the terms and conditions of such Series G Subsequent Transaction. Upon the consummation of the Series H and I Preferred Offering, the Company completed the required notification and, as described above, and pursuant to the Rollover Offering, all holders of Series G Preferred Stock converted their shares of Series G Preferred Stock into a number of shares of Series H Preferred Stock or Series I Preferred Stock (at the holder’s election) equal to the quotient obtained by dividing the aggregate liquidation value of the outstanding shares of Series G Preferred Stock held by each holder by the Stated Value. Each holder retained all of the shares of common stock issued as part of the Series G Preferred Units. Upon this conversion of the Series G Preferred Stock, each share of Series G Preferred Stock was valued at its accrued value, which included the initial fair value plus any dividends accrued through the date of conversion.

The following table sets forth the allocation of the proceeds on the Series F and Series G Preferred Units between the fair market value of the common stock and the redeemable preferred shares:

	Total Proceeds	Fair Market Value of Common Stock	Redeemable Preferred Stock
2011:
Series F Preferred Units issued	$11,500,000	$2,204,895	$9,295,105
Series G Preferred Units issued	22,608,000	4,949,768	17,658,232

Total Series F and G Preferred Units	$34,108,000	$7,154,663	$26,953,337

2012:
Series G Preferred Units issued	$18,250,000	$1,904,684	$16,345,316

Series G Preferred Stock Annual Cumulative Dividend

Each share of Series G Preferred Stock was entitled to an annual cumulative dividend of, (i) initially, 10.0%, (ii) commencing on November 17, 2012, 15.0%, and (iii) commencing on February 21, 2014, 18.0%, on the accrued value of such share. The dividend accrues daily and compounds on (i) November 17, 2012 and, (ii) from and after November 17, 2012, December 31 and June 30 of each year.

The dividend was scheduled to accrue over the term of the Series G Preferred Stock on a weighted average rate based upon the applicable dividend rate over the term. On each dividend payment date subsequent to November 17, 2012, such dividend was required to be paid to each holder in cash semi-annually in arrears. The Company was only required to pay such dividend in cash to the extent that such payment would not result in an event of default under the Company’s (i) Wells Fargo ABL or (ii) Ares Capital Loan. Any dividend that was scheduled to accrue on or after November 17, 2012, and was required to be paid in cash but was not actually paid in cash, was to continue to accrue and compound and be added to the accrued value of the Series G Preferred Stock.

During the years ended December 31, 2012 and 2011, the Company recorded $1.8 million and $238,000, respectively, of dividends expense on the Series G Preferred Stock.

Repurchase Obligation

In May 2011, the Company entered into an agreement with LSGC Holdings pursuant to which LSGC Holdings agreed to purchase 3,750,000 shares of the Company’s common stock at a purchase price of $4.00 per share (the “Holdings Placement”). This purchase was completed on May 26, 2011 and generated net proceeds, after deducting placement agent commissions of $14.4 million. To facilitate the Holdings Placement, in May 2011, LSGC Holdings issued 15,000,000 LSGC Holdings Class C Interests and distributed 562,500 shares of common stock of the Company to Continental for $15.0 million.

On January 17, 2012, in connection with Continental’s purchase of 5,000 Series G Preferred Units from the Company for $5.0 million, LSGC Holdings agreed to certain amendments to the terms of the LSGC Holdings Class C Interests held by Continental, including to increase the interest rate on the LSGC Holdings Class C Interests and to distribute 682,500 additional shares of common stock of the Company to Continental (the “Class C Amendments”). In addition, pursuant to the terms of the agreement governing the Holdings Placement, LSGC Holdings was obligated to redeem the LSGC Holdings Class C Interests if the Company (i) incurred aggregate indebtedness that exceeded (a) the indebtedness permitted under the Wells Fargo ABL, not to exceed $75.0 million in total credit thereunder and (b) such additional unsecured indebtedness that when aggregated with such working capital facility, if any, exceeded 300% of its earnings before interest, taxes, depreciation and amortization for the preceding 12 months or (ii) issued outstanding preferred equity securities having an original principal amount of more than $80.0 million in the aggregate.

On January 17, 2012, in connection with the Class C Amendments, the Company entered into the LSGC Letter Agreement with LSGC Holdings pursuant to which it agreed to the Repurchase Obligation arising out of or relating to the Company’s incurrence of indebtedness in excess of the applicable cap or issuance of preferred equity securities in excess of the applicable cap in the Class C Amendments. In exchange, LSGC Holdings agreed to return to the Company 3,750,000 shares of common stock less any shares of common stock that had been previously distributed to Continental (or 2,505,000 shares common stock) in the event the Company was required to settle the Repurchase Obligation. Pursuant to the LSGC Letter Agreement, the Company also agreed to pay Pegasus IV a fee of $250,000 for expenses incurred by Pegasus IV and its affiliates related to these transactions. This fee was recognized as interest expense over the life of the Series G Preferred Units. For the year ended December 31, 2012, the Company recognized related party interest expense of $250,000.

The Repurchase Obligation was determined to be a financial instrument that may require the repurchase of common stock based on the contingent events described above. The Repurchase Obligation was recorded initially at fair value as a liability with an offset to additional paid-in capital. Subsequent changes in fair value of the Repurchase Obligation were also measured and recorded at the end of each period in the Company’s consolidated financial statements. The terms of the Repurchase Obligation required the Company to repurchase its common stock held by LSGC Holdings, an entity that is controlled by Pegasus Capital, for an amount that exceeded the fair value of the underlying common stock. The fair value of the Repurchase Obligation was considered a deemed dividend to the Company’s controlling stockholder. The deemed dividend was applicable only to the shares held by Pegasus Capital and its affiliates. The terms of the LSGC Letter Agreement and the related Repurchase Obligation resulted in the establishment of two classes of common stock, for financial reporting purposes only, with common stock attributable to controlling stockholders representing all common stock beneficially owned by Pegasus Capital and its affiliates and common stock attributable to noncontrolling stockholders representing the minority interest stockholders.

As of May 25, 2012, pursuant to the Exchange Agreement, the Company made the required indemnification payments and completed the repurchase of its common stock, fulfilling the Repurchase Obligation. On May 25, 2012, the fair value of the Repurchase Obligation was $12.5 million and was recorded as a deemed dividend with a corresponding offset to additional paid in capital. Prior to fulfillment of the Repurchase Obligation, the fair value of the Repurchase Obligation was based on the probability of required settlement of the contractual terms of the LSGC Holdings Class C Interest of LSGC Holdings less the fair value of the common stock of the Company that it would receive upon settlement. As of May 25, 2012, the fair value of the Repurchase Obligation was based on the actual settlement terms, less the fair value of the common stock received.

NOTE 11. SERIES D AND SERIES E PREFERRED UNITS

Series D Units and Series D Preferred Stock

In 2010, the Company consummated a rights offering and issued a total of 67,260,304 Series D Units in exchange for $25.4 million in gross proceeds, the conversion of $35.2 million of principal and accrued interest on a convertible note previously issued to Pegasus IV, the conversion of $5.4 million of principal and accrued interest on a convertible note previously issued to Koninklijke Philips Electronics, N.V. (“Philips”) and the satisfaction of $1.6 million of guaranty fees payable to Pegasus IV related to a line of credit formerly maintained with the Bank of Montreal (“BMO”). Each Series D Unit was comprised of one share of Series D Preferred Stock (the “Series D Preferred Stock”) and a warrant to purchase one share of common stock (the “Series D Warrants”).

The Series D Preferred Stock comprising part of the Series D Units was recorded at the original issuance price net of the fair value of the Series D Warrants, which was determined using the Monte Carlo valuation method. The difference between the amount recorded at issuance and the original issuance price was being accreted using the effective interest method over the term of the Series D Preferred Stock. The Series D Preferred Stock was initially recorded as a liability because it was mandatorily redeemable. Accretion of Series D Preferred Stock was $49.0 million for the year ended December 31, 2010. On December 22, 2010, all outstanding shares of the Series D Preferred Stock were converted into 44,072,123 shares of common stock pursuant to the certificate of amendment to the Company’s Amended and Restated Certificate of Incorporation and as agreed by the Company under the terms of the Stock Purchase, Exchange and Recapitalization Agreement (the “Recapitalization Agreement”) with Pegasus IV, LSGC Holdings and LED Holdings LLC, which was entered into as of September 30, 2010.

Series D Warrants

Each Series D Warrant comprising part of the Series D Units evidenced the right of the holder to purchase one share of the Company’s common stock at an exercise price of $6.00 per share of common stock except for the Series D Warrants comprising the Series D Units issued to Philips, which had an exercise price of $12.00 per share. Each Series D Warrant expires on the twelfth anniversary of the date of issuance. On December 22, 2010, the Company entered into a Warrant Agreement with American Stock Transfer & Trust Company, LLC as warrant agent (the “Warrant Agent”), that effectively amended the terms of the outstanding Series D Warrants. Pursuant to the Warrant Agreement, the exercise price of the Series D Warrants was reduced from $6.00 to between $5.90 and $5.92 per share of common stock issuable upon exercise of such Series D Warrants (depending on the date of issuance) except for the Series D Warrant held by Philips, which was reduced from $12.00 to $11.90 per share of common stock issuable upon exercise of such Series D Warrant. This exercise price reduction corresponded to the amount of the accrued Exercise Price Accrual (as defined in the Warrant Agreement) at December 22, 2010.

Each Series D Warrant holder also received a credit for their benefit, which equaled the total unaccrued Exercise Price Accrual and LV Accrual (as defined in the Warrant Agreement) of each share of Series D Preferred Stock that would have accrued following September 30, 2010, the date of the Recapitalization Agreement, through the eighth anniversary of the issuance of the Series D Preferred Stock (the “Accrual Credit”). The Accrual Credit may only be used to fund the payment of the exercise price of all or a portion of such holder’s Series D Warrants and cannot be used until the earlier of: (i) the passage of eight years from the date of issuance of the relevant Series D Warrant or (ii) a Liquidation Event (as defined in the Warrant Agreement) of the Company. The Accrual Credit will remain registered with the Warrant Agent in the name of the Series D Warrant holder until used or until the date at which the warrants are no longer exercisable in accordance with their terms. After application of the Accrual Credit, the remaining exercise price of each Series D Warrant, following a Liquidation Event or the eighth anniversary of its issuance, would be between $1.04 to $1.05 per share of common stock (depending on the date of issuance), except in the case of the Series D Warrant held by Philips, whose remaining exercise price would be approximately $7.05 per share of common stock.

Upon original issuance, the Series D Warrants were considered a derivative financial instrument under FASB ASC 815-10-15, “Derivatives and Hedging,” due to a “down round” provision contained in the Series D Warrants and as a result were recorded as liabilities at fair value using the Monte Carlo valuation method with changes in fair value measured and recorded at the end of each quarter. Pursuant to the terms of the Warrant Agreement, the Series D Warrants were amended to omit the down round provision. As of December 22, 2010, the effective date of the Warrant Agreement, the Series D Warrants were adjusted to fair value using the Monte Carlo valuation method and reclassified to additional paid-in capital. The change in fair value for the year ended December 31, 2010 related to the Series D Warrants resulted in an increase of $155.5 million and is recorded in the increase in fair value of liabilities under derivative contracts in the consolidated statements of operations and comprehensive loss. The change in fair value for the year ended December 31, 2010 was due primarily to the change in the price of the Company’s common stock during this period.

On February 9, 2011, the Company entered into an Exchange Agreement (the “Exchange Agreement”), effective as of February 4, 2011, with LSGC Holdings pursuant to which the Company issued 54,500,000 shares of common stock in exchange for LSGC Holdings’ Series D Warrant to purchase 60,758,777 shares of common stock and LSGC Holdings’ warrant to purchase 942,857 shares of common stock, which was previously issued to Pegasus IV in connection with its guaranty of the Company’s line of credit with the Bank of Montreal (“BMO”).

On April 27, 2011, the Company entered into an Exchange Agreement (the “Philips Exchange”) with Philips pursuant to which the Company issued 1,359,273 shares of common stock in exchange for Philips’ Series D Warrant to purchase 5,330,482 shares of common stock.

Series E Units and Series E Preferred Stock

On June 23, 2010, the Company entered into a subscription agreement Pegasus IV pursuant to which it sold Pegasus IV 235,295 Series E Units at a price per Series E Unit of $127.50, for an aggregate purchase price of $30.0 million. Each Series E Unit was comprised of one share of Series E Preferred Stock (the “Series E Preferred Stock”) and a warrant to purchase 50 shares of common stock (the “Series E Warrant”) at a price per share of $7.00.

The Series E Preferred Stock comprising part of the Series E Units was recorded at the original issuance price net of the fair value of the Series E Warrants, which was determined using the Monte Carlo valuation method. The difference between the amount recorded at issuance and the original issuance price was being accreted using the effective interest method over the term of the Series E Preferred Stock. The Series E Preferred Stock was initially recorded as a liability because it was mandatorily redeemable. Accretion of Series E Preferred Stock was $24.1 million for the year ended December 31, 2010. On September 30, 2010, pursuant to the Recapitalization Agreement, Pegasus IV exchanged all of its outstanding shares of Series E Preferred Stock and its Series E Warrant for shares of common stock.

Each share of Series E Preferred Stock underlying the Series E Units was entitled to an annual cumulative dividend of 13.454% of $127.50, which compounded annually on the anniversary of the date of issuance.

Series E Warrants

Each Series E Warrant comprising part of the Series E Units evidenced the right of the holder to purchase 50 shares of the Company’s common stock at an exercise price of $7.00 per share of common stock. Each Series E Warrant was scheduled to expire on the twelfth anniversary of the date of issuance. Upon original issuance, the Series E Warrants were considered a derivative financial instrument due to a “down round” provision contained in the Series E Warrants and as a result were recorded as liabilities at fair value using the Monte Carlo valuation method with changes in fair value measured and recorded at the end of each quarter. The change in fair value for both the year ended December 31, 2010 related to the Series E Warrants was a decrease of $5.0 million, and was recorded in the decrease in fair value of liabilities under derivative contracts in the consolidated statements of operations and comprehensive loss. The change in fair value for the year ended December 31, 2010 was due primarily to the decrease in the price of the Company’s common stock during this period.

The following table sets forth the allocation of the proceeds on the Series D and Series E Units between the fair market value of the warrants and the redeemable preferred shares:

		Fair Market
	Total	Value of	Preferred
Date of Issuance	Proceeds	Warrants	Stock
Series D Units:
March 3, 2010	$40,893,316	$27,644,882	$13,248,434
April 18, 2010	26,681,922	21,236,793	5,445,129
July 9, 2010	88,630	178,898	—

Total Series D Units	$67,663,868	$49,060,573	$18,693,563

Series E Units:
June 23, 2010	$30,000,112	$24,062,443	$5,937,669

NOTE 12: STOCKHOLDERS’ EQUITY AND RECAPITALIZATION AGREEMENT

Common Stock Issuances

On March 14, 2012, in settlement of director fees of $875,000 for the year ended December 31, 2012, the board of directors issued each of its non-employee directors an option to receive either: (i) stock options to purchase 100,000 shares of the Company’s common stock at an exercise price of $1.19 per share, the closing price of the Company’s common stock on March 13, 2012, or (ii) an amount of restricted shares of the Company’s common stock equal to $100,000 as of March 13, 2012. Additionally, each member of the Company’s Audit Committee and Committee of Independent Directors were issued an option to receive either: (i) stock options to purchase 25,000 shares of the Company’s common stock at an exercise price of $1.19 per share, or (ii) an amount of restricted shares of the Company’s common stock having a value equal to $25,000 as of March 13, 2012. The stock options and restricted shares of common stock vest, for directors in office at such time, on the first day of each calendar quarter, commencing January 1, 2012, at the rate of 25% for each quarter. Any stock options issued to a director would expire, if unexercised, on March 13, 2022. Pursuant to the respective elections made by each director, on March 28, 2012, the Company issued a total of 630,254 shares of restricted common stock and stock options to purchase 125,000 shares of the Company’s common stock to its non-employee directors.

On May 25, 2012, in connection with the Series H and I Preferred Offering, six members of the board of directors resigned and five new directors were appointed. Upon the resignation of the board members, 220,594 unvested restricted shares were cancelled and returned to the Company. In settlement of the director fees of the newly appointed directors, which totaled $347,000 for the period from May 25, 2012 through December 31, 2012, and pursuant to the respective elections made by each new director, the Company issued a total of 218,096 shares of restricted common stock and stock options to purchase 15,068 shares of common stock to these non-employee directors.

On September 25, 2012, in connection with the September 2012 Preferred Offering, one new director was appointed to the Board of Directors. In settlement of the director fees of the newly appointed director, which totaled $27,000 for the period from September 25, 2012 through December 31, 2012, and pursuant to the election made by the new director, the Company issued a total of 30,901 shares of restricted common stock to this non-employee director.

For the years ended December 31, 2012 and 2011, the Company recorded expenses of $846,000 and $945,000, respectively, related to the restricted stock awards and $718,000 and $178,000, respectively, related to the stock options issued to the directors.

On April 28, 2011, James Haworth was appointed Chief Executive Officer and the Company issued 1,000,000 shares of restricted stock to Mr. Haworth as part of his compensation package. On May 18, 2012, upon the resignation of Mr. Haworth, 736,111 unvested shares of restricted stock were cancelled and returned to the Company.

Warrants for the Purchase of Common Stock

On January 13, 2011, the Company issued a warrant (the “THD Warrant”) to The Home Depot, Inc. (“The Home Depot”) pursuant to which The Home Depot may purchase up to 5.0 million shares of the Company’s common stock at an exercise price of $2.00 per share, subject to certain vesting conditions. The THD Warrant was issued in connection with the Company’s Strategic Purchasing Agreement with The Home Depot, which it entered into on July 23, 2010 and pursuant to which it supplies The Home Depot with LED retrofit lamps and fixtures. The THD Warrant provided that 1.0 million shares of common stock would be eligible for vesting following each year ending December 31, 2011 through December 31, 2015, subject to The Home Depot having gross product orders from the Company, in dollar terms, that are at least 20% more than the gross product orders in the immediately preceding year. For the shares underlying the THD Warrant to be eligible for vesting following the years ending December 31, 2014 and 2015, The Home Depot would be required to extend the Strategic Purchasing Agreement for additional one-year periods beyond its initial term of three years. As of May 25, 2012, as a result of the Series H and I Preferred Offering, the exercise price of the THD Warrants adjusted, pursuant to the terms of such warrants, from $2.00 to $1.95 per share of common stock. The number of shares of common stock into which the THD Warrants were exercisable also adjusted, pursuant to the terms of the warrant, from 5,000,000 to 5,123,715 shares. Each vested portion of the THD Warrant will expire on the third anniversary following the vesting of such portion.

As of May 25, 2012, as a result of the Series H and I Preferred Offering, the exercise price of the warrants to purchase shares of common stock issued pursuant to that certain Securities Purchase Agreement, dated March 9, 2007 (the “2007 Private Placement Warrants”) adjusted pursuant to the terms of such warrants from $1.60 to $1.18 per share of common stock. The number of shares of common stock into which the 2007 Private Placement Warrants were exercisable also adjusted, pursuant to the terms of such warrants, from 1,273,112 to 1,726,249 shares. The remainder of the 2007 Private Placement Warrants expired in November 2012. In addition, as of May 25, 2012, as a result of the Series H and I Preferred Offering, the exercise price of the warrants issued in conjunction with the Company’s Series D Non-Convertible Preferred Stock (the “Series D Warrants”) adjusted pursuant to the terms of such warrants from a range of $5.90 to $5.92 per share of common stock to a range of $5.57 to $5.59 per share of common stock. The number of shares of common stock into which the Series D Warrants were exercisable also adjusted pursuant to the terms of such warrants from 1,171,044 to 1,240,798 shares.

As of December 31, 2012, the Company had the following warrants outstanding for the purchase of common stock:

Warrant Holder	Reason for Issuance	Number of Common Shares	Exercise Price	Expiration Date
Investors in rights offering	Series D Warrants	567,912	$ 5.57 to $ 5.59	March 3, 2022 through April 19, 2022
The Home Depot	Purchasing agreement	5,123,715	$1.95	2014 through 2018
RW LSG Management Holdings LLC	Riverwood Warrants	12,664,760	Variable	May 25, 2022
Certain other investors	Riverwood Warrants	5,427,751	Variable	May 25, 2022
Cleantech Europe II (A) LP	Private Placement Series H	3,406,041	$0.72	September 25, 2022
Cleantech Europe II (B) LP	Private Placement Series H	593,959	$0.72	September 25, 2022
Portman Limited	Private Placement Series H	4,000,000	$0.72	September 25, 2022

		31,784,138

As of December 31, 2012, all warrants shown in the table above are fully vested, except those issued to The Home Depot and the September 2012 Warrants. The September 2012 Warrants will become exercisable on October 9, 2015. As discussed above, 1,024,713 shares issuable pursuant to the THD Warrant vested during both the years ended December 31, 2012 and 2011, for total warrants vested of 2,049,486, when the product purchases for these periods satisfied the prescribed vesting conditions.

The fair value of the THD Warrant is determined using the Monte Carlo valuation method and will be adjusted at each reporting date until they have been earned for each year and these adjustments will be recorded as a reduction in the related revenue (sales incentive) from The Home Depot. As of December 31, 2012, the Company determined that 1,024,713 shares issuable pursuant to the THD Warrant vested based on purchases made by The Home Depot during each of the years ended December 31, 2012 and 2011, respectively, and, accordingly, recorded a $458,000 and $2.5 million reduction in revenue for the years ended December 31, 2012 and 2011, respectively.

NOTE 13: EARNINGS (LOSS) PER SHARE

Upon issuance of the LSGC Letter Agreement on January 17, 2012, the Company determined that two classes of common stock had been established for financial reporting purposes only, with common stock attributable to controlling stockholders representing shares beneficially owned and controlled by Pegasus Capital and its affiliates and the common stock attributable to noncontrolling stockholders representing the minority interest stockholders. For the year ended December 31, 2012, the Company computed net loss per share of noncontrolling stockholders and controlling stockholders common stock using the two-class method. For the years ended December 31, 2011 and 2010, the Company had a single class of common shares outstanding for financial reporting purposes only. Net loss from operations is initially allocated based on the underlying common shares held by controlling and noncontrolling stockholders. The allocation of the net losses attributable to the common stock attributable to controlling stockholders is then reduced by the amount of the deemed dividend related to the Repurchase Obligation, while the allocation of net losses attributable to the common stock attributable to noncontrolling stockholders is increased by the amount of the deemed dividend related to the Repurchase Obligation (See Note 10 for further discussion). In addition, net loss attributable to all common stockholders is decreased by deemed dividends for the beneficial conversion feature and the changes in the redemption value on the Series H and I Preferred Stock (See Note 9 for further discussion).

The following table sets forth the computation of basic and diluted net loss per share of common stock:

	For the Years Ended December 31,
	2012		2011	2010
	Controlling Shareholders	Noncontrolling Shareholders
Basic and diluted net income per share:
Net loss attributable to common stock	$(93,066,715)	$(18,273,694)	$(90,434,568)	$(296,136,691)
Deemed dividends related to the Repurchase Obligation on common stock attributable to controlling shareholders	12,488,175	(12,488,175)	—	—
Deemed dividends due to issuance of Commitment Shares attributable to all shareholders	(1,337,401)	(262,599)	—	—
Deemed dividends related to the Series H and I Preferred Stock attributable to all shareholders	(170,193,331)	(33,417,541)	—	—

Undistributed net loss	$(252,109,272)	$(64,442,009)	$(90,434,568)	$(296,136,691)

Basic and diluted weighted average number of common shares outstanding	171,336,891	33,642,080	189,671,299	44,274,077

Basic and diluted net loss per common share:	$(1.47)	$(1.92)	$(0.48)	$(6.69)

Basic earnings per share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding for the applicable period. Diluted earnings per share is computed in the same manner as basic earnings per share except the number of shares is increased to assume exercise of potentially dilutive stock options, unvested restricted stock and contingently issuable shares using the treasury stock method and convertible preferred shares using the if-converted method, unless the effect of such increases would be anti-dilutive. The Company had 77.7 million, 9.2 million and 4.9 million common stock equivalents for the years ended December 31, 2012, 2011 and 2010, respectively, which were not included in the diluted net loss per common share as the common stock equivalents were anti-dilutive, as a result of being in a net loss position.

NOTE 14: RELATED PARTY TRANSACTIONS

Effective June 23, 2010, the Company entered into a support services agreement with Pegasus Capital (the “Original Support Services Agreement”), pursuant to which the Company agreed to pay Pegasus Capital $187,500 for each of the four calendar quarters following the effective date of the Original Support Services Agreement and $125,000 for each of the four calendar quarters thereafter in exchange for certain support services during such periods. The Original Support Services Agreement expired on June 30, 2012. On May 25, 2012, the Company entered into a new Support Services Agreement (“2012 Support Services Agreement”) with Pegasus Capital, pursuant to which the Company agreed to pay Pegasus Capital $125,000 for each calendar quarter beginning on July 1, 2012, in exchange for certain support services during such periods. The 2012 Support Services Agreement expires upon the earlier of: (i) June 30, 2017; (ii) a Change of Control or (iii) a QPO. During the first 30 days of any calendar quarter, the Company has the right to terminate the 2012 Support Services Agreement, effective immediately upon written notice to Pegasus Capital. Pegasus Capital is an affiliate of Pegasus IV and LSGC Holdings, which are the Company’s largest stockholders and beneficially owned approximately 81.3% of the Company’s common stock as of December 31, 2012.

On January 17, 2012, the Company entered into the LSGC Letter Agreement with LSGC Holdings pursuant to which it agreed to the Repurchase Obligation. In accordance with the LSGC Letter Agreement, the Company agreed to pay Pegasus IV a fee of $250,000 for expenses incurred by Pegasus IV and its affiliates related to the these transactions. This fee was recognized as interest expense over the life of the Series G Preferred Units. For the year ended December 31, 2012, the Company recognized interest expense of $250,000 due to the conversion of the Series G Preferred Stock into Series H and I Preferred Stock. For the year ended December 31, 2011, the Company recognized interest expense of $43,000 related to the advance from Holdings II on the key-man life insurance policy for the Company’s former Chief Executive Officer and Chairman of the Board, Zachary Gibler. For the year ended December 31, 2010, the Company recognized interest expense of $2.9 million in combined interest expense, guaranty fees and transaction fees related to the convertible note issued to Pegasus IV and Pegasus IV’s promissory notes. In addition, during the years ended December 31, 2012, 2011 and 2010, the Company recorded $313,0000, $625,000 and $1.1 million, respectively, of management fees pursuant to the Original Support Services Agreement and the 2012 Support Services Agreement, included in general and administrative expenses.

On May 25, 2012, the Company entered into the Riverwood Support Services Agreement with Riverwood Holdings, pursuant to which the Company agreed to pay Riverwood Holdings $20,000 for the period from May 25, 2012 through June 30, 2012 and thereafter $50,000 for each calendar quarter beginning on July 1, 2012, in exchange for certain support services during such periods. The Riverwood Support Services Agreement expires upon the earlier of: (i) May 25, 2022, (ii) such date that Riverwood Management and/or its affiliates directly or indirectly beneficially own less than 37.5% of the shares of Series H Preferred Stock purchased pursuant to the Preferred Offering, on an as-converted basis (together with any shares of common stock issued upon conversion thereof); (iii) such date that the Company and Riverwood may mutually agree in writing (iv) a Change of Control or (v) a QPO. In addition, the Company has brought in several employees of Riverwood to provide consulting services, including Brad Knight, who served as the Company’s Chief Executive Officer from October 19, 2012 through January 1, 2013 and is currently the Company’s Chief Operations Officer. During the year ended December 31, 2012, the Company recorded $70,000 of management fees pursuant to the Riverwood Support Services Agreement, included in general and administrative expenses. During the year ended December 31, 2012, the Company incurred $1.0 million of consulting fees for services provided by Riverwood, of which $28,000 were included in sales and marketing expenses, $357,000 were included in operations expenses and $647,000 were included in general and administrative expenses.

In connection with the September 2012 Preferred Offering, the Company entered into a Support Services Agreement (the “Zouk Support Services Agreement”) with Zouk, pursuant to which the Company agreed to pay Zouk $100,000 each calendar quarter beginning with the quarter ended September 30, 2012, in exchange for certain support services during such periods. The Zouk Support Services Agreement expires upon the earlier of: (i) September 25, 2022; (ii) such date that Zouk and/or its affiliates directly or indirectly beneficially own less than 37.5% of the shares of Series H Preferred Stock purchased pursuant to the September 2012 Preferred Offering, on an as-converted basis; (iii) such date that the Company and Zouk may mutually agree in writing; (iv) a Change of Control and (v) a QPO.

On September 25, 2012 and in connection with the September 2012 Preferred Offering each of Pegasus Capital, Riverwood Holdings, Portman and Zouk entered into a Fee Waiver Letter Agreement, pursuant to which the parties agreed to suspend payment of the fees payable in connection with their respective Support Services or other agreements between the Company and such parties until revoked by their unanimous written consent.

During the years ended December 31, 2012, 2011 and 2010, the Company incurred consulting fees of $118,000, $369,000 and $0, respectively, for services provided by GYRO LLC, a marketing company affiliated with Pegasus Capital, which were included in sales and marketing expense.

During the years ended December 31, 2012, 2011 and 2010, the Company incurred consulting fees of $40,000 $122,000 and $0, respectively, for services provided by T&M Protection Resources, primarily for the facility in Monterrey, Mexico, which were included in operations expense. T&M Protection Resources is a security company affiliated with Pegasus Capital.

During the years ended December 31, 2012, 2011 and 2010, the Company incurred consulting fees of $174,000, $549,000 and $379,000, respectively, for public relations and corporate communications services provided by MWW Group, a marketing company owned by Michael Kempner, a former director of the Company. For the year ended December 31, 2012, $113,000 were included in sales and marketing expense and $62,000 were included in general and administrative expenses. For the years ended December 31, 2011 and 2010, these fees were included in sales and marketing expenses.

On February 24, 2012, April 12, 2012 and May 2, 2012, respectively, the Company issued 2,000, 1,000 and 2,000 Series G Preferred Units to Leon Wagner, a member of the board of directors, for total proceeds of $5.0 million.

On each of March 20, March 28, 2012 and May 18, 2012 the Company issued 2,000 Series G Preferred Units, respectively, to PCA Holdings for total proceeds of $6.0 million. On April 13, 2012, the Company issued 2,000 Series G Preferred Units to Holdings II for total proceeds of $2.0 million.

NOTE 15: EQUITY BASED COMPENSATION PLANS

On July 26, 2005, a predecessor company adopted the Lighting Science Group Corporation 2005 Equity-Based Incentive Compensation Plan (the “2005 Plan”), and a proposal to implement such plan was approved at the annual stockholders’ meeting in August 2005. In April 2008, the Company’s Board of Directors amended, restated and renamed the 2005 Plan (the “Equity Plan”), and a proposal to approve the Equity Plan was approved at the annual stockholders’ meeting in October 2008. On August 31, 2009, the Board of Directors approved an amendment to the Equity Plan that among other things increased the total number of shares of common stock available for issuance thereunder from 5,000,000 shares to 20,000,000 shares. Such amendment was subsequently approved at the annual stockholders’ meeting on May 26, 2010. On February 10, 2011, the Board of Directors approved an additional amendment to the Equity Plan that increased the total number of shares of common stock available for issuance thereunder from 20,000,000 shares to 28,000,000 shares. Such amendment was subsequently approved at the annual stockholders’ meeting on August 10, 2011. On July 5, 2012, the Board of Directors approved an additional amendment to the Equity Plan that increased the total number of shares of common stock available for issuance thereunder from 28,000,000 shares to 55,000,000 shares. Such amendment was subsequently approved at the annual stockholders’ meeting on September 13, 2012.

Awards granted under the Equity Plan may include incentive stock options, which are qualified under Section 422 of the Internal Revenue Code (the “Code”), stock options other than incentive stock options, which are not qualified under Section 422 of the Code, stock appreciation rights, restricted stock, phantom stock, bonus stock and awards in lieu of obligations, dividend equivalents and other stock-based awards. Awards may be granted to employees, members of the Board of Directors, and consultants. The Equity Plan is generally administered by the Compensation Committee of the Board of Directors. Vesting periods and terms for awards are determined by the plan administrator. The exercise price of each stock option or stock appreciation right is equal to or greater than the market price of the Company’s stock on the date of grant and no stock option or stock appreciation right granted may have a term in excess of ten years.

The Board of Directors may also issue stock-based awards to the Company’s nonemployee directors who wish their awards to be issued to an entity other than an individual under the Directors Stock Plan (the “Directors Plan”). As of December 31, 2012, the Company has reserved an aggregate of 1,000,000 shares of common stock for issuance under the Directors Plan.

Stock Option Awards

The following table summarizes stock option activity for all of the Company’s stock option plans as of December 31, 2012 and changes during the year then ended:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding as of December 31, 2011	13,067,849	$1.75
Granted	23,783,280	1.33
Exercised	(771,684)	1.05
Forfeited or expired	(4,201,918)	1.99

Outstanding as of December 31, 2012	31,877,527	$1.42	6.88	$—

Vested or expected to vest as of December 31, 2012	28,725,100	$1.43	6.79	$—

Exercisable as of December 31, 2012	11,309,677	$1.42	5.45	$—

The total intrinsic value in the table above represents the total pretax intrinsic value, which is the total difference between the closing price of the Company’s common stock on December 31, 2012 and the exercise price for each in-the-money option that would have been received by the holders if all instruments had been exercised on December 31, 2012. This value fluctuates with the changes in the price of the Company’s common stock. As of December 31, 2012, there was $23.8 million of unrecognized compensation cost related to unvested stock options, which is expected to be recognized over a weighted average period of 3.35 years.

The following table summarizes information about stock options outstanding and exercisable as of December 31, 2012:

	Options Outstanding			Options Exercisable
Range of Exercise Price	Number	Weighted Average Remaining Contractual Term	Weighted Average Exercise Price	Number	Weighted Average Exercise Price
$0.74 - $0.99	708,000	9.75	$0.88	—	$—
$1.00 - $1.00	7,619,161	5.39	1.00	7,102,411	1.00
$1.01 - $1.26	367,500	7.36	1.12	92,500	1.20
$1.34 - $1.34	19,467,899	7.71	1.34	2,148,174	1.34
$1.35 - $5.05	3,696,967	5.05	2.83	1,948,592	2.98
$7.40 - $7.40	5,500	4.11	7.40	5,500	7.40
$10.80 - $10.80	12,500	2.50	10.80	12,500	10.80

Total	31,877,527	6.88	$1.42	11,309,677	$1.42

Other information pertaining to stock options is as follows:

	For the Years Ended December 31,
	2012	2011	2010
Weighted average grant date fair value per share of options	$1.02	$3.66	$1.00
Total intrinsic value of options exercised	$339,649	$3,044,903	$659,148

Restricted Stock Awards

On April 28, 2011, the Company issued restricted stock awards (“RSAs”) to James Haworth, the Company’s former Chief Executive Officer, for a total of 1,000,000 shares of common stock. The vesting schedule for these RSAs is 100% vested on the fourth anniversary of the grant date. On May 18, 2012, upon the resignation of Mr. Haworth, 736,111 unvested shares of restricted stock were cancelled and returned to the Company

For the years ended December 31, 2012, 2011 and 2010, the Company recorded compensation expense related to RSAs of $1.2 million, $484,000 and $(14,000), respectively.

A summary of nonvested shares of RSAs outstanding under all of the Company’s RSA plans as of December 31, 2012 and changes during the year then ended is as follows:

	Number of Shares	Weighted Average Grant Date Fair Value
Nonvested as of December 31, 2011	1,000,000	$3.50
Granted	879,251	1.26
Vested	(922,546)	1.92
Forfeited	(956,705)	2.97

Nonvested as of December 31, 2012	—	$—

The fair value of the restricted stock that vested during the years ended December 31, 2012 and 2011 was $1.2 million and $419,000, respectively. As of December 31, 2012, there was $0 of unrecognized compensation cost related to restricted stock granted under the Company’s RSA plans.

Stock–Based Compensation Valuation and Expense

The Company accounts for its stock-based compensation plan using the fair value method. The fair value method requires the Company to estimate the grant date fair value of its stock based awards and amortize this fair value to compensation expense over the requisite service period or vesting term. To estimate the fair value of the Company’s stock-based awards the Company currently uses the Black-Scholes pricing model. The determination of the fair value of stock-based awards on the date of grant using an option- pricing model is affected by the Company’s stock price as well as assumptions regarding a number of complex and subjective variables. These variables include the expected stock price volatility over the term of the awards, actual and projected employee stock option exercise behaviors, the risk-free interest rate and expected dividends. Due to the inherent limitations of option-valuation models available today, including future events that are unpredictable and the estimation process utilized in determining the valuation of the stock-based awards, the ultimate value realized by award holders may vary significantly from the amounts expensed in the Company’s financial statements. For restricted stock awards, grant date fair value is based upon the market price of the Company’s common stock on the date of the grant. This fair value is then amortized to compensation expense over the requisite service period or vesting term.

Stock-based compensation expense is recorded net of estimated forfeitures such that expense is recorded only for those stock-based awards that are expected to vest. A forfeiture rate is estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from initial estimates.

The Company recorded stock option expense of $7.3 million, $3.2 million and $3.9 million for the years ended December 31, 2012, 2011 and 2010, respectively.

The weighted average assumptions used to value stock option grants were as follows:

	For the Years Ended December 31,
Variable Ranges	2012	2011	2010
Exercise price	$0.74 - $1.59	$2.50 - $5.05	$1.00 - $3.31
Fair market value of the underlying stock on date of grant	$0.74 - $1.59	$2.50 - $5.05	$0.85 - $3.31
Stock Option Grants:
Risk-free interest rate	0.60% - 1.24%	0.92% - 2.37%	1.33% - 2.61%
Expected life, in years	2.00 - 6.25	4.00 - 6.25	0.12 - 6.25
Expected volatility	97.25% - 103.17%	71.10% - 100.05%	63.4% - 86.1%
Expected dividend yield	0.0%	0.0%	0.0%
Expected forfeiture rate	8.78%	8.78%	23.0%
Fair value per share	$0.59 - $1.24	$1.91 - $3.29	$0.29 - $2.28

The following describes each of these assumptions and the Company’s methodology for determining each assumption:

Risk-Free Interest Rate

The Company estimates the risk-free interest rate using the U.S. Treasury bill rate with a remaining term equal to the expected life of the award.

Expected Life

The expected life represents the period that the stock option awards are expected to be outstanding derived using the “simplified” method as allowed under the provisions of the SEC’s Staff Accounting Bulletin No. 107 as the Company does not believe it has sufficient historical data to support a more detailed assessment of the estimate.

Expected Volatility

The Company estimates expected volatility based on the historical volatility of the Company’s common stock and its peers.

Expected Dividend Yield

The Company estimates the expected dividend yield by giving consideration to its current dividend policies as well as those anticipated in the future considering the Company’s current plans and projections.

2008 Employee Stock Purchase Plan

On December 23, 2008, the board of directors adopted the Lighting Science Group Corporation 2008 Employee Stock Purchase Program (the “2008 ESPP”). The purpose of the 2008 ESPP was to provide a means through which employees could purchase shares of common stock on an after-tax basis through payroll deductions. All Company employees were eligible to participate and amounts credited to a participant’s account during each payroll period were automatically used to purchase a whole share based on the fair market value of the common stock on the date the shares are purchased. There was no limit on the number of shares that may be purchased under the 2008 ESPP. On February 10, 2011, in conjunction with the board of directors’ adoption of the Lighting Science Group Corporation 2011 Employee Stock Purchase Plan (the “2011 ESPP”), the 2008 ESPP was amended, effective as of March 1, 2011, to prohibit individuals who are eligible to participate in the 2011 ESPP from participating in the 2008 ESPP. During 2011, the Company issued 350 shares of its common stock to certain employees under the 2008 ESPP at $4.13 per share.

2011 Employee Stock Purchase Plan

All employees of the Company and any designated subsidiary are eligible to participate in the 2011 ESPP, subject to certain exceptions. The total number of shares of common stock that may be purchased by eligible employees under the 2011 ESPP is 2,000,000 shares, subject to adjustment. The 2011 ESPP is a qualified employee stock purchase plan under Section 423 of the Code and was approved by the Company’s stockholders at its annual meeting on August 10, 2011.

The purpose of the 2011 ESPP is to provide employees of the Company and designated subsidiaries with an opportunity to acquire a proprietary interest in the Company. Accordingly, the 2011 ESPP offers eligible employees the opportunity to purchase shares of common stock of the Company at a discount to the market value through voluntary systematic payroll deductions. For the initial offering under the 2011 ESPP, a participant may elect to use up to 30% of his or her compensation to purchase whole shares of common stock of the Company, but may not purchase more than 2,000 shares per year. For the 2012 offering under the 2011 ESPP, a participant may elect to use up to 30% of his or her compensation to purchase whole shares of common stock of the Company. The purchase price for each purchase period will be 85% of the fair market value of a share of common stock of the Company on the purchase date, rounded up to the nearest whole cent. Unless sooner terminated by the board of directors, the 2011 ESPP will remain in effect until December 31, 2020. During 2012 and 2011, the Company issued 89,707 shares and 13,705 shares of its common stock to certain employees under the 2011 ESPP at prices ranging from $0.93 to $2.32 per share.

NOTE 16: RESTRUCTURING EXPENSES

In May 2012, the Company began implementing a new restructuring plan designed to build upon the restructuring plan initiated in the third quarter of 2011, to further increase efficiencies across the organization and lower its overall cost structure. This restructuring plan included a significant reduction in full time headcount in Mexico resulting from the Company’s continued shift of its manufacturing and production processes to the Company’s contract manufacturer in Mexico. The Company also replaced ten members of management in the United States, following the completion of the Series H and I Preferred Offering in May 2012.

On September 24, 2012, the Company’s Board of Directors committed to the Mexico Closing. The Company expects that the Mexico Closing will be substantially completed by July 2013 and will include the termination of employment of approximately 520 employees. As of December 31, 2012, the Company had incurred expenses and charges related to the Mexico Closing of $1.7 million in severance and $1.7 million in non-cash asset impairment. The restructuring charges are included in the line item restructuring expenses in the consolidated statements of operations and comprehensive loss.

In September 2011, the Company began implementing a restructuring plan designed to further increase efficiencies across the organization and lower the overall cost structure. This restructuring plan included a reduction in full time headcount in the United States, which was completed in October 2011. For the year ended December 31, 2011, the Company incurred $522,000 of costs as a result of severance and termination benefits and a write-down of tooling, production and test equipment of $76,000. In addition, the restructuring plan included recording an inventory valuation allowance of $19.2 million and a provision for losses on purchase commitments of $8.5 million for the year ended December 31, 2011, which are included in cost of goods sold.

In August 2010, the Company announced restructuring plans to increase efficiencies across the organization and lower the overall cost structure. These plans included the consolidation of the Company’s research and development and product development operations, including its California operations to the Company’s headquarters in Satellite Beach, Florida and the restructuring of the European operations from a development and manufacturing business to a sales and marketing business. These restructuring plans included a reduction in full time headcount in the United States and Europe, which was partially completed by December 2010 and was completed in the first quarter of 2011. For the year ended December 31, 2010, the Company incurred $1.7 million of severance and termination benefits and rent costs as a result of the closing of the California offices and a reduction in workforce and relocation to smaller offices in The Netherlands. These expenses were partially offset by the $601,000 gain on the exit of LEDS Japan, the Company’s Japanese operation.

A summary of the restructuring and other costs recognized for the years ended December 31, 2012, 2011 and 2010 are as follows:

	Workforce	Excess	Other
	Reduction	Facilities	Exit Costs	Total
Amounts expected to be incurred	$5,641,100	$356,154	$3,436,260	$9,433,514
Amounts incurred in:
2010	961,437	356,154	385,243	1,702,834
2011	521,632	—	76,405	598,037
2012	4,158,032	—	2,054,904	6,212,936

Cumulative amount incurred as of December 31, 2012	$5,641,100	$356,154	$2,516,552	$8,513,936

The expenses for the year ended December 31, 2010 were partially offset by the $601,000 gain on the exit of LEDS Japan, the Company’s Japanese operation.

As of December 31, 2012 and 2011, the accrued liability associated with the restructuring and other related charges consisted of the following:

	Workforce	Excess
	Reduction	Facilities	Total
Accrued liability as of December 31, 2010	$163,777	$467,307	$631,084
Charges	521,632	—	521,632
Payments	(317,241)	(292,468)	(609,709)

Accrued liability as of December 31, 2011	$368,168	$174,839	$543,007
Charges	4,158,032	—	4,158,032
Payments	(2,905,244)	(174,839)	(3,080,083)

Accrued liability as of December 31, 2012	$1,620,956	$—	$1,620,956

The remaining accrual as of December 31, 2012, of $1.6 million is expected to be paid during the year ending December 31, 2013.

The restructuring and other related charges are included in the line item restructuring expenses in the consolidated statement of operations.

NOTE 17: INCOME TAXES

The Company accounts for income taxes under FASB ASC 740, “Accounting for Income Taxes” (“ASC 740”). Deferred income tax assets and liabilities are determined based upon differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

The components of the consolidated income tax provision (benefit) from continuing operations are as follows:

	For the Years Ended December 31,
	2012	2011	2010
Loss before taxes
Domestic	$(108,719,057)	$(88,529,365)	$(280,248,240)
Foreign	(2,621,352)	(1,905,203)	(16,013,806)

Total	$(111,340,409)	$(90,434,568)	$(296,262,046)

Deferred income tax expense (benefit)
Federal	$—	$—	$—
State	—	—	—
Foreign	—	—	(1,123,107)

Deferred income tax benefit	$—	$—	$(1,123,107)

The reconciliation of the provision for income taxes from continuing operations at the United States Federal statutory tax rate of 34% is as follows:

	For the Years Ended December 31,
	2012	2011	2010
Loss before taxes	$(111,340,409)	$(90,434,568)	$(296,262,046)

Income tax benefit applying United States federal statutory rate of 34%	$(37,855,739)	$(30,747,753)	$(100,729,096)
State taxes, net of federal benefit	(2,472,538)	(2,101,978)	(1,862,197)
Permanent differences
Accretion of preferred stock	2,869,489	81,399	24,846,275
Preferred stock dividends	128,850	80,860	1,201,830
Derivative fair value adjustment	(2,891,183)	—	51,189,560
Qualified stock option expense	—	—	754,640
Goodwill impairment	—	978,797
Life insurance proceeds	—	(2,380,000)	—
Other	87,336	110,030	—
Increase in valuation allowance	37,172,107	31,771,303	27,396,343
Change in effective tax rate—United States	—	2,333,139	(4,138,374)
Change in effective tax rate—foreign	—	266,728	406,760
Expiration/true up of NOL’s	2,594,689	—	—
Rate difference between United States federal statutory rate and Netherlands statutory rate	366,989	—	2,241,933
Other	—	(392,525)	(2,430,781)

Income tax expense (benefit)	$—	$—	$(1,123,107)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred income taxes are as follows:

	As of December 31,
	2012	2011
Deferred tax assets
Net operating loss carryforwards	$114,627,328	$84,966,611
Net operating loss carryforwards recorded by foreign subsidiary	3,373,358	2,945,626
Charitable contribution carryforward	35,681	31,714
Stock based compensation	5,032,075	2,190,217
Inventories	9,017,002	6,538,048
Reserve for losses on non-cancelable purchase commitments	2,439,522	1,727,951
Accounts receivable	366,973	501,188
Warranty liability	725,723	191,194
Accrued vacation	—	247,767
Goodwill impairment on asset acquisition	943,552	450,867
Accrued compensation	321,906	—
Accrued legal expenses	107,277	—
Depreciation	18,303	—
Accrued Florida use tax	223	45,633

Total deferred tax assets	137,008,923	99,836,816
Valuation allowance	(136,840,211)	(99,668,104)

Total deferred tax assets after valuation allowance	$168,712	$168,712

Deferred tax liabilities
Stock losses	$(168,712)	$(168,712)

Total deferred tax liabilities	(168,712)	(168,712)

Net deferred tax assets (liabilities)	$—	$—

ASC 740 requires a valuation allowance to reduce the deferred tax assets reported if, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. After consideration of all evidence, both positive and negative, management has determined that a $136.8 million valuation allowance as of December 31, 2012 is necessary to reduce the deferred tax assets to the amount that will more likely than not be realized. The change in the valuation allowance for the current year is $37.2 million.

As of December 31, 2012, the Company had tax loss carryforwards available to offset future income taxes, subject to expiration as follows:

Year of Expiration	United States Net Operating Tax Loss Carryforwards	The Netherlands Net Operating Tax Loss Carryforwards
2016	$—	$3,869,995
2017	—	4,265,206
2018	13,760,592	4,692,440
2019	2,293,432	908,706
2020	1,473,066	2,139,560
2021	2,769,043	—
2022	1,840,300	—
2023	2,031,270	—
2024	3,353,481	—
2025	2,293,432	—
2026	2,293,432	—
2027	9,937,230	—
2028	33,456,349	—
2029	33,916,312	—
2030	50,887,617
2031	67,057,312
2032	89,797,529

Total	$317,160,397	$15,875,907

At the time of the reverse merger transaction and resulting change in control, the Company had accumulated approximately $75.0 million in loss carryforwards. As a result of the change in control, the Company is limited by Section 382 of the Internal Revenue Code in the amount of loss carryforwards that it may apply to its taxable income in any tax year. These loss carryforwards expire from 2016 through 2032. To the extent the Company is able to utilize available loss carryforwards that arose from operations in tax years prior to September 26, 2003, any benefit realized will be credited to income tax expense.

The Company recognizes tax benefits from uncertain tax positions only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such positions are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. As of December 31, 2012 and 2011, the Company had no unrecognized tax benefits. The Company’s policy is to recognize interest and penalties related to income taxes in its income tax provision. The Company has not accrued or paid interest or penalties which were material to its results of operations for the years ended December 31, 2012, 2011 and 2010.

The Company files income tax returns in its U.S. federal jurisdictions and various state jurisdictions. As of December 31, 2012, the Company’s income tax returns prior to 2009 and 2008 are closed to examination for federal and state purposes, respectively. Additionally, income tax returns filed in the Netherlands for the 2010 and 2011 tax years have received a final assessment from the taxing authorities. The Company does not anticipate any material change in the next 12 months for uncertain tax positions.

NOTE 18: GEOGRAPHIC INFORMATION

For the years ended December 31, 2012, 2011 and 2010, the Company has determined that the United States and the Netherlands were the only regions from which the Company generated more than 10% of its revenue. The following tables set out the total revenue and total assets of the geographical regions:

	For the Years Ended December 31,
Total Revenues by Geographical Region	2012	2011	2010
United States	$122,883,709	$101,189,399	$42,223,225
The Netherlands	3,426,211	6,218,034	8,843,899
Other	801,431	1,574,155	2,101,889

	$127,111,351	$108,981,588	$53,169,013

	As of December 31,
Total Assets by Geographical Region	2012	2011
United States	$79,726,080	$104,919,955
Mexico	3,798,101	4,912,973
The Netherlands	1,649,413	2,648,464
Other	420,192	2,169,116

	$85,593,786	$114,650,508

NOTE 19: CONCENTRATIONS OF CREDIT RISK

For the years ended December 31, 2012, 2011 and 2010, the Company had two customers whose revenue collectively represented 70%, 73% and 56% of total revenue, respectively.

As of December 31, 2012 and 2011, the Company had two customers whose accounts receivable balance collectively represented 77% and 69% of accounts receivables, net of allowances, respectively.

NOTE 20: COMMITMENTS AND CONTINGENCIES

Purchase Commitments

As of December 31, 2012, the Company had $13.4 million in purchase commitments, which are generally non-cancellable.

Lease Commitments

As of December 31, 2012, the Company had the following commitments under operating leases for property and equipment for each of the next five years:

Year	Amount
2013	$1,517,300
2014	895,885
2015	823,538
2016	762,650
2017	724,476
Thereafter	120,746

$4,844,595

During the years ended December 31, 2012, 2011 and 2010, the Company incurred rent expense of $2.3 million, $2.6 million and $1.4 million, respectively.

Agreements with Contract Manufacturers

The Company currently depends on a small number of contract manufacturers to manufacture its products. If any of these contract manufacturers were to terminate their agreements with the Company or fail to provide the required capacity and quality on a timely basis, the Company may be unable to manufacture and ship products until replacement contract manufacturing services could be obtained.

Other Contingencies

The Company is subject to the possibility of loss contingencies arising in its business and such contingencies are accounted for in accordance with ASC Topic 450, “Contingencies.” In determining loss contingencies, the Company considers the possibility of a loss as well as the ability to reasonably estimate the amount of such loss or liability. An estimated loss is recorded when it is considered probable that a liability has been incurred and when the amount of loss can be reasonably estimated. In the ordinary course of business, the Company is routinely a defendant in or party to various pending and threatened legal claims and proceedings. The Company believes that any liability resulting from these various claims will not have a material adverse effect on its results of operations or financial condition; however, it is possible that extraordinary or unexpected legal fees could adversely impact our financial results during a particular period. During its ordinary course of business, the Company enters into obligations to defend, indemnify and/or hold harmless various customers, officers, directors, employees, and other third parties. These contractual obligations could give rise to additional litigation costs and involvement in court proceedings.

On June 22, 2012, Geveran Investments Limited (“Geveran”), a stockholder of the Company, filed a lawsuit against the Company and several others in the Circuit Court of the Seventeenth Judicial Circuit in and for Broward County, Florida. The action, styled Geveran Investments Limited v. Lighting Science Group Corp., et al., Case No. 12-17738 (07), names as defendants the Company; Pegasus Capital Advisors, L.P. (“Pegasus”) and nine other entities affiliated with Pegasus; Richard Weinberg, a former Director and former interim CEO of the Company and a former partner of Pegasus; Gregory Kaiser, a former CFO of the Company; J.P. Morgan Securities, LLC (“J.P. Morgan”); and two employees of J.P. Morgan. Geveran seeks rescission of its $25.0 million investment in the Company, as well as recovery of attorneys’ fees and court costs, jointly and severally against the Company, Pegasus, Mr. Weinberg, Mr. Kaiser, J.P. Morgan and the two J.P. Morgan employees, for alleged violation of Florida securities laws. Geveran alternatively seeks unspecified money damages, as well as recovery of court costs, for alleged common law negligent misrepresentation against these same defendants.

The Company has retained counsel, denies liability in connection with this matter, and intends to vigorously defend against the claims asserted by Geveran. While the case is in its early stages and the outcome of any litigation is inherently difficult to predict, the Company currently believes that it has strong defenses against Geveran’s claims. Nonetheless, the amount of possible loss, if any, cannot be reasonably estimated at this time. The outcome, if unfavorable, could have a material adverse effect on the Company.

On August 3, 2012, the Company and its co-defendants filed a motion to transfer this lawsuit from Broward County to the Circuit Court of the Eighteenth Judicial Circuit in and for Brevard County, Florida. On October 30, 2012, the court entered an order transferring the lawsuit to the Ninth Judicial Circuit in and for Orange County, Florida. The Company and its co-defendants are currently appealing the denial of their motion to transfer the lawsuit to Brevard County. During the pendency of the appeal, the litigation is proceeding in Orange County (Case No. 2012-CA-020121-O).

The Company believes that, subject to the terms and conditions of the relevant policies (including retention and policy limits), Directors and Officers insurance coverage will be available to cover the Company’s legal fees and costs in this matter. However, given the unspecified nature of Geveran’s maximum damage claims, insurance coverage may not be available for, or such coverage may not be sufficient to fully pay, a judgment or settlement in favor of Geveran. The Company has also been paying, and expects to continue to pay, the reasonable legal expenses incurred by J.P. Morgan and its affiliates in this lawsuit in connection with the engagement of J.P. Morgan as placement agent for the Company’s private placement with Geveran. Such payments are not covered by the Company’s insurance coverage. The engagement letter executed with J.P. Morgan provides that the Company will indemnify J.P. Morgan and its affiliates from liabilities relating to J.P. Morgan’s activities as placement agent, unless such activities are finally judicially determined to have resulted from J.P. Morgan’s bad faith, gross negligence or willful misconduct. While the case is in its early stages and the outcome of any litigation is inherently difficult to predict, the Company currently believes that it has strong defenses against Geveran’s claim for rescission, that a grant of the remedy of rescission is unlikely and the amount of possible loss, if any, cannot be reasonably estimated.

During October 2011, the Company was notified of a contract dispute between LSGBV and one of its distributors in which the distributor is seeking monetary damages of approximately $1.2 million. Arbitration was held before the International Chamber of Commerce, in The Hague, in January 2013, and a decision is expected to be rendered shortly, following the completion of a report by a panel-appointed economics expert. The Company estimates a loss of up to $300,000 in connection with this matter, and has accrued that approximate amount in its financial statements.

NOTE 21: DEFINED CONTRIBUTION PLAN

The Company has a qualified 401(k) plan (the “401(k) Plan”) covering substantially all employees in the United States. The 401(k) Plan was established under Internal Revenue Code Section 401(k). As of January 1, 2011, the Company began matching 50% of the first 6% of employee contributions and for the years ended December 31, 2012 and 2011, the Company contributed $332,000 and $194,000, respectively, to the 401(k) Plan. No contributions were made to the 401(k) Plan for the years ended December 31, 2010.

NOTE 22: QUARTERLY FINANCIAL DATA (UNAUDITED)

The following is a summary of the Company’s consolidated quarterly results of operations for each of the years ended December 31, 2012 and 2011:

	2012
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Revenue	$38,938,981	$30,073,451	$32,056,779	$26,042,140
Gross margin	3,920,992	(20,266,275)	(475,431)	(2,970,742)
Net loss	(18,524,116)	(50,429,655)	(23,995,506)	(18,391,132)
Basic and diluted net loss per weighted average common share attributable to controlling shareholders	$(0.01)	$(0.98)	$(0.37)	$(0.09)
Basic and diluted net loss per weighted average common share attributable to noncontrolling shareholders	$(0.51)	$(0.94)	$(0.37)	$(0.09)

	2011
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Revenue	$21,218,416	$23,441,614	$27,350,283	$36,971,275
Gross margin	(1,518,969)	1,375,859	(25,126,342)	5,063,895
Net loss	(16,361,792)	(7,180,563)	(49,084,542)	(17,807,671)
Basic and diluted net loss per weighted average common share	$(0.10)	$(0.04)	$(0.25)	$(0.09)

NOTE 23: VALUATION AND QUALIFYING ACCOUNTS

Valuation and qualifying accounts deducted from the assets to which they apply	Balance as of Beginning of Period	Currency Translation Adjustments	Additions Charged to Costs and Expenses	Additions Charged (Credited) to Other Accounts	Deductions from Allowances	Balance as of End of Period
Allowance for doubtful accounts
2012	$1,513,611	2,720	577,090	—	(905,055)	$1,188,366
2011	$851,191	(9,133)	2,001,614	—	(1,330,061)	$1,513,611
2010	$620,664	(28,275)	604,761	—	(345,959)	$851,191
Inventory valuation allowance
2012	$19,741,880	16,983	15,829,639	5,708,033	(15,675,923)	$25,620,612
2011	$4,338,665	(32,485)	20,537,341	2,743,170	(7,844,811)	$19,741,880
2010	$7,842,604	(230,112)	2,691,787	—	(5,965,614)	$4,338,665
Provision for purchase commitments
2012	$5,806,032	—	5,580,993	(5,708,033)	—	$5,678,992
2011	$—	—	8,549,202	(2,743,170)	—	$5,806,032
2010	$—	—	—	—	—	$—

PART I—FINANCIAL INFORMATION

Item 1.	Financial Statements

LIGHTING SCIENCE GROUP CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30,	December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$10,292,524	$15,834,077
Restricted cash	5,000,000	5,000,000
Accounts receivable, net	9,975,784	13,130,387
Inventories, net	26,762,893	28,981,444
Prepaid expenses	1,582,325	2,457,033
Other current assets	505,884	683,842

Total current assets	54,119,410	66,086,783

Property and equipment, net	10,107,421	16,543,113
Intangible assets, net	1,609,951	864,410
Pegasus Commitment	1,600,000	1,360,000
Other long-term assets	366,271	739,480

Total assets	$67,803,053	$85,593,786

Liabilities and Stockholders’ Deficit
Current liabilities:
Lines of credit	$30,511,550	$1,501,724
Current portion of long-term debt	4,872	4,087
Accounts payable	10,369,281	14,791,213
Provision for losses on non-cancelable purchase commitments	2,255,056	5,678,992
Accrued expenses	4,703,857	6,754,946

Total current liabilities	47,844,616	28,730,962

Long-term debt, less current portion	9,870	14,321
Riverwood Warrants liability	6,639,952	7,960,705
September 2012 Warrants liability	1,600,000	1,360,000
Pegasus Warrant liability	3,700,000	—

Total other liabilities	11,949,822	9,335,026

Total liabilities	59,794,438	38,065,988

Series H Redeemable Convertible Preferred Stock, $.001 par value, authorized 135,000 shares, 113,643 shares issued and outstanding as of September 30, 2013 and December 31, 2012	227,288,549	227,288,549
Series I Redeemable Convertible Preferred Stock, $.001 par value, authorized 90,000 shares, 62,365 shares issued and outstanding as of September 30, 2013 and December 31, 2012	124,736,627	124,736,627
Series J Redeemable Convertible Preferred Stock, $.001 par value, authorized 50,000 shares, 17,394 and 0 shares issued and outstanding as of September 30, 2013 and December 31, 2012, respectively	34,788,000	—

	386,813,176	352,025,176

Commitments and contingencies

Stockholders’ deficit:

Preferred stock, $.001 par value, authorized 25,000,000 shares, 113,643 shares of Series H, 62,365 shares of Series I and 17,394 shares of Series J issued and outstanding as of September 30, 2013 and 113,643 shares of Series H, 62,365 shares of Series I and 0 of Series J issued and outstanding as of December 31, 2012

Common stock, $.001 par value, authorized 475,000,000 shares, 210,649,318 and 208,063,486 shares issued as of September 30, 2013 and December 31, 2012, respectively, 208,144,318 and 205,558,486 shares outstanding as of September 30, 2013 and December 31, 2012, respectively	210,649	208,063
Additional paid-in capital	331,202,703	347,686,258
Accumulated deficit	(702,635,603)	(644,916,568)
Accumulated other comprehensive loss	(3,824,810)	(3,717,631)
Treasury stock, 2,505,000 shares as of September 30, 2013 and December 31, 2012, at cost	(3,757,500)	(3,757,500)

Total stockholders’ deficit	(378,804,561)	(304,497,378)

Total liabilities and stockholders’ deficit	$67,803,053	$85,593,786

The accompanying notes are an integral part of the condensed consolidated financial statements.

LIGHTING SCIENCE GROUP CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited)

	For the Three Months Ended September 30,
	2013	2012

Revenue	$21,951,094	$32,056,779
Cost of goods sold (exclusive of depreciation shown below) (includes inventory valuation allowances of $5.1 million and $3.1 million and provisions for losses on noncancelable purchase commitments of $1.9 million and $785,000 for the three months ended September 30, 2013 and 2012, respectively)	27,261,065	32,532,210

Gross deficit	(5,309,971)	(475,431)

Operating expense:
Selling, distribution and administrative (includes related party expenses of $656,000 and $461,000 for the three months ended September 30, 2013 and 2012, respectively)	11,749,901	15,652,102
Research and development	2,630,137	2,485,983
Restructuring expense	55,275	3,908,562
Impairment of goodwill and other long-lived assets	—	379,537
Depreciation and amortization	2,594,396	2,245,665

Total operating expenses	17,029,709	24,671,849

Loss from operations	(22,339,680)	(25,147,280)

Other (expense) income:
Interest income	1,315	789
Interest expense	(1,097,141)	(1,181,890)
(Increase) decrease in fair value of liabilities under derivative contracts	(2,116,824)	2,352,026
Other income (expense), net	49,203	(19,151)

Total other (expense) income	(3,163,447)	1,151,774

Loss before income tax expense	(25,503,127)	(23,995,506)

Income tax expense	—	—

Net loss	(25,503,127)	(23,995,506)

Foreign currency translation gain (loss)	130,601	(51,530)

Comprehensive loss	$(25,372,526)	$(24,047,036)

Basic and diluted net loss per weighted average common share attributable to controlling shareholders	$(0.30)	$(0.37)

Basic and diluted net loss per weighted average common share attributable to noncontrolling shareholders	$(0.30)	$(0.37)

Basic and diluted weighted average number of common shares outstanding attributable to controlling shareholders	170,672,339	170,560,715

Basic and diluted weighted average number of common shares outstanding attributable to noncontrolling shareholders	35,062,174	34,171,729

The accompanying notes are an integral part of the condensed consolidated financial statements.

LIGHTING SCIENCE GROUP CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited)

	For the Nine Months Ended September 30,
	2013	2012

Revenue	$61,925,643	$101,069,211
Cost of goods sold (exclusive of depreciation shown below) (includes inventory valuation allowances of $5.7 million and $15.4 million and provisions for losses on noncancelable purchase commitments of $1.9 million and $3.4 million for the nine months ended September 30, 2013 and 2012, respectively)	64,973,577	117,889,925

Gross deficit	(3,047,934)	(16,820,714)

Operating expense:
Selling, distribution and administrative (includes related party expenses of $1.8 million and $1.2 million for the nine months ended September 30, 2013 and 2012, respectively)	38,171,922	45,297,615
Research and development	7,774,273	7,371,527
Restructuring expense	184,107	5,759,814
Impairment of goodwill and other long-lived assets	—	379,537
Depreciation and amortization	6,886,110	6,564,516

Total operating expenses	53,016,412	65,373,009

Loss from operations	(56,064,346)	(82,193,723)

Other income (expense):
Interest income	3,643	5,112
Interest expense	(2,943,723)	(3,758,854)
Related party interest expense	—	(250,000)
Decrease in fair value of liabilities under derivative contracts	1,320,753	2,713,876
Dividends on preferred stock	—	(1,799,392)
Accretion of preferred stock	—	(7,523,459)
Other expense, net	(35,362)	(142,838)

Total other expense	(1,654,689)	(10,755,555)

Loss before income tax expense	(57,719,035)	(92,949,278)

Income tax expense	—	—

Net loss	(57,719,035)	(92,949,278)

Foreign currency translation (loss) gain	(107,179)	104,884

Comprehensive loss	$(57,826,214)	$(92,844,394)

Basic and diluted net loss per weighted average common share attributable to controlling shareholders	$(0.46)	$(1.36)

Basic and diluted net loss per weighted average common share attributable to noncontrolling shareholders	$(0.46)	$(1.81)

Basic and diluted weighted average number of common shares outstanding attributable to controlling shareholders	170,645,985	171,573,632

Basic and diluted weighted average number of common shares outstanding attributable to noncontrolling shareholders	34,996,177	33,301,911

The accompanying notes are an integral part of the condensed consolidated financial statements.

LIGHTING SCIENCE GROUP CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ DEFICIT

(Unaudited)

			Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Treasury Stock	Total

	Common Stock
	Shares	Amount
Balance December 31, 2012	208,063,486	$208,063	$347,686,258	$(644,916,568)	$(3,717,631)	$(3,757,500)	$(304,497,378)
Issuance of restricted stock and options for directors’ compensation	1,813,411	1,813	257,911	—	—	—	259,724
Stock based compensation expense	—	—	4,850,527	—	—	—	4,850,527
Stock issued under equity compensation plans	772,421	773	35,140	—	—	—	35,913
Warrant issued to a customer	—	—	22,916	—	—	—	22,916
Placement agent commissions on issuance of Series H Redeemable Convertible Preferred Stock	—	—	(60,000)	—	—	—	(60,000)
Deemed dividends on Series J Redeemable Convertible Preferred Stock	—	—	(21,590,049)	—	—	—	(21,590,049)
Net loss	—	—	—	(57,719,035)	—	—	(57,719,035)
Foreign currency translation adjustment	—	—	—	—	(107,179)	—	(107,179)

Balance September 30, 2013	210,649,318	$210,649	$331,202,703	$(702,635,603)	$(3,824,810)	$(3,757,500)	$(378,804,561)

The accompanying notes are an integral part of the condensed consolidated financial statements.

LIGHTING SCIENCE GROUP CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Nine Months Ended September 30,
	2013	2012

Cash flows from operating activities:
Net loss	$(57,719,035)	$(92,949,278)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	6,886,110	6,564,516
Impairment of goodwill and other long-lived assets	—	379,537
Impairment of plant and equipment	1,328	1,693,779
Issuance of restricted stock and stock options for directors’ compensation	259,724	956,916
Stock based compensation expense	4,850,527	4,603,988
Accretion of preferred stock redemption value	—	7,523,459
Non-cash sales incentive	22,916	458,162
Allowance for doubtful accounts receivable	130,438	181,003
Inventory valuation allowance	5,697,809	15,435,121
Provision for losses on non-cancelable purchase commitments	1,908,694	3,399,490
Decrease in fair value of warrants	(1,320,753)	(2,713,876)
Dividends on preferred stock	—	1,799,392
Loss (gain) on disposal of assets	497,140	(22,181)
Changes in operating assets and liabilities:
Accounts receivable	2,998,530	12,114,955
Inventories	(8,262,220)	(9,479,797)
Prepaid expenses	873,962	6,447,594
Other current and long-term assets	551,167	409,852
Accounts payable	(4,530,892)	(9,022,436)
Accrued expenses and other liabilities	(2,625,304)	2,816,346
Unearned revenue	—	(39,278)

Net cash used in operating activities	(49,779,859)	(49,442,736)

Cash flows from investing activities:
Purchases of property and equipment	(1,486,067)	(5,140,226)
Capitalized patents	(772,322)	(315,625)
Proceeds from sale of property and equipment	565,918	36,000

Net cash used in investing activities	(1,692,471)	(5,419,851)

Cash flows from financing activities:
Net proceeds from draws on lines of credit and other short-term borrowings	29,009,826	(20,518,032)
Payment of short and long-term debt	(3,666)	(10,276)
Proceeds from issuance of common stock under equity compensation plans	35,913	876,743
Redemption of 6% Convertible Preferred Stock	—	(33,830)
Proceeds from issuance of Series G Preferred Units	—	18,250,000
Proceeds from issuance of Series H Redeemable Convertible Preferred Stock	—	85,205,000
Proceeds from issuance of Series I Redeemable Convertible Preferred Stock	—	6,364,000
Proceeds from issuance of Series J Redeemable Convertible Preferred Stock	17,394,000	—
Payment in settlement of Repurchase Obligation	—	(10,245,675)
Placement agent commissions on private placements	(556,049)	(7,620,413)

Net cash provided by financing activities	45,880,024	72,267,517

Effect of exchange rate changes on cash	50,753	58,524

Net (decrease) increase in cash	(5,541,553)	17,463,454
Cash and cash equivalents balance at beginning of period	15,834,077	3,071,673

Cash and cash equivalents balance at end of period	$10,292,524	$20,535,127

Supplemental disclosures:
Interest paid during the period	$2,878,583	$4,011,549

Non-cash investing and financing activities:
Issuance of Repurchase Obligation	$—	$12,100,000

Change in fair value of Repurchase Obligation	$—	$388,175

Settlement of Repurchase Obligation with issuance of Series I Redeemable Convertible Preferred Stock	$—	$(6,000,000)

Treasury stock received in settlement of Repurchase Obligation	$—	$3,757,500

Deemed dividends on Series H, I and J Redeemable Convertible Preferred Stock	$(21,590,049)	$(202,105,466)

Note receivable for Issuance of Series H Redeemable Convertible Preferred Stock	$—	$24,500,000

Pegasus Commitment	$—	$(1,600,000)

The accompanying notes are an integral part of the condensed consolidated financial statements.

LIGHTING SCIENCE GROUP CORPORATION AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Overview

Lighting Science Group Corporation (the “Company”) was incorporated in Delaware in 1988 and designs, develops, manufactures and markets general illumination products that exclusively use light emitting diodes (“LEDs”) as their light source. The Company’s product portfolio includes LED-based retrofit lamps (replacement bulbs) that can be used in existing light fixtures and sockets as well as purpose built LED-based luminaires (light fixtures), for many common indoor and outdoor residential, commercial, industrial and public infrastructure lighting applications. The Company assembles and manufactures products internally and through its contract manufacturers in China and India.

Basis of Financial Statement Presentation

The accompanying unaudited condensed consolidated financial statements are presented pursuant to the rules and regulations of the United States Securities and Exchange Commission (the “SEC”) in accordance with the disclosure requirements for the quarterly report on Form 10-Q and therefore do not include all of the information and footnotes required by generally accepted accounting principles (“GAAP”) for complete financial statements. In the opinion of management, the unaudited condensed consolidated financial statements reflect all adjustments (consisting of normal recurring adjustments) necessary to fairly state the results for the interim periods presented. The condensed consolidated balance sheet as of December 31, 2012 is derived from the Company’s audited financial statements. Operating results for the three and nine months ended September 30, 2013 are not necessarily indicative of the results of the Company that may be expected for the year ending December 31, 2013. These unaudited condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements as of and for the year ended December 31, 2012 and notes thereto included in the Company’s Annual Report on Form 10-K filed with the SEC on April 1, 2013.

The condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in the accompanying consolidated financial statements.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expense during the reporting periods. The Company’s actual results could differ from these estimates.

Accounts Receivable

The Company records accounts receivable at the invoiced amount when its products are shipped to customers or upon the completion of specific milestone billing requirements. The Company’s accounts receivable balance is recorded net of allowances for amounts not expected to be collected from customers. This allowance for doubtful accounts is the Company’s best estimate of probable credit losses in the Company’s existing accounts receivable. Estimates used in determining the allowance for doubtful accounts are based on historical collection experience, age of receivables and known collectability issues. The Company writes off accounts receivable when it becomes apparent, based upon age or customer circumstances, that such amounts will not be collected. The Company reviews its allowance for doubtful accounts on a quarterly basis. Recovery of bad debt amounts previously written off is recorded as a reduction of bad debt expense in the period the payment is collected. Generally, the Company does not require collateral for its accounts receivable and does not regularly charge interest on past due amounts. As of September 30, 2013 and December 31, 2012, the Company’s accounts receivable were reflected net of an allowance for doubtful accounts of $396,000 and $1.2 million, respectively.

As of September 30, 2013 and December 31, 2012, there were $8.2 million and $11.4 million, respectively, of eligible accounts receivable pledged as collateral for the Company’s line of credit with Wells Fargo Bank, N.A. (“Wells Fargo”).

Revenue Recognition

The Company records revenue when its products are shipped and title passes to customers. When sales of products are subject to certain customer acceptance terms, revenue from such sales is recognized once such terms have been met. The Company also provides its customers with limited rights of return for non-conforming shipments or product warranty claims.

The Company recognizes revenue on certain long-term, fixed price, custom lighting design projects using the percentage of completion method based on the ratio of costs incurred for each contract in a period to the estimated total costs to be incurred for each contract. Contract costs include all direct material, direct labor and other indirect costs related to contract performance. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, estimated profitability and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revisions are determined.

For smaller or shorter term custom lighting design projects or projects where estimated total costs cannot be determined, revenue is recognized using the completed contract method where recognition occurs upon substantial completion and acceptance by the customer of the project. Amounts received as deposits against future completion of completed contract method projects are recorded as unearned revenue until such projects are completed and title passes to the customer.

Product Warranties

The Company generally provides a five-year limited warranty covering defective materials and workmanship of its products and such warranty may require the Company to repair, replace or reimburse the purchaser for the purchase price of the product. The estimated costs related to warranties are accrued at the time products are sold based on various factors, including the Company’s stated warranty policies and practices, the historical frequency of claims and the cost to repair or replace its products under warranty. Changes in the warranty liability for the nine months ended September 30, 2013 are as follows:

Warranty provision as of December 31, 2012	$2,108,012
Additions to provision	1,977,142
Less warranty costs	(2,653,091)

Warranty provision as of September 30, 2013	$1,432,063

Fair Value of Financial Instruments

Cash and cash equivalents, accounts receivable, accounts payable, amounts due under lines of credit and other short term borrowings, accrued expense and other current liabilities are carried at amounts that approximate their fair value due to the short-term maturity of these instruments.

The Riverwood Warrants, September 2012 Warrants and the Pegasus Commitment (each as defined in Note 9 below) and the Pegasus Warrant (defined in Note 8 below) were initially recorded at fair value and subsequently reflected at their fair value at the end of each reporting period.

NOTE 3. LIQUIDITY AND CAPITAL RESOURCES

As shown in the condensed consolidated financial statements, the Company has experienced significant net losses as well as negative cash flows from operations since its inception. The Company’s cash expenditures primarily relate to procurement of inventory, payment of salaries, employee benefits and other operating costs and purchases of production equipment and other capital investments. The Company’s primary sources of liquidity have historically been borrowings from Wells Fargo and sales of common stock and preferred stock to, and short-term loans from, affiliates of Pegasus Capital Advisors, L.P. (“Pegasus Capital”), including Pegasus Partners IV, L.P. (“Pegasus IV”), LSGC Holdings, LLC (“LSGC Holdings”), LSGC Holdings II, LLC (“Holdings II”) and PCA LSG Holdings, LLC (“PCA Holdings”), which together with its affiliates, is the Company’s controlling stockholder. However, as detailed below, the Series H and I Preferred Offering (defined in Note 9 below) was provided primarily by parties other than Pegasus Capital and its affiliates.

As of September 30, 2013, the Company had cash and cash equivalents of $10.3 million and an additional $5.0 million in cash subject to restrictions pursuant to the Company’s asset-based revolving credit facility with Wells Fargo (the “Wells Fargo ABL”). The Wells Fargo ABL provides the Company with a borrowing capacity of up to $50.0 million, which capacity is equal to the sum of (i) 85% of its eligible accounts receivable plus up to $7.5 million of eligible inventory, less certain reserves established against such accounts receivable and inventory by Wells Fargo from time to time pursuant to the Wells Fargo ABL, plus (ii) unrestricted cash held in a Wells Fargo deposit account (“Qualified Cash”), plus (iii) the amount of the Second Lien Letter of Credit Facility with Ares Capital Corporation (“Ares Capital”), pledged in favor of Wells Fargo (the “Ares Letter of Credit Facility”) for the benefit of the Company (collectively, the “Borrowing Base”). The Company is at all times required to maintain (i) a Borrowing Base that exceeds the amount of its outstanding borrowings under the Wells Fargo ABL by at least $5.0 million and (ii) $5.0 million in Qualified Cash. The Company would be required to comply with certain specified EBITDA requirements in the event that it has less than $2.0 million available for borrowing under the Wells Fargo ABL.

On March 31, 2013, the Company entered into Amendment No. 6 (“Amendment No. 6”) to the Wells Fargo ABL, which among other things, (i) extended the maturity date of the Wells Fargo ABL to April 2, 2014, and (ii) reduced the maximum credit available under the Wells Fargo ABL by $2.5 million (from $50.0 million to $47.5 million) on November 22, 2013 if (x) the Company’s consolidated earnings (loss) before interest, tax, depreciation and amortization for the nine month period ending on September 30, 2013 is greater than $(20.2 million) and (y) excess availability under the Wells Fargo ABL on November 22, 2013 is less than $10.0 million. As of September 30, 2013, the Company had $30.5 million of outstanding borrowings under the Wells Fargo ABL and additional borrowing capacity of $14.1 million.

On September 11, 2013, the Company issued an aggregate of 17,394 shares of its newly designated Series J Convertible Preferred Stock, par value $0.001 per share (the “Series J Preferred Stock”), at a price of $1,000 per share (the “Stated Value”) for aggregate proceeds of $17.4 million (the “Series J Preferred Offering”). The shares of Series J Preferred Stock were issued pursuant to a preferred stock subscription agreement (the “Series J Subscription Agreement”) entered into between the Company, RW LSG Holdings LLC, (“Riverwood Holdings”), an affiliate of Riverwood LSG Management Holdings LLC (“Riverwood Management”) and Riverwood Capital Partners L.P. (“Riverwood Capital,” and together with Riverwood Holdings, Riverwood Management and their affiliates, “Riverwood”), PCA Holdings and Holdings II. The Company issued 12,500, 2,500 and 2,394 shares of Series J Preferred Stock to Holdings II, PCA Holdings and Riverwood Holdings, respectively.

In an effort to strengthen the balance sheet and provide liquidity to meet the Company’s cash flow needs for the next twelve months, the Company will seek additional sources of liquidity and continue to implement cost control measures. The Company may not have access to sources of liquidity in an amount or on terms that are acceptable to the Company. If the Company is unable to obtain sufficient capital when needed, the Company’s business, compliance with the credit facility and future prospects will be adversely affected.

NOTE 4. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS

Inventories

Inventories consisted of the following as of the dates indicated:

	September 30, 2013	December 31, 2012

Raw materials and components	$14,135,586	$15,150,768
Work-in-process	1,856,235	1,309,447
Finished goods	10,771,072	12,521,229

Total inventory, net	$26,762,893	$28,981,444

As of September 30, 2013 and December 31, 2012, inventories were stated net of inventory valuation allowances of $19.7 million and $25.6 million, respectively. The Company considered a number of factors in estimating the required inventory valuation allowances, including (i) the focus of the business on the next generation of the Company’s products, which utilize lower cost technologies, (ii) the strategic focus on core products to meet the demands of key customers and (iii) the expected demand for the Company’s current generation of products, which are approaching the end of their lifecycle upon the introduction of the next generation of products.

Property and Equipment, Net

Property and equipment, net consisted of the following as of the dates indicated:

	September 30, 2013	December 31, 2012

Leasehold improvements	$1,541,850	$1,627,933
Office furniture and equipment	1,180,563	1,255,244
Computer hardware and software	9,369,127	8,924,424
Tooling, production and test equipment	18,225,025	19,194,959
Construction-in-process	126,692	134,240

Total property and equipment	30,443,257	31,136,800
Accumulated depreciation	(20,335,836)	(14,593,687)

Total property and equipment, net	$10,107,421	$16,543,113

Depreciation related to property and equipment was $2.6 million and $2.2 million for the three months ended September 30, 2013 and 2012, respectively. Depreciation related to property and equipment was $6.9 million and $6.4 million for the nine months ended September 30, 2013 and 2012, respectively.

Impairment of Property and Equipment

Property and equipment are depreciated over their estimated economic lives. Long-lived assets, including property and equipment, are evaluated to determine whether, in management’s judgment, events or changes in circumstances have occurred that may warrant a revision of the estimated useful life or whether the remaining balance should be evaluated for possible impairment. Such impairment tests compare estimated undiscounted cash flows over the remaining life of the property and equipment in assessing whether an asset has been impaired. If an impairment is indicated, the asset is written down to its fair value based on an estimate of its discounted cash flows.

The Company performed an impairment analysis of property and equipment related to its wholly-owned subsidiary, Lighting Science Group Mexico S. de R.L. de C.V. (“LSG Mexico”) in September 2012 due to the announced commitment by the Company’s Board of Directors to transition all manufacturing in Mexico to Jabil Circuit, Inc., the Company’s contract manufacturer in Mexico (the “Mexico Closing”). This review included an assessment of the proposed future use of the property and equipment and their estimated useful lives. As a result of this assessment the Company recorded an impairment charge of $1.7 million for the three and nine months ended September 30, 2012, which is included in Restructuring Expense.

NOTE 5. INTANGIBLE ASSETS

Intangible assets that have finite lives are amortized over their useful lives. The intangible assets, their original fair values and their net book values are detailed below as of September 30, 2013 and December 31, 2012:

	Cost, Less Impairment Charges	Accumulated Amortization	Net Book Value	Estimated Remaining Useful Life
September 30, 2013:
Technology and intellectual property	$1,757,651	$(147,700)	$1,609,951	11.0 to 20.0 years

December 31, 2012:
Technology and intellectual property	$988,629	$(124,219)	$864,410	11.6 to 20.0 years

Total intangible amortization expense was $12,000 and $61,000 for the three months ended September 30, 2013 and 2012, respectively. Total intangible amortization expense was $27,000 and $198,000 for the nine months ended September 30, 2013 and 2012, respectively.

Impairment of Intangible Assets

Intangible assets with estimable useful lives are amortized over their respective useful lives to their estimated residual values, and reviewed to determine if their estimable lives have decreased. Long-lived assets, including intangible assets subject to amortization, are reviewed for impairment whenever, in management’s judgment, conditions indicate a possible impairment. Such impairment tests compare the estimated undiscounted cash flows attributable to such assets to the carrying value of the asset. If an impairment is indicated, the asset is written down to its fair value based on an estimate of its discounted cash flows.

The Company reviewed the amortizable intangible assets acquired in the acquisition of LSGBV for impairment as of September 30, 2012 primarily due to LSGBV’s ongoing negative cash flows from operations, among other factors. This review included an assessment of the current use of these intangible assets and their estimated useful lives. As a result of this review, the Company recorded an impairment charge of $380,000 as of September 30, 2012.

The following table summarizes the total impairment charges recorded by the Company in the third quarter of 2012:

Patents acquired on the acquisition of LSGBV	$15,984
Trademarks acquired on the acquisition of LSGBV	19,541
License agreements acquired on the acquisition of LSGBV	44,923
Customer relationships acquired on the acquisition of LSGBV	299,089

Total impairment charge	$379,537

NOTE 6. LINES OF CREDIT

Wells Fargo

The Wells Fargo ABL provides the Company with borrowing capacity of up to $50.0 million, which capacity is equal to the sum of (i) 85% of its eligible accounts receivable plus $7.5 million of eligible inventory less certain allowances established against such accounts receivable and inventory by Wells Fargo from time to time pursuant to the Wells Fargo ABL, plus (ii) Qualified Cash, plus (iii) the amount of the Ares Letter of Credit Facility. As of September 30, 2013 and December 31, 2012, the Company had $30.5 million and $1.5 million, respectively, outstanding under the Wells Fargo ABL and additional borrowing capacity of $14.1 million and $48.5 million, respectively.

As of September 30, 2013, eligible collateral included $8.2 million of accounts receivable, $25.7 million of inventory and $10.0 million of Qualified Cash. Borrowings under the Wells Fargo ABL bear interest at one of the following two rates (at the Company’s election): (a) the sum of (1) the greater of: (x) the federal funds rate plus 0.50%, (y) the daily three month LIBOR rate plus 1.0% and (z) Wells Fargo’s prime rate; and (2) 0.75%, 1.25% or 1.75%, as applicable, depending on the amount available for borrowing under the facility and subject to any reserves established by Wells Fargo in accordance with the terms of the Wells Fargo ABL; or (b) the sum of the daily three month LIBOR rate plus 3.0%, 3.5% or 4.0%, as applicable, depending on the amount available for borrowing under the facility and subject to any reserves established by Wells Fargo in accordance with the terms of the facility. The interest rate on the Wells Fargo ABL was 3.25% as of September 30, 2013.

The Company is required to pay certain fees, including an unused line fee ranging from 0.375% to 1.0% of the unused portion of the Wells Fargo ABL. Outstanding loans may be prepaid without penalty or premium, except that the Company is required to pay a termination fee ranging from $250,000 to $500,000 (depending on the date of termination) if the facility is terminated by the Company prior to the scheduled maturity date of April 2, 2014 or by Wells Fargo during a default period.

The Wells Fargo ABL contains financial covenants that limit the Company’s ability to incur additional indebtedness or guaranty indebtedness of others, create liens on the Company’s assets, enter into mergers or consolidations, dispose of assets, prepay indebtedness, make changes to the Company’s governing documents and certain agreements, pay dividends or make other distributions on the Company’s capital stock, redeem or repurchase capital stock, make investments, including acquisitions and enter into certain transactions with affiliates. The Company is at all times required to maintain (i) a Borrowing Base that exceeds the amount of its outstanding borrowings under the Wells Fargo ABL by at least $5.0 million and (ii) $5.0 million of Qualified Cash. The Company would be required to comply with certain specified EBITDA requirements in the event that it has less than $2.0 million available for borrowing on the Wells Fargo ABL. The Wells Fargo ABL also contains customary events of default and affirmative covenants, a subjective acceleration clause, a lockbox requirement and cross default provisions.

On March 31, 2013, the Company entered into Amendment No. 6 to the Wells Fargo ABL, which among other things, (i) extended the maturity date of the Wells Fargo ABL to April 2, 2014, and (ii) reduced the maximum credit available under the Wells Fargo ABL by $2.5 million (from $50.0 million to $47.5 million) on November 22, 2013 if (x) the

Company’s consolidated earnings (loss) before interest, tax, depreciation and amortization for the nine month period ending on September 30, 2013 is greater than $(20.2 million) and (y) excess availability under the Wells Fargo ABL on November 22, 2013 is less than $10.0 million.

Pursuant to Amendment No. 6, Wells Fargo also waived certain events of default under the Wells Fargo ABL related to the Company’s creation of Lighting Science India Private Limited (“LSIPL”), its subsidiary in India. The Company also agreed to pledge 65% of the issued and outstanding capital stock of LSIPL as collateral supporting the Wells Fargo ABL. Further, Amendment No. 6 permits the Company to make additional advances to certain affiliates (including LSIPL) in an amount not to exceed $500,000 from the date of Amendment No. 6 through October 1, 2013, and in an amount not to exceed $250,000 thereafter.

On June 4, 2013, the Company entered into Amendment No. 7 to the Wells Fargo ABL, which among other things, increased the limit on the aggregate amount of all letters of credit the Company may issue (the “Letter of Credit Limit”) to $7.0 million from $2.0 million.

Ares Capital

On September 21, 2011, the Company entered into the Ares Letter of Credit Facility, a $25.0 million standby letter of credit issued by Ares Capital in favor of Wells Fargo for the benefit of the Company. As a condition to Ares Capital’s agreement to provide the Ares Letter of Credit Facility for the benefit of the Company, the Company entered into the Second Lien Letter of Credit, Loan and Security Agreement (the “Ares Loan Agreement”) with Ares Capital. In accordance with the Ares Loan Agreement, the Company agreed to reimburse Ares Capital for any amounts drawn on the Ares Letter of Credit Facility and to permanently reduce the face amount of the Ares Letter of Credit Facility by such amount. Further, the Company agreed that any such reimbursement obligation would automatically convert into a term loan (an “Ares Term Loan”) by Ares Capital to the Company secured by substantially all of the assets of the Company. The Ares Letter of Credit Facility may only be used to collateralize borrowings pursuant to the Wells Fargo ABL.

Interest on any Ares Term Loan accrues at either (at the Company’s election): (a) 9.0% per annum plus the greater of (i) The Wall Street Journal prime rate, (ii) the sum of 0.50% per annum and the federal funds rate and (iii) the sum of 1.0% per annum and the higher of the daily one month LIBOR rate and 1.5% per annum; or (b) 10.0% per annum plus the greater of (i) 1.5% per annum and (ii) the daily one-month LIBOR rate. The Company is required to pay certain fees to Ares Capital under the Ares Loan Agreement including: (a) an annual administrative fee of $50,000, payable quarterly in advance; (b) a quarterly fronting fee equal to the product of the average daily undrawn face amount of the Ares Letter of Credit Facility multiplied by 0.75% per annum; and (c) a quarterly letter of credit fee equal to the product of the average daily undrawn face amount of the Ares Letter of Credit Facility multiplied by 10.0% per annum.

On April 1, 2013, the Company entered into Amendment No. 1 (“Amendment No. 1”) to the Ares Letter of Credit Facility (the “Ares Amendment”), which extends the maturity date of the Ares Letter of Credit Facility to April 2, 2014. Pursuant to the Ares Amendment, Ares Capital also waived certain events of defaults under the Ares Letter of Credit Facility related to our creation of LSIPL. The Company also agreed to pledge 65% of the issued and outstanding capital stock of LSIPL as collateral supporting the Ares Letter of Credit Facility.

NOTE 7. FAIR VALUE MEASUREMENTS

The Fair Value Measurements and Disclosures Topic of the Financial Accounting Standards Board Accounting Standards Codification (“ASC”) defines fair value as the price at which an asset could be exchanged in a current transaction between knowledgeable, willing parties. A liability’s fair value is defined as the amount that would be paid to transfer the liability to a new obligor, not the amount that would be paid to settle the liability with the creditor.

Assets and liabilities measured at fair value are categorized based upon the level of judgment associated with the inputs used to measure their fair value. Hierarchical levels are directly related to the amount of subjectivity associated with the inputs to a fair valuation of these assets and liabilities and are based on (i) unadjusted quoted prices that are available in active markets for the identical assets or liabilities at the measurement date (Level 1); (ii) quoted prices in non-active markets or inputs that are observable either directly or indirectly for substantially the full term of the asset or liability (Level 2); and (iii) prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement (Level 3).

The Company has recorded the Riverwood Warrants, the September 2012 Warrants and the Pegasus Commitment (each as defined in Note 9 below) and the Pegasus Warrant (defined in Note 8 below) at their fair values using the Monte Carlo valuation method and they are valued on a recurring basis at the end of each reporting period.

The following table sets forth by level within the fair value hierarchy the Company’s financial assets and liabilities that were accounted for at fair value on a recurring basis as of September 30, 2013, according to the valuation techniques the Company used to determine their fair values:

	Fair Value Measurement as of September 30, 2013
	Quoted Price in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	Level 1	Level 2	Level 3
Assets (Recurring):
Pegasus Commitment	$—	$—	$1,600,000

Liabilities (Recurring):
Riverwood Warrants	$—	$—	$6,639,952
September 2012 Warrants	—	—	1,600,000
Pegasus Warrant	—	—	3,700,000

	$—	$—	$11,939,952

The following table is a reconciliation of the beginning and ending balances for assets and liabilities that were accounted for at fair value on a recurring basis using Level 3 inputs as defined above for the nine months ended September 30, 2013:

	Total	Pegasus Commitment	Riverwood Warrants	September 2012 Warrant	Pegasus Warrant
Beginning balance, December 31, 2012	$(7,960,705)	$1,360,000	$(7,960,705)	$(1,360,000)	$—
Realized and unrealized gains (losses) included in net loss	1,320,753	240,000	1,320,753	(240,000)	—
Purchases, sales, issuances and settlements	(3,700,000)	—	—	—	(3,700,000)
Transfers in or out of Level 3	—	—	—	—	—

Ending balance, September 30, 2013	$(10,339,952)	$1,600,000	$(6,639,952)	$(1,600,000)	$(3,700,000)

As of September 30, 2013, the Company had no financial assets or liabilities that were accounted for at fair value on a non-recurring basis.

NOTE 8. SERIES J REDEEMABLE CONVERTIBLE PREFERRED STOCK

Series J Preferred Stock

On September 11, 2013, the Company entered into the Series J Subscription Agreement with Riverwood Holdings, PCA Holdings and Holdings II, pursuant to which the Company issued an aggregate of 17,394 shares of Series J Preferred Stock, at a price of $1,000 per share, for gross proceeds of $17.4 million. The Company issued 12,500, 2,500 and 2,394 shares of Series J Preferred Stock to Holdings II, PCA Holdings and Riverwood Holdings, respectively. As compensation for advisory services provided by Pegasus, on September 11, 2013, the Company issued a warrant to Holdings II (the “Pegasus Warrant”) representing the right to purchase 10,000,000 shares of common stock at a variable exercise price that will be determined on the date of exercise.

In connection with the Series J Preferred Offering, and pursuant to the certificates of designation governing the shares of the Company’s Series H Preferred Stock (the “Series H Certificate of Designation”) and Series I Preferred Stock (the “Series I Certificate of Designation”), the Company agreed to offer to all holders of shares of Series H Preferred Stock (defined in Note 9), and Series I Preferred Stock (defined in Note 9), the right to purchase shares of Series J Preferred Stock based upon such holder’s ownership of the Company’s outstanding shares of common stock on a fully diluted, as converted basis (the “Preemptive Rights Offering”). Pursuant to the Series J Subscription Agreement, Pegasus committed to purchase the number of shares of Series J Preferred Stock equal to 20,000 minus the aggregate number of shares of Series J Preferred Stock issued in the Series J Preferred Offering and the Preemptive Rights Offering at a price per share equal to the Stated Value (the “Pegasus Series J Commitment”). On October 16, 2013, the Company completed the Preemptive Rights Offering and issued an aggregate of 1,449 shares of Series J Preferred Stock at the Stated Value, for aggregate gross proceeds of $1.4 million. Pursuant to the Pegasus Series J Commitment, Pegasus is obligated to purchase 1,157 shares of Series J Preferred Stock on or before November 19, 2013 at the Stated Value, for aggregate gross proceeds of $1.2 million.

The Series J Preferred Stock is senior to the Series H Preferred Stock, the Series I Preferred Stock and the common stock and is entitled to dividends of the same type as any dividends or other distribution of any kind payable or to be made on outstanding shares of common stock, on an as converted basis. Each share of Series J Preferred Stock is convertible at any time, at the election of the holder thereof, into the number of shares of common stock (the “Optional Conversion Shares”) equal to the quotient obtained by dividing (a) the Stated Value of such shares of Series J Preferred Stock by (b) the $0.95 conversion price, subject to certain adjustments.

The Company will redeem all outstanding shares of Series J Preferred Stock for an amount in cash equal to the Liquidation Amount (as defined below) upon the Company’s receipt of a notice from the holders of Series H Preferred Stock that would require the Company to redeem the shares of Series H Preferred Stock pursuant to the Series H Certificate of Designation. The redemption of any shares of Series J Preferred Stock would be senior and prior to any redemption of Series H Preferred Stock or Series I Preferred Stock and any holder of shares of Series J Preferred Stock may elect to have less than all or none of such holder’s shares of Series J Preferred Stock redeemed. At any time after the Company has redeemed any shares of Series H Preferred Stock, at any time thereafter each holder of shares of Series J Preferred Stock may elect to have all or a portion of such holder’s shares of Series J Preferred Stock redeemed by the Company for an amount in cash equal to the Liquidation Amount of such shares of Series J Preferred Stock.

The “Liquidation Amount” of each share of Series J Preferred Stock is equal to the greater of (a) the fair market value of the Optional Conversion Shares and (b) if the applicable reference date occurs (i) on or prior to May 26, 2014, an amount equal to the product obtained by multiplying (A) the Stated Value by (B) 1.75; and (ii) subsequent to May 26, 2014, an amount equal to the product obtained by multiplying (A) the Stated Value by (B) 2.0.

In accordance with ASC 480, “Distinguishing Liabilities from Equity,” the shares of Series J Preferred Stock are recorded as mezzanine equity because such shares contain terms that allow the holder to redeem the shares for cash, and for which redemption is not solely within the control of the Company. In accordance with ASC 480-10-S99, the Company will recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the shares of Series J Preferred Stock to equal the redemption value at the end of each reporting period. The Series J Preferred Stock was recorded at redemption value as of September 11, 2013, which included a deemed dividend due to the redemption feature and resulted in the Company recording an increase of $21.6 million to the Series J Preferred Stock with an offset in additional paid-in capital. There was no change in the redemption value as of September 30, 2013.

Pegasus Warrant

The Pegasus Warrant was issued to Holdings II on September 11, 2013 in consideration for advisory services provided by Pegasus. The Pegasus Warrant represents the right to purchase 10,000,000 shares of common stock at a variable exercise price that will be determined on the date of exercise. The exercise price will be equal to the difference obtained by subtracting (a) the fair market value for each share of common stock on the day immediately preceding the date of exercise from (b) the quotient obtained by dividing (i) approximately 2.764% of the amount by which the total equity value of the Company exceeds $523.9 million (as may be adjusted for subsequent capital raises) by (ii) the number of shares of common stock underlying the Pegasus Warrant; provided that for so long as the total equity value of the Company is less than or equal to $523.9 million (as may be adjusted for subsequent capital raises) the Pegasus Warrant will not be exercisable. The Pegasus Warrant provides for certain anti-dilution adjustments and if unexercised, expires on May 25, 2022.

The Pegasus Warrant is considered a derivative financial instrument in accordance with ASC 815-10-15, “Derivatives and Hedging” due to the variable nature of the warrant exercise price. The Pegasus Warrant was recorded as a liability at fair value using the Monte Carlo valuation method at issuance with changes in fair value measured and recorded at the end of each quarter. There was no change in fair value of the Pegasus Warrant for the period from September 11, 2013 (date of issuance) through September 30, 2013.

NOTE 9. SERIES H AND SERIES I REDEEMABLE CONVERTIBLE PREFERRED STOCK

Series H and I Preferred Stock

On May 25, 2012, the Company entered into a preferred stock subscription agreement (the “Series H and I Subscription Agreement”) with Riverwood Holdings and certain other purchasers, pursuant to which the Company issued 60,705 shares of Series H Convertible Preferred Stock (the “Series H Preferred Stock”) and 6,364 shares of Series I Convertible Preferred Stock (the “Series I Preferred Stock” and together with the Series H Preferred Stock, the “Preferred Shares”) at a price of $1,000 per Preferred Share (the “Series H and I Preferred Offering”), for gross proceeds of $67.1 million. As compensation for Riverwood’s provision of certain financial and structural analysis, due diligence investigations, corporate strategy and other advice and negotiation assistance to the Company in connection with the Series H and I Preferred Offering, the Company issued a warrant to Riverwood Management (the “Riverwood Warrant”) representing the right to purchase 18,092,511 shares of common stock at a variable exercise price that will be determined on the date of exercise.

On September 25, 2012, the Company also entered into a separate preferred stock subscription agreement (together, the “September 2012 Subscription Agreements”) with each of (i) Portman Limited (“Portman”) and (ii) Cleantech Europe II (A) LP (“Cleantech A”) and Cleantech Europe II (B) LP (“Cleantech B” and together with Cleantech A, “Zouk”), pursuant to which the Company issued 49,000 shares of Series H Preferred Stock at a price of $1,000 per shares of Series H Preferred Stock (the “September 2012 Preferred Offering”), for gross proceeds of $49.0 million. In conjunction with the September 2012 Preferred Offering, the Company also issued warrants to each of Portman, Cleantech A and Cleantech B to purchase 4,000,000, 3,406,041 and 593,959 shares of common stock, respectively (the “September 2012 Warrants”).

On September 11, 2013, in connection with the Series J Preferred Offering, Riverwood and Pegasus, as the “Primary Investors” of the Series H Preferred Stock and Series I Preferred Stock, respectively, approved the Amended and Restated Series H Certificate of Designation and the Amended and Restated Series I Certificate of Designation (collectively, the “Amended Certificates of Designation”) and certain holders of shares of Series H Preferred Stock and Series I Preferred Stock agreed to make certain amendments to the agreements entered into in connection with the purchase of (i) the shares of Series H Preferred Stock and Series I Preferred Stock and (ii) the Company’s previously issued shares of Series F Preferred Stock and Series G Preferred Stock, which were subsequently converted into shares of Series H Preferred Stock and Series I Preferred Stock (collectively, the “Preferred Stock Subscription Agreements”).

The Amended Certificates of Designation amend the terms of the Series H Certificate of Designation and Series I Certificate of Designation to, among other things, (i) reduce the price used to determine the number of shares of common stock each share of Series H Preferred Stock and Series I Preferred Stock can be converted into at the election of each holder from $1.18 to $0.95 (the “Conversion Price”); (ii) remove the covenant requiring the Company to comply with certain minimum thresholds related to the Company’s consolidated earnings before interest, taxes, depreciation and amortization for 2013 and 2014; (iii) increase, from $10 million to $50 million, the amount of indebtedness the Company can incur without the consent of Riverwood and Pegasus (in each case, in their capacity as “Primary Investor” of the Series H Preferred Stock and Series I Preferred Stock, respectively) and (iv) make certain other clarifying amendments to the Certificates of Designation. The reduction in the Conversion Price for the Series H Preferred Stock and the Series I Preferred Stock resulted in the Company recording a deemed dividend of $14.4 million, which is reflected in earnings per share allocated to controlling shareholders and noncontrolling shareholders.

The Preferred Shares are entitled to dividends of the same type as any dividends or other distribution of any kind payable or to be made on outstanding shares of common stock, on an as converted basis. Each Preferred Share is convertible at any time, at the election of the holder thereof, into the Optional Conversion Shares equal to the quotient obtained by dividing (a) the $1,000 by (b) the $0.95 conversion price, subject to certain adjustments.

In accordance with ASC 480, “Distinguishing Liabilities from Equity,” the Preferred Shares are recorded as mezzanine equity because the Preferred Shares contain terms that allow the holder to redeem the shares for cash, and for which redemption is not solely within the control of the Company. In accordance with ASC 480-10-S99, the Company will recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the Preferred Shares to equal the redemption value at the end of each reporting period. There was no change in the redemption value during the period ending September 30, 2013.

Riverwood Warrants

The Riverwood Warrant was issued to Riverwood Management on May 25, 2012 in consideration for services provided in connection with the Series H and I Preferred Offering. The Riverwood Warrant represents the right to purchase 18,092,511 shares of common stock at a variable exercise price that will be determined on the date of exercise. Subsequent to the issuance of the Riverwood Warrant, Riverwood assigned a portion of the Riverwood Warrant representing the right to purchase an aggregate of 5,427,751 shares of common stock to certain of the former members of Riverwood Management. The exercise price will be equal to the difference obtained by subtracting (a) the fair market value for each share of common stock on the day immediately preceding the date of exercise from (b) the quotient obtained by dividing (i) 5% of the amount by which the total equity value of the Company exceeds $523.9 million (as may be adjusted for subsequent capital raises) by (ii) the number of shares of common stock underlying the Riverwood Warrants; provided that for so long as the total equity value of the Company is less than or equal to $523.9 million (as may be adjusted for subsequent capital raises) the Riverwood Warrants will not be exercisable. The Riverwood Warrants provide for certain anti-dilution adjustments and if unexercised, expire on May 25, 2022.

The Riverwood Warrants are considered a derivative financial instrument in accordance with ASC 815-10-15, “Derivatives and Hedging” due to the variable nature of the warrant exercise price. The Riverwood Warrants were recorded as a liability at fair value using the Monte Carlo valuation method at issuance with changes in fair value measured and recorded at the end of each quarter. The change in fair value of the Riverwood Warrants was $(2.1) million and $2.4 million for the three months ended September 30, 2013 and 2012, respectively, and was included in the (increase) decrease in fair value of liabilities under derivative contracts in the consolidated statement of operations and comprehensive loss. The change in fair value of the Riverwood Warrants was $1.3 million and $2.7 million for the nine months ended September 30, 2013 and 2012, respectively, and was included in the decrease in fair value of liabilities under derivative contracts in the consolidated statement of operations and comprehensive loss.

September 2012 Warrants and September 2012 Commitment Agreement

In connection with the issuance of the September 2012 Warrants, on September 25, 2012, the Company entered into a Commitment Agreement (the “September 2012 Commitment Agreement”) with Pegasus, pursuant to which the Company is obligated to buy from Pegasus IV or its affiliates shares of common stock equal to the number of shares, if any, for which the September 2012 Warrants are exercised, up to an aggregate number of shares of common stock equal to the aggregate number of shares of common stock underlying all of the September 2012 Warrants (the “Pegasus Commitment”). The purchase price for any shares of common stock purchased by the Company pursuant to the Pegasus Commitment will be equal to the consideration paid to the Company pursuant to the September 2012 Warrants. With respect to any September 2012 Warrants exercised on a cashless basis, the consideration to Pegasus IV in exchange for the number of shares of common stock issued to the exercising holder of September 2012 Warrants would be the reduction in the Pegasus Commitment equal to the reduction in the number of shares underlying the September 2012 Warrants.

Subject to certain limitations, Pegasus IV has the right to cancel its obligations to the Company pursuant to the September 2012 Commitment Agreement with respect to all or a portion of the Pegasus Commitment then outstanding (a “Pegasus Call”). Upon the exercise of a Pegasus Call, the Company will have the obligation to purchase that number of September 2012 Warrants equal to the Pegasus Commitment subject to the Pegasus Call for an amount equal to the consideration paid by Pegasus IV pursuant to such Pegasus Call.

The September 2012 Warrants are exercisable on or after the tenth business day following the third anniversary of the Issuance Date at an exercise price of $0.72 per share of common stock. If unexercised, the September 2012 Warrants expire upon the earlier of (i) a Change of Control of the Company (as defined in the Series H Certificate of Designation) prior to the three-year anniversary of the Issuance Date; (ii) the occurrence of any event that results in holders of shares of Series H Preferred Stock having a right to require the Company to redeem the shares of Series H Preferred Stock prior to the three-year anniversary of the Issuance Date; (iii) consummation of a qualified public offering (“QPO”) (as defined in the Series H Certificate of Designation) prior to the three-year anniversary of the Issuance Date or (iv) receipt by the Company of a Redemption Notice (as defined in the Subscription Agreements). The September 2012 Warrants also provide for certain anti-dilution adjustments.

The September 2012 Warrants are considered derivative financial instruments in accordance with ASC 815-10-15, “Derivatives and Hedging” due to the cash settlement feature in the instrument. The September 2012 Warrants were recorded as liabilities at fair value using the Monte Carlo valuation method at issuance with changes in fair value measured and recorded at the end of each quarter. The increase in fair value of the September 2012 Warrants was $320,000 and $240,000 for the three and nine months ended September 30, 2013, respectively, and was included in additional paid-in capital. There was no change in fair value of the September 2012 Warrants for the period from September 25, 2012 (date of issuance) through September 30, 2012.

The Pegasus Commitment is classified as a financial instrument under ASC 480, “Distinguishing Liabilities from Equity” due to the Company’s obligation to purchase its own shares in the event the September 2012 Warrants are exercised by the holders. The Pegasus Commitment was recorded as an asset at fair value using the Monte Carlo valuation method at issuance with changes in fair value measured and recorded at the end of each quarter. The change in fair value of the Pegasus Commitment was $320,000 and $240,000 for the three and nine months ended September 30, 2013, respectively, and was included in additional paid-in capital. The change in fair value of the Pegasus Commitment generally offsets the change in fair value of the September 2012 Warrants for the same period.

NOTE 10. SERIES G PREFERRED UNITS

Series G Preferred Units

On December 1, 2011, the Company entered into a Series G Preferred Unit Subscription Agreement (the “Series G Subscription Agreement”) with PCA Holdings, Pegasus IV, Holdings II, Leon Wagner, a member of the Company’s board of directors and certain accredited investors (together with Pegasus IV, PCA Holdings, Holdings II and any additional investors that may become party to the Series G Subscription Agreement, the “Series G Purchasers”). Pursuant to the Series G Subscription Agreement and subsequent subscription agreements on terms substantially similar to the Series G

Subscription Agreement entered into between December 2011 and May 2012, the Company issued an aggregate of 52,358 Series G Preferred Units at a price per Series G Preferred Unit of $1,000 for total consideration of $52.4 million. Holdings II purchased an aggregate of 14,958 Series G Preferred Units; PCA Holdings purchased an aggregate of 17,650 Series G Preferred Units; Leon Wagner purchased an aggregate of 6,500 Series G Preferred Units; and the additional accredited investors purchased an aggregate of 13,250 Series G Preferred Units.

In accordance with ASC 480, “Distinguishing Liabilities from Equity,” the shares of Series G Preferred Stock were recorded initially at fair value as a liability as the Series G Preferred Stock may have required settlement in a variable number of shares of common stock. Subsequent to initial recognition, the shares of Series G Preferred Stock were recorded at the present value of the amount to be paid at settlement, accruing interest cost using the rate implicit at inception. The common stock was recorded to equity at fair value and was not subsequently revalued. The difference between the amount recorded at issuance and the original issuance price was being accreted using the effective interest method over the term of the Series G Preferred Stock. Accretion of Series G Preferred Stock was $0 and $7.5 million for the three and nine months ended September 30, 2012, respectively.

Pursuant to the Series G Subscription Agreement, if, at any time while shares of Series G Preferred Stock remained outstanding, the Company issued securities (other than pursuant to the Company’s equity-based compensation plans) that resulted in gross proceeds to the Company of at least $50.0 million (a “Series G Subsequent Transaction”), the Company was required to notify all holders of Series G Preferred Stock of the terms and conditions of such Series G Subsequent Transaction. Upon the consummation of the Series H and I Preferred Offering, the Company completed the required notification and, as described above, and pursuant to the Rollover Offering, all holders of Series G Preferred Stock converted their shares of Series G Preferred Stock into a number of shares of Series H Preferred Stock or Series I Preferred Stock (at the holder’s election) equal to the quotient obtained by dividing the aggregate liquidation value of the outstanding shares of Series G Preferred Stock held by each holder by the stated value of $1,000 per share. Each holder retained all of the shares of common stock issued as part of the Series G Preferred Units. Upon this conversion of the Series G Preferred Stock, each share of Series G Preferred Stock was valued at its accrued value, which included the initial fair value plus any dividends accrued through the date of conversion.

Series G Preferred Stock Annual Cumulative Dividend

Each share of Series G Preferred Stock was entitled to an annual cumulative dividend of, (i) initially, 10.0%, (ii) commencing on November 17, 2012, 15.0%, and (iii) commencing on February 21, 2014, 18.0%, on the accrued value of such share. The dividend accrued daily and was scheduled to compound on (i) November 17, 2012 and, (ii) from and after November 17, 2012, December 31 and June 30 of each year.

The dividend was scheduled to accrue over the term of the Series G Preferred Stock on a weighted average rate based upon the applicable dividend rate over the term. On each dividend payment date subsequent to November 17, 2012, such dividend was required to be paid to each holder in cash semi-annually in arrears. The Company was only required to pay such dividend in cash to the extent that such payment would not result in an event of default under the Company’s (i) Wells Fargo ABL or (ii) Ares Loan Agreement. Any dividend that was scheduled to accrue on or after November 17, 2012, and was required to be paid in cash but was not actually paid in cash, was to continue to accrue and compound and be added to the accrued value of the Series G Preferred Stock.

During the three and nine months ended September 30, 2012, the Company recorded $0 and $1.8 million of dividends expense on the Series G Preferred Stock, respectively.

NOTE 11. STOCKHOLDERS’ EQUITY

For the three and nine months ended September 30, 2013, the Company recorded expense of $238,000 related to restricted stock awards and $0 and $20,000, respectively, related to stock options issued to the Company’s directors. For the three and nine months ended September 30, 2012, the Company recorded expense of $302,000 and $966,000, respectively, related to restricted stock awards and $11,000 and $129,000, respectively, related to stock options issued to the Company’s directors.

On January 2, 2013, Jeremy S. M. Cage was appointed Chief Executive Officer and the Company issued 500,000 shares of restricted stock to Mr. Cage as part of his compensation package. On March 22, 2013, the Company issued 192,308 shares of restricted stock to Brad Knight as part of his compensation package. For the three and nine months ended September 30, 2013, the Company recorded expense of $49,000 and $119,000, respectively, related to the restricted stock awards issued to Messrs. Cage and Knight.

Warrants for the Purchase of Common Stock

On January 13, 2011, the Company issued a warrant (the “THD Warrant”) to The Home Depot, Inc. (“The Home Depot”) pursuant to which The Home Depot may purchase up to 5.0 million shares of the Company’s common stock at an exercise price of $2.00 per share, subject to certain vesting conditions. The THD Warrant was issued in connection with the Company’s Strategic Purchasing Agreement with The Home Depot, which it entered into on July 23, 2010 and pursuant to which it supplies The Home Depot with LED retrofit lamps and fixtures. The THD Warrant provided that 1.0 million shares of common stock would be eligible for vesting following each year ending December 31, 2011 through December 31, 2015, subject to The Home Depot having gross product orders from the Company, in dollar terms, that are at least 20% more than the gross product orders in the immediately preceding year. For the shares underlying the THD Warrant to be eligible for vesting following the years ending December 31, 2014 and 2015, The Home Depot would be required to extend the Strategic Purchasing Agreement for additional one-year periods beyond its initial term of three years. On August 12, 2013, the Company and The Home Depot entered into Amendment No. 1 to the Strategic Purchasing Agreement which, among other things, extended the term of the Agreement for an additional three years. As of May 25, 2012, as a result of the Series H and I Preferred Offering, the exercise price of the THD Warrants adjusted, pursuant to the terms of such warrants, from $2.00 to $1.95 per share of common stock. The number of shares of common stock into which the THD Warrants were exercisable also adjusted, pursuant to the terms of the warrant, from 5,000,000 to 5,123,715 shares. Each vested portion of the THD Warrant will expire on the third anniversary following the vesting of such portion.

As of September 30, 2013, the following warrants for the purchase of common stock were outstanding:

Warrant Holder	Reason for Issuance	Number of Common Shares	Exercise Price	Expiration Date

Investors in rights offering	Series D Warrants	567,912	$5.57 to $5.59	March 3, 2022 through April 19, 2022

The Home Depot	Purchasing agreement	5,123,715	$1.95	2014 through 2018

RW LSG Management Holdings LLC	Riverwood Warrants	12,664,760	Variable	May 25, 2022

Certain other investors	Riverwood Warrants	5,427,751	Variable	May 25, 2022

Cleantech Europe II (A) LP	September 2012 Warrants	3,406,041	$0.72	September 25, 2022

Cleantech Europe II (B) LP	September 2012 Warrants	593,959	$0.72	September 25, 2022

Portman Limited	September 2012 Warrants	4,000,000	$0.72	September 25, 2022

Aquillian Investments LLC	Private Placement Series H	830,508	$1.18	September 25, 2017

Pegasus	Pegasus Warrant	10,000,000	Variable	May 25, 2022

		42,614,646

As of September 30, 2013, all warrants shown in the table above were fully vested and exercisable, except a portion of the THD Warrant, the Riverwood Warrants, the September 2012 Warrants and the Pegasus Warrant. As discussed above, 2,049,486 shares issuable pursuant to the THD Warrant vested during 2012 and 2011, when the product purchases for these periods satisfied the prescribed vesting conditions, and 3,074,229 shares remain subject to vesting in accordance with similar product purchasing terms. Pursuant to the terms of the Riverwood Warrants and the Pegasus Warrant, these were not exercisable as of September 30, 2013 because the aggregate fair market value of the Company’s outstanding shares of common stock (as determined in accordance with the terms of the Riverwood Warrants and the Pegasus Warrant) was less than $523.9 million (subject to adjustment in accordance with the terms of the Riverwood Warrants and the Pegasus Warrant). The September 2012 Warrants will become exercisable on October 9, 2015.

The fair value of the THD Warrant is determined using the Monte Carlo valuation method and will be adjusted at each reporting date until they have been earned for each year and these adjustments will be recorded as a reduction in the related revenue (sales incentive) from The Home Depot. As of September 30, 2013 and 2012, the Company determined that a portion of the THD Warrant was expected to vest during the period based on purchases made by The Home Depot during the nine months ended September 30, 2013 and 2012 and, accordingly, recorded (increase)/reductions in revenue of $9,000 and $23,000 for the three and nine months ended September 30, 2013, respectively, and $(257,000) and $458,000 for the three and nine months ended September 30, 2012, respectively.

NOTE 12: EARNINGS (LOSS) PER SHARE

Upon issuance of the LSGC Letter Agreement on January 17, 2012, the Company determined that two classes of common stock had been established for financial reporting purposes only, with common stock attributable to controlling stockholders representing shares beneficially owned and controlled by Pegasus Capital and its affiliates and the common stock attributable to noncontrolling stockholders representing the minority interest stockholders. For the three and nine months ended September 30, 2013 and 2012, the Company computed net loss per share of noncontrolling stockholders and controlling stockholders common stock using the two-class method. Net loss from operations is initially allocated based on the underlying common shares held by controlling and noncontrolling stockholders. The allocation of the net losses attributable to the common stock attributable to controlling stockholders is then reduced by the amount of the deemed dividend related to the Repurchase Obligation, while the allocation of net losses attributable to the common stock attributable to noncontrolling stockholders is increased by the amount of the deemed dividend related to the Repurchase Obligation (See Note 13 for further discussion).

The following table sets forth the computation of basic and diluted net loss per share of common stock:

	For the Three Months Ended September 30
	2013		2012
	Controlling Shareholders	Noncontrolling Shareholders	Controlling Shareholders	Noncontrolling Shareholders
Basic and diluted net income per share:
Net loss attributable to common stock	$(21,156,773)	$(4,346,354)	$(19,990,435)	$(4,005,071)
Deemed dividends related to the Series J Preferred Stock attributable to all shareholders	(17,910,579)	(3,679,470)	—	—
Deemed dividends due to change in Series H and Series I Preferred Stock conversion price attributable to all shareholders	(11,982,712)	(2,461,676)	—	—
Deemed dividends related to the Series H and I Preferred Stock attributable to all shareholders	—	—	(43,320,722)	(8,679,278)

Undistributed net loss	$(51,050,064)	$(10,487,500)	$(63,311,157)	$(12,684,349)

Basic and diluted weighted average number of common shares outstanding	170,672,339	35,062,174	170,560,715	34,171,729

Basic and diluted net loss per common share	$(0.30)	$(0.30)	$(0.37)	$(0.37)

	For the Nine Months Ended September 30
	2013		2012
	Controlling Shareholders	Noncontrolling Shareholders	Controlling Shareholders	Noncontrolling Shareholders
Basic and diluted net income per share:
Net loss attributable to common stock	$(47,896,411)	$(9,822,624)	$(77,840,649)	$(15,108,629)
Deemed dividends related to the Series J Preferred Stock attributable to all shareholders	(17,915,855)	(3,674,194)	—	—
Deemed dividends due to change in Series H and Series I Preferred Stock conversion price attributable to all shareholders	(11,986,242)	(2,458,146)	—	—
Deemed dividends related to the Repurchase Obligation on common stock attributable to controlling shareholders	—	—	12,488,175	(12,488,175)
Deemed dividends related to the Series H and I Preferred Stock attributable to all shareholders	—	—	(167,913,898)	(32,591,568)

Undistributed net loss	$(77,798,508)	$(15,954,964)	$(233,266,372)	$(60,188,372)

Basic and diluted weighted average number of common shares outstanding	170,645,985	34,996,177	171,573,632	33,301,911

Basic and diluted net loss per common share	$(0.46)	$(0.46)	$(1.36)	$(1.81)

Basic earnings per share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding for the applicable period. Diluted earnings per share is computed in the same manner as basic earnings per share except the number of shares is increased to assume exercise of potentially dilutive stock options, unvested restricted stock and contingently issuable shares using the treasury stock method and convertible preferred shares using the if-converted method, unless the effect of such increases would be anti-dilutive. The Company had 190.4 million and 111.1 million common stock equivalents for the three months ended September 30, 2013 and 2012, respectively, and 186.8 million and 53.0 million common stock equivalents for the nine months ended September 30, 2013 and 2012, respectively, which were not included in the diluted net loss per common share as the common stock equivalents were anti-dilutive, as a result of being in a net loss position.

NOTE 13: RELATED PARTY TRANSACTIONS

Effective June 23, 2010, the Company entered into a support services agreement with Pegasus Capital (the “Original Support Services Agreement”), pursuant to which the Company agreed to pay Pegasus Capital $187,500 for each of the four calendar quarters following the effective date of the Original Support Services Agreement and $125,000 for each of the four calendar quarters thereafter in exchange for certain support services during such periods. The Original Support Services Agreement expired on June 30, 2012. On May 25, 2012, the Company entered into a new Support Services Agreement (“2012 Support Services Agreement”) with Pegasus Capital, pursuant to which the Company agreed to pay Pegasus Capital $125,000 for each calendar quarter beginning on July 1, 2012, in exchange for certain support services during such periods. The 2012 Support Services Agreement expires upon the earlier of: (i) June 30, 2017; (ii) a Change of Control or (iii) a QPO. During the first 30 days of any calendar quarter, the Company has the right to terminate the 2012 Support Services Agreement, effective immediately upon written notice to Pegasus Capital. Pegasus Capital is an affiliate of Pegasus IV and LSGC Holdings, which are the Company’s largest stockholders and beneficially owned approximately 82.2% of the Company’s common stock as of September 30, 2013.

On January 17, 2012, the Company entered into the LSGC Letter Agreement with LSGC Holdings pursuant to which it agreed to the Repurchase Obligation. In accordance with the LSGC Letter Agreement, the Company agreed to pay Pegasus IV a fee of $250,000 for expenses incurred by Pegasus IV and its affiliates related to the these transactions. This fee was recognized as interest expense over the life of the Series G Preferred Units. For the three and nine months ended September 30, 2012, the Company recognized related party interest expense of $0 and $250,000, respectively. In addition, during the three and nine months ended September 30, 2012, the Company recorded $0 and $250,000, respectively, of management fees pursuant to the Original Support Services Agreement and the 2012 Support Services Agreement, included in selling, distribution and administrative expense. For the three and nine months ended September 30, 2013 there was no related party interest expense or management fees incurred.

On May 25, 2012, the Company entered into a Support Services Agreement (the “Riverwood Support Services Agreement”) with Riverwood Holdings and Riverwood Management, pursuant to which the Company agreed to pay Riverwood Holdings $20,000 for the period from May 25, 2012 through June 30, 2012 and thereafter $50,000 for each calendar quarter beginning on July 1, 2012, in exchange for certain support services during such periods. The Riverwood Support Services Agreement expires upon the earlier of: (i) May 25, 2022, (ii) such date that Riverwood Management and/or its affiliates directly or indirectly beneficially own less than 37.5% of the shares of Series H Preferred Stock purchased pursuant to the Preferred Offering, on an as-converted basis (together with any shares of common stock issued upon conversion thereof); (iii) such date that the Company and Riverwood may mutually agree in writing (iv) a Change of Control or (v) a QPO. In addition, the Company has brought in several employees of Riverwood to provide consulting services, including Brad Knight, who served as the Company’s Chief Operations Officer until July 8, 2013 and now leads the transition of our manufacturing operations to our contract manufacturer in Asia. During the three and nine months ended September 30, 2013, the Company incurred $656,000 and $1.7 million, respectively, of consulting fees for services provided by Riverwood, included in selling, distribution and administrative expense. During the three and nine months ended September 30, 2012, the Company incurred $387,000 and $648,000, respectively, of consulting fees for services provided by Riverwood, included in selling, distribution and administrative expense.

In connection with the September 2012 Preferred Offering, the Company entered into a Support Services Agreement (the “Zouk Support Services Agreement”) with Zouk, pursuant to which the Company agreed to pay Zouk $100,000 each calendar quarter beginning with the quarter ended September 30, 2012, in exchange for certain support services during such periods. The Zouk Support Services Agreement expires upon the earlier of: (i) September 25, 2022; (ii) such date that Zouk and/or its affiliates directly or indirectly beneficially own less than 37.5% of the shares of Series H Preferred Stock purchased pursuant to the September 2012 Preferred Offering, on an as-converted basis; (iii) such date that the Company and Zouk may mutually agree in writing; (iv) a Change of Control and (v) a QPO.

On September 25, 2012 and in connection with the September 2012 Preferred Offering each of Pegasus Capital, Riverwood Holdings, Portman and Zouk entered into a Fee Waiver Letter Agreement, pursuant to which the parties agreed to suspend payment of the fees payable in connection with their respective support services or other agreements between the Company and such parties until revoked by their unanimous written consent.

On September 11, 2013, the Company entered into the Series J Subscription Agreement with Riverwood Holdings, PCA Holdings and Holdings II, pursuant to which the Company issued an aggregate of 17,394 shares of Series J Preferred Stock at the Stated Value for gross proceeds of $17.4 million. The Company issued 12,500, 2,500 and 2,394 shares of Series J Preferred Stock to Holdings II, PCA Holdings and Riverwood Holdings, respectively. As compensation for advisory services provided by Pegasus, the Company issued the Pegasus Warrant to Holdings II on September 11, 2013, which represents the right to purchase 10,000,000 shares of common stock at a variable exercise price that will be determined on the date of exercise. Pursuant to the Series J Subscription Agreement and the Pegasus Series J Commitment, Pegasus is obligated to purchase 1,157 shares of Series J Preferred Stock on or before November 19, 2013 at the Stated Value, for aggregate gross proceeds of $1.2 million.

During the three and nine months ended September 30, 2013, the Company incurred no consulting fees for services provided by GYRO LLC, a marketing company affiliated with Pegasus Capital. During the three and nine months ended September 30, 2012, the Company incurred consulting fees of $16,000 and $118,000, respectively, for services provided by GYRO LLC, which were included in selling, distribution and administrative expense.

During the three and nine months ended September 30, 2013, the Company incurred consulting fees of $0 and $15,000, respectively, for services provided by T&M Protection Resources, primarily for the facility in Monterrey, Mexico, which were included in selling, distribution and administrative expense. T&M Protection Resources is a security company affiliated with Pegasus Capital. During the three and nine months ended September 30, 2012, the Company incurred consulting fees of $17,000 and $40,000, respectively, for services provided by T&M Protection Resources

During the three and nine months ended September 30, 2013, the Company incurred no consulting fees for services provided by MWW Group, a marketing company owned by Michael Kempner, a former director of the Company. During the three and nine months ended September 30, 2012, the Company incurred consulting fees of $40,000 and $148,000, respectively, for public relations and corporate communications services provided by MWW Group, which were included in selling, distribution and administrative expense.

On February 24, 2012, April 2, 2012 and May 2, 2012, the Company sold 2,000, 1,000 and 2,000 Series G Preferred Units to Leon Wagner, a member of the board of directors, for total proceeds of $5.0 million.

On each of March 20, March 28, 2012 and May 18, 2012, the Company sold 2,000 Series G Preferred Units, respectively, to PCA Holdings for total proceeds of $6.0 million. On April 13, 2012, the Company sold 2,000 Series G Preferred Units to Holdings II for total proceeds of $2.0 million.

NOTE 14. CONCENTRATIONS OF CREDIT RISK

For the three and nine months ended September 30, 2013, the Company had one customer whose revenue represented 56% and 52% of total revenue, respectively. For the three and nine months ended September 30, 2012, the Company had two customers whose revenue collectively represented 67% and 72% of total revenue, respectively.

As of September 30, 2013, the Company had one customer whose accounts receivable balance represented 60% of accounts receivables, net of allowances. As of December 31, 2012, the Company had two customers whose accounts receivable balances collectively represented 77% of accounts receivables, net of allowances.

NOTE 15. RESTRUCTURING EXPENSE

In May 2012, the Company began implementing a new restructuring plan designed to build upon the restructuring plan initiated in the third quarter of 2011, to further increase efficiencies across the organization and lower its overall cost structure. This restructuring plan included a significant reduction in full time headcount in Mexico resulting from the Company’s continued shift of its manufacturing and production processes to the Company’s contract manufacturer in Mexico. The Company also replaced ten members of management in the United States, following the completion of the Series H and I Preferred Offering in May 2012.

On September 24, 2012, the Company’s board of directors committed to the Mexico Closing. As of September 30, 2013, the Mexico Closing is substantially complete. The Mexico Closing was expected to result in the termination of approximately 520 employees, of which all but 1 were terminated by September 30, 2013. As of September 30, 2012, the Company had accrued expenses and charges related to the Mexico Closing of $1.7 million in severance and $1.7 million in non-cash asset impairment. The restructuring charges are included in the line item restructuring expenses in the consolidated statements of operations and comprehensive loss. For the three and nine months ended September 30, 2013, the Company recorded $55,000 and $184,000, respectively, in restructuring expense in the condensed consolidated statements of operations and comprehensive loss for each period, of which $99,000 was related to termination of the lease on the Mexico manufacturing facility. For the three and nine months ended September 30, 2012, the Company incurred $2.2 million and $4.1 million, respectively, of costs as a result of severance and termination benefits.

In addition to the charges noted above, the Company expects to incur certain other charges in connection with the Mexico Closing. While the total estimate of these costs is not yet final, the Company currently expects to incur approximately $400,000 in expense with most of these remaining costs being incurred or accrued during the year ending December 31, 2013.

As of September 30, 2013, the accrued liability associated with the restructuring charges consisted of the following:

	Workforce Reduction	Excess Facilities	Total
Accrued liability as of December 31, 2012	$1,620,956	$—	$1,620,956
Charges	—	99,004	99,004
Payments	(1,451,450)	(99,004)	(1,550,454)

Accrued liability as of September 30, 2013	$169,506	$—	$169,506

The remaining restructuring expense accrual that had not been paid as of September 30, 2013 of $170,000 is expected to be paid by December 31, 2013.

NOTE 16. COMMITMENTS AND CONTINGENCIES

Legal Proceedings

The Company is subject to the possibility of loss contingencies arising in its business and such contingencies are accounted for in accordance with ASC Topic 450, “Contingencies.” In determining loss contingencies, the Company considers the possibility of a loss as well as the ability to reasonably estimate the amount of such loss or liability. An estimated loss is recorded when it is considered probable that a liability has been incurred and when the amount of loss can be reasonably estimated. In the ordinary course of business, the Company is routinely a defendant in or party to various pending and threatened legal claims and proceedings. The Company believes that any liability resulting from these various claims will not have a material adverse effect on its results of operations or financial condition; however, it is possible that extraordinary or unexpected legal fees could adversely impact our financial results during a particular period. During its ordinary course of business, the Company enters into obligations to defend, indemnify and/or hold harmless various customers, officers, directors, employees, and other third parties. These contractual obligations could give rise to additional litigation costs and involvement in court proceedings.

On June 22, 2012, Geveran Investments Limited (“Geveran”), a stockholder of the Company, filed a lawsuit against the Company and several others in the Circuit Court of the Seventeenth Judicial Circuit in and for Broward County, Florida. The action, styled Geveran Investments Limited v. Lighting Science Group Corp., et al., Case No. 12-17738 (07), names as defendants the Company; Pegasus Capital Advisors, L.P. (“Pegasus”) and nine other entities affiliated with Pegasus; Richard Weinberg, a former director and former interim CEO of the Company and a former partner at Pegasus; Gregory Kaiser, a former CFO of the Company; J.P. Morgan Securities, LLC (“J.P. Morgan”); and two employees of J.P. Morgan. Geveran seeks rescission of its $25.0 million investment in the Company, as well as recovery of attorneys’ fees and court costs, jointly and severally against the Company, Pegasus, Mr. Weinberg, Mr. Kaiser, J.P. Morgan and the two J.P. Morgan employees, for alleged violation of Florida securities laws. Geveran alternatively seeks unspecified money damages, as well as recovery of court costs, for alleged common law negligent misrepresentation against these same defendants. In July 2013, following the court’s partial grant of Defendants’ Motion to Dismiss the Complaint for More Definite Statement, Geveran served its First Amended Complaint, which adds three new claims for intentional torts.

The Company has retained counsel, denies liability in connection with this matter, and intends to continue to vigorously defend against the claims asserted by Geveran. While the case is in its early stages and the outcome of any litigation is inherently difficult to predict, the Company currently believes that it has strong defenses against Geveran’s claims of rescission, that a grant of the remedy of rescission is unlikely and the amount of possible loss, if any, cannot be reasonably estimated at this time. The outcome, if unfavorable, could have a material adverse effect on the Company.

On August 3, 2012, the Company and its co-defendants filed a motion to transfer this lawsuit from Broward County to the Circuit Court of the Eighteenth Judicial Circuit in and for Brevard County, Florida. On October 30, 2012, the court entered an order transferring the lawsuit to the Ninth Judicial Circuit in and for Orange County, Florida. In September 2013, that order was affirmed by the Fourth District Court of Appeals. The litigation is now proceeding in Orange County (Case No. 2012-CA-020121-O).

The Company believes that, subject to the terms and conditions of the relevant policies (including retention and policy limits), directors and officers insurance coverage will be available to cover nearly all of the Company’s legal fees and costs in this matter. However, given the unspecified nature of Geveran’s maximum damage claims, insurance coverage may not be available for, or such coverage may not be sufficient to fully pay, a judgment or settlement in favor of Geveran. The Company has also paid a portion of the legal fees incurred by J.P. Morgan and its affiliates in this lawsuit in connection with the engagement of J.P. Morgan as placement agent for the Company’s private placement with Geveran, and expects to pay, in the future, the reasonable legal fees incurred by J.P. Morgan in this case. Such payments are not covered by the Company’s insurance coverage and have been substantial. The engagement letter executed with J.P. Morgan provides that the Company will indemnify J.P. Morgan and its affiliates from liabilities relating to J.P. Morgan’s activities as placement agent, unless such activities are finally judicially determined to have resulted from J.P. Morgan’s bad faith, gross negligence or willful misconduct.

During October 2011, the Company was notified of a contract dispute between LSGBV, the Company’s subsidiary in the Netherlands, and one of its distributors in which the distributor is seeking monetary damages of approximately $1.2 million. Arbitration was held before the International Chamber of Commerce (“ICC”), in The Hague, in January 2013, and a decision is expected to be rendered in the near future, following the completion of a report by an ICC appointed economics expert. The Company estimates a loss of up to $300,000 in connection with this matter, and has provided a reserve for this amount in its financial statements.

NOTE 17. SUBSEQUENT EVENTS

On October 15, 2013, the board of directors approved the dissolution of LSGBV and LSIPL as part of the Company’s efforts to reduce its cost structure and preserve cash flow.

Through and including            , 2014 (25 days after the date of this prospectus), all dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Shares

Common Stock

PROSPECTUS

            , 2014

Part II

Information Not Required in Prospectus

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses, other than the underwriting discounts and commissions payable by us, in connection with the offer and sale of the securities being registered. All amounts shown are estimates except for the SEC registration fee and the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee.

SEC registration fee		$17,415
FINRA filing fee		$15,500
Printing expenses	$
Legal fees and expenses	$
Accounting fees and expenses	$
Miscellaneous expenses	$

Total expenses	$

Item 14.	Indemnification of Directors and Officers.

Section 102(b)(7) of the DGCL allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our Certificate of Incorporation provides for this limitation of liability.

Section 145 of the DGCL (“Section 145”) provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, or were, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Our Bylaws provide that we will indemnify our directors and officers to the fullest extent authorized by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our Certificate of Incorporation or Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

We have entered into indemnification agreements with each of our officers and directors. Under these agreements, we have agreed to indemnify our officers and directors to the fullest extent permitted by applicable law against any and all expenses arising from any “proceeding” (as such term is defined in the Indemnification Agreement) in which an officer or director was, is or will be involved as a party or otherwise by reason of such officer or director’s service as, or actions taken while, (i) a director or officer of the company or (ii) at the request of the company, a director, officer, employee, agent or trustee of another enterprise. Following a written request by an officer or director, we are required to advance (within 20 days of receipt of such written request) to such officer or director, whether prior to or after final disposition of any proceeding, any and all expenses relating to such officer or director’s defense of such proceeding. Our obligations to provide indemnification is subject to a determination, (i) upon written request of an officer or director, by independent counsel (chosen by such officer or director) in a written opinion to the Board, or (ii) if such written request is not made, by us in accordance with applicable law. In such instances, we shall bear the burden of proof in establishing that such officer or director is not entitled to indemnification. Additionally, we are not required to indemnify an officer or director: (i) for amounts otherwise identifiable under the indemnification agreements that such officer or director has already received under any insurance policy, contract, agreement or otherwise (subject to certain exceptions as described in the Indemnification Agreement), (ii) for expenses and the payment of profits relating to any violation of Section 16(b) of the Exchange Act, (iii) as prohibited by applicable law, or (iv) for any proceeding initiated or brought voluntarily by such officer or director, unless (A) such proceeding is brought (x) to enforce such officer or director’s rights under his/her indemnification agreement, our charter documents or any other insurance policy or agreements relating to indemnification, or (y) with the permission of the Board; or (B) otherwise required by Delaware law.

We also maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

In the underwriting agreement we enter into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us with the meaning of the Securities Act against certain liabilities.

Item 15.	Recent Sales of Unregistered Securities.

Set forth below is information regarding all securities sold by us within the past three years. Also included is the consideration, if any, received by us for such shares, options and warrants and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed.

Issuances During Fiscal Year 2011

1.	On January 3, 2011, we issued 286,365 shares of common stock to our non-employee directors in settlement of directors’ fees of $945,000 for 2011. These shares were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act.

2.	On January 13, 2011, we issued the THD Warrant to The Home Depot pursuant to which The Home Depot may purchase up to 5,000,000 shares of common stock at an exercise price of $2.00 per share, subject to vesting as described therein. The THD Warrant was issued to The Home Depot pursuant to the exemption from registration provided by Section 4(2) of the Securities Act.

3.	On January 26, 2011, we issued 5,454,545 shares of our common stock, at a price per share of $3.30 and aggregate proceeds of $18.0 million, in a private placement to Pegasus IV, Messrs. Kempner and Wagner, certain operating advisors of Pegasus Capital, and certain trusts affiliated with, and business associates of, Mr. Wagner. Pegasus IV and two of its operating advisors purchased an aggregate of 3,167,333 shares of our common stock for an aggregate purchase price of $10,452,200. Mr. Kempner, a former director of the company and operating advisor of Pegasus Capital, and Mr. Wagner, a director of the company, also purchased 60,606 and 634,394 shares of common stock, respectively, for an aggregate purchase price of $200,000 and $2,093,500, respectively. Such shares were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act, and the safe harbors for sales under Section 4(2) provided by Regulation D promulgated pursuant to the Securities Act.

4.	On February 9, 2011, we entered into an exchange agreement with LSGC Holdings, effective as of February 4, 2011, pursuant to which we issued 54,500,000 shares of our common stock in exchange for LSGC Holdings’: (i) Series D Warrant to purchase 60,758,777 shares of our common stock and (ii) warrant, originally issued to Pegasus IV on July 25, 2008, to purchase 942,857 shares of our common stock. The warrant exchange was exempt from registration under the Securities Act pursuant to an exemption from registration provided by Section 3(a)(9) of the Securities Act.

5.	On April 27, 2011, the company entered into an exchange agreement with Koninklijke Philips Electronics N.V (“Philips”) pursuant to which we issued 1,359,273 shares of our common stock to Philips in exchange for the warrant held by Philips to purchase 6,501,526 shares of common stock, which was issued upon separation of our Series D Units. The warrant exchange was exempt from registration under the Securities Act pursuant to an exemption from registration provided by Section 3(a)(9) of the Securities Act.

6.	On May 10, 2011 and May 16, 2011, respectively, we entered into subscription agreements with Geveran and Al Bawardi Enterprises LLC, organized under the laws of the jurisdiction of United Arab Emirates (“Al Bawardi”), pursuant to which we issued 6,250,000 and 387,500 shares of common stock to Geveran and Al Bawardi, respectively, at a price per share of $4.00 for an aggregate purchase price of $26,550,000. The shares of common stock were issued to Geveran and Al Bawardi in a private placement exempt from registration pursuant to Regulation S of the Securities Act.

7.	On May 16, 2011, we entered into a subscription agreement with LSGC Holdings and Holdings II, pursuant to which LSGC Holdings and Holdings II purchased 3,750,000 and 1,635,800 shares of common stock, respectively, at a price per share of $4.00 for an aggregate purchase price of $21,543,200. We issued the shares of common stock to LSGC Holdings and Holdings II in a private placement exempt from registration pursuant to Section 4(2) of the Securities Act.

8.	On November 17, 2011, we entered into a subscription agreement with PCA Holdings and Pegasus IV pursuant to which we gave PCA Holdings, Pegasus IV and their permitted assigns the option to purchase up to 40,000 units of our Series F Units. PCA Holdings purchased 10,000 Series F Units for an aggregate purchase price of $10,000,000 and Mr. Wagner purchased 1,500 Series F Units for an aggregate purchase price of $1,500,000. We issued the option to PCA Holdings and Pegasus IV, and the shares of Series F Preferred Stock and common stock to PCA Holdings and Mr. Wagner, pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and the safe harbors for sales provided by Regulation D promulgated thereunder.

9.	On December 1, 2011, we entered into the Series G Unit Subscription Agreement with PCA Holdings, Pegasus IV, Holdings II, Ensemble Lights, LLC, (“Ensemble”), Belfer Investment Partners L.P., (“Belfer”), Lime Partners, LLC, (“Lime”), Mr. Mark Kristoff and Mr. Alan Docter, pursuant to which we issued an aggregate of 23,958 Series G Units. Holdings II, Ensemble, Belfer, Lime, Mr. Doctor and Mr. Kristoff purchased 6,458, 2,000, 1,200, 800, 1,000, and 1,000 Series G Units, respectively, for an aggregate of 12,458 Series G Units and total consideration of $12,458,000.00. We issued the shares of Series G Preferred Stock and common stock to the these purchasers pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and the safe harbors for sales provided by Regulation D promulgated thereunder. In addition, pursuant to their respective conversion rights, we issued PCA Holdings and Mr. Wagner 10,000 and 1,500 Series G Units, respectively, in exchange for the Series F Units held by PCA Holdings and Mr. Wagner. Furthermore, the option held by PCA Holdings to purchase Series F Units was replaced by a right to purchase Series G Units. We issued the shares of Series G Preferred Stock and common, and the option to purchase Series G Units, to the PCA Holdings and Mr. Wagner (as applicable) pursuant to the exemption from registration provided by Section 3(a)(9) of the Securities Act.

10.	On December 16, 2011, we issued 6,500 Series G Units to Holdings II at a price per Series G Unit of $1,000 and total consideration of $6,500,000. The Company issued the shares of Series G Preferred Stock and common stock to Holdings II pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and the safe harbors for sales provided by Regulation D promulgated thereunder.

11.	During 2011, we issued 13,705 shares of our common stock to certain employees under the 2011 ESPP at prices ranging from $1.62 to $2.32 per share. These shares were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act.

12.	During 2011, we issued 350 shares of our common stock to certain employees under the 2008 ESPP at $4.13 per share. These shares were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act.

Issuances During Fiscal Year 2012

13.	On January 11, 2012, the company issued 150 Series G Units to an accredited investor for total proceeds of $150,000. These Series G Units, including the shares of our Series G Preferred Stock and common stock issuable therewith, were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and the safe harbors for sales provided by Regulation D promulgated thereunder.

14.	On January 17, 2012, we issued 5,000 of our Series G Units to Continental for total proceeds of $5,000,000. These Series G Units, including the shares of our Series G Preferred Stock and common stock issuable therewith, were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and the safe harbors for sales provided by Regulation D promulgated thereunder.

15.	On February 24, 2012, we issued 2,000 Series G Units to Mr. Wagner at a price per Series G Unit of $1,000 and total consideration of $2,000,000. These Series G Units, including the shares of our Series G Preferred Stock and common stock issuable therewith, were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and the safe harbors for sales provided by Regulation D promulgated thereunder.

16.	On March 13, 2012, we issued 100 Series G Units to an accredited investor for total proceeds of $100,000. These Series G Units, including the shares of our Series G Preferred Stock and common stock issuable therewith, were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and the safe harbors for sales provided by Regulation D promulgated thereunder.

17.	On March 20, 2012, we issued 2,000 Series G Units to PCA Holdings at a price per Series G Unit of $1,000 and total consideration of $2,000,000. These Series G Units, including the shares of our Series G Preferred Stock and common stock issuable therewith, were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and the safe harbors for sales provided by Regulation D promulgated thereunder.

18.	On March 28, 2012, we issued a total of 630,254 shares of restricted common stock and stock options to purchase 125,000 shares of the common stock to our non-employee directors in settlement of director fees for 2012. These shares were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act.

19.	On March 28, 2012, we issued 2,000 Series G Units to PCA Holdings for total proceeds of $2,000,000. These Series G Units, including the shares of our Series G Preferred Stock and common stock issuable therewith, were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and the safe harbors for sales provided by Regulation D promulgated thereunder.

20.	On April 12, 2012, we issued 1,000 Series G Units to Mr. Wagner for total proceeds of $1.0 million. These Series G Units, including the shares of our Series G Preferred Stock and common stock issuable therewith, were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and the safe harbors for sales provided by Regulation D promulgated thereunder.

21.	On April 13, 2012, we issued 2,000 Series G Units of the company’s securities to Holdings II at a price per Series G Unit of $1,000.00 and total consideration of $2,000,000. These Series G Units, including the shares of our Series G Preferred Stock and common stock issuable therewith, were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and the safe harbors for sales provided by Regulation D promulgated thereunder.

22.	On May 2, 2012, we issued 2,000 Series G Units to Mr. Wagner at a price per Series G Unit of $1,000 and total consideration of $2,000,000. These Series G Units, including the shares of our Series G Preferred Stock and common stock issuable therewith, were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and the safe harbors for sales provided by Regulation D promulgated thereunder.

23.	On May 18, 2012, we issued 2,000 Series G Units to PCA Holdings at a price per Series G Unit of $1,000 and total consideration of $2,000,000. These Series G Units, including the shares of our Series G Preferred Stock and common stock issuable therewith, were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and the safe harbors for sales provided by Regulation D promulgated thereunder.

24.	On May 25, 2012, pursuant to the Riverwood Offering, we issued an aggregate of 60,705 shares of Series H Preferred Stock and 6,364 shares of Series I Convertible Preferred Stock at a price of $1,000, for gross proceeds of approximately $67,069,000. These Series H and I Units, including the shares of our Series H and I Preferred Stock, were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and the safe harbors for sales provided by Regulation D promulgated thereunder.

25.	On May 25, 2012, pursuant to the Rollover Offering, we issued a total of 4,346 shares of Series H Preferred Stock and 50,001 shares of Series I Preferred Stock to the Series G Investors. Such shares of Series H Preferred Stock and Series I Preferred Stock were issued pursuant to the exemption from registration provided by Section 3(a)(9) of the Securities Act.

26.	On May 25, 2012, we issued 6,000 shares of Series I Preferred Stock to Continental in lieu of $6,000,000 owed to pursuant to a letter agreement. Such shares of Series H Preferred Stock and Series I Preferred Stock were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and the safe harbors for sales provided by Regulation D promulgated thereunder.

27.	On May 25, 2012, we issued a total of 218,096 shares of restricted common stock and stock options to purchase 15,068 shares of the common stock to certain of our non-employee directors in settlement of director fees for the remainder of 2012. These shares were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act.

28.	On May 25, 2012, in connection with the Riverwood Offering, we issued the Original Riverwood Warrant to Riverwood Management. The Original Riverwood Warrant represented the right to purchase 18,092,511 shares of common stock at an exercise price determined at the date of exercise pursuant to a formula as described therein. The Original Riverwood Warrant was issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and the safe harbors for sales provided by Regulation D promulgated thereunder.

29.	On June 15, 2012, in exchange for the Original Riverwood Warrant, we issued the New Riverwood Warrant and Transfer Warrants to purchase 12,664,760 and 5,427,751 shares of common stock, respectively. The New Riverwood Warrant and Transfer Warrants were issued pursuant to the exemption from registration pursuant to the exemption from registration provided by Section 3(a)(9) of the Securities Act.

30.	On September 25, 2012, we issued an aggregate of 49,000 shares of the Company’s Series H Preferred Stock, at a price of $1,000 per share, including (i) 24,500 shares of Series H Preferred Stock to Portman, and (ii) 20,862 and 3,638 shares of Series H Preferred Stock to Cleantech A and Cleantech B, respectively, for total proceeds of $49 million. Such shares of Series H Preferred Stock were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and the safe harbors for sales provided by Regulation D promulgated thereunder.

31.	On September 25, 2012, we issued warrants to Portman, Cleantech A and Cleantech B to purchase 4,000,000; 3,406,041; and 593,959 shares of common stock respectively. The warrants were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and the safe harbors for sales provided by Regulation D promulgated thereunder.

32.	During 2012, we issued 89,707 shares of our common stock to certain employees under the 2011 ESPP at prices ranging from $1.34 to $0.58 per share. These shares were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and the safe harbors for sales provided by Regulation D promulgated thereunder.

Issuances During Fiscal Year 2013

33.	On September 11, 2013, we issued an aggregate of 17,394 shares of Series J Preferred Stock at a price of $1,000 per share, including 12,500, 2,500 and 2,394 shares of Series J Preferred Stock to Holdings II, PCA Holdings and Riverwood Holdings, respectively, for total proceeds of approximately $17.4 million. The shares of Series J Preferred Stock were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and the safe harbors for sales provided by Regulation D promulgated thereunder.

34.	On September 11, 2013, as compensation for the advisory services provided by Pegasus, we issued the Pegasus Warrant to Holdings II. The Pegasus Warrant represents the right to purchase 10,000,000 shares of common stock at an exercise price determined at the date of exercise pursuant to a formula as described therein. The Pegasus Warrant was issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and the safe harbors for sales provided by Regulation D promulgated thereunder.

35.	On October 16, 2013, we issued an aggregate of 1,449 shares of Series J Preferred Stock at a price of $1,000 per share. We issued 1,337, 100 and 12 shares to Continental Casualty, UVE Partners and LJH Partners, respectively, for total proceeds of approximately $1.5 million. The shares of Series J Preferred Stock were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and the safe harbors for sales provided by Regulation D promulgated thereunder.

36.	On November 19, 2013, we issued 1,157 shares of Series J Preferred Stock at a price of $1,000 per share to LSGC Holdings for total proceeds of approximately $1.2 million. Such shares of Series J Preferred Stock were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and the safe harbors for sales provided by Regulation D promulgated thereunder.

37.	During 2013, we issued 88,284 shares of our common stock to certain employees under the 2011 ESPP at prices ranging from $0.57 to $0.29 per share. These shares were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and the safe harbors for sales provided by Regulation D promulgated thereunder.

Issuances During Fiscal Year 2014

38.	On January 3, 2014, we issued 2,000 Series J Securities to PCA Holdings, 6,000 Series J Securities to Holdings II and 2,860 Series J Securities to Riverwood Holdings at a price of $1,000 per Series J Security. Each Series J Preferred Security consisted of (i) one share of Series J Preferred Stock and (ii) a warrant to purchase 2,650 shares of the common stock. The Series J Securities were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and the safe harbors for sales provided by Regulation D promulgated thereunder.

39.	On January 3, 2014, we issued 2,500 Series J Securities to PCA Holdings, 13,657 Series J Securities to Holdings II, 2,394 Series J Securities to Riverwood Holdings, 1,337 Series J Securities to Continental Casualty, 100 Series J Securities to UVE Partners and 12 Series J Securities to LJH Partners. Such Series J Securities were issued in exchange for an equivalent number of shares of Series J Preferred Stock pursuant to the Series J Subscription Agreements and the Series J Certificate of Designation in connection with the consummation of the Follow-On Offering. The Series J Securities were issued pursuant to the exemption from registration provided by Section 3(a)(9) of the Securities Act and the safe harbors for sales provided by Regulation D promulgated thereunder.

40.	On January 9, 2014, we issued 2,188 Series J Securities to Cleantech A and 382 Series J Securities to Cleantech B at a price of $1,000 per Series J Security for total proceeds of $2.5 million. The Series J Securities were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and the safe harbors for sales provided by Regulation D promulgated thereunder.

41.	On January 14, 2014, we issued 4,000 Series J Securities to PCA LSG at a price of $1,000 per Series J Security for total proceeds of $4.0 million. The Series J Securities were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and the safe harbors for sales provided by Regulation D promulgated thereunder.

42.	During 2014, we issued 3,851 shares of our common stock to certain employees under the 2011 ESPP at prices ranging from $0.32 to $0.31 per share. These shares were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and the safe harbors for sales provided by Regulation D promulgated thereunder.

Item 16.	Exhibits and Financial Statement Schedules.

(a)	Exhibits

The exhibit index attached hereto is incorporated herein by reference.

(b)	Financial Statement Schedules

No financial statement schedules are provided because the information called for is not applicable or is shown in the financial statements or notes.

Item 17.	Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	For the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4)	For the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Satellite Beach, State of Florida, on February 14, 2014.

LIGHTING SCIENCE GROUP CORPORATION

/s/ Richard H. Davis, Jr.

Richard H. Davis, Jr.
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the 14th day of February 2014.

Signature	Capacity in which Signed

/s/ Richard H. Davis, Jr.	Chief Executive Officer and Director
Richard H. Davis, Jr.	(Principal Executive Officer)

/s/ Thomas C. Shields	Chief Financial Officer
Thomas C. Shields	(Principal Financial Officer and Principal Accounting Officer)

/s/ Craig Cogut	Chairman of the Board of Directors
Craig Cogut

/s/ Donald Harkleroad	Director
Donald Harkleroad

/s/ Warner Philips	Director
Warner Philips

/s/ Jonathan Rosenbaum	Director
Jonathan Rosenbaum

/s/ Steven Wacaster	Director
Steven Wacaster

Director
Leon Wagner

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

1.1#	Form of Underwriting Agreement.

3.1*	Amended and Restated Certificate of Incorporation of Lighting Science Group Corporation (previously filed as Exhibit 3.1 to the Quarterly Report on Form 10-Q filed on October 14, 2009, File No. 0-20354, and incorporated herein by reference).

3.2*	Amended and Restated Bylaws of Lighting Science Group Corporation (previously filed as Exhibit 3.1 to the Current Report on Form 8-K filed on December 28, 2010, File No. 0-20354, and incorporated herein by reference).

3.3*	Certificate of Elimination of the Certificates of Designations of Preferred Stock filed with the Secretary of State of Delaware on April 5, 2011 (previously filed as Exhibit 3.1 to the Current Report on Form 8-K filed on April 5, 2011, File No. 0-20354, and incorporated herein by reference).

3.4*	Certificate of Elimination filed with the Secretary of State of Delaware on December 6, 2011 (previously filed as Exhibit 3.1 to the Current Report on Form 8-K filed on December 6, 2011, File No. 0-20354, and incorporated herein by reference).

4.1*	Form of Warrant A, dated March 9, 2007 (previously filed as Exhibit 10.2 to the Current Report on Form 8-K filed on March 12, 2007, File No. 0-20354, and incorporated herein by reference).

4.2*	Specimen Common Stock Certificate (previously filed as Exhibit 4.14 to Amendment No. 1 to the Registration Statement on Form S-1/A filed on January 12, 2010, File No. 333-162966, and incorporated herein by reference).

4.3*	Warrant Agreement, dated as of December 22, 2010 by and among Lighting Science Group Corporation and American Stock Transfer & Trust Company, LLC (previously filed as Exhibit 4.1 to the Current Report on Form 8-K filed on January 4, 2011, File No. 0-20354, and incorporated herein by reference).

4.4*	Warrant to Purchase Common Stock of Lighting Science Group Corporation, dated January 13, 2011 and issued to The Home Depot, Inc. (previously filed as Exhibit 4.1 to the Current Report on Form 8-K filed on January 20, 2011, File No. 0-20354, and incorporated herein by reference).

4.5*	Warrant to Purchase Common Stock of Lighting Science Group Corporation, dated May 25, 2012 and issued to RW LSG Management Holdings LLC (previously filed as Exhibit 4.3 to the Current Report on Form 8-K filed on June 1, 2012, File No. 0-20354, and incorporated herein by reference).

4.6*	Form of Warrant to Purchase Common Stock of Lighting Science Group Corporation, dated June 15, 2012 and issued to RW LSG Management Holdings LLC and certain other investors. (previously filed as Exhibit 4.6 to the Amendment No. 2 to the Registration Statement on Form S-1 filed on September 27, 2012, File No. 333-172165, and incorporated herein by reference).

4.7*	Registration Rights Agreement, dated as of May 25, 2012, by and among Lighting Science Group Corporation and RW LSG Holdings LLC and RW LSG Management Holdings LLC (previously filed as Exhibit 10.4 to the Current Report on Form 8-K filed on June 1, 2012, File No. 0-20354, and incorporated herein by reference).

EXHIBIT NUMBER	DESCRIPTION

4.8*	Amendment to Amended and Restated Registration Rights Agreement, dated as of May 25, 2012, by and among Lighting Science Group Corporation, Pegasus Partners IV, L.P. and LSGC Holdings LLC (previously filed as Exhibit 10.5 to the Current Report on Form 8-K filed on June 1, 2012, File No. 0-20354, and incorporated herein by reference).

4.9*	Amended and Restated Registration Rights Agreement, dated as of January 23, 2009, by and between Lighting Science Group Corporation and Pegasus Partners IV, L.P. (previously filed as Exhibit 4.1 to the Current Report on Form 8-K filed on January 30, 2009, File No. 0-20354, and incorporated herein by reference).

4.10*	Registration Rights Agreement, dated January 14, 2011 between Lighting Science Group Corporation and The Home Depot, Inc. (previously filed as Exhibit 4.2 to the Current Report on Form 8-K filed on January 20, 2011, File No. 0-20354, and incorporated herein by reference).

4.11*	Registration Rights Agreement, dated as of June 6, 2011, between Lighting Science Group Corporation and Geveran Investments, Ltd (previously filed as Exhibit 4.8 to the Quarterly Report on Form 10-Q filed on August 15, 2011, File No. 0-20354, and incorporated herein by reference).

4.12*	Amended and Restated Registration Rights Agreement, dated April 22, 2008, by and among Lighting Science Group Corporation, C. van de Vrie Holding B.V., W. van de Vrie Holding B.V., R.Q. van de Vrie Holding B.V. and Q. van de Vrie Jr. Holding B.V., Y.B. van de Vrie Holding B.V. and LED Holdings, LLC (previously filed as Exhibit 4.1 to the Current Report on Form 8-K filed on April 24, 2008, File No. 0-20354, and incorporated by reference).

4.13*	Certificate of Designation of Series F Preferred Stock (previously filed as Exhibit 4.1 to the Current Report on Form 8-K filed on November 21, 2011, File No. 0-20354, and incorporated herein by reference).

4.14*	Certificate of Designation of Series G Preferred Stock (previously filed as Exhibit 4.1 to the Current Report on Form 8-K filed on December 6, 2011, File No. 0-20354, and incorporated herein by reference).

4.15*	Certificate of Increase of Series G Preferred Stock filed with the Secretary of State of Delaware on February 24, 2012 (previously filed as Exhibit 4.1 to the Current Report on Form 8-K filed on February 29, 2012, File No. 0-20354, and incorporated herein by reference).

4.16*	Certificate of Designation of Series H Preferred Stock filed with the Secretary of State of Delaware on May 25, 2012 (previously filed as Exhibit 4.1 to the Current Report on Form 8-K filed on June 1, 2012, File No. 0-20354, and incorporated herein by reference).

4.17*	Certificate of Designation of Series I Preferred Stock filed with the Secretary of State of Delaware on May 25, 2012 (previously filed as Exhibit 4.1 to the Current Report on Form 8-K filed on June 1, 2012, File No. 0-20354, and incorporated herein by reference).

4.18*	Certificate of Designation of Series J Preferred Stock filed with the Secretary of State of Delaware on September 11, 2013 (previously filed as Exhibit 4.1 to the Current Report on Form 8-K filed on September 13, 2013, File No. 0-20354, and incorporated herein by reference).

EXHIBIT NUMBER	DESCRIPTION

4.19*	Amended and Restated Certificate of Designation of Series H Preferred Stock filed with the Secretary of State of Delaware on September 11, 2013 (previously filed as Exhibit 4.2 to the Current Report on Form 8-K filed on September 13, 2013, File No. 0-20354, and incorporated herein by reference).

4.20*	Amended and Restated Certificate of Designation of Series I Preferred Stock filed with the Secretary of State of Delaware on September 11, 2013 (previously filed as Exhibit 4.3 to the Current Report on Form 8-K filed on September 13, 2013, File No. 0-20354, and incorporated herein by reference).

4.21*	Warrant, dated as of September 25, 2012, issued to Cleantech Europe II (A) LP. (previously filed as Exhibit 4.1 to the Current Report on Form 8-K filed on September 27, 2012, File No. 0-20354, and incorporated herein by reference).

4.22*	Warrant, dated as of September 25, 2012, issued to Cleantech Europe II (B) LP. (previously filed as Exhibit 4.2 to the Current Report on Form 8-K filed on September 27, 2012, File No. 0-20354, and incorporated herein by reference).

4.23*	Warrant, dated as of September 25, 2012, issued to Portman Limited. (previously filed as Exhibit 4.3 to the Current Report on Form 8-K filed on September 27, 2012, File No. 0-20354, and incorporated herein by reference).

4.24*	Warrant, dated as of September 11, 2013, by and between Lighting Science Group Corporation and LSGC Holdings II LLC (previously filed as Exhibit 4.4 to the Current Report on Form 8-K filed on September 13, 2013, File No. 0-20354, and incorporated herein by reference).

4.25*	Certificate of Increase of Series H Preferred Stock filed with the Secretary of State of Delaware on September 24, 2012. (previously filed as Exhibit 4.4 to the Current Report on Form 8-K filed on September 27, 2012, File No. 0-20354, and incorporated herein by reference).

4.26*	Amended and Restated Registration Rights Agreement, dated as of September 25, 2012, by and among Lighting Science Group Corporation and RW LSG Holdings LLC. RW LSG Management Holdings LLC, Portman Limited, Cleantech Europe II (A) LP and Cleantech Europe II (B) LP. (previously filed as Exhibit 10.6 to the Current Report on Form 8-K filed on September 27, 2012, File No. 0-20354, and incorporated herein by reference).

4.27*	Voting Agreement, dated as of September 25, 2012, by and between Lighting Science Group Corporation and RW LSG Holdings LLC. (previously filed as Exhibit 10.7 to the Current Report on Form 8-K filed on September 27, 2012, File No. 0-20354, and incorporated herein by reference).

4.28*	Voting Agreement, dated as of September 25, 2012, by and among Lighting Science Group Corporation, Pegasus Capital Advisors, L.P. and LSGC Holdings II LLC. (previously filed as Exhibit 10.8 to the Current Report on Form 8-K filed on September 27, 2012, File No. 0-20354, and incorporated herein by reference).

4.29*	Amended and Restated Certificate of Designation of Series H Preferred Stock filed with the Secretary of State of Delaware on January 3, 2014 (previously filed as Exhibit 4.1 to the Quarterly Report on Form 10-Q filed on January 8, 2014, File No. 0-20354, and incorporated herein by reference).

EXHIBIT NUMBER	DESCRIPTION

4.30*	Amended and Restated Certificate of Designation of Series I Preferred Stock filed with the Secretary of State of Delaware on January 3, 2014 (previously filed as Exhibit 4.2 to the Quarterly Report on Form 10-Q filed on January 8, 2014, File No. 0-20354, and incorporated herein by reference).

4.31*	Amended and Restated Certificate of Designation of Series J Preferred Stock filed with the Secretary of State of Delaware on January 3, 2014 (previously filed as Exhibit 4.3 to the Quarterly Report on Form 10-Q filed on January 8, 2014, File No. 0-20354, and incorporated herein by reference).

4.32*	Warrant, dated as of January 3, 2014, by and between Lighting Science Group Corporation and LSGC Holdings II LLC (previously filed as Exhibit 4.4 to the Quarterly Report on Form 10-Q filed on January 8, 2014, File No. 0-20354, and incorporated herein by reference).

4.33*	Warrant, dated as of January 3, 2014, by and between Lighting Science Group Corporation and PCA LSG Holdings LLC (previously filed as Exhibit 4.5 to the Quarterly Report on Form 10-Q filed on January 8, 2014, File No. 0-20354, and incorporated herein by reference).

4.34*	Warrant, dated as of January 3, 2014, by and between Lighting Science Group Corporation and RW LSGC Holdings, LLC (previously filed as Exhibit 4.6 to the Quarterly Report on Form 10-Q filed on January 8, 2014, File No. 0-20354, and incorporated herein by reference).

4.35*	Warrant, dated as of January 3, 2014, by and between Lighting Science Group Corporation and PCA LSG Holdings LLC (previously filed as Exhibit 4.7 to the Quarterly Report on Form 10-Q filed on January 8, 2014, File No. 0-20354, and incorporated herein by reference).

4.36*	Warrant, dated as of January 3, 2014, by and between Lighting Science Group Corporation and LSGC Holdings II, LLC (previously filed as Exhibit 4.8 to the Quarterly Report on Form 10-Q filed on January 8, 2014, File No. 0-20354, and incorporated herein by reference).

4.37*	Warrant, dated as of January 3, 2014, by and between Lighting Science Group Corporation and RW LSGC Holdings, LLC (previously filed as Exhibit 4.9 to the Quarterly Report on Form 10-Q filed on January 8, 2014, File No. 0-20354, and incorporated herein by reference).

5.1#	Opinion of Haynes and Boone, LLP.

10.1*	Amended and Restated Equity-Based Compensation Plan (previously filed as Appendix A to the Proxy Statement on Schedule 14A filed on September 18, 2008, File No. 0-20354 and incorporated herein by reference).

10.2*	Amendment to the Lighting Science Group Corporation Amended and Restated Equity-Based Compensation Plan, dated August 21, 2009 (previously filed as Exhibit 10.4 to the Current Report on Form 8-K filed on August 27, 2009, File No. 0-20354, and incorporated herein by reference).

10.3*	Amendment to the Lighting Science Group Corporation Amended and Restated Equity-Based Compensation Plan, dated February 10, 2011 (previously filed as Exhibit 4.10 to the Registration Statement on Form S-8 filed on February 25, 2011, File No. 333-172461, and incorporated herein by reference).

10.4*	Amended and Restated Equity Based Compensation Plan (previously filed as Appendix A to the Proxy Statement on Schedule 14A filed on August 28, 2012, File No. 0-20354 and incorporated herein by reference).

EXHIBIT NUMBER	DESCRIPTION

10.5*	Form of Lighting Science Group Corporation 2005 Equity-Based Compensation Plan Stock Option Agreement (previously filed as Exhibit 4.13 to the Registration Statement on Form S-8 filed on May 5, 2008, File No. 0-20354, and incorporated herein by reference).

10.6*	Form of Lighting Science Group Corporation 2005 Equity-Based Compensation Plan Employee Incentive Stock Option Agreement, (previously filed as Exhibit 4.14 to the Registration Statement on Form S-8 filed on May 5, 2008, File No. 0-20354, and incorporated herein by reference).

10.7*	Form of Lighting Science Group Corporation 2005 Equity-Based Compensation Plan Restricted Stock Award Agreement (previously filed as Exhibit 4.15 to the Registration Statement on Form S-8 filed on May 5, 2008, File No. 0-20354, and incorporated herein by reference).

10.8*	Form of Lighting Science Group Corporation Amended and Restated Equity-Based Compensation Plan Nonqualified Stock Option Agreement (previously filed as Exhibit 10.5 to the Current Report on Form 8-K filed on August 27, 2009, File No. 0-20354, and incorporated herein by reference).

10.9*	Form of Lighting Science Group Corporation Amended and Restated Equity-Based Compensation Incentive Stock Option Agreement (previously filed as Exhibit 10.6 to the Current Report on Form 8-K filed on August 27, 2009, File No. 0-20354, and incorporated herein by reference).

10.10*	Lighting Science Group Corporation 2011 Employee Stock Purchase Plan (previously filed as Exhibit 4.8 to the Registration Statement on Form S-8 filed on February 5, 2011, File No. 333-172466, and incorporated herein by reference).

10.11*	Governing Agreement and Complete Releases, dated August 27, 2009, among Lighting Science Group Corporation, LED Holdings, LLC, LED Effects, Inc., Pegasus Capital Advisors, L.P., Pegasus Partners IV, L.P., Philips Electronics North America Corporation, Philips Solid-State Lighting Solutions, Inc. and Koninklijke Philips Electronics N.V. (previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed on August 28, 2009, File No. 0-20354, and incorporated herein by reference).

10.12*	Support Services Agreement, dated as of June 23, 2010, between Lighting Science Group Corporation and Pegasus Capital Advisors, L.P. (previously filed as Exhibit 10.3 to the Current Report on Form 8-K filed on June 29, 2010, File No. 0-20354, and incorporated herein by reference).

10.13*	Stock Purchase, Exchange and Recapitalization Agreement, dated as of September 30, 2010, by and among Lighting Science Group Corporation and Pegasus Partners IV, L.P., LSGC Holdings LLC, and LED Holdings, LLC (previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed on October 6, 2010, File No. 0-20354, and incorporated herein by reference).

10.14*	Loan and Security Agreement, dated as of November 22, 2010, by and among Lighting Science Group Corporation, Biological Illumination, LLC, LSGC, LLC and Wells Fargo Bank, N.A., in its capacity as issuing bank and agent (previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed on November 29, 2010, File No. 0-20354, and incorporated herein by reference).

10.15*	Exchange Agreement, dated as of February 4, 2011, between Lighting Science Group Corporation and LSGC Holdings LLC (previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed on February 10, 2011, File No. 0-20354, and incorporated herein by reference).

EXHIBIT NUMBER	DESCRIPTION

10.16*	Employment Letter, dated March 30, 2011 but effective as of February 10, 2011, between Lighting Science Group Corporation and Fredric Maxik (previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed on April 5, 2011, File No. 0-20354, and incorporated herein by reference).

10.17*	Employment Letter, dated March 30, 2011 but effective as of February 10, 2011, between Lighting Science Group Corporation and Gregory Kaiser (previously filed as Exhibit 10.3 to the Current Report on Form 8-K filed on April 5, 2011, File No. 0-20354, and incorporated herein by reference).

10.18*	Amendment No. 1 to Loan and Security Agreement, dated as of November 22, 2010, by and among Lighting Science Group Corporation, Biological Illumination, LLC, LSGC, LLC and Wells Fargo Bank, National Association, in its capacity as issuing bank and agent (previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed on April 28, 2011, File No. 0-20354, and incorporated herein by reference).

10.19*	Exchange Agreement, dated as of April 26, 2011, between Lighting Science Group Corporation and Koninklijke Philips Electronics N.V. (previously filed as Exhibit 10.2 to the Current Report on Form 8-K filed on April 28, 2011, File No. 0-20354, and incorporated herein by reference).

10.20*	Assignment Agreement, dated as of April 22, 2011, between Lighting Science Group Corporation and LSGC Holdings II LLC (previously filed as Exhibit 10.3 to the Current Report on Form 8-K filed on April 28, 2011, File No. 0-20354, and incorporated herein by reference).

10.21*	Employment Letter, dated April 28, 2011, between Lighting Science Group Corporation and James Haworth (previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed on May 4, 2011, File No. 0-20354, and incorporated herein by reference).

10.22*	Demand Note, dated as of May 6, 2011, between Lighting Science Group Corporation and LSGC Holdings II LLC (previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed on May 12, 2011, File No. 0-20354, and incorporated herein by reference).

10.23*	Amendment No. 2 to Loan and Security Agreement, dated as of May 6, 2011, by and among Lighting Science Group Corporation, Biological Illumination, LLC, LSGC, LLC and Wells Fargo Bank, N.A., in its capacity as issuing bank and agent (previously filed as Exhibit 10.2 to the Current Report on Form 8-K filed on May 12, 2011, File No. 0-20354, and incorporated herein by reference).

10.24*	Subordination Agreement, dated as of May 6, 2011, by and among Lighting Science Group Corporation, Biological Illumination, LLC, LSGC, LLC and Wells Fargo Bank, N.A., in its capacity as issuing bank and agent (previously filed as Exhibit 10.3 to the Current Report on Form 8-K filed on May 12, 2011, File No. 0-20354, and incorporated herein by reference).

10.25*	Amendment No. 3 to Loan and Security Agreement and Waiver, dated as of August 5, 2011, by and among Lighting Science Group Corporation, Biological Illumination, LLC, LSGC, LLC and Wells Fargo Bank, National Association, in its capacity as issuing bank agent and a lender thereunder (previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed on August 12, 2011, File No. 0-20354, and incorporated herein by reference).

10.26*	Subscription Agreement, dated as of May 10, 2011, between Lighting Science Group Corporation and Geveran Investments, Ltd. (previously filed as Exhibit 10.8 to the Quarterly Report on Form 10-Q filed on August 15, 2011, File No. 0-20354, and incorporated herein by reference).

EXHIBIT NUMBER	DESCRIPTION

10.27*	Subscription Agreement, dated as of May 13, 2011, between Lighting Science Group Corporation and Al Bawardi Enterprises LLC (previously filed as Exhibit 10.9 to the Quarterly Report on Form 10-Q filed on August 15, 2011, File No. 0-20354, and incorporated herein by reference).

10.28*	Subscription Agreement, dated as of May 16, 2011, by and among Lighting Science Group Corporation, LSGC Holdings LLC and LSGC Holdings II LLC (previously filed as Exhibit 10.10 to the Quarterly Report on Form 10-Q filed on August 15, 2011, File No. 0-20354, and incorporated herein by reference).

10.29*	Second Lien Letter of Credit, Loan and Security Agreement, dated as of September 20, 2011, by and among Lighting Science Group Corporation, Biological Illumination, LLC, LSGC, LLC and Ares Capital Corporation, in its capacity as agent and a lender thereunder (previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed on September 27, 2011, File No. 0-20354, and incorporated herein by reference).

10.30*	Amendment No. 4 to Loan and Security Agreement and Consent, dated as of September 20, 2011, by and among Lighting Science Group Corporation, Biological Illumination, LLC, LSGC, LLC and Wells Fargo Bank, National Association, in its capacity as issuing bank, agent, and a lender thereunder (previously filed as Exhibit 10.2 to the Current Report on Form 8-K filed on September 27, 2011, File No. 0-20354, and incorporated herein by reference).

10.31*	Subscription Agreement, dated November 17, 2011, among Lighting Science Group Corporation, PCA LSG Holdings, LLC and Pegasus Partners IV, L.P. (previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed on November 21, 2011, File No. 0-20354, and incorporated herein by reference).

10.32*	Series G Unit Subscription Agreement, dated December 1, 2011, among Lighting Science Group Corporation, PCA LSG Holdings, LLC, Pegasus Partners IV, L.P., LSGC Holdings II LLC, Ensemble Lights, LLC, Belfer Investment Partners L.P., Lime Partners, LLC, Mr. Mark Kristoff and Mr. Alan Docter (previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed on December 6, 2011, File No. 0-20354, and incorporated herein by reference).

10.33*	Letter Agreement, dated as of January 17, 2012, between Lighting Science Group Corporation and LSGC Holdings LLC (previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed on January 23, 2012, File No. 0-20354, and incorporated herein by reference).

10.34*	Amendment No. 5 to Loan and Security Agreement and Consent, dated as of February 24, 2012, by and among Lighting Science Group Corporation, Biological Illumination, LLC, LSGC, LLC and Wells Fargo Bank, National Association, in its capacity as issuing bank and agent (previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed on February 29, 2012, File No. 0-20354, and incorporated herein by reference).

10.35*	Series G Unit Subscription Agreement, dated as of February 24, 2012, by and between Lighting Science Group Corporation and Mr. Leon Wagner (previously filed as Exhibit 10.2 to the Current Report on Form 8-K filed on February 29, 2012, File No. 0-20354, and incorporated herein by reference).

10.36*	Series G Unit Subscription Agreement, dated as of March 20, 2012, by and between Lighting Science Group Corporation and PCA LSG Holdings, LLC (previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed on March 26, 2012, File No. 0-20354, and incorporated herein by reference).

EXHIBIT NUMBER	DESCRIPTION

10.37*	Employment Letter, dated August 17, 2009, between Lighting Science Group Corporation and Zachary S. Gibler (previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed on September 30, 2009, File No. 0-20354, and incorporated herein by reference).

10.38*	Employment Letter, dated March 30, 2011 but effective as of February 10, 2011, between Lighting Science Group Corporation and John T. Stanley (previously filed as Exhibit 10.2 to the Current Report on Form 8-K filed on April 5, 2011, File No. 0-20354, and incorporated herein by reference).

10.39*	Employment Letter, dated as of February 10, 2011, between Lighting Science Group Corporation and David Henderson (previously filed as Exhibit 10.38 to the Annual Report on Form 10-K/A filed on May 3, 2012, File No. 0-20354, and incorporated herein by reference).

10.40*	Employment Letter, dated as of February 10, 2011, between Lighting Science Group Corporation and Edward Russ (previously filed as Exhibit 10.39 to the Annual Report on Form 10-K/A filed on May 3, 2012, File No. 0-20354, and incorporated herein by reference).

10.41*	Employment Agreement, dated as of November 29, 2012, between Lighting Science Group Corporation and Jeremy Cage (previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed on December 18, 2012, File No. 0-20354, and incorporated herein by reference).

10.42*	Preferred Stock Subscription Agreement, dated as of May 25, 2012, by and among Lighting Science Group Corporation, RW LSG Holdings LLC and each of the other parties signatory thereto (previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed on June 1, 2012, File No. 0-20354, and incorporated herein by reference).

10.43*	Exchange and Redemption Agreement, dated as May 25, 2012, by and among Lighting Science Group Corporation, LSGC Holdings LLC and Continental Casualty Company (previously filed as Exhibit 10.2 to the Current Report on Form 8-K filed on June 1, 2012, File No. 0-20354, and incorporated herein by reference).

10.44*	Commitment Agreement, dated as of May 25, 2012, by and among Lighting Science Group Corporation, Pegasus Capital Advisors, L.P., Pegasus Partners IV, L.P., PCA LSG Holdings, LLC and LSGC Holdings II LLC (previously filed as Exhibit 10.3 to the Current Report on Form 8-K filed on June 1, 2012, File No. 0-20354, and incorporated herein by reference).

10.45*	Support Services Agreement, dated as of May 25, 2012, by and among Lighting Science Group Corporation, RW LSG Holdings LLC and RW LSG Management Holdings LLC. (previously filed as Exhibit 10.6 to the Current Report on Form 8-K filed on June 1, 2012, File No. 0-20354, and incorporated herein by reference).

10.46*	Support Services Agreement, dated as of May 25, 2012, by and between Lighting Science Group Corporation and Pegasus Capital Advisors, L.P. (previously filed as Exhibit 10.7 to the Current Report on Form 8-K filed on June 1, 2012, File No. 0-20354, and incorporated herein by reference).

10.47*	Employment Letter, dated as of May 25, 2012, by and between Lighting Science Group Corporation and Keith Scott (previously filed as Exhibit 10.8 to the Current Report on Form 8-K filed on June 1, 2012, File No. 0-20354, and incorporated herein by reference).

EXHIBIT NUMBER	DESCRIPTION

10.48*	Form of Indemnification Agreement (previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed on June 14, 2012, File No. 0-20354, and incorporated herein by reference).

10.49*	Series G Unit Subscription Agreement, dated as of March 28, 2012, by and between Lighting Science Group Corporation and PCA LSG Holdings, LLC (previously filed as Exhibit 10.5 to the Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2012 filed on May 14, 2012, File No. 0-20354, and incorporated herein by reference).

10.50*	Series G Unit Subscription Agreement, dated as of April 12, 2012, by and between Lighting Science Group Corporation and Mr. Leon Wagner (previously filed as Exhibit 10.6 to the Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2012 filed on May 14, 2012, File No. 0-20354, and incorporated herein by reference).

10.51*	Series G Unit Subscription Agreement, dated as of April 13, 2012, by and between Lighting Science Group Corporation and LSGC Holdings II LLC (previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed on April 19, 2012, File No. 0-20354, and incorporated herein by reference).

10.52*	Series G Unit Subscription Agreement, dated as of May 2, 2012, by and between Lighting Science Group Corporation and Mr. Leon Wagner (previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed on May 7, 2012, File No. 0-20354, and incorporated herein by reference).

10.53*	Letter Agreement, dated as of January 17, 2012, between Lighting Science Group Corporation and LSGC Holdings LLC (previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed on January 23, 2012, File No. 0-20354, and incorporated herein by reference).

10.54*	Amendment No. 5 to Loan and Security Agreement and Consent, dated as of February 24, 2012, by and among Lighting Science Group Corporation, Biological Illumination, LLC, LSGC, LLC and Wells Fargo Bank, National Association, in its capacity as issuing bank and agent (previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed on February 29, 2012, File No. 0-20354, and incorporated herein by reference).

10.55*	Preferred Stock Subscription Agreement, dated as of September 25, 2012, by and among Lighting Science Group Corporation and Portman Limited. (previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed on September 27, 2012, File No. 0-20354, and incorporated herein by reference).

10.56*	Preferred Stock Subscription Agreement, dated as of September 25, 2012, by and among Lighting Science Group Corporation, Cleantech Europe II (A) LP and Cleantech Europe II (B) LP. (previously filed as Exhibit 10.2 to the Current Report on Form 8-K filed on September 27, 2012, File No. 0-20354, and incorporated herein by reference).

10.57*	Promissory Note, dated as of September 25, 2012, issued by Cleantech Europe II (A) LP to Lighting Science Group Corporation. (previously filed as Exhibit 10.3 to the Current Report on Form 8-K filed on September 27, 2012, File No. 0-20354, and incorporated herein by reference).

10.58*	Promissory Note, dated as of September 25, 2012, issued by Cleantech Europe II (B) LP to Lighting Science Group Corporation. (previously filed as Exhibit 10.4 to the Current Report on Form 8-K filed on September 27, 2012, File No. 0-20354, and incorporated herein by reference).

EXHIBIT NUMBER	DESCRIPTION

10.59*	Commitment Agreement, dated as of September 25, 2012, by and between Lighting Science Group Corporation and Pegasus Partners IV, L.P. (previously filed as Exhibit 10.5 to the Current Report on Form 8-K filed on September 27, 2012, File No. 0-20354, and incorporated herein by reference).

10.60*	Offer Letter, dated as of August 23, 2012, between Lighting Science Group Corporation and Thomas C. Shields (previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed on August 24, 2012, File No. 0-20354, and incorporated herein by reference).

10.61*	Lighting Science Group Corporation 2012 Amended and Restated Equity-Based Compensation Plan (previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed on July 11, 2012, File No. 0-20354, and incorporated herein by reference).

10.62*	Series G Unit Subscription Agreement, dated as of May 18, 2012, by and between Lighting Science Group Corporation and PCA LSG Holdings, LLC (previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed on May 24, 2012, File No. 0-20354, and incorporated herein by reference).

10.63*	Amendment No. 6 to Loan and Security Agreement and Waiver, dated as of March 31, 2013, by and among Lighting Science Group Corporation, Biological Illumination, LLC, LSGC, LLC and Wells Fargo Bank, National Association, in its capacity as issuing bank and agent (previously filed as Exhibit 10.59 to the Annual Report on Form 10-K filed on April 1, 2013, File No. 0-20354, and incorporated herein by reference).

10.64*	Amendment No. 1 to Second Lien Letter of Credit, Loan and Security Agreement, dated as of April 1, 2013, by and among Lighting Science Group Corporation, Biological Illumination, LLC, LSGC, LLC and Ares Capital Corporation, in its capacity as agent and a lender thereunder (previously filed as Exhibit 10.60 to the Annual Report on Form 10-K filed on April 1, 2013, File No. 0-20354, and incorporated herein by reference).

10.65*	Amendment No. 7 to Loan and Security Agreement and Waiver, dated June 4, 2013, by and among Lighting Science Group Corporation, Biological Illumination, LLC, LSGC, LLC and Wells Fargo Bank, National Association (previously filed as Exhibit 10.3 to the Quarterly Report on Form 10-Q filed on August 13, 2013, File No. 0-20354, and incorporated herein by reference).

10.66*	Preferred Stock Subscription Agreement, dated September 11, 2013, by and between Lighting Science Group Corporation, RW LSG Holdings LLC, PCA LSG Holdings, LLC and LSGC Holdings II LLC (previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed on September 13, 2013, File No. 0-20354, and incorporated herein by reference).

10.67*	Amendment to Preferred Stock Subscription Agreement, dated September 11, 2013, by and between Lighting Science Group Corporation and Portman Limited (previously filed as Exhibit 10.2 to the Current Report on Form 8-K filed on September 13, 2013, File No. 0-20354, and incorporated herein by reference).

10.68*	Amendment to Preferred Stock Subscription Agreement, dated September 11, 2013, by and among Lighting Science Group Corporation, Cleantech Europe II (A) LP and Cleantech Europe II (B) LP (previously filed as Exhibit 10.3 to the Current Report on Form 8-K filed on September 13, 2013, File No. 0-20354, and incorporated herein by reference).

EXHIBIT NUMBER	DESCRIPTION

10.69*	Amendment to Preferred Stock Subscription Agreement, dated September 11, 2013, by and among Lighting Science Group Corporation, RW LSG Holdings LLC and each of the other parties signatory thereto (previously filed as Exhibit 10.4 to the Current Report on Form 8-K filed on September 13, 2013, File No. 0-20354, and incorporated herein by reference).

10.70*	Preferred Stock Subscription Agreement, dated November 19, 2013, by and between Lighting Science Group Corporation and LSGC Holdings II LLC (previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed on September 22, 2013, File No. 0-20354, and incorporated herein by reference).

10.71*	Separation Agreement, dated November 8, 2013, by and between Lighting Science Group Corporation and Jeremy Cage (previously filed as Exhibit 10.8 to the Quarterly Report on Form 10-Q filed on September 14, 2013, File No. 0-20354, and incorporated herein by reference).

10.72*	Series J Subscription Agreement, dated January 3, 2014, by and between Lighting Science Group Corporation and LSGC Holdings II LLC (previously filed as Exhibit 10.1 to the Quarterly Report on Form 10-Q filed on January 8, 2014, File No. 0-20354, and incorporated herein by reference).

10.73*	Series J Subscription Agreement, dated January 3, 2014, by and between Lighting Science Group Corporation and PCA LSG Holdings, LLC (previously filed as Exhibit 10.2 to the Quarterly Report on Form 10-Q filed on January 8, 2014, File No. 0-20354, and incorporated herein by reference).

10.74*	Series J Subscription Agreement, dated January 3, 2014, by and between Lighting Science Group Corporation and RW LSG Holdings LLC (previously filed as Exhibit 10.3 to the Quarterly Report on Form 10-Q filed on January 8, 2014, File No. 0-20354, and incorporated herein by reference).

10.75*	Series J Subscription Agreement, dated January 3, 2014, by and between Lighting Science Group Corporation, Cleantech Europe II (A) LP and Cleantech Europe II (B) LP (previously filed as Exhibit 10.4 to the Quarterly Report on Form 10-Q filed on January 8, 2014, File No. 0-20354, and incorporated herein by reference).

21.1*	Subsidiaries of Lighting Science Group Corporation.

23.1†	Consent of KPMG, LLP, Independent Registered Public Accounting Firm.

23.2†	Consent of McGladrey & Pullen, LLP, Independent Registered Public Accounting Firm.

23.3#	Consent of Haynes and Boone, LLP (included in Exhibit 5.1).

101.INS	XBRL Instance Document.

101.SCH	XBRL Taxonomy Extension Schema Document.

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document.

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document.

101.LAB	XBRL Taxonomy Extension Label Linkbase Document.

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document.

*	Previously filed.
†	Filed herewith.
#	To be filed by amendment.